As filed with the U.S. Securities and Exchange Commission on January 15, 2010

Registration No. 333-163741

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NeoStem, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	8090	22-2343568
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

420 Lexington Avenue, Suite 450
New York, New York 10170
(212) 584-4180

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Catherine M. Vaczy, Esq.
Vice President and General Counsel
NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170
(212) 584-4180

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Gregory Sichenzia, Esq. Andrew Smith, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway New York, New York 10006 Tel: (212) 930-9700 Fax: (212) 930-9725	Steven D. Pidgeon, Esq. Mark F. Hoffman, Esq. DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000 Phoenix, AZ 85016 Tel: (480) 606-5100 Fax: (480) 606-5524

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.001 par value	17,250,000 Shares	$1.70 per Share	$29,325,000	$1,636.34	(3)

(1)	Estimated in accordance with Rule 457(o) solely for the purpose of calculating the registration fee.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum offering price, including shares subject to an over-allotment option of the underwriters.
(3)	$1,636.34 has been paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Neither we nor our selling stockholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 15, 2010

PROSPECTUS

             Shares of Common Stock

NeoStem, Inc.

This prospectus relates to a public offering of       shares of our common stock, par value $.001 per share, of which       shares are being sold by us and       shares are being sold by certain existing stockholders identified in this prospectus (the “Selling Stockholders”). We will not receive any proceeds from the sale of shares by the Selling Stockholders.

Our common stock is currently quoted on NYSE Amex under the symbol NBS. On January 14, 2010, our common stock closed at $1.55 per share.

These are speculative securities and involve a high degree of risk and substantial dilution.
You should not invest in our securities unless you can afford to lose your entire investment.
Please see “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to NeoStem	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

We and the Selling Stockholders have granted the underwriters an option to purchase up to an additional       shares of common stock at the public offering price, less the underwriting discount and commissions, to cover over-allotments. The underwriters may exercise this option at any time and from time to time within 30 days after the date of this prospectus. The shares issuable upon exercise of the underwriters’ option will be provided by us and the Selling Stockholders on a pro rata basis. We expect that the shares of common stock will be ready for delivery in New York, New York on or about          .

Roth Capital Partners	Maxim Group LLC

The date of this prospectus is January    , 2009

You should rely only on the information contained in this prospectus. Neither the underwriters nor we have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the underwriters nor we are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully. All references to “we,” “us,” the “Company” and “NeoStem” mean NeoStem, Inc., including subsidiaries and predecessors, except where it is clear that the term refers only to NeoStem, Inc. Unless otherwise indicated, all information contained in this prospectus assumes that the underwriters will not exercise their over-allotment options, and that no outstanding stock options or warrants will be exercised. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus.

Our Company

In 2009, through our expansion efforts within China and with the acquisition of a controlling interest in Suzhou Erye Pharmaceuticals Company Ltd., or Erye, we transitioned into a multi-dimensional international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units: (i) U.S. adult stem cells, (ii) China adult stem cells, and (iii) China pharmaceuticals. These business units are expected to provide platforms for the accelerated development and commercialization of innovative technologies and products in both the U.S. and China.

In the U.S. we are a leading provider of adult stem cell collection, processing and storage services enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of one’s own stem cells should they be needed for future medical treatment. Our current network of U.S. adult stem cell collection centers is primarily focused on the Southern California and Northeast markets. Our goal is to expand our coverage to ten markets by the end of 2010. In addition to our services, we are conducting research and development activities on our own and through collaborations in pursuit of diagnostic and therapeutic applications using adult stem cells, including applications using our VSELTM technology, with regard to very small embryonic-like stem cells, which we license from the University of Louisville.

In 2009, we began several China-based, adult stem cell initiatives including: (i) creating a separate China-based stem cell business unit, (ii) constructing a stem cell research and development laboratory and processing facility in Beijing, (iii) establishing relationships with hospitals to provide stem cell-based therapies, and (iv) obtaining product licenses covering several adult stem cell therapeutics focused on regenerative medicine. In 2010, we expect to begin offering stem cell banking services and certain stem cell therapies to patients in China, as well as to foreigners traveling to China seeking medical treatments that are either unavailable or cost prohibitive in their home countries.

The cornerstone of our China pharmaceuticals business is the 51% ownership interest we acquired in Erye in October 2009. Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products and has received approximately 150 production certificates from the State Food and Drug Administration of China, or SFDA, covering both antibiotic prescription drugs and active pharmaceutical intermediates. Erye’s revenue for the twelve months ending September 30, 2009 was $58.1 million.

The Adult Stem Cell Market

Stem cells are very primitive and undifferentiated cells that have the unique ability to transform into many different cells, such as white blood cells, nerve cells or heart muscle cells. We only work with adult (and not embryonic) stem cells. Adult stem cells are found in the bone marrow, in peripheral blood and in umbilical cord blood. For over 40 years physicians have been using adult stem cells to treat various blood cancers, but only recently has the promise of using adult stem cells to treat a myriad of other diseases begun to be realized.

The China Pharmaceuticals Market

The antibiotics market in China was approximately $8.8 billion in 2007, with an annual average growth rate of approximately 24 percent for the previous three years. The overall pharmaceuticals market in China is forecasted to triple in size by 2013, to become the third largest drug market in the world (behind the U.S. and Japan). In 2009, the Chinese government announced that improving healthcare for its citizens would be a major priority and China’s State Council approved the spending of $124 billion on its healthcare system between 2009 and 2011. This spending initiative, coupled with a population approaching 1.4 billion, creates a large market opportunity for our products and services. An important element of the initiative has been the creation of the New Rural and Urban Cooperative Medical Insurance System that provides prescription drug cost coverage for citizens. Over sixty percent of Erye’s drug portfolio qualifies for reimbursement coverage under the new insurance system.

Our Strategy

We are developing our therapeutics business in the adult stem cell field to capitalize on the increasing role adult stem cells are playing in regenerative medicine, with an initial focus on cardiac, orthopedic, wound, cosmetic and dermatologic indications. We are building our portfolio of stem cell therapeutics through a combination of product licenses and research and development. China’s regulatory environment and culture are more accepting of new stem cell-based therapies than those in many other countries and our expansion into China reflects our belief that this market affords a unique opportunity to grow our revenues on an accelerated basis. Over the past year alone, we obtained three licenses to products and delivery technologies using adult stem cells that we believe offer near-term revenue potential in China and long-term potential in the U.S. once we have met the necessary development and regulatory requirements.

Erye is in the process of relocating its operations to a new production facility, making it the largest antibiotics producer in Eastern China. This dominant market position will allow us to take advantage of the expected growth and spending in this segment of the market. Our U.S. based management team intends to work closely with the management of Eyre to identify new pharmaceutical product candidates to further accelerate revenue growth.

We believe that our ownership in Erye, and the expansion of our stem cell business into China, will create commercial, financial and scientific opportunities to significantly grow our business.

Corporate Information

NeoStem, Inc. was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc., and commenced operations in our current line of business in January 2006. On October 30, 2009, we completed a merger with China Biopharmaceuticals Holdings, Inc., or CBH, the former owner of the 51% interest in Erye. Our principal executive offices are located at 420 Lexington Avenue, Suite 450, New York, New York 10170, and our telephone number is (212) 584-4180. We maintain a corporate website at www.neostem.com. The contents of our website are not part of this prospectus and should not be relied upon with respect to this offering.

The Offering

Common stock offered by NeoStem
shares
Common stock offered by the Selling Stockholders
shares
Common stock outstanding prior to this offering
37,193,491 shares(1)
Common stock to be outstanding after this offering
shares(1)(2)
Use of proceeds
We intend to use the net proceeds of this offering for: (i) completion of the new Erye production facility, our Cambridge Laboratory and Phase I of the Beijing Lab, and other capital expenditures; (ii) stem cell-related research and development projects; (iii) new pharmaceutical products in China; and (iv) working capital and general corporate purposes, as more particularly described in this prospectus in the section entitled “Use of Proceeds”.
NYSE Amex symbol
NBS
Risk factors
See “Risk Factors” beginning on page 4 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)	Based on 37,193,491 shares outstanding on January 14, 2010.
(2)	The number of shares to be outstanding after this offering excludes the following:
•	9,975,574 shares of common stock reserved, as of January 14, 2010, for issuance upon the exercise of outstanding stock options under our 2003 Equity Participation Plan, 2009 Equity Compensation Plan, and 2009 Non-U.S. Based Equity Compensation Plan.
•	shares of common stock reserved for issuance pursuant to the underwriters’ over-allotment option.
•	12,932,512 shares of common stock issuable upon the exercise of outstanding Class D Warrants.
•	635,000 shares of common stock issuable upon the exercise of outstanding Class A Warrants.
•	1,603,191 shares of common stock issuable upon the exercise of outstanding Class E Warrants.
•	19,203,802 shares of common stock issuable upon the exercise of other outstanding Warrants.
•	10,000 shares of common stock issuable upon the conversion of outstanding Series B Preferred Stock.
•	9,086,124 shares of common stock issuable upon the conversion of outstanding Series C Preferred Stock.

RISK FACTORS

The purchase of our shares of common stock involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information contained in this prospectus and the documents incorporated by reference into this prospectus, before purchasing any shares. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Financial Condition

We are a company with a limited operating history and have incurred substantial losses and negative cash flow from operations in the past, and we expect to continue to incur losses and negative cash flow for the near term.

We are a company with a limited operating history, limited capital, and limited sources of revenue. Since our inception in 1980, we have incurred net losses of $54,427,998 through September 30, 2009. We incurred net losses of $14,443,688 for the nine months ended September 30, 2009 and $9,242,071 for the year ended December 31, 2008, and we expect to incur additional operating losses and negative cash flow in the future. The revenues from our adult stem cell collection, processing and storage business are not sufficient to cover costs attributable to that business. We expect to incur losses and negative cash flow for the foreseeable future as a result of our activities under license and sponsored research agreements relating to our VSELTM technology and other research and development efforts to advance stem cell and other therapeutics, both in the U.S. and China. We also expect to continue to incur significant expenses related to sales, marketing, general and administrative and product research and development in connection with the development of our business.

Although Suzhou Erye Pharmaceuticals Company Ltd., or Erye, a Chinese pharmaceutical company in which we recently acquired a 51% interest, earned $8,140,000 in net income for the year ended December 31, 2008, it has only a limited history of earnings. Moreover, Erye is expected to incur significant expenses in the near term due to: (1) costs related to stabilizing and streamlining its operations; (2) costs related to the relocation of its production operations to a new facility currently under construction; (3) research and development costs related to new drug projects; and (4) costs related to expanding its existing sales network for new drug distribution. Pursuant to the current joint venture agreement that governs the ownership and management of Erye, or Joint Venture Agreement, which is subject to PRC government approval, for the next three years (i) 49% of undistributed profits, after tax, will be distributed to Suzhou Erye Economy and Trading co. Ltd., or EET, which owns the remaining 49% of Erye, and loaned back to Erye for use in connection with its construction of the new Erye facility; (ii) 45% of the net profit after tax will be provided to Erye as part of the new facility construction fund, which will be characterized as paid-in capital for our 51% interest in Erye; and (iii) only 6% of the net profit will be distributed to us directly for our operating expenses. As a result, we will not be able to supplement our cash flow fully from the operations and income expected to be generated by Erye.

In addition to the net proceeds of this offering, we will need substantial additional capital to continue operations and additional capital may not be available on acceptable terms, or at all.

In addition to the net proceeds of this offering, substantial additional capital will be required to fund our business plan, including additional research and development activities related to our adult stem cell technologies and drug development efforts, and to support marketing efforts in the U.S. and China. Our actual cash requirements may differ materially from those currently estimated.

At September 30, 2009, we had a cash balance of $5,848,801. The trading volume of our common stock, coupled with our history of operating losses and liquidity problems, may make it difficult for us to raise capital on acceptable terms or at all. The demand for the equity and debt of small cap biopharmaceutical companies like ours is dependent upon many factors, including the general state of the financial markets. As demonstrated over the last year, during times of extreme market volatility, capital may not be available on favorable terms, if at all. Our inability to obtain such additional capital on acceptable terms could materially and adversely affect our business operations and ability to continue as a going concern.

If we are unable to manage the growth of our business, our prospects may be limited and the results of our operations and ability to continue as a going concern may be materially and adversely affected.

We intend to expand our sales and marketing programs, manufacturing capacity, and portfolios of pharmaceutical products and innovative stem cell-based therapies to meet future demand in the U.S. and China. Any significant expansion may strain our managerial, financial and other resources. If we are unable to manage our growth, our business, operating results and financial condition could be adversely affected. We will need to continually improve our operations, financial and other internal systems to manage our growth effectively, and any failure to do so may result in slower growth, diminished operating results and a failure to achieve profitability, which would materially and adversely affect our ability to continue as a going concern.

All acquisitions intended to grow our business may expose us to additional risks.

We will continue to review acquisition prospects that could complement our current business, increase the size and geographic scope of our operations or otherwise offer revenue generating or other growth opportunities. Any increase in debt in connection with an acquisition could result in increased interest expense. Additionally, acquisitions may dilute the interests of our stockholders, place additional constraints on our available cash and entail other risks, including: difficulties in assimilating acquired operations, technologies or products; the loss of key employees from acquired businesses; diversion of management’s attention from our core business; risks of successor liability for unknown claims; and risks of entering markets, including international markets, in which we have limited or no prior experience.

The University of Louisville has the ability to exercise significant influence over the future development of our VSELTM technology.

The terms of our exclusive license of the VSELTM technology from the University of Louisville provide for a collaborative approach on development decisions. For example, should we seek to collaborate with a third party on the VSELTM technology programs, prior approval of the University of Louisville would be required for any sublicensing agreement. There can be no assurance they would grant approval for decisions requiring their consent. In addition, we entered into a sponsored research agreement with the University of Louisville, pursuant to which they perform certain research activities for us. Accordingly, although we have recently begun our own independent research and development activities with respect to the VSELTM technology, we are highly dependent on the University’s cooperation and performance in developing the VSELTM technology. Further, the VSELTM technology license agreement requires the payment of certain license fees, royalties and milestone payments, payments for patent filings and applications and the use of due diligence in developing and commercializing the VSELTM technology. The sponsored research agreement requires periodic and milestone payments. Our failure to meet our financial or other obligations under the license or sponsored research agreement in a timely manner could result in the loss of some or all of our rights to proprietary technology, such as the loss of exclusive rights or even termination of the agreements, and/or we could lose our right to have the University of Louisville conduct research and development efforts on our behalf.

We have a very limited history of conducting our own research and development activities.

To support our own research and development capabilities for our VSELTM technology and other stem cell technologies, in September 2009 we signed a lease for approximately 8,000 square feet of office and laboratory space in Cambridge, Massachusetts that serves as our research and development headquarters. To pursue our business strategy, we must increase our internal research capabilities, which we are endeavoring to accomplish at this facility, and by establishing relationships with third parties. There can be no assurance that we will be successful in these efforts. Our additional research and development capacity also will require adequate sources of funding. There can be no assurance that any of these development efforts will produce a successful product or technology. Our failure to develop new products would have a material adverse effect on our business, operating results and financial condition.

Even if we are successful in developing a therapeutic application using our VSELTM technology or other potential stem cell technologies, we still may be unsuccessful in creating a commercially viable and profitable business.

The commercial viability of our VSELTM technology and other stem cell technologies may depend upon our ability to successfully expand the number of stem cells collected through adult stem cell collection processes in order to achieve a therapeutically-viable dose. Today, the number of very small embryonic-like stem cells that can be isolated from the peripheral blood of an adult donor is relatively small and this volume of cells may not be sufficient for therapeutic applications. A critical component of our adult stem cell collection, processing and storage service relating to the VSELTM technology and other potential stem cell technologies could therefore be the utilization of stem cell expansion processes. There are many biotechnology laboratories attempting to develop stem cell expansion technology, but to date stem cell expansion techniques remain very inefficient. There can be no assurance that such technology will be effective or available at all. The failure of cost effective and reliable expansion technologies to become available could severely limit the commercial opportunities of our VSELTM technology programs and other potential stem cell technologies and limit our business prospects, which could have a material adverse affect on our business, operating results and financial condition.

Moreover, stem cell collection techniques are rapidly developing and could undergo significant change in the future. Such rapid technological development could result in our technologies becoming obsolete. Successful biotechnology development in general is highly uncertain and is dependent on numerous factors, many of which are beyond our control. While our VSELTM technology and other stem cell technologies appear promising, such technologies may fail to be successfully commercialized for numerous reasons, including, but not limited to, competing technologies for the same indication. There can be no assurance that we will be able to develop a commercially successful therapeutic application for this technology or other potential stem cell technologies.

Our research and development activities using adult stem cells in therapeutic indications present additional risks.

Our research and development activities relating to our VSELTM technology and other populations of adult stem cells are subject to many of the same risks as our adult stem cell collection, processing and storage business, and additional risks related to requirements for preclinical and clinical testing by regulatory authorities including the United States Food and Drug Administration, or FDA, to demonstrate the safety and efficacy of the underlying therapy. The development of new drugs and therapies is often a long, expensive and difficult process and most attempts fail. Our VSELTM technology is in the very early stages of development and will require many steps, tests and processes before we will be able to commence clinical testing in humans. There can be no assurance that a biologics license application, or BLA, with the FDA will not be required for our VSELTM technology or our other stem cell technologies. The approval process for a BLA can take years, require human clinical trials and cost several million dollars. There also can be no assurance that we independently, or through collaborations, will successfully develop, commercialize or market our VSELTM technology or other stem cells for any therapeutic indication. Should we fail to develop our VSELTM technology or other adult stem cell technologies pursued by us, our business prospects, operating results and financial condition will be materially and adversely affected.

Technological and medical developments or improvements in conventional therapies could render the use of stem cells and our services and planned products obsolete.

Advances in other treatment methods or in disease prevention techniques could significantly reduce or entirely eliminate the need for our stem cell services, planned products and therapeutic efforts. Additionally, technological or medical developments may materially alter the commercial viability of our technology or services, and require us to incur significant costs to replace or modify equipment in which we have a substantial investment. In either event, we may experience a material adverse affect on our business, operating result and financial condition.

If safety problems are encountered by us or others developing new stem cell-based therapies, our stem cell initiatives could be materially and adversely affected.

The use of stem cells for therapeutic indications is still in the very early stages of development. If an adverse event occurs during clinical trials related to one of our product candidates or those of others, the FDA and other regulatory authorities may halt our clinical trials or require additional studies. The occurrence of any of these events would delay, and increase the cost of, our product development and may render the commercialization of our product candidates impractical or impossible.

Future therapies using adult stem cells may not develop, and demand for adult stem cell collection, processing and storage may never develop.

The value of our stem cell collection, processing and storage business and our development programs could be significantly impaired, and our ability to become profitable and continue our business could be materially and adversely affected, if adult stem cell therapies under development by us or by others to treat disease are not proven effective, demonstrate unacceptable risks or side effects or, where required, fail to receive regulatory approval. The therapeutic application of stem cells to treat serious diseases is currently being explored using adult stem cells like those that are the focus of our business, as well as embryonic stem cells. Cells collected and used for the same individual are referred to as autologous cells and those collected from an individual who is not the user of the cells are referred to as allogeneic cells. To our knowledge, the only allowed therapeutic use of stem cells in the U.S., other than in connection with clinical trials, involves hematopoietic stem cell transplants to treat certain types of blood-based cancers (hematopoietic stem cells are the stem cells from which all blood cells are made). No other stem cell therapeutic products have received regulatory approval for sale in the U.S. While stem cell-based therapy has been reported to be susceptible to various risks, including some undesirable side effects and immune system responses, these problems have been primarily associated with allogeneic use. Inadequate therapeutic efficacy also is a risk that may prevent or limit approval or commercial use of adult stem cells, whether for autologous use or allogeneic use. In addition, the time and cost necessary to complete the clinical development and to obtain regulatory approval of new therapies using stems cells are expected to be significant.

Side effects or limitations of our stem cell collection process or a failure in the performance of the cryopreservation storage facility or systems of our service providers could harm our reputation and business.

Customers may experience adverse outcomes from our adult stem cell collection and storage process. These include: (i) the possibility of an infection acquired from the aphereis process, which is the process of extracting stem cells from a patient’s whole blood and it is an integral part of our collection process; (ii) collection of insufficient quantities of stem cells for therapeutic applications; (iii) failure of the equipment supporting our cryopreservation storage service to function properly and thus maintain a supply of usable adult stem cells; and (iv) specimen damage, including contamination or loss in transit to us. Should any of these events occur, our reputation could be harmed, our operations could be adversely affected and litigation could be filed against us. Our systems and operations are vulnerable to damage or interruption from fire, flood, equipment failure, break-ins, tornadoes and similar events for which we do not have redundant systems or a formal disaster recovery plan. Any claim of adverse side effects or limitations or material disruption in our ability to maintain continued uninterrupted storage systems could have a material adverse affect on our business, operating results and financial condition.

State and other requirements may impact our ability to conduct a profitable collection, processing and storage business for adult stem cells.

Some states impose additional regulation and oversight of clinical laboratories operating within their borders and impose regulatory compliance obligations on out-of-state laboratories providing services to their residents. Many of the states in which we, our strategic partners or members of our collection network engage in collection, processing or storage activities have licensing requirements that must be complied with. Additionally, there may be state regulations impacting the use of blood products that would impact our business. Certain licensing requirements require employment of medical directors and others with certain training and technical backgrounds and there can be no assurance that such individuals can be retained or will remain retained or that the cost of retaining such individuals will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably. There can be no assurance that we, our strategic partners or members of our collection center network will be able to obtain or maintain any necessary licenses required to conduct business in any states or that the cost of compliance will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably.

Our adult stem cell collection, processing and storage business was not contemplated by many existing laws and regulations, and our ongoing compliance, therefore, is subject to interpretation and risk.

Our adult stem cell collection, processing and storage service is not a medical treatment, although it involves medical procedures. Our stem cell-related business is relatively new and is not addressed by many of the regulations applicable to our field. As a result, there is often considerable uncertainty as to the applicability of regulatory requirements. Although we have devoted significant resources to ensuring compliance with those laws that we believe to be applicable, it is possible that regulators may disagree with our interpretations, prompting additional compliance requirements or even enforcement actions.

We believe that the adult stem cells collected, processed and stored through our collection services are properly classified under the FDA’s human cells, tissues and cellular- and tissue-based products, or HCT/P, regulatory paradigm and should not be classified as a medical device, biologic or drug. There can be no assurance that the FDA will not reclassify the adult stem cells collected, processed and stored through our collection services. Any such reclassification could have adverse consequences for us and make it more difficult or expensive for us to conduct our business by requiring regulatory clearance, approval and/or compliance with additional regulatory requirements.

The costs of compliance with such additional requirements or such enforcement may have a material adverse effect on our operations or may require restructuring of our operations or impair our ability to operate profitably.

We may need to obtain regulatory approval before we can market and sell stem cell biomarker screening panels in the U.S.

In the U.S., our planned stem cell biomarker screening panels may be subject to regulation as a medical device by the FDA under the Federal Food, Drug and Cosmetic Act. These domestic regulations govern many of the commercial activities we plan to perform, including the purposes for which our proposed immunodiagnostic assays can be used, the development, testing, labeling, storage and use of our proposed assays with other products, and the manufacturing, advertising, promotion, sales and distribution of our proposed assays for the approved purposes. Compliance with these regulations could prove expensive and time-consuming and render such panels commercially impractical.

Ethical and other concerns surrounding the use of stem cell therapy may negatively impact the public perception of our stem cell services, thereby suppressing demand for our services.

Although our stem cell business pertains to adult stem cells only, and does not involve the more controversial use of embryonic stem cells, the use of adult human stem cells for therapy could give rise to similar ethical, legal and social issues as those associated with embryonic stem cells, which could adversely affect its acceptance by consumers and medical practitioners. Additionally, it is possible that our business could be negatively impacted by any stigma associated with the use of embryonic stem cells if the public fails to appreciate the distinction between adult and embryonic stem cells. Delays in achieving public acceptance may materially and adversely affect the results of our operations and profitability.

The market for services related to the preservation and expansion of stem cells has become increasingly competitive.

Historically, we have faced competition from other established operators of stem cell preservation businesses and providers of stem cell storage services. Today, there is an established and growing market for cord blood stem cell banking. We are also aware of another company with established stem cell banking services that processes and stores stem cells collected from adipose, or fat, tissue. This type of stem cell banking requires harvesting fat by a liposuction procedure. Embryonic stem cells represent yet another alternative to pre-donated and stored adult stem cells. As techniques for expanding stem cells improve, thereby allowing therapeutic doses, the use of embryonic stem cells and other collection techniques of adult stem cells could increase and compete with our services. Finally, we are aware that other technologies are being developed to turn skin cells into cells that behave like embryonic stem cells or to harvest stem cells from the pulp of baby teeth. While these and other approaches remain in early stages of development, they may one day be competitive.

In addition, cord blood banks such as ViaCord or Cryo-Cell International easily could enter the field of adult stem cell collection because of their processing labs, storage facilities and customer lists. We estimate that there are approximately 43 cord blood banks in the U.S., approximately 28 of which are autologous, meaning that the donor and recipient are the same, and approximately 15 of which are allogeneic, meaning that the donor and recipient are not the same. Hospitals that have transplant centers to serve cancer patients may elect to provide some or all of the services that we provide. We estimate that there are approximately 162 hospitals in the U.S. with stem cell transplant centers. These competitors may have better experience and greater financial marketing, technical and research resources, name recognition, and market presence than we do. In addition, other established companies may enter our markets and compete with us. There can be no assurance that we will be able to compete successfully.

Building market acceptance of our U.S. stem cell collection, processing and storage services, may be more costly and take longer than we expect.

The success of our U.S. adult stem cell business depends on continuing and growing market acceptance of our collection, processing and storage services as well as stem cell therapy generally. Increasing the awareness and demand for our services requires expenditures for marketing and education of consumers and medical practitioners who, under present law, must order stem cell collection and treatment on behalf of a potential customer. The time and expense required to educate and to build awareness of our services and their potential benefits and about stem cell therapy in general could significantly delay market acceptance and our ultimate profitability. The successful commercialization of our services will also require that we satisfactorily address the concerns of medical practitioners in order to avoid resistance to recommendations for our services and ultimately reach our potential consumers. No assurances can be given that our business plan and marketing efforts will be successful, that we will be able to commercialize our services, or that there will be market or clinical acceptance of our services by potential customers or physicians, respectively, sufficient to generate any material revenues for us. To date, only a minimal number of collections have been performed at the collection centers in our network.

We operate in a highly regulated environment and may be unable to comply with applicable federal regulations, registrations and approvals.

Since January of 2004, registration with the FDA is required by facilities engaged in the recovery, processing, storage, labeling, packaging or distribution of any HCT/Ps, or the screening or testing of a donor. Any third party retained by us to process our samples must be similarly registered with the FDA and comply with HCT/P regulations. If we, or any third party processors, fail to register or update registration information in a timely way, we will be out of compliance with FDA regulations which could adversely affect our business. The FDA also adopted rules in May 2005 that regulate current Good Tissues Practices, or cGTP. Additionally, adverse events in the field of stem cell therapy that may occur could result in greater governmental regulation of our business, creating increased expenses and potential delays relating to the approval or licensing of any or all of the processes and facilities involved in our stem cell collection and storage services.

We also are subject to state and federal laws regulating the proper disposal of biohazardous materials. Although we believe we are currently in compliance with all such applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability for noncompliance and may require us to incur significant costs.

There can be no assurance that we will be able, or have the resources, to continue to comply with regulations that govern our operations currently, or that we will be able to comply with new regulations that govern our operations, or that the cost of compliance will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires that our business comply with state and federal privacy laws which increase the cost and administrative burden of providing stem cell banking services.

We are subject to state and federal privacy laws related to the protection of our customers’ personal health information and state and federal laws related to the security of such personal health information and other personal data to which we would have access through the provision of our services. Currently, we are obligated to comply with privacy and security standards adopted under HIPAA. Certain of these regulatory obligations will be changing over the next year as a result of amendments to HIPAA under the American Recovery and Reinvestment Act of 2009. Consequently, our compliance burden will increase, and we will be subject to audit and enforcement by the federal government and, in some cases, enforcement by state authorities. We will also be obligated to publicly disclose wrongful disclosures or losses of personal health information. We may be required to spend substantial amounts of time and money to comply with these requirements, any regulations and licensing requirements, as well as any future legislative and regulatory initiatives. Failure by us or our business partners to comply with these or other applicable regulatory requirements or any delay in compliance may result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution, a material adverse effect on the marketing and sales of our services and impair our ability to operate profitably or at all.

Our success in developing future stem cell therapies will depend in part on establishing and maintaining effective strategic partnerships and collaborations, which may impose restrictions on our business and subject us to additional regulation.

A key aspect of our business strategy is to establish strategic relationships in order to gain access to critical supplies, to expand or complement our research and development or commercialization capabilities, and to reduce the cost of research and development. There can be no assurance that we will enter into such relationships, that the arrangements will be on favorable terms or that such relationships will be successful. If any of our research partners terminate their relationship with us or fail to perform their obligations in a timely manner, our research and development activities or commercialization of our services may be substantially impaired or delayed.

Relationships with licensed professionals such as physicians may be subject to state and federal laws restricting the referral of business, prohibiting certain payments to physicians, or otherwise limiting such collaborations. If our services become approved for reimbursement by government or private insurers, we could be subject to additional regulation and perhaps additional limitations on our ability to structure relationships with physicians. Additionally, state regulators may impose restrictions on the business activities and relationships of licensed physicians or other licensed professionals. For example, many states restrict or prohibit the employment of licensed physicians by for-profit corporations, or the “corporate practice of medicine.” If we fail to structure our relationships with physicians in accordance with applicable laws or other regulatory requirements it could have a material adverse effect on our business. Even if we do enter into these arrangements, we may not be able to maintain these relationships or establish new ones in the future on acceptable terms.

We are dependent on relationships with third parties to conduct our business.

Apheresis is the process through which stem cells are extracted from a patient’s whole blood and it is an integral part of our collection process. Our process involves the injection of a “mobilizing agent” which causes the stem cells to migrate from the bone marrow into the blood stream. The injection of this mobilizing agent is an integral part of the collection process. There is currently only one supplier of this mobilizing agent, called Neupogen®. Although we continue to explore alternative mobilizing agents and methods of stem cell collection, there can be no assurance that any alternative mobilizing agents will be available or alternative methods will prove to be successful. In the event that our supplier is unable or unwilling to continue to supply the mobilizing agent to us on commercially reasonable terms, and we are unable to identify alternative methods or find substitute suppliers on commercially reasonable terms, we may not be able to successfully commercialize our business. In addition, we are currently using only one outside apheresis provider and this party is expected to be the sole provider of such services to certain of our collection centers operated by members of our network. Although other third parties, including the centers themselves, subject to appropriate licensure, are capable of providing apheresis services, any disruption in the relationship with this service would cause a delay in the delivery of our services. Our failure to maintain relationships with these third parties or the failure of such parties to provide quality contracted services would have a material adverse impact on our business.

We are dependent upon our management, scientific and medical personnel and we may have difficulty attracting or retaining qualified personnel.

Our performance and success are dependent upon the efforts and abilities of our management, and medical and scientific personnel. Furthermore, our growth will require hiring a significant number of qualified technical, commercial, business and administrative personnel. If we are unable to attract and retain the qualified personnel necessary to develop our business, perform contractual obligations under our University of Louisville license agreement and maintain appropriate licensure, on acceptable terms, we may not be able to sustain our operations or achieve our commercialization and other business objectives and we may fail to grow or sustain our business as a going concern.

There is significant uncertainty about the validity and permissible scope of patents in the biotechnological industry and we may not be able to obtain patent protection.

As of December 3, 2009, we own or hold exclusive rights to one patent and own or hold exclusive rights to twelve filed patent applications related to our products and technologies. Given the nature of our therapeutic programs, our patents cover methods of isolating, storing and using stem cells, including very small embryonic stem cells. There can be no assurance that the patent applications to which we hold rights will result in the issuance of patents, or that any patents issued or licensed to us will not be challenged and held to be invalid or of a scope of coverage that is different from what we believe the patent’s scope to be. Our success will depend, in part, on whether we can: obtain patents to protect our own products and technologies; obtain licenses to use the technologies of third parties if necessary, which may be protected by patents; and protect our trade secrets and know-how. Our inability to obtain and rely upon patents essential to our business may have a material adverse effect on our business, operating results and financial condition.

We may be unable to protect our intellectual property from infringement by third parties.

Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property. Our competitors may also independently develop similar technology, duplicate our processes or services or design around our intellectual property rights. We may have to litigate to enforce and protect our intellectual property rights to determine their scope, validity or enforceability. Intellectual property litigation is costly, time-consuming, diverts the attention of management and technical personnel and could result in substantial uncertainty regarding our future viability. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection would limit our ability to develop or market our services in the future. This would also likely have an adverse effect on the revenues generated by any sale or license of such intellectual property. Furthermore, any public announcements related to such litigation or regulatory proceedings could adversely affect the price of our common stock.

Third parties may claim that we infringe on their intellectual property.

We may be subject to costly litigation in the event our technology is claimed to infringe upon the proprietary rights of others. Third parties may have, or may eventually be issued, patents that would be infringed by our technology. Any of these third parties could make a claim of infringement against us with respect to our technology. We may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. Litigation and patent interference proceedings could result in substantial expense to us and significant diversion of efforts by our technical and management personnel. An adverse determination in any such proceeding or in patent litigation could subject us to significant liabilities to third parties or require us to seek licenses from third parties. Such licenses may not be available on acceptable terms or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from commercializing our products, which would have a material adverse affect on our business, operating results and financial condition.

We may be unable to maintain our licenses, patents or other intellectual property and could lose important protections that are material to continuing our operations and growth and our ability to achieve profitability.

Our license agreement with the University of Louisville and other license agreements require us to pay license fees, royalties and milestone payments and fees for patent filings and applications. Obtaining and maintaining patent protection and licensing rights also depends, in part, on our ability to pay the applicable filing and maintenance fees. Our failure to meet financial obligations under our license agreements in a timely manner or our non-payment or delay in payment of our patent fees, could result in the loss of some or all of our rights to proprietary technology or the inability to secure or enforce intellectual property protection. The loss of any or all of our intellectual property rights could materially limit our ability to develop and/or market our services, which would materially and adversely affect our business, operating results and financial condition.

Our inability to obtain reimbursement for our therapies from private or governmental insurers, could negatively impact demand for our services.

Successful sales of health care services and products generally depends, in part, upon the availability and amounts of reimbursement from third party healthcare payor organizations, including government agencies, private healthcare insurers and other healthcare payors, such as health maintenance organizations and self-insured employee plans. Uncertainty exists as to the availability of reimbursement for new therapies such as stem cell-based therapies. There can be no assurance that such reimbursement will be available in the future at all or without substantial delay or, if such reimbursement is provided, that the approved reimbursement amounts will be sufficient to support demand for our services at a level that will be profitable.

Our insurance may not be adequate to cover all claims or losses.

We expect to have insurance coverage against operating risks, including product liability claims and personal injury claims related to our products and services, but no assurance can be given that the nature and amount of that insurance will be sufficient to fully indemnify us against liabilities arising out of pending and future claims and litigation or available on terms acceptable to us. This insurance has deductibles or self-insured retentions and contains certain coverage exclusions. The insurance may not provide complete protection against losses and risks, and our results of operations and financial condition could be materially and adversely affected by unexpected claims not covered by insurance.

We have received an informal request for documents in connection with an SEC investigation of a third party matter, and there is no assurance that the SEC will not take action against us.

In connection with the SEC’s investigation of a matter regarding an unaffiliated third party, we have received an informal request from the SEC, dated December 23, 2008, for the voluntary production of documents and information concerning the issuance, distribution, registration, purchase, sale and/or offer to sell our securities from January 1, 2007. The third party served as the lead underwriter of our public offering that was consummated in August 2007. We are cooperating fully with the SEC’s request. There has been no indication to date that we are a target of the investigation. The SEC letter stated that the request should not be construed as an indication by the SEC or its staff that any violation of the federal securities laws has occurred, nor should it be considered a reflection upon any person, entity or security, but that there is no assurance that the SEC will not take any action against us. A determination by the SEC to take action against us could be costly and time consuming, could divert the efforts and attention of our directors, officers and employees from the operation of our business and could result in sanctions against us, any or all of which could have a material adverse effect on our business and operating results.

Risks Related to the Acquisition of Our Interest in Erye

Erye has a limited history of earnings.

Erye’s continued growth and profitability depends on stabilizing and streamlining its operations, relocating to a new factory that is now under construction, continuing research and development for new drug products and expanding its sales network for drug distribution. The failure of Erye to be profitable could materially and adversely affect its and our operating results, financial condition and ability to continue as a going concern.

We may not be able to successfully integrate Erye into our business.

Our U.S. based management team has limited experience in purchasing and integrating new businesses in China. Our failure to successfully complete the integration of Erye could have a material adverse affect on our business, operating results and financial condition by reason of our failure to realize a sufficient benefit and financial return on capital expended in connection with the acquisition.

We expect to realize increased revenues and market penetration in Erye’s product areas as a result of the acquisition of our interest in Erye. Achievement of these expected benefits will depend, in part, on how we manage the integration of the Erye business into our operations. If we are unsuccessful in integrating the Erye business in a cost-effective manner, we may not realize the expected benefits of the acquisition and our business, operating results and financial condition may be materially and adversely affected.

CBH and/or its affiliates may have had unknown liabilities that now may be deemed to be liabilities of NeoStem or its merger subsidiary as a result of the Merger.

There may have been liabilities of CBH and/or its affiliates that were unknown at the time of the Merger. As a result of the Merger, any such unknown liabilities may be deemed to be liabilities of NeoStem or our merger subsidiary. In the event any such liability becomes known, it may lead to claims against us or our subsidiary including, but not limited to, lawsuits, administrative proceedings, and other claims. Any such liabilities may subject us to increased expenses for attorneys’ fees, fines and litigation and expenses associated with any subsequent settlements or judgments. There can be no assurance that such unknown liabilities do not exist. To the extent that such liabilities become known, any such liability-related expenses may materially and adversely affect our profitability, operating results and financial condition.

Erye, and we as the owner of a controlling ownership interest in Erye, may be subject to tax liability as a result of the transfer of real estate assets from Erye to EET.

Prior to the closing of the Merger, CBH was required to cause Erye to transfer certain real estate assets to EET, the transfer of which may be deemed a taxable event under PRC tax laws. EET has agreed to indemnify Erye and us against any tax liability that may result from such transfer of real estate assets. However, should such transfer of real estate assets be ultimately determined to be taxable, there is a risk that if EET will be unable or unwilling to pay the resultant tax liability pursuant to EET’s indemnification obligations, we would bear the liability to pay such tax liability, which could materially and adversely affect our business operating results and financial condition.

Demand for Erye’s existing pharmaceutical products may not experience significant growth and new product candidates and technologies we may develop or license may fail to obtain regulatory approval and market acceptance.

We cannot accurately predict the future growth rate or the size of the markets for our pharmaceutical products and technologies in China. The expansion of these markets depends on a number of factors, such as:

•	the cost, performance and reliability of the products and technologies being offered, as compared to the products/technologies offered by competitors;
•	customers’ perceptions regarding the benefits of the products and technologies;
•	public perceptions regarding the use of the products and technologies;
•	customers’ satisfaction with the products and technologies; and

•	marketing efforts and publicity regarding the products and technologies.

The acquisition of our interest in Erye is intended to provide us with a stable yet growing business from which to launch new pharmaceutical drugs and other products in China. Should Erye fail to perform as expected, our business and results of operations will be materially and adversely affected and our ability to raise capital and continue as a going concern will be impaired.

Our ability to manage Erye’s business will be limited.

Pursuant to the Joint Venture Agreement, Erye’s board of directors is comprised of two individuals designated by EET and three individuals designated by us; provided, however, that one of the positions designated by us is to be the member of our board of directors designated by EET. The affirmative vote of at least 75% of all of the Erye board of directors is required for all major decisions, including decisions related to corporate transactions, changes in capital structure, and the material business strategy, operations and development of Erye. In addition, under PRC law, an affirmative vote of 100% of Erye’s board of directors is required to approve certain material matters of Erye such as the increase or decrease of its registered capital, a merger or spinoff of Erye, any amendment to its articles of association, and the termination and dissolution of Erye. We currently own only a 51% interest in Erye. Accordingly, in view of these provisions, we may have limited ability to exercise control over Erye’s business strategy, operations and development. Since many of Erye’s officers will reside in China and most of our executive officers reside in the U.S., Erye’s officers will manage the day-to-day operations of Erye with only limited participation from our executive officers.

Some terms of the Joint Venture Agreement limit our ability to consummate future acquisitions and investments in chemical drug manufacturing companies, which could limit our growth.

Pursuant to the terms of the Erye Joint Venture Agreement, prior to making an investment in any other chemical drug manufacturing company that competes directly with the business of Erye, we must obtain Eyre’s approval. In addition, we are obligated to consult with Erye prior to introducing any new small molecule drug in China to determine whether it can be produced less expensively or more efficiently by Erye. There can be no assurance that Erye will provide such approvals for acquisitions or new products, which could materially and adversely affect the growth of our business in China, our operating results and our financial condition.

An amendment to the Joint Venture Agreement may be required for our lending of a portion of the proceeds of the offering to Erye, and the effectiveness of which is subject to approval by PRC government authorities.

If we loan a portion of the proceeds of the offering to Erye or the joint venture for the purpose of funding a portion of the cost to complete equipping and Erye’s relocation to Erye’s new production facility, an amendment to the Joint Venture Agreement may be required in order to provide for the use and repayment of such funds. The amendment cannot become effective until it is approved by Jiangsin Provincial Bureau of Foreign Trade and Economic Cooperation and by any other PRC governmental authority approving the Joint Venture Agreement. Any delay in obtaining such approval(s) or material amendments to the terms of the amendment to the Joint Venture Agreement, or taxes or other payments imposed by the PRC government authorities as a condition to approval may delay or diminish our realization of benefits of such funding, which could delay Erye’s relocation and have a material adverse effect on our business, operating results and financial condition.

The transactions related to the Merger may not have received all necessary PRC governmental approvals.

The Split has been approved by Jiangsin Provincial Bureau of Foreign Trade and Economic Cooperation, or the JPBFTEC, and the amended Articles of Association and the amended Joint Venture Agreement have also been approved by the JPBFTSC in principle. While we believe that we have complied with applicable PRC laws and sought all requisite approvals with respect to the transactions related to the Merger (including, but not limited to, the Split and the amendments to both the Articles of Association and the Joint Venture Agreement), in light of the uncertainty of PRC laws in this area, no assurance can be given that all required filings have been made or will be approved following review, or that PRC authorities will not take a contrary view, any of which events could have a material adverse effect on our business, operating results and financial condition.

Eyre’s success is dependent upon its ability to establish and maintain its intellectual property rights.

Erye’s success depends, in part, on its ability to protect its current and future technologies and products and to defend its intellectual property rights. If it fails to protect its intellectual property adequately, competitors may manufacture and market products similar to Erye’s. Some patent applications in China are maintained in secrecy until the patent is issued. Because the publication of discoveries tends to follow their actual discovery by many months, Erye may not be the first to invent, or file patent applications on any of its discoveries. Patents may not be issued with respect to any of Erye’s patent applications and existing or future patents issued to or licensed by Erye may not provide competitive advantages for its products. Patents that are issued may be challenged, invalidated or circumvented by its competitors. Furthermore, Erye’s patent rights may not prevent its competitors from developing, using or commercializing products that are similar or functionally equivalent to Erye’s products.

Erye also relies on trade secrets, non-patented proprietary expertise and continuing technological innovation that it seeks to protect, in part, by entering into confidentiality agreements with licensees, suppliers, employees and consultants. These agreements may be breached and there may not be adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Moreover, Erye’s trade secrets and proprietary technology may otherwise become known or be independently developed by its competitors. If patents are not issued with respect to products arising from research, Erye may not be able to maintain the confidentiality of information relating to these products.

In the PRC, there has been substantial litigation in the pharmaceutical industry with respect to the manufacturing, use and sale of new products. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. Erye may be required to commence or defend against charges relating to the infringement of patent or proprietary rights. Any such litigation could: (i) require Erye to incur substantial expense, even if it is insured or successful in the litigation; (ii) require Erye to divert significant time and effort of its technical and management personnel; (iii) result in the loss of its rights to develop or make certain products; and (iv) require Erye to pay substantial monetary damages or royalties in order to license proprietary rights from third parties.

An adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent Erye from manufacturing and selling some of its products or increase its costs to market these products, which could have a material adverse affect on its and our business, operating results and financial condition.

In addition, when seeking regulatory approval for some of its products, Erye is required to certify to regulatory authorities, including the SFDA, that such products do not infringe upon third party patent rights. Filing a certification against a patent gives the patent holder the right to bring a patent infringement lawsuit against Erye. Any lawsuit regarding a particular product could delay, or result in a denial of, regulatory approval by the SFDA. A claim of infringement and the resulting delay could result in substantial expenses and even prevent Erye from manufacturing and selling certain of its products, which also could have a material adverse effect on its and our business, operating results and financial condition.

Erye’s launch of a product prior to a final court decision or the expiration of a patent held by a third party can expose Erye to a claim of substantial damages. Depending upon the circumstances, a court may award the patent holder damages equal to three times its loss of income. If Erye is found to have infringed a patent held by a third party and become subject to such treble damages, these damages could have a material adverse effect on its and our operating results and financial condition.

Erye’s insurance may not cover all risks or losses related to its drugs, products and services.

Any of Erye’s products or services may be defective, ineffective or cause dangerous side effects and, in certain cases, even fatality, and lead to claims in excess of the insurance maintained by Erye and us. Uninsured losses could materially and adversely affect our operating results and financial condition.

The business of Erye is conducted in a highly competitive industry.

Erye’s pharmaceutical products consist primarily of prescription antibiotics and active pharmaceutical intermediates, or APIs, which are chemicals used to manufacture pharmaceutical products. The market in China for these products is highly competitive and subject to regulation by the SFDA.

Erye competes in a large market with many competitors, particularly in the area of oral antibiotics. Many of its competitors are more established than Erye, and have significantly greater financial, technical, marketing and other resources Erye. Some of Erye’s competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. There can be no assurances that Erye will be able to compete successfully.

Many of Erye’s current products are injectible antibiotics, the primary customers for which are state-controlled hospitals.

State-controlled hospitals are the primary customers for many of Erye’s current products. The prices paid by such hospitals and the timing of payment for products purchased are, to a large extent, dependent on government policy, which is susceptible to change. Accordingly, there can be no assurance that Erye’s pricing structure for many of its products or the timing of the revenues from the sales of those products will continue. A change in government policy resulting in a reduction to the prices for any of Erye’s injectible antibiotics, or the timing of payment for products purchased, could have a material adverse effect on Erye’s, and our, results of operations and financial condition.

Price control regulations may decrease our profitability.

The list of medications eligible for reimbursement as well as the prices at which they are reimbursed are controlled by the PRC government, and are subject to control by the relevant state or provincial price administration authorities. In practice, price control with respect to these medicines sets a ceiling on their retail price. The actual price of such medicines set by manufacturers, wholesalers and retailers cannot historically exceed the price ceiling imposed by applicable government price control regulations. Although, as a general matter, government price control regulations have resulted in drug prices tending to decline over time, there has been no predictable pattern for such decreases. Such price controls, especially downward price adjustment, may negatively affect the revenue and profitability of Erye and, consequently, our revenue and profitability.

The bidding process with respect to the purchase of pharmaceutical products may lead to reduced revenue.

PRC regulations require non-profit medical organizations established in China to implement bidding procedures for the purchase of drugs. It is intended that the implementation of a bidding purchase system will be extended gradually and will cover, among other drugs, those drugs consumed in large volume and commonly used for clinical uses. Pharmaceutical wholesalers must have the due authorization of the pharmaceutical manufacturers in order to participate in the bidding process. If, for the purpose of reducing the bidding price, pharmaceutical manufacturers participate in the bidding process on their own and enter into purchase and sales contracts with medical organizations directly without authorizing a pharmaceutical distributor, the revenue of Erye may be adversely affected.

Erye’s activities related to research, development and marketing new drugs have inherent risks.

Part of Erye’s strategy is to expand its portfolio of drugs and therapies. Our U.S. management team is working with Erye to identify appropriate drug candidates for the Chinese market. The development of a new drug or therapy requires time, financial resources and drug development expertise. There is always a risk that such development efforts will prove unsuccessful. There also is a risk that any new drugs and technologies developed by Erye may not be compatible with market needs, may be too expensive or may face competition. Because markets for drugs differ geographically within China, Erye must develop and manufacture its products to target specific markets to ensure product sales. Erye’s growth and survival will depend on its ability to develop and commercialize new products and effectively market those products. If its efforts are unsuccessful, its and our business, operating results and financial conditions will be materially and adversely affected.

Erye’s success depends on its ability to retain key personnel and manage its growth.

Erye’s business is dependent on certain of their key management and technological personnel. The departure of any of such key personnel may seriously disrupt and harm Erye’s operations, business and the implementation of Erye’s business plan. There can be no assurance that Erye can be successful in retaining them or replacing any personnel without delay in the event of a departure. Given Eyre’s plans for growth, it will need to attract and retain new executives. The inability to achieve, maintain and manage growth could have a material adverse effect on Eyre’s and our business, operating results and financial condition and our ability to continue as a going concern.

Risks Related to Doing Business in China

Our operations are subject to risks associated with emerging markets.

The Chinese economy is not well established and is only recently emerging and growing as a significant market for consumer goods and services. Accordingly, there is no assurance that the market will continue to grow. Perceived risks associated with investing in China, or a general disruption in the development of China’s markets could materially and adversely affect the business, operating results and financial condition of Erye and us.

A significant portion of our assets is located in the PRC, and investors may not be able to enforce federal securities laws or their other legal rights.

A substantial portion of our assets is located in the PRC. As a result, it may be difficult for investors in the U.S. to enforce their legal rights, to effect service of process upon certain of our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties against our directors and officers located outside of the U.S.

The PRC government has the ability to exercise significant influence and control over our operations in China.

In recent years, the PRC government has implemented measures for economic reform, the reduction of state ownership of productive assets and the establishment of corporate governance practices in business enterprises. However, many productive assets in China are still owned by the PRC government. In addition, the government continues to play a significant role in regulating industrial development by imposing business regulations. It also exercises significant control over the country’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

There can be no assurance that China’s economic, political or legal systems will not develop in a way that becomes detrimental to our business, results of operations and financial condition. Our activities may be materially and adversely affected by changes in China’s economic and social conditions and by changes in the policies of the government, such as measures to control inflation, changes in the rates or method of taxation and the imposition of additional restrictions on currency conversion.

Additional factors that we may experience in connection with having operations in China that may adversely affect our business and results of operations include:

•	our inability to enforce or obtain a remedy under any material agreements;
•	PRC restrictions on foreign investment that could impair our ability to conduct our business or acquire or contract with other entities in the future;
•	restrictions on currency exchange that may limit our ability to use cash flow most effectively or to repatriate our investment;

•	fluctuations in currency values;
•	cultural, language and managerial differences that may reduce our overall performance; and
•	political instability in China.

Cultural, language and managerial differences may adversely affect of our overall performance.

While Chinese mergers and acquisitions activity is increasing in frequency, assimilating cultural, language and managerial differences remains problematic. Personnel issues may develop as we endeavor to consolidate management teams from different cultural backgrounds. In addition, errors arising through language translations may cause miscommunications relating to material information. These factors may make the management of our operations in China more difficult. Should we be unable to coordinate the efforts of our U.S.-based management team with our China-based management team, our business, operating results and financial condition could be materially and adversely affected.

We may not be able to enforce our rights in China.

China’s legal and judicial system may negatively impact foreign investors. The legal system in China is evolving rapidly, and enforcement of laws is inconsistent. It may be impossible to obtain swift and equitable enforcement of laws or enforcement of the judgment of one court by a court of another jurisdiction. China’s legal system is based on civil law or written statutes and a decision by one judge does not set a legal precedent that must be followed by judges in other cases. In addition, the interpretation of Chinese laws may vary to reflect domestic political changes.

There are substantial uncertainties regarding the interpretation and application to our business of PRC laws and regulations, since many of the rules and regulations that companies face in China are not made public. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that apply to future businesses may be applied retroactively to existing businesses. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws of China are likely to govern many of our material agreements, including, without limitation the Joint Venture Agreement. We cannot assure you that we will be able to enforce our interests or our material agreements or that expected remedies will be available. The inability to enforce or obtain a remedy under any of our future agreements may have a material adverse impact on our operations.

Our businesses in China are subject to government regulation that limit or prohibit direct foreign investment, limiting our ability to control these businesses, as well as our ability to pursue new ventures and expand further into the Chinese market.

The PRC government has imposed regulations in various industries, including medical research and the stem cell business, that limit foreign investors’ equity ownership or prohibit foreign investments altogether in companies that operate in such industries. As a result, our ability to control our existing China-based businesses as well as pursue new ventures and expand further into the Chinese market may be limited.

If new laws or regulations or policies forbid foreign investment in industries in which we want to expand or complete a business combination, they could severely impair our ability to grow our business. Additionally, if the relevant Chinese authorities find us or such business combination to be in violation of any laws or regulations, they would have broad discretion in dealing with such violation, including, without limitation: (i) levying fines; (ii) revoking our business and other licenses; (iii) requiring that we restructure our ownership or operations; and (iv) requiring that we discontinue any portion or all of our business. Accordingly, any of these regulations or violations could have a material adverse affect on our business, operating results and financial condition.

The import into China or export from China of technology relating to stem cell therapy may be prohibited or restricted.

The Chinese Ministry of Commerce, or MOFCOM, and Ministry of Science and Technology of China, or MOST, jointly publish the Catalogue of Technologies the Export of which from China is Prohibited or

Restricted, and the Catalogue of Technologies the Import of which into China Prohibited or Restricted. Stem cell-related technologies are not listed in the current versions of these catalogues, and therefore their import or export should not be forbidden or require the approval of MOFCOM and MOST. However, these catalogues are subject to revision and, as the PRC authorities develop policies concerning stem cell technologies, it is possible that the categories would be amended or updated should the PRC government want to regulate the export or import of stem cell related technologies to protect material state interests or for other reasons. Should the catalogues be updated so as to bring any activities of the planned stem cell processing, storage and manufacturing operation in Beijing and related research and development activities under their purview, any such limitations or restrictions imposed on the operations and related activities could materially and adversely affect our business, financial condition and results of operations.

Our business in China may be adversely affected by inaccurate claims about our technology.

We recently learned of an effort by a principal of Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company, or Shandong New Medicine, to promote our VSELTM technology as his own in China. While we have no reason to believe that Shandong New Medicine or such person has any VSELTM technology or has access to or use of any of our proprietary information, we are analyzing the available facts and circumstances and have initiated and are reviewing additional appropriate legal remedies in the U.S. and abroad. We cannot determine at this time what effect, if any, such actions by Shandong New Medicine or its principal will have on our reputation in China.

The PRC government does not permit direct foreign investment in stem cell research and development businesses. Accordingly, we operate these businesses through local companies with which we have contractual relationships but in which we do not have controlling equity ownership.

PRC regulations prevent foreign companies from directly engaging in stem cell-related research, development and commercial applications in China. Therefore, to perform these activities, we operate our current stem cell-related business in China through two domestic variable interest entities, or VIEs: Qingdao Niao Bio-Technology Ltd., or Qingdao Niao, and Beijing Ruijieao Bio-Technology Ltd., or Beijing Ruijieao, each a Chinese domestic company controlled by the Chinese employees of NeoStem (China), Inc., our wholly foreign-owned entity, or the WFOE, through various business agreements, referred to, collectively, as the VIE documents. We control these companies and operate these businesses through contractual arrangements with the companies and their individual owners, but we have no direct equity ownership or control over these companies. Our contractual arrangements may not be as effective in providing control over these entities as direct ownership. For example, the VIEs could fail to take actions required for our business or fail to conduct business in the manner we desire despite their contractual obligation to do so. These companies are able to transact business with parties not affiliated with us. If these companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot be certain that the individual equity owners of the VIEs would always act in our best interests, especially if they have no other relationship with us.

Although other foreign companies have used WFOEs and VIE structures similar to ours and such arrangements are not uncommon in connection with business operations of foreign companies in China in industry sectors in which foreign direct investments are limited or prohibited, the application of a VIE structure to control companies in a sector in which foreign direct investment is specifically prohibited carries increased risks.

For example, if our structure is deemed in violation of PRC law, the PRC government could revoke the business license of the WFOE, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our business, corporate structure or operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us. We may also encounter difficulties in enforcing related contracts. Any of these events could materially and adversely affect our business, operating results and financial condition.

Due to the relationship between the WFOE and the VIEs, the PRC tax authorities may challenge our VIE structure, including the transfer prices used for related party transactions among our entities in China.

Substantially all profits generated from the VIEs will be paid to the WFOE in China through related party transactions under contractual agreements. We believe that the terms of these contractual agreements are in compliance with the laws in China. However, the tax authorities in China have not examined these contractual agreements. Due to the uncertainties surrounding the interpretation of the transfer pricing rules relating to related party transactions in China, it is possible that the tax authorities in China could challenge the transfer prices that we will use for related party transactions among our entities in China and this could increase our tax liabilities and diminish the profitability of our business in China, which would materially and adversely affect our operating results and financial condition.

We expect to rely, in part, on dividends paid by our WFOE and/or Erye to supply cash flow for our U.S. business, and statutory or contractual restrictions may limit their ability to pay dividends to us.

We expect to rely partly on dividends paid to us under the Joint Venture Agreement, attributable to our 51% ownership interest in Erye, to meet our future cash needs. However, there can be no assurance that the WFOE in China will receive payments uninterrupted or at all as arranged under our contracts with the VIEs. In addition, pursuant to the Joint Venture Agreement that governs the ownership and management of Erye, for the next three years: (i) 49% of undistributed profits (after tax) will be distributed to EET and loaned back to Erye for use in connection with its construction of the new Erye facility; (ii) 45% of the net profit after tax will be provided to Erye as part of the new facility construction fund, which will be characterized as paid-in capital for our 51% interest in Erye; and (iii) only 6% of the net profit will be distributed to us directly for our operating expenses.

The payment of dividends by entities organized under PRC law to non-PRC entities is subject to limitations. Regulations in the PRC currently permit payment of dividends by our WFOE and Erye only out of accumulated distributable earnings, if any, as determined in accordance with accounting standards and regulations in China. Moreover, our WFOE and Erye will be required to set aside a certain percentage of their accumulated after-tax profit each year, if any, to fund certain mandated reserve funds (for our WFOE, such percentage is at least 10% each year until its reserves have reached at least 50% of its registered capital), and these reserves are not payable or distributable as cash dividends. In addition, Erye is also required to reserve a portion of its after-tax profits for its employee welfare and bonus fund, the amount of which is subject to the discretion of the Erye board of directors. In addition, if Erye incurs debt on its own behalf in the future, the instruments governing the debt may restrict Erye’s or the joint venture’s ability to pay dividends or make other distributions to us. This may diminish the cash flow we receive from Erye’s operations, which would have a material adverse affect on our business, operating results and financial condition.

Restrictions on currency exchange may limit our ability to utilize our cash flow effectively.

Our interests in China will be subject to China’s rules and regulations on currency conversion. In particular, the initial capitalization and operating expenses of the two VIEs are funded by our WFOE. In China, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the Chinese Renminbi into foreign currencies. Currently, foreign investment enterprises are required to apply to the SAFE for Foreign Exchange Registration Certificates, or IC Cards of Enterprises with Foreign Investment. Foreign investment enterprises holding such registration certificates, which must be renewed annually, are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investments, loans, and securities, require approval of the SAFE. According to the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises promulgated on August 29, 2008, or the SAFE Notice 142, to apply to a bank for settlement of foreign currency capital, a foreign invested enterprise shall submit the documents certifying the uses of the RMB funds from the settlement of foreign currency capital and a detailed checklist on use of the RMB funds from the last settlement of foreign currency capital. It is stipulated that only if the funds for the settlement of foreign currency capital are of an amount not more than US$50,000 and are to be used for enterprise reserve, the above documents may be exempted by the bank. This SAFE Notice 142, along with the recent practice of Chinese banks of restricting foreign currency conversion for fear of “hot money” going into China, have limited and may continue to limit our ability to channel funds to the two VIE entities for their operation. We are exploring options with our PRC counsels and banking institutions in China as to acceptable methods of funding the operation of the two VIEs, including advances from Erye, but there can be no assurance that acceptable funding alternatives will be identified. Further, even if we find an acceptable funding alternative, there can be no assurance that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Chinese currency. Future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of China, which could adversely affect our business and operating results.

Fluctuations in the value of the Renminbi relative to the U.S. dollar could affect our operating results.

We prepare our financial statements in U.S. dollars, while our underlying businesses operate in two currencies, U.S. dollars and Chinese Renminbi. It is anticipated that our Chinese operations will conduct their operations primarily in Renminbi and our U.S. operations will conduct their operations in dollars. At the present time we do not expect to have significant cross currency transactions that will be at risk to foreign currency exchange rates. Nevertheless, the conversion of financial information using a functional currency of Renminbi will be subject to risks related to foreign currency exchange rate fluctuations. The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions and supply and demand in local markets. As we have significant operations in China, and will rely principally on revenues earned in China, any significant revaluation of the Renminbi could materially and adversely affect our financial results. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Beginning in July of 2005, the PRC government changed its policy of pegging the value of Renminbi to the U.S. dollar. Under the new policy, the value of the Renminbi has fluctuated within a narrow and managed band against a basket of certain foreign currencies. However, the Chinese government has come under increasing U.S. and international pressure to revalue the Renminbi or to permit it to trade in a wider band, which many observers believe would lead to substantial appreciation of the Renminbi against the U.S. dollar and other major currencies. There can be no assurance that Renminbi will be stable against the U.S. dollar.

If China imposes economic restrictions to reduce inflation, future economic growth in China could be severely curtailed, reducing the profitability of our operations in China.

Rapid economic growth can lead to growth in the supply of money and rising inflation. If prices for any products or services in China are unable, for any reason, to increase at a rate that is sufficient to compensate for any increase in the costs of supplies, materials or labor, it may have an adverse effect on the profitability of Erye and our operations in China would be adversely affected. In order to control inflation in the past, China has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending and could adopt additional measures to further combat inflation. Such measures could harm the economy generally and hurt our business by (i) limiting the income of our customers available to spend on our products and services, (ii) forcing us to lower our profit margins, and (iii) limiting our ability to obtain credit or other financing to pursue our expansion plans or maintain our business. We cannot predict with any certainty the degree to which our business will be adversely affected by slower economic growth in China.

Erye’s manufacturing operations in China may be adversely affected by changes in PRC government policies regarding ownership of assets and allocation of resources to various industries and companies.

While the PRC government has implemented economic and market reforms, a substantial portion of productive assets in China are still owned by the PRC government. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Should the PRC government change its policies regarding economic growth and private ownership of manufacturing and other assets of Erye, we may be unable to execute our business plan, we may lose rights to certain business assets and our business, operating results and financial condition may be materially harmed.

If there are any adverse public health developments in China, our business and operations may be disrupted and medical tourism in China may decline, which could delay the launch of our stem cell therapies in China.

Any prolonged occurrence of avian flu, severe acute respiratory syndrome, or SARS, or other adverse public health developments in China or other regions where we operate could disrupt our business and have a material adverse effect on our business and operating results. These could include the ability of our personnel to travel or to promote our services within China or in other regions where we operate, as well as temporary closure of our facilities.

Any closures or travel or other operational restrictions would severely disrupt our business operations and adversely affect our results of operations.

If the anticipated growth of medical tourism in China does not occur, or if fewer people travel abroad for the purpose of cosmetic or medical therapies for any reason, we may not achieve our revenue and profit expectations.

One part of our business plan involves launching innovative, safe, and effective adult stem cell-based therapies in China that have not yet been approved in the U.S., to generate sales revenues in advance of obtaining U.S. regulatory approvals. Different countries have different regulatory requirements and pathways resulting in the availability of therapeutics in one market prior to another. This phenomenon has led to the growth of an industry called “medical tourism” where patients travel to foreign locations and receive treatments that have not yet been approved in their home countries.

If the anticipated growth of medical tourism in China does not occur, or if fewer people travel abroad for the purpose of cosmetic or medical therapies for any reason, we may not achieve our revenue and profit expectations. Any setbacks to the implementation of our business plan could materially and adversely affect our business, operating results and financial condition.

China is a developing nation governed by a one-party communist government and susceptible to political, economic, and social upheaval that could disrupt the economy.

China is a developing country governed by a one-party government. China is also a country with an extremely large population, wide income gaps between rich and poor and between urban and rural residents, minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems found in other countries. China has also experienced extremely rapid economic growth over the last decade, and its legal and regulatory systems have had to change rapidly to accommodate this growth. If China experiences political or economic upheaval, labor disruptions or other organized protests, nationalization of private businesses, civil strife, strikes, acts of war and insurrections, this may disrupt China’s economy and could materially and adversely affect our financial performance.

If political relations between China and the U.S. deteriorate, our business in China may be materially and adversely affected.

The relationship between China and the U.S. is subject to periodic tension. Relations may also be compromised if the U.S. becomes a more active advocate of Taiwan or pressures the PRC government regarding its monetary, economic or social policies. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or financial condition. In addition, because of our involvement in the Chinese market, any deterioration in political relations might cause a public perception in the U.S. or elsewhere that might cause the goods or services we may offer to become less attractive. If any of these events were to occur, it could materially and adversely affect our business, operating results and financial condition.

China’s State Food and Drug Administration’s regulations may limit our ability to develop, license, manufacture and market our products and services.

Some or all of our operations in China will be subject to oversight and regulation by the SFDA. Government regulations, among other things, cover the inspection of and controls over testing, manufacturing, safety and environmental considerations, efficacy, labeling, advertising, promotion, record keeping and sale and distribution of pharmaceutical products. Such government regulations may increase our costs and prevent or delay the licensing, manufacturing and marketing of any of our products or services. In the event we seek to license, manufacture, sell or distribute new products or services, we likely will need approvals from certain government agencies such as the SFDA. The future growth and profitability of any operations in China would be contingent on obtaining the requisite approvals. There can be no assurance that we will obtain such approvals.

In 2004, the SFDA implemented new guidelines for the licensing of pharmaceutical products. All existing manufacturers with licenses were required to apply for the Good Manufacturing Practices, or cGMP, certifications. Erye has received the requisite certifications. However, should Erye fail to maintain its cGMP certifications or fail to obtain cGMP and other certifications for its new production facilities, this would have a material adverse effect on Erye’s and our business, results of operations and financial condition.

In addition, delays, product recalls or failures to receive approval may be encountered based upon additional government regulation, legislative changes, administrative action or changes in governmental policy and interpretation applicable to the Chinese pharmaceutical industry. Our pharmaceutical activities also may subject us to government regulations with respect to product prices and other marketing and promotional related activities. Government regulations may substantially increase our costs for developing, licensing, manufacturing and marketing any products or services, which could have a material adverse effect on our business, operating results and financial condition.

The SFDA and other regulatory authorities in China have implemented a series of new punitive and stringent measures regarding the pharmaceuticals industry to redress certain past misconducts in the industry and certain deficiencies in public health reform policies. Given the nature and extent of such new enforcement measures, the aggressive manner in which such enforcement is being conducted and the fact that newly-constituted local level branches are encouraged to issue such punishments and fines, there is the possibility of large scale and significant penalties being levied on manufacturers. These new measures may include fines, restriction and suspension of operations and marketing and other unspecified penalties. This new regulatory environment has added significantly to the risks of our businesses in China and may have a material adverse effect on our business, operating results and financial condition.

In China, we plan to conduct research and development activities related to stem cells in cooperation with two domestic Chinese companies. If these activities are regarded by PRC government authorities as “human genetic resources research and development activities,” additional approvals by PRC government authorities will be required.

Our research and development activities in adult stem cells in China are conducted in cooperation with one of our VIEs, the Beijing Stem Cell Research Center, or Lab, and a consultant, the Shandong Life and Science Institute, or SLSI. Pursuant to the Interim Measures for the Administration of Human Genetic Resources, or the Measures, that took effect on June 10, 1998, China maintains a reporting and registration system on important pedigrees and genetic resources in specified regions. All entities and individuals involved in sampling, collecting, researching, developing, trading or exporting human genetic resources or taking such resources outside China must abide by the Measures. “Human genetic resources” refers to genetic materials such as human organs, tissues, cells, blood specimens, preparations or any type of recombinant DNA constructs, which contain human genome, genes or gene products as well as to the information related to such genetic materials.

It is possible that our research and development activities conducted by the Lab or SLSI in cooperation with us in China may be regarded by PRC government authorities as human genetic resources research and development activities, and thus will be subject to approval by PRC government authorities. The sharing of patents or other corresponding intellectual property rights derived from such research and development operations is also subject to various restrictions and approval requirements established under the Measures.

With regard to the ownership of intellectual property rights derived from human genetic resources research and development, the Measures provide that the China-based research and development institution shall have priority access to information about the human genetic resources within China, particularly the important pedigrees and genetic resources in the specified regions and the relevant data, information and specimens and any transfer of such human genetic resources to other institutions shall be prohibited without obtaining corresponding approval from the Human Genetic Resource Administration Office of China, among other governmental authorities or agencies. No foreign collaborating institution or individual that has access to the above-mentioned information may publicize, publish, apply for patent rights or disclose it by any other means without obtaining government approval. In a collaborative research and development project involving human genetic resources of China between any Chinese and foreign institutions, intellectual property rights shall be allocated according to the following principles: (i) patent rights shall be jointly applied for by both parties and the resulting patent rights shall be owned by both parties if an achievement resulting from the collaboration is patentable; (ii) either party has the right to exploit such patent separately or jointly in its own country, subject to the terms of the collaboration; however, the transfer of such patent to any third party or authorizing any third party to implement such patent shall be carried out upon agreement of both parties, and the benefits obtained thereof shall be shared in accordance with their respective contributions; and (iii) the right of utilizing, transferring and sharing any other scientific achievement resulted from the collaboration shall be specified in the collaborative contract or agreement signed by both parties. Both parties are equally entitled to make use of the achievement which is not specified in the collaborative contract or agreement; however, the transfer of such achievement to any third party shall be carried out upon agreement of both parties, and the benefits obtained thereof shall be shared in accordance with their respective contributions.

If the research and development operations conducted by the Lab or SLSI in cooperation with us in China are regarded by PRC government authorities as human genetic resources research and development activities, we may be required to obtain approval from PRC governmental authorities to continue such operations and the Measures may adversely affect our rights to intellectual property developed from such operations. Our inability to access intellectual property, or our inability to obtain required on a timely basis, or at all, could materially and adversely affect our operations in China, and our operating results and financial condition.

Erye will lose certain preferential tax concessions, which may cause our tax liabilities to increase and its profitability to decline.

The National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, or the EIT Law, that went into effect on January 1, 2008. Domestic-invested enterprises and foreign-invested entities now are subject to enterprise income tax at a uniform rate of 25% unless they qualify for limited exceptions. During the transition period for enterprises established before March 16, 2007, the tax rate will gradually increase starting in 2008 and will be equal to the new tax rate in 2012. As a result, Erye will lose its preferential tax rates.

Because of the EIT Law, we expect that the tax liabilities of Erye will increase. Any future increase in the enterprise income tax rate applicable to Erye or other adverse tax treatments could increase Erye’s tax liabilities and reduce its net income, which could have a material adverse effect on Erye’s and our results of operations and financial condition.

Some of the laws and regulations governing our business in China are vague and subject to risks of interpretation.

Some of the PRC laws and regulations governing our business operations in China are vague and their official interpretation and enforcement may involve substantial uncertainty. These include, but are not limited to, laws and regulations governing our business and the enforcement and performance of our contractual arrangements in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Despite their uncertainty, we will be required to comply.

New laws and regulations that affect existing and proposed businesses may be applied retroactively. Accordingly, the effectiveness of newly enacted laws, regulations or amendments may not be clear. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

In addition, pursuant to China’s Administrative Measures on the Foreign Investment in Commercial Sector, foreign enterprises are permitted to establish or invest in wholly foreign-owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China subject to the implementation of relevant regulations. However, no specific regulations in this regard have been promulgated to date, which creates uncertainty. If specific regulations are not promulgated, or if any promulgated regulations contain clauses that cause an adverse impact to our operations in China, then our business, operating results and financial condition could be materially and adversely affected.

The laws and regulations governing the therapeutic use of stem cells in China are evolving. New PRC laws and regulations may impose conditions or requirements with which could materially and adversely affect our business.

As the stem cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the stem cell therapy industry. There is no way to predict the content or scope of future Chinese stem cell regulation. There can be no assurance that the PRC government authorities will not issue new laws or regulations that impose conditions or requirements with which we cannot comply. Noncompliance could materially and adversely affect our business, results of operations and financial condition.

Until implementing rules are issued with regard to the PRC Antitrust Law, we are unable to determine whether our operations comply.

It is expected that a set of detailed implementing rules of the PRC Antitrust Law will be issued by the PRC government. We are now in the process of reviewing our current business model and business operation against the current PRC Antitrust Law. However, before the promulgation of such implementing rules, we are unable to determine whether we might be in violation of any aspects of the PRC Antitrust Law. A violation of the PRC Antitrust law could subject our operations to sanctions, fines and other governmental enforcement action any of which could have a material adverse effect on our business, results of operations and financial condition.

We may be subject to fines and legal sanctions imposed by the SAFE or other PRC government authorities if we or our PRC employees fail to comply with recent PRC regulations relating to employee stock options granted by offshore listed companies to PRC citizens.

On April 6, 2007, the SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company,” referred to as Circular 78. It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from the SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with the SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. The 2009 Non-U.S. Plan authorizes the grant of certain equity awards to our officers and directors, some of whom are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with the SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Failure to comply with the U.S. Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the

PRC. There can be no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Under the EIT Law, we may be classified as a “resident enterprise” of the PRC, which could result in unfavorable tax consequences to us and to non-PRC stockholders.

Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes, although the dividends paid to one resident enterprise from another may qualify as “tax-exempt income.” The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. The EIT Law and its implementing rules are relatively new and ambiguous in terms of some definitions, requirements and detailed procedures, and currently no official interpretation or application of this new “resident enterprise” classification, other than for enterprises established outside of China whose main holding investor/s is/are enterprise/s established in China, is available; therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, the PRC could impose a 10% PRC tax on dividends we pay to our non-PRC stockholders and gains derived by our non-PRC stockholders from transferring our shares, if such income is considered PRC-sourced income by the relevant PRC authorities. In addition, we could be subject to a number of unfavorable PRC tax consequences, including: (a) we could be subject to enterprise income tax at a rate of 25% on our worldwide taxable income, as well as PRC enterprise income tax reporting obligations; and (b) although under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries through our sub-holding companies may qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to withholding tax. Any increase in the taxation of our PRC-based revenues could materially and adversely affect our business, operating results and financial condition.

Taxing authorities in the PRC may attempt to impose a capital gains tax on the transfer of the ownership of the 51% ownership interest in Erye.

Transactions involving the merger of two non-PRC companies, but that result in the change in ownership of joint venture interests in the PRC, historically have not been taxed by the taxing authorities in the PRC. However, recently the taxing authorities in the PRC have levied capital gains tax at the rate of approximately 10% of the gain on a few real estate and mining transactions that resulted in a change in ownership in joint ventures located in the PRC. There can be no assurance that the PRC taxing authorities will not impose a capital gains tax of approximately 10% of the gain on the transfer to us of ownership of the 51% equity interests in Erye.

Risks Related to Our Securities and this Offering

Our common stock has had limited trading volume.

Our common stock is currently listed on the NYSE Amex and has had limited trading volume since its listing on August 9, 2007. Low volumes can result in fluctuating prices and downward pressure on the price per share should there develop an imbalance between the shares available for sale and the number of shares sought to be purchased. We cannot assure you that the liquidity of our common stock will improve or that it will not decline from current levels. Our Class A Warrants also trade on the NYSE Amex, but have had very limited trading volume. An investor may find it difficult to dispose of the shares of our common stock they purchase in this offering.

Our stock price has been and may continue to be volatile.

The price of our common stock has fluctuated widely in the past and may be more volatile in the future. In addition to our low stock trading volume, some of the other factors contributing to our stock’s price volatility include announcements of government regulation, new products or services introduced by us or by our competition, healthcare legislation, trends in health insurance, litigation, fluctuations in operating results, our success in commercializing our business, market conditions for healthcare stocks in general as well as economic recession. Any of these factors could have a significant impact on the price of our common stock.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

CBH reported several material weaknesses in its internal control over financial reporting and concluded that it did not have effective internal control over financial reporting as of December 31, 2008 and September 30, 2009. If we fail to (1) remediate the material weaknesses identified in CBH’s internal control over financial reporting that are continuing with regard to Erye, and integrate CBH’s internal control over financial reporting pertaining to Erye with ours, or (2) we fail to maintain the adequacy of internal control over our financial reporting with regard to the financial condition and results of operations of Erye, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, as such standards are modified, supplemented or amended from time to time.

During the course of testing our disclosure controls and procedures and internal control over financial reporting, we may identify and disclose material weaknesses or significant deficiencies in internal control over financial reporting that will have to be remedied. Implementing any appropriate changes to our internal control may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal control over financial reporting, and any failure to maintain that adequacy or inability to produce accurate financial statements on a timely basis could result in our financial statements being unreliable, increase our operating costs and materially impair our ability to operate our business.

Failure to achieve and maintain effective internal control over financial reporting could result in a loss of investor confidence in our financial reports and could have a material adverse affect on our stock price. Additionally, failure to maintain effective internal control over our financial reporting could result in government investigation or sanctions by regulatory authorities.

We have a significant number of securities convertible into, or allowing the purchase of our common stock. Investors in this offering could be subject to increased dilution. Also, the issuance of additional shares as a result of such conversion or purchase, or their subsequent sale, could adversely affect the price of our common stock.

Investors in this offering will be subject to increased dilution upon conversion of our preferred stock and upon the exercise of outstanding stock options and warrants. There were 36,512,700 shares of our common stock outstanding as of November 16, 2009. As of that date, preferred stock outstanding could be converted into 9,096,124 shares of our common stock and stock options and warrants outstanding that are exercisable represented an additional 23,755,223 shares of our common stock that could be issued (for which cash would need to be remitted to us for exercise) in the future. Most of the outstanding shares of our common stock, as well as the vast majority of the shares of our common stock that may be issued under our outstanding options and warrants, are not restricted from trading or have the contractual right to be registered.

Any significant increase in the number of shares offered for sale could cause the supply of our common stock available for purchase in the market to exceed the purchase demand for our common stock. Such supply in excess of demand could cause the market price of our common stock to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as well as historical information. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from anticipated results, performance or achievements expressed or implied by such forward-looking statements. When used in this prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “plan,” “intend,” “may,” “will,” “expect,” “believe,” “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Additionally, statements concerning our ability to successfully develop the adult stem cell business at home and abroad, the future of regenerative medicine and the role of adult stem cells in that future, the future use of adult stem cells as a treatment option and the role of VSELTM technology in that future, and the potential revenue growth of such business are forward-looking statements. Our future operating results are dependent upon many factors, and our further development is highly dependent on future medical and research developments and market acceptance, which is outside its control. Forward-looking statements may not be realized due to a variety of factors, including, without limitation, (i) our ability to manage the business despite continuing operating losses and cash outflows; (ii) our ability to obtain sufficient capital or a strategic business arrangement to fund its operations and expansion plans, including meeting its financial obligations under various licensing and other strategic arrangements and the successful commercialization of the relevant technology; (iii) our ability to build the management and human resources and infrastructure necessary to support the growth of the business; (iv) competitive factors and developments beyond our control; (v) scientific and medical developments beyond our control; (vi) our inability to obtain appropriate governmental licenses or any other adverse effect or limitations caused by government regulation of the business; (vii) whether any of our current or future patent applications result in issued patents and our ability to obtain and maintain other rights to technology required or desirable for the conduct of our business; (viii) whether any potential strategic benefits of various licensing transactions will be realized and whether any potential benefits from the acquisition of these new licensed technologies will be realized; (ix) whether we can obtain the consents we may require to sublicensing arrangements from technology licensors in connection with technology development; (x) our ability to maintain our NYSE Amex listing; and (xi) the other factors discussed in “Risk Factors” and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the common stock in this offering will be approximately $    million, or approximately $    million if the underwriters’ over-allotment option is exercised in full, based on an assumed public offering price of $    per share and after deducting the underwriting discount and our estimated offering expenses. We will not receive any proceeds from the sale of the shares being offered by the Selling Stockholders.

We intend to use the net proceeds from this offering for the following purposes:

•	Completion of the new Erye production facility, our Cambridge Laboratory, Phase I of the Beijing Lab and other capital expenditures. The new Erye production facility and relocation is estimated to be completed by the end of 2011 at a total cost estimated to be approximately $30 million, of which approximately $16 million has been paid for through September 30, 2009. The remaining $14 million is expected to be funded from a combination of proceeds from this offering, an Erye line of credit and Erye operating cash flow. Specifically, we intend to loan to Erye $5 million at an annual rate of 5% and repayable in three equal annual installments commencing on the first anniversary of the funding of the loan. The Cambridge Laboratory and Beijing Lab are projects that are essential to the advancement of our stem cell-based initiatives in the U.S. and China, respectively.
•	Stem cell-related research and development projects. Projects, including among others, those related to our VSELTM technology and the development of a stem cell “biomarker panel.” Additionally, in partnership with hospitals in China, we intend to conduct clinical trials for various stem cell therapeutic applications.
•	New pharmaceutical products in China. We intend to add to Erye’s drug portfolio for distribution in China, both through internally developed products and in-licensing of Western generic drugs.
•	Working capital and general corporate purposes. This includes expenditures relating to the expansion of our adult stem cell collection and storage business and other expenditures such as marketing and sales initiatives, intellectual property portfolio advancements, salaries, professional fees, public reporting costs and facility-related expenses.

The amounts and timing of our actual expenditures will depend on numerous factors. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Additionally, we may use a portion of the net proceeds of this offering to finance acquisitions of, or investments in, competitive and complementary businesses or products as a part of our growth strategy. However, we currently have no commitments with respect to any such acquisitions or investments.

Pending these uses, we intend to invest most of the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business. There are no restrictions in our certificate of incorporation or by-laws on declaring dividends.

As long as any shares of our Series C Preferred Stock are outstanding, no dividend may be declared or paid or set apart for payment on any junior stock, unless there has been declared and paid or set apart for payment on the shares of Series C Preferred Stock, all accrued and unpaid annual dividends; provided, however, that the foregoing does not apply to (i) dividends payable solely in shares of any class or series of junior stock, or (ii) the purchase, redemption or conversion of shares of any junior stock, in exchange solely for shares of junior stock.

Furthermore, we rely on dividend payments from our subsidiaries, NeoStem (China), Inc., or NeoStem (China) and CBH Acquisition LLC, or Merger Sub, that is the holder of our 51% interest in Erye, which may, from time to time, be subject to certain additional restrictions on their ability make distributions to us. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which must be set aside to fund certain reserve funds. Our inability to receive all of the revenues from NeoStem (China) and Merger Sub may in turn provide an additional obstacle to our ability to pay dividends on our common stock in the future. Additionally, because the PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC, shortages in the availability of foreign currency may occur, which could restrict our ability to remit sufficient foreign currency to pay dividends.

Finally, any distributions we may receive by reason of our ownership of a 51% interest in Erye will be subject to the provisions of the Joint Venture Agreement, which presently provides that, for the next three years, we will receive annual distributions of only six percent of Erye’s net profit.

CAPITALIZATION

The following table summarizes our capitalization, (a) on an actual basis as of September 30, 2009, (b) on a pro forma as adjusted basis as of September 30, 2009 to reflect the consummation of the Merger and other recent transactions, and (c) on a pro forma as adjusted basis to reflect the estimated net proceeds we will receive from the sale of  shares of common stock offered by this prospectus at an assumed public offering price of $ per share, after deducting the underwriting discount and the estimated offering expenses we will pay.

(In Thousands, Except Share and per Share Data)	Actual Basis, as of Sept. 30, 2009	Pro Forma Basis as of September 30, 2009(1)(2)	Pro Forma Basis Upon Completion of Offering(1)(2)
Cash and cash equivalents	$5,848.8	$8,696.0	$
Long term Debt	—	7,702.8		7,702.8
Convertible Redeemable Series C Preferred stock; 8,177,512 shares designated, liquidation value $12.50 per share; 0 shares issued and outstanding at September 30, 2009 and 8,177,512 shares issued and outstanding on a pro forma basis at September 30, 2009 and upon completion of offering	—	9,199.7		9,199.7
Convertible Redeemable Series D Preferred stock; 1,600,000 shares designated, liquidation value $12.50 per share; 1,293,251 shares issued and outstanding at September 30, 2009 and 0 shares issued and outstanding on a pro forma basis at September 30, 2009 and upon completion of offering	7,737.4	—		—
Equity
Stockholders’ equity
Preferred stock, authorized 20,000,000 shares, $0.01 par value shares
Convertible Redeemable Series B Preferred Stock; 825,000 shares designated, liquidation value 10 shares of common stock per share, $0.01 par value; 10,000 shares issued and outstanding on a proforma basis at September 30, 2009 and upon completion of offering	0.1	0.1		0.1
Common stock; 500,000,000 shares authorized, $0.001 par value; 8,593,970 shares issued and outstanding at September 30, 2009 and 36,512,700 shares issued and outstanding on a proforma basis at September 30, 2009 and shares issued and outstanding upon completion of offering	8.6	36.5
Additional paid-in capital	52,612.7	97,432.6
Accumulated deficit	(54,428.0)	(53,845.8)		(53,845.8)
Accumulated comprehensive loss	(7.6)	(7.6)		(7.6)
Total stockholders’ equity	(1,814.2)	43,615.8
Noncontrolling equity	—	6,029.3		6,029.3
Total Equity	$1,814.2	$49,645.1	$

(1)	The values for the pro forma basis at September 30, 2009 for Cash, Debt, Convertible Redeemable Series C Preferred stock, Convertible Redeemable Series D Preferred stock, Accumulated deficit and Accumulated comprehensive loss are the same values as determined on the Unaudited Proforma Condensed Combined Balance Sheet at September 30, 2009 on page F-2. Common Stock and Additional paid-in capital reflect not only the common stock issued in connection with the Merger but also all other common stock issued from September 30, 2009 to November 16, 2009, including:
•	Automatic conversion of 1,293,251 shares of Series D Convertible Redeemable Preferred Stock into 12,932,510 shares of common stock on October 29, 2009 upon shareholders approval.

•	Issuance of 13,750,167 shares of common stock to the common and preferred shareholders of CBH on October 30, 2009 upon closing of the Merger.
•	Issuance of 525,000 shares of common stock to members of NeoStem senior management and consultants including 175,000 shares of common stock to Robin Smith and 150,000 shares of common stock to Catherine Vaczy in connection with the closing of the Merger on October 30, 2009.
•	Issuance of 180,000 shares of common stock to certain members of the Board of Directors in connection with the Directors Compensation Plan on November 4, 2009.
•	Issuance of 525,000 shares of common stock to a staff member and consultants on October 30, 2009 in connection with development of our stem cell business in China upon the approval of the NeoStem Non-US Equity plan by shareholders on October 29, 2009.
•	Issuance of 6,053 shares of common stock to a new staff member and consultant on October 30, 2009.
(2)	Excludes the following:
•	9,725,574 shares of common stock reserved for issuance upon the exercise of outstanding stock options under our 2003 Equity Participation Plan, 2009 Equity Compensation Plan, and 2009 Non-U.S. Based Equity Compensation Plan.
•	shares of common stock reserved for issuance pursuant to the underwriters’ over-allotment option.
•	12,932,512 shares of common stock issuable upon the exercise of outstanding Class D Warrants.
•	635,000 shares of common stock issuable upon the exercise of outstanding Class A Warrants.
•	1,603,191 shares of common stock issuable upon the exercise of outstanding Class E Warrants.
•	19,154,302 shares of common stock issuable upon the exercise of other outstanding Warrants.
•	10,000 shares of common stock issuable upon the conversion of outstanding Series B Preferred Stock.
•	9,086,124 shares of common stock issuable upon the conversion of outstanding Series C Preferred Stock.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the NYSE Amex, previously known as the American Stock Exchange, under the symbol “NBS.” From August 31, 2006 to August 8, 2007, our common stock traded on the Over-The-Counter Bulletin Board (OTC.BB) under the symbol “NEOI.” The prices, as presented below, represent the highest and lowest intra-day prices for our common stock as quoted on the OTC.BB through August 8, 2007 and the high and low sales prices on the NYSE Amex thereafter. The OTC.BB market quotations may reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions. On January 14, 2010, the last sale price of our common stock as reported on the NYSE Amex was $1.55 per share.

2009	High	Low
First Quarter	$1.08	$0.43
Second Quarter	$2.72	$0.80
Third Quarter	$2.33	$1.40
Fourth Quarter	$2.10	$1.30

2008	High	Low
First Quarter	$2.24	$1.18
Second Quarter	$1.48	$0.41
Third Quarter	$1.80	$0.70
Fourth Quarter	$2.15	$0.41

2007	High	Low
First Quarter	$8.00	$2.50
Second Quarter	$6.40	$3.70
Third Quarter	$7.65	$3.65
Fourth Quarter	$4.75	$1.28

As of November 20, 2009, we had 1,222 holders of record of our common stock.

DILUTION

Purchasers of our common stock in this offering will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma, adjusted net tangible book value per share of common stock immediately after completion of this offering.

Our pro forma, adjusted net tangible book value (deficit) as of September 30, 2009, would have been $    or $    per share of common stock. Pro forma net tangible book value (deficit) per share as of a specified date is determined by dividing our tangible book value (deficit) (total tangible assets less total liabilities) by the number of outstanding shares of common stock at such date. After giving effect to our sale of the     shares of common stock offered by this prospectus (based upon an assumed public offering price of $    per share, after deducting the underwriting discount and our estimated offering expenses), our pro forma net tangible book value as of September 30, 2009, would have been $    million, or $    per share of common stock. This represents an immediate [increase/decrease] in pro forma net tangible book value to existing stockholders of $    per share, and an immediate [accretion/dilution] to new investors of $    per share, or    % of the public offering price of the shares offered in this offering. The following table illustrates the per share dilution:

Assumed public offering price per share	$	$
Pro forma net tangible book value (deficit) per share as of September 30, 2009	$	$
Increase in pro forma net tangible book value (deficit) per share attributable to new investors in this offering	$	$
Pro forma net tangible book value per share as of September 30, 2009 after this offering	$	$
Pro forma net tangible book value dilution per share to new investors in this offering	$	$

Investors in this offering will be subject to increased dilution upon the conversion of our preferred stock and upon the exercise of outstanding stock options and warrants. As of November 4, 2009, our preferred stock outstanding could be converted into 9,096,124 shares of our common stock, and stock options and warrants outstanding that are exercisable represented an additional 23,755,223 shares of our common stock that could be issued in the future. Most of the outstanding shares of our common stock, as well as the vast majority of the shares of our common stock that may be issued under our outstanding options and warrants, are not restricted from trading or have the contractual right to be registered.

EXCHANGE RATE INFORMATION

CBH conducted, and Erye conducts, business in China and substantially all of their revenues are denominated in Renminbi, or RMB. However, periodic reports made to shareholders have been expressed in U.S. dollars using the then current exchange rates. This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rate for the period. The RMB is not freely convertible into other foreign currencies and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

The following table sets forth information concerning exchange rates between the RMB and the United States dollar for the periods indicated.

Year Ended December 31,	Year End RMB/US$	Yearly Average RMB/US$
2007	7.29	7.59
2008	6.82	6.94
2009	6.83	6.84

SELECTED FINANCIAL DATA

The following selected statement of operations data for NeoStem for the years ended December 31, 2008 and 2007, and the selected balance sheet data at those dates, are derived from our consolidated financial statements and notes thereto audited by Holtz Rubenstein Reminick LLP, our independent registered public accounting firm. The following selected statement of operations data for CBH for the years ended December 31, 2008 and 2007, and the selected balance sheet data at those dates, are derived from CBH’s consolidated financial statements and notes thereto audited by Moore Stephens Wurth Frazer & Torbet, LLP, CBH’s independent registered public accounting firm.

The statement of operations data for NeoStem and CBH for the nine months ended September 30, 2009 and 2008, and all statement of operations data for CBH, are unaudited. These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each of NeoStem and CBH and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Consolidated Statement of Operations Data — NeoStem

(In Thousands, Except Share and per Share Data)

	Year Ended December 31,		Nine Months Ended September 30,
	2008	2007	2009	2008
			(Unaudited)	(Unaudited)
Revenues	$84	$232	$158	$49
Direct costs	32	25	93	12
Gross profit	52	207	65	37
Operating (loss)	(9,233)	(10,439)	(13,745)	(6,802)
Net income (loss)	(9,242)	(10,445)	(13,778)	(6,811)
Earnings (loss) per share	$(1.53)	$(3.18)	$(1.78)	$(1.22)
Weighted average number of shares outstanding:	6,056,886	3,284,116	8,096,469	5,594,701

Consolidated Balance Sheet Data — NeoStem

(In Thousands)

	As of December 31,		As of September 30, 2009
	2008	2007
			(Unaudited)
Cash and cash equivalents	$431	$2,304	$5,849
Total assets	1,824	3,775	8,603
Current liabilities	961	444	2,680
Long-term liabilities	—	14	—
Redeemable preferred stock	—	—	7,737
(Accumulated deficit)	(39,994)	(30,752)	(54,428)
Total stockholders’(deficit)/equity	863	3,316	(1,814)

Consolidated Statement of Operations Data — China Biopharmaceuticals Holdings, Inc.

(In Thousands, Except Share and per Share Data)

	Year Ended December 31,		Nine Months Ended September 30,
	2008	2007	2009	2008
			(Unaudited)	(Unaudited)
Revenues	$49,726	$31,881	$45,043	$36,768
Cost of goods sold	34,461	23,633	29,760	25,523
Gross profit	15,265	8,248	15,283	11,245
Income from operations	8,710	1,528	11,044	7,541
Minority interest	3,989	1,519	4,842	3,344
Loss from discontinued operations	(601)	(11,932)	(494)	(87)
Net income (loss) available to common stockholders	$1,794	$(13,547)	$3,299	$2,142
Net income (loss) per share – basic:	$0.05	$(0.37)	$0.07	$0.06
Weighted average number of shares outstanding – basic:	36,348,531	36,340,860	37,082,457	36,490,312

Consolidated Balance Sheet Data — China Biopharmaceuticals Holdings, Inc.

(In Thousands)

	As of December 31,		As of September 30, 2009
	2008	2007
			(Unaudited)
Cash	$471	$634	$2,847
Total assets	40,379	31,200	52,820
Current liabilities	18,508	16,135	21,403
Long-term liabilities	65	65	9,132
Redeemable preferred stock	12,509	12,509	12,509
(Accumulated deficit)	(16,798)	(18,059)	(11,034)
Total equity	(181)	(3,017)	9,776

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The Merger

As reported on our Current Report on Form 8-K dated November 6, 2008, on November 2, 2008 we entered into the Merger Agreement with CBH. On October 30, 2009, the Merger was consummated, the effect of which was our acquisition of CBH’s 51% ownership interest in Erye. China Biopharmaceuticals Corp., a British Virgin Islands corporation and wholly-owned subsidiary of CBH, or CBC, and CBH Acquisition LLC, a Delaware limited liability company and our wholly-owned subsidiary, or Merger Sub, who merged with CBH and survived the Merger, also were parties to the Merger Agreement.

Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business, focused primarily on antibiotics. Suzhou Erye Economy and Trading Co. Ltd., or EET, owns the remaining 49% ownership interest in Erye. Merger Sub and EET have negotiated a revised joint venture agreement, or the Joint Venture Agreement, which will become effective upon approval by the requisite PRC governmental authorities, and will govern the ownership of Erye.

Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and Merger Sub will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective distributions will be made as follows: (i) the 49% of undistributed profits (after tax) of the joint venture due EET will be distributed to EET and lent back to Erye to help finance costs in connection with their construction of and relocation to a new facility and; (ii) of the net profit (after tax) of the joint venture due Merger Sub, 45% will be provided to Erye as part of the new facility construction fund and will be characterized as paid-in capital for Merger Sub’s 51% interest in Erye, and 6% will be distributed to Merger Sub directly.

For more information regarding the Merger, please refer to ourcurrent report on Form 8-K, filed with the SEC on November 6, 2009 at: http://www.sec.gov/Archives/edgar/data/320017/000114420409056592/v164842_8k.htm.

Overview

In 2009, through our expansion efforts within China and with the acquisition of a controlling interest in Suzhou Erye Pharmaceuticals Ltd., or Erye, we transitioned into a multi-dimensional international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units: (i) U.S. adult stem cells, (ii) China adult stem cells, and (iii) China pharmaceuticals. These business units are expected to provide platforms for the accelerated development and commercialization of innovative technologies and products in both the U.S. and China.

•	U.S. adult stem cells — We will continue to focus on growing our stem cell collection, processing and storage business and expanding our research and development activities for diagnostic and therapeutic applications.
•	China adult stem cells — We are in the process of launching several stem cell-focused initiatives which include therapeutic applications, as well as collection, processing and storage.
•	China pharmaceuticals — Our ownership interest in Erye, a leading antibiotics producer in China, positions us to take advantage of China’s growth in healthcare spending through Erye’s existing pharmaceutical product portfolio, as well as from products we may develop or license.

The following discussion and analysis of financial condition and results of operations is presented separately for NeoStem, Inc. and China Biopharmaceutical Holdings, Inc. for the three and nine months ended September 30, 2009 and for the twelve months ended December 31, 2008.

As a condition to the consummation of the Merger, effective September 4, 2009, CBH spun-off China Biopharmaceuticals Corp., or CBC, and wrote-off CBC’s 90% owned subsidiary Keyuan Pharmaceutical R&D Co., Ltd, or Keyuan. On September 4, 2009, CBH also entered into a trust agreement as settlors with Stephen Globus as trustee for the benefit of the holders of the common stock of CBH, or the Trust Agreement. Pursuant to the Trust Agreement, CBH transferred all issued and outstanding stock of CBC to the Trust for the benefit of all CBH stockholders for the purpose of winding down the operations of CBC. Accordingly, the discussion of financial condition and results of operations of CBH for the three and nine months ended September 30, 2009, and for the twelve months ended December 31, 2008 and 2007, have been reclassified to reflect the discontinuation of operations of CBC and Keyuan.

NeoStem — Critical Accounting Policies

During the quarter ended September 30, 2009, we modified our revenue recognition policy relative to the license fees we recognize from physicians seeking to establish autologous adult stem cell collection centers, to recognize such fees as revenues ratably over the appropriate period of time to which the revenue element relates. Previously these license fees were recognized in full when agreements were signed and the physician had been qualified by our credentialing committee. In previous reports we have described these fees as “start-up” fees. Effective with the filing of the Form 10-Q for the quarterly period ended June 30, 2009, we have re-characterized these fees as license fees in order to better describe the nature of the relationship between us and these physicians and physician practices and the nature of the fees received.

We have determined that this modification of our revenue recognition policy does not require a retroactive application to our previously issued financial statements for the periods set forth above because the impact on the financial statements taken as a whole during such periods is not material.

Our “Critical Accounting Policies” are as follows:

Revenue Recognition:  We initiated the collection and banking of autologous adult stem cells in the fourth quarter of 2006. We recognize revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed which is generally twenty-four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advanced payments. We also earn revenue, in the form of license fees, from physicians seeking to establish autologous adult stem cell collection centers. These license fees are billed upon the signing of the collection center agreement and qualification of the physician by our credentialing committee and at various times during the term of the license agreement based on the terms of the specific agreement. During the quarter ended June 30, 2009, we modified our revenue recognition policy relative to these license fees to recognize such fees as revenues ratably over the appropriate period of time to which the revenue element relates. Previously these licensing fees were recognized in full when agreements were signed and the physician had been qualified by our credentialing committee. This modification of our revenue recognition policy did not have a material impact on our results of operations.

Income Taxes and Valuation Reserves:  We are required to estimate our income taxes in each of the jurisdictions in which we operate as part of preparing our financial statements. This involves estimating the actual current tax in addition to assessing temporary differences resulting from differing treatments for tax and financial accounting purposes. These differences, together with net operating loss carryforwards and tax credits, are recorded as deferred tax assets or liabilities on our balance sheet. A judgment must then be made of the likelihood that any deferred tax assets will be realized from future taxable income. A valuation allowance may be required to reduce deferred tax assets to the amount that is more likely than not to be realized. In the event we determine that we may not be able to realize all or part of our deferred tax asset in the future, or that new estimates indicate that a previously recorded valuation allowance is no longer required, an adjustment to the deferred tax asset is charged or credited to net income in the period of such determination. Upon receipt of the proceeds from the last foreign purchasers of our common stock in January 2000, our common stock ownership changed in excess of 50% during the three-year period then ended. At December 31, 2008, we had net operating loss carryforwards of approximately $31,000,000 applicable to future Federal income taxes, approximately $24,000,000 applicable to New York State income taxes, approximately $2,000,000 applicable to California income taxes and approximately $12,500,000 applicable to New York City income taxes. Included in the Federal net operating loss carryforwards is approximately $2,121,000 that has been limited by the ownership change. Beginning December 31, 2009, the tax loss carryforwards are expected to expire at various dates through 2028; however, we are reviewing these dates as a result of the capital raises we completed in April, June and July of 2009. We have recorded a full valuation allowance against our net deferred tax asset because of the uncertainty that the utilization of the net operating loss and deferred revenue and fees will be realized.

Goodwill:  Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. We review recorded goodwill for potential impairment annually or upon the occurrence of an impairment indicator. We performed our annual impairment tests as of December 31, 2008 and determined that no impairment exists. We will perform our future annual impairment tests as of the end of each fiscal year.

Intangible Assets:  ASC 350-10 (formerly FASB Staff Position No. 142 Goodwill and Other Intangible Assets) requires purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Definite-lived intangible assets, which consists of patents and rights associated with the VSELTM technology which constitutes the principal assets acquired in the acquisition of SCTI, have been assigned a useful life and are amortized on a straight-line basis over a period of twenty years.

NeoStem — Recent Accounting Pronouncements

For NeoStem’s Recent Accounting Pronouncements, we incorporate by reference the information from Note 3 “Recent Accounting Pronouncements” of the Notes to Unaudited Consolidated Financial Statements, filed as an Exhibit to our quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 6, 2009.

NeoStem — Results of Operations

Three and Nine Months Ended September 30, 2009 Compared to Three and Nine Months Ended September 30, 2008

Revenue

For the three months ended September 30, 2009, total revenues were $85,100 compared to $25,200 for the three months ended September 30, 2008. The revenues generated in the three months ended September 30, 2009 were principally from stem cell collection fees and monthly stem cell storage fees totaling $79,100, and the balance was from licensing fees derived from physicians in our collection center network. The revenues generated in the three months ended September 30, 2008 were from stem cell collection fees and monthly stem cell storage fees in the period in the amount of $11,600 and the balance of $13,000 were licensing fees associated with fees earned from our physicians in our collection center network.

For the nine months ended September 30, 2009, total revenues were $157,700 compared to $49,500 for the nine months ended September 30, 2008. The revenues generated in the nine months ended September 30, 2009 were principally from stem cell collection fees and monthly stem cell storage fees totaling $133,600, the balance were from licensing fees derived from physicians in our collection center network totaling and $9,000 in other revenue. The revenues generated in the nine months ended September 30, 2008 were from stem cell collection fees and monthly stem cell storage fees in the period in the amount of $21,500 and the balance of $28,000 were licensing fees associated with fees earned from our physicians in our collection center network.

Operating Expenses

For the three months ended September 30, 2009, selling, general, administrative and research expenses were $7,263,200 compared to $1,935,700 for the three months ended September 30, 2008, representing an increase of $5,327,500 or 275%.

Historically, to minimize our use of cash, we have used a variety of equity and equity-linked instruments to pay for services and to incentivize staff, consultants and other service providers. The use of these instruments has resulted in significant charges to the results of operations. In general, these equity and equity-linked instruments were used to pay for staff and consultant compensation, director fees, marketing activities, investor relations and other activities. For the three months ended September 30, 2009 the use of equity and equity-linked instruments to pay for such expenses resulted in charges to selling, general, administrative and research expenses of $2,073,500, representing an increase of $1,305,900 over the three months ended September 30, 2008.

For the three months ended September 30, 2009, our selling, general, administrative and research expenses funded by cash were $5,189,700 compared to $1,168,100 in cash funded selling, general, administrative and research expenses for the three months ended September 30, 2008, representing an increase of $4,021,600, which was the result of:

•	The activities related to our merger with CBH increased our expenses by $1,396,900 primarily from the legal and professional services utilized to prepare for public filings and stockholder approval of our merger and related matters.
•	Our efforts to establish a stem cell operation in China to provide advanced therapies, processing and storage, as well as research and development capabilities resulted in an increase in our operating expenses by approximately $1,528,100. Such expenses included expenditures for the rental of laboratory space, legal expenses associated with establishing our subsidiary company and related operations in China, consultants retained to support our implementation and introduction of advanced therapies in China, recruiting fees for identifying senior managers for our operation in China and travel.
•	VSELTM technology research in the U.S. increased operating expenses by $511,900. In particular, the operation of our Cambridge research laboratory and related staff increased operating expenses by $309,300, fees paid to consultants to support our research efforts increased VSELTM Technology research expense by $99,400, clinical studies initiated during the period increased our operating expenses by $45,000, patents and other legal expenses increased our research expense by $38,500, and increases in a various other areas of $19,700.
•	Administrative, sales and marketing expense increased by approximately $584,800. Salaries and wages increased by $468,900 principally as the result of $368,500 for tax payments and tax withholdings we paid on behalf of certain staff members in connection with common stock grants made during the quarter. The balance of the increase in salaries and wages was the result of staff increases and contractual salary increases. Travel and entertainment increased by $51,500, rent increased by $27,500 as a result of the leasing of office space in New York and taxes increased by $24,500. The balance of the increase, $12,400, represents the netting of increases in recruiting expenses, investor relations, and other operating expenses offset by reductions in legal expenses, marketing expenses and other expenses.

For the nine months ended September 30, 2009, our selling, general, administrative and research expense were $13,809,400 compared to $6,969,900 for the nine months ended September 30, 2008, representing an increase of approximately 102% over the corresponding prior year period.

Historically, to minimize our use of cash, we have used a variety of equity and equity-linked instruments to pay for services and to incentivize staff, consultants and other service providers. The use of these instruments has resulted in significant charges to the results of operations. In general, these equity and equity-linked instruments were used to pay for staff and consultant compensation, director fees, marketing activities, investor relations and other activities. For the nine months ended September 30, 2009, the use of equity and equity-linked instruments to pay for such expenses resulted in charges to selling, general, administrative and research expenses of $3,832,100, representing an increase of $656,500 over the nine months ended September 30, 2008.

For the nine months ended September 30, 2009, our selling, general, administrative and research expenses funded by cash were $9,977,300 compared to $3,663,600 in cash funded selling, general,

administrative and research expenses for the nine months ended September 30, 2008, representing an increase of $6,313,700, which was the result of:

•	The activities related to our merger with CBH increased our expenses by $2,232,000 primarily from the legal and professional services utilized to prepare for public filings and stockholder approval of our merger and related matters.
•	Our efforts to establish a stem cell operation in China to provide advanced therapies, processing and storage as well as research and development capabilities and advanced therapies has resulted in an increase in our operating expenses by approximately $2,542,750 and included expenditures for staff, rental of laboratory space, legal expenses associated with establishing our subsidiary company and related operations in China, consultants retained to support our implementation and introduction of advanced therapies in China, recruiting fees for identifying senior managers for our operation in China and travel.
•	VSELTM technology research in the U.S. has increased our selling, general, administrative and research expenses by $949,800. In particular, operations of our Cambridge research laboratory and related staff costs increased operating expenses by $504,200, fees paid to consultants to support our research efforts increased VSELTM research expenses by $123,100, payments to the University of Louisville in connection with our obligations for the VSELTM technology licensed in November 2007 increased research expenses by $81,300, the cost of clinical studies increased our research expenses by $110,200, patent and legal expenses increased by $91,500, and amortization of intangible assets as well as other related miscellaneous costs combined to increase our research expenses by $39,500.
•	Administrative, sales and marketing expense increased by approximately $599,800. Salaries and wages increased by $305,500, principally as the result of $368,500 for tax payments and tax withholdings we paid on behalf of certain staff members in connection with common stock grants made during the quarter offset by reductions in certain benefits and staff reductions. Legal and consulting fees increased by $105,302 as the result of licensing agreements completed in the period, the May 2009 annual stockholders meeting, and several periodic and other reports filed with the SEC not related to our Merger activities. Investor communications costs increased by $145,200 as the result of increased efforts to make investors aware of our expansion into the development of stem cell therapies and into China. Director fees increased by $50,000 as the result of a new Directors’ compensation plan introduced in April 2009. Expenses associated with recruiting key staff increased costs by $52,500. The costs required to maintain our listing on NYSE Amex increased by $17,600 and taxes increased $47,500. In June 2009, we completed our transfer of stem cell cryopreservation operations to Progenitor Cell Therapy and we closed our laboratory in Los Angeles, California. The transfer of cryopreservation operations increased expenses for the period by $35,000. Surplus equipment was transferred to our Cambridge laboratory and there were no other losses associated with the closure. These cost increases were offset by a decrease in marketing expense of $136,400 due to more focused in efforts New York and the Los Angeles areas. The balance of the increase, $12,600, represents a combination of increases and decreases in various expenses including reductions in travel and entertainment and investment banking fees, offset by increases in computer expenses, operating expenses and occupancy costs.

Other Income and Expense

For the three months ended September 30, 2009, interest income increased by $12,400 as the result of investing the net proceeds of the April and June 2009 private placements in money market funds. Until the Series D Preferred Stock automatically converted into our common stock upon stockholder approval on October 29, 2009, the Series D Preferred Stock required an annual dividend of 10% to be paid on April 9th of each year if it was still outstanding on such date (see below). This dividend was being recorded ratably each month and resulted in a charge to operating results of $404,100 for the three month period ended September 30, 2009.

For the nine months ended September 30, 2009, interest income increased by $23,400 as the result of investing the net proceeds of the April and June 2009 private placements in money market funds. Interest expense increased by $48,600 primarily due to the expense associated with the increase in derivative value of the warrants issued in connection with our public offering in 2007 and interest paid on $1,150,000 of promissory notes issued to RimAsia in February and March 2009. These notes were repaid in April 2009 upon the closing of the April 2009 private placement of Series D Preferred Stock. The Series D Preferred Stock required an annual dividend of 10% payable on April 9th of each year if the Series D Preferred Stock was outstanding at that time. This dividend was being recorded ratably each month and resulted in a charge to operating results of $655,900 for the nine months ended September 30, 2009. The conversion of the Series D Preferred Stock into our common stock was one of the proposals submitted to stockholders and approved at our Special Meeting of Stockholders held on October 29, 2009. Upon such approval, the Series D Preferred Stock automatically converted into our common stock and thus no dividends will be payable.

For the reasons cited above, the net loss for the three months ended September 30, 2009 increased to $7,623,400 from $1,921,700 for the three months ended September 30, 2008 and the net loss for the nine months ended September 30, 2009 increased to $14,433,700 from $6,810,700 for the nine months ended September 30, 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

For the year ended December 31, 2008, total revenues were $83,500 compared to $232,000 for the year ended December 31, 2007. The revenues generated in the years ended December 31, 2008 and 2007 were derived from a combination of revenues from the collection of autologous adult stem cells, start-up fees collected from collection centers in our collection center network and additionally, for the year ended December 31, 2007, the recognition of fees received in prior years from the sale of extended warranties and service contracts via the Internet, which were deferred and recognized over the life of such contracts. For the year ended December 31, 2008, we earned $52,500 relating to the collection and storage of autologous adult stem cells and $31,000 of start-up fees. For the year ended December 31, 2007, we earned $41,000 from the collection and storage of autologous adult stem cells and $189,000 from start-up fees. The reduction in start-up fees from 2007 to 2008 was due primarily to reduced activity in establishing collection centers and a concentration of our efforts on recruiting clients into the existing network in the Greater New York area, Southern California and Coral Gables, Florida. In addition, start-up fees were reduced because we opted to help support the launch of our new centers by waiving or reducing start-up fees. We recognized revenues from the sale of extended warranties and service contracts via the Internet of $1,700 for the year ended December 31, 2007. Since we had not been in the business of offering extended warranties since 2002, this revenue source declined and the recognition of these revenues ended in March 2007.

Direct costs are comprised of the cost of collecting autologous stem cells from clients and, as it relates to the prior business of offering extended warranties, the pro-rated cost of reinsurance purchased at the time an extended contract was sold to underwrite the potential obligations associated with such warranties. For the year ended December 31, 2008, the direct costs of collecting autologous stem cells were $32,000. For the year ended December 31, 2007, the direct costs of collecting autologous stem cells were $24,000 and $1,000 was associated with the pro-rata cost of reinsurance purchased for associated extended warranties.

Our selling, general and administration expenses for the year ended December 31, 2008 decreased by $1,360,000 or 13% over the year ended December 31, 2007, from $10,646,000 to $9,285,000. The decrease in selling, general and administrative expenses was primarily due to an overall decrease in operating expenses as we made a concerted effort to reduce staff and trim expenses.

In an effort to preserve cash in 2008 and 2007, we continued to utilize our common stock, common stock options and warrants to pay for certain services. In 2008, we incurred $3,890,000 of expense related to the use of various equity and equity-linked instruments compared to 2007 when we incurred $4,619,000 of expense from such use, an overall reduction of $729,000. Equity and equity-linked instruments have been used for compensation purposes for management and other staff, consultants and directors and to pay for investment banking fees, investor relations, marketing expenses as well as other expenses. The compensatory element of the vesting of stock options and common stock granted to staff and directors was reduced by $1,427,000 in 2008 principally because the fair value of the options and common stock vesting in 2008 was significantly lower in comparison to 2007. Our use of equity and equity-linked instruments to pay for investment banking fees, investor relations, marketing expense as well as other expenses increased by $589,000.

Selling, general and administrative expenses funded by cash decreased $632,000, or 10%, when compared to 2007. The decrease in selling, general and administrative expenses funded by cash in 2008 was primarily related to a decrease in legal expense of $630,000, investor relations expense of $312,000, consulting fees of $213,000, salary and benefits of $109,000, travel and entertainment of $108,000, validation expenses required for New York licensing of $60,000, the conclusion of severance payments to a former staff member of $54,000, stock exchange fees, filing fees and other related fees of $42,800, reduced attendance at conferences of $29,500 and laboratory expenses of $14,000. These decreases were offset by increases in expenses and activities associated with the Merger of $806,000, marketing expenses of $34,200, accounting fees of $18,000, research and development expenditures related to fees due the University of Louisville in connection with our VSELTM technology license of $50,000, expenses for applying for scientific grants and other activities to support VSELTM technology research of $18,000, and a variety of other expenses that resulted in a net expense increase of $14,100.

NeoStem — Liquidity and Capital Resources

At September 30, 2009 we had a cash balance of $5,848,800, working capital of $3,709,400 and stockholders’ deficit of $1,814,200.

Nine Months ended September 30, 2009

We incurred a net loss of $14,433,700 for the nine months ended September 30, 2009. The following chart represents the net funds provided by or used in operating, financing and investment activities for each period indicated:

	Nine Months Ended
	September 30, 2009	September 30, 2008
Cash (used) in operating activities	$(9,511,900)	$(3,368,300)
Cash provided/(used) in investing activities	$(691,000)	$(7,300)
Cash provided by financing activities	$15,620,900	$2,135,700

Operating Activities

Our cash used for operating activities in the nine months ended September 30, 2009 totaled $9,511,900, which is the sum of (i) our net loss, adjusted for non-cash expenses totaling $3,928,600 which includes common stock, common stock options and common stock purchase warrants issued for services rendered in the amount of $3,832,100 and depreciation and amortization of $96,500; (ii) an increase in cash provided from unearned revenue from advance payments from customers and licensees of $189,200, increases in accounts payable and accrued expenses of $741,400 and an increase in accrued dividends of $655,900 and; (iii) cash used for payments of security deposits and other assets of $325,400 and increases in accounts receivable of $156,500 and prepaid assets of $111,400.

In November 2007, we acquired the exclusive, worldwide rights to the VSELTM technology developed by researchers at the University of Louisville. Concurrent with acquiring these rights, we also entered into a sponsored research agreement, or SRA, with the University of Louisville Research Foundation, or ULRF. Under the license agreement, we agreed to engage in a diligent program to develop the VSELTM technology. Certain license fees, milestone payments and royalties, and specified payments in the event of sublicensing are to be paid to ULRF, and we are responsible for all payments for patent filings and related applications. Under the SRA, NeoStem will support additional research relating to the VSELTM technology to be carried out in the laboratory of Mariusz Ratajczak, M.D., Ph.D., a co-inventor of the VSELTM technology and head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville, through March 31, 2010. In return, NeoStem will receive the exclusive first option to negotiate a license to the research results. The cost of the research to NeoStem is $120,859, although we are receiving a credit towards these costs in the amount of approximately $25,000. NeoStem is also supporting the costs of a post doctoral fellow in the laboratory of Dr. Ratajczak. To date we have paid a total of $181,337 under the license agreement and the SRA.

Investing Activities

In 2009, we opened a research laboratory in Cambridge, MA to support the research and development requirements of our VSELTM technology as well as our other research efforts regarding adult stem cells. The outfitting of this laboratory required us to purchase approximately $550,000 of laboratory equipment during the period. As development projects expand, the need for additional capital expenditures for our research laboratory will increase. Our expansion into China resulted in the purchase of several specialized medical instruments and office equipment totaling approximately $82,600 of capital expenditures, that will be used to deliver advanced therapies in China. The balance of our capital expenditures were made to improve our internal company communications and to support additional staff.

Financing Activities

During the nine months ended September 30, 2009, we met our immediate cash requirements through existing cash balances, short-term loans, the Funding Agreement with RimAsia and offerings of preferred stock and warrants, in addition to the use of equity and equity-linked instruments to pay for services and compensation.

During the first quarter of 2009, we issued promissory notes to RimAsia, or the RimAsia Notes, which aggregated $1,150,000. In April 2009, we completed a private placement financing totaling $11 million, or the April 2009 Private Placement, of which approximately $1,162,000 was used to repay the RimAsia Notes and accrued interest. The April 2009 Private Placement consisted of the issuance of 880,000 units priced at $12.50 per unit, with each unit consisting of one share of our Series D Convertible Redeemable Preferred Stock, or Series D Stock (convertible into 10 shares of our common stock) and ten warrants, or the Series D Warrants, with each Series D Warrant to purchase one share of our common stock. In June 2009, and with a final closing on July 6, 2009, we completed an additional private placement financing with net proceeds of $4,679,220, or the June 2009 Private Placement. The June 2009 Private Placement consisted of the issuance of 400,280 Series D Units priced at $12.50 per unit. A total of 400,280 Series D Preferred Stock and 4,002,800 Series D Warrants were issued. We paid $324,280 in fees and issued 12,971 Series D Units to agents that facilitated the June 2009 Private Placement. The Series D Units issued to the selling agents were comprised of 12,971 shares of Series D Stock and 129,712 Series D Warrants. In total, in the April 2009 and June 2009 Private Placements, the number of shares of Series D Stock issued was 1,293,251 and the number of Series D Warrants issued was 12,932,512. Upon the affirmative vote of holders of a majority of the voting power of our common stock, the Series D Stock was automatically converted into 12,932,510 shares of our common stock at a conversion price of $1.25 per share. The Series D Warrants have a per share exercise price equal to $2.50 and are callable by us if our common stock trades at a price greater than or equal to $3.50 for a specified period of time. Upon the affirmative vote of our stockholders and in accordance with the rules of the NYSE Amex, the Series D Warrants became exercisable for five years.

As part of the July 2009 amendment to the Merger Agreement, we, CBH, CBC and RimAsia entered into a Funding Agreement pursuant to which it was agreed that RimAsia would supply additional funding to both us and CBH in an amount up to $1.6 million, which amount would be deemed settled upon the receipt of the increased amount of our securities by RimAsia as part of the Merger consideration. As of September 30, 2009 these advances totaled approximately $1,044,209 for NeoStem and CBH recognized $397,276 related to these expenses. At October 30, 2009 the total expenses advanced by RimAsia on behalf of NeoStem totaled $1,085,088 and $875,363 for CBH exceeding the $1,600,000 limit established by the Funding Agreement by $360,351. This excess amount was settled from CBH’s portion of funds recovered from certain litigation, which totaled $550,000. The remaining $189,649 was paid to NeoStem on November 13, 2009.

In July of 2009, in order to facilitate working capital requirements in China, NeoStem (China) issued a promissory note to China Xingye Bank in the amount of RMB 1,000,000, or $146,700. The note is due on January 1, 2010 and bears an interest rate of 4.86%. The loan is collateralized by cash in a restricted bank account totaling 1,229,000 RMB, or approximately $180,300.

Liquidity and Capital Requirements Outlook

With our acquisition of a controlling interest in Erye and expansion into China, we have transitioned from being a one-dimensional U.S. service provider with nominal revenues to being a multi-dimensional international biopharmaceutical company with current revenues and operations in three distinct business units — U.S. adult stem cells, China adult stem cells and China pharmaceuticals. The following is an overview of our collective liquidity and capital requirements.

Erye is constructing a new pharmaceutical manufacturing facility. Presently all of the buildings in the manufacturing area have been completed, and the equipment has been delivered and is in the process of being assembled. It is expected that the new facility will be fully operational when the relocation, which will begin in the second quarter or 2010, is completed in 2011. The new facility is estimated to cost approximately $30 million, of which approximately $16 million has been paid for through September 30, 2009. To date, construction has been self-funded by Erye and EET, the holder of the minority joint venture interest in Erye. The remaining $14 million is expected to be funded from a combination of proceeds from this offering, an Erye line of credit and the reinvestment of certain dividends by Erye’s shareholders. We have agreed for a period of three years to reinvest in Erye approximately 90% of the net earnings we would be entitled to receive under the Joint Venture Agreement by reason of our 51% interest in Erye. Additionally, it is anticipated that we will loan to Erye $5 million of the proceeds of this offering to augment Erye’s other sources of funding.

We are also engaged in other initiatives to expand our operations into China including with respect to technology licensing, establishment of stem cell processing and storage capabilities and research and clinical development. In June 2009 we established NeoStem (China) as our wholly foreign-owned subsidiary. To comply with PRC’s foreign investment regulations regarding stem cell research and development, clinical trials and related activities, we conduct our current stem cell business in the PRC through two domestic variable interest entities. We have incurred and expect to continue to incur substantial expenses in connection with our China activities. Neither Erye nor our other expansion activities into China are expected to generate sufficient excess cash flow to support our platform business or our initiatives in China in the near term.

In October 2008, we were advised that we would receive Federal funding from the Department of Defense to evaluate the potential use of adult stem cell therapy for wound healing. Our budget for the project must not exceed $681,000 and the funds must be distributed to us by October 2010. No funds have been received to date.

We believe that we will need to raise additional capital to fund the development of advanced stem cell technologies and therapies in the U.S. and China, including the VSELTM technology licensed from the University of Louisville and other regenerative technologies. In the U.S., we currently intend to fund our operating activities through additional financings and, ultimately, the growth of our revenue generating activities in China. In addition, we will seek grants for scientific and clinical studies from the National Institutes of Health and other governmental agencies, but there can be no assurance that we will be successful in obtaining such grants. Our history of losses and liquidity problems may make it difficult to raise additional funds. There can be no assurance that we will be successful in obtaining additional funding on terms acceptable to us or otherwise. Any equity financing may be dilutive to stockholders and debt financing, if available, may involve significant restrictive covenants.

CBH — Critical Accounting Policies

We have identified the policies below as critical to understanding of CBH’s financial statements. The application of these polices requires management to make estimates and assumptions that affect the valuation of assets and expenses during the reporting period. There can be no assurance that actual results will not differ from these estimates. The impact and any associated risks related to these policies on CBH’s business operations are discussed below.

Revenue and Revenue Recognition.  CBH recognizes revenue from product sales when title has passed, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable, which is generally at the time of shipment. Allowances are established for estimated rebates, wholesaler charge backs, prompt pay sales discounts, product returns, and bad debts.

Accounts Receivable.  Accounts receivable are carried at the original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management’s judgments and estimates are reflected in the allowance for doubtful accounts. Specifically, CBH analyzes the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in its customer’s payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectability of receivables and CBH’s operating results. If the financial condition of CBH’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

As each subsidiary of CBH conducts business with different customers with different size and creditworthiness, and each subsidiary has a different impact on and different relationship with their customers. CBH determines the allowance on an individual basis. Basically, CBH assigns various rates to each of the aging group of accounts receivable and adds the products for the respective aging group to the total allowance for doubtful accounts. Different subsidiaries may have different rates for the same aging category. In addition, CBH also considers the changes in the specific financial condition of their customers and, if the situation or events indicate that some accounts may pose unusual risk compared to others, additional allowance may be provided for those accounts.

Income Tax.  Income taxes are determined by the liability method whereby deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis and reported amounts of assets and liabilities. Deferred tax assets and liabilities are computed using enacted tax rates expected to apply to taxable income in the periods in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. CBH provides a valuation allowance for certain deferred tax assets, if it is more likely than not that CBH will not realize tax assets through future operations.

In addition CBH accounts for any uncertainty in income taxes where a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on CBH’s financial statements.

Fair Value of Financial Instruments.  Effective January 1, 2008, CBH adopted the accounting standard regarding fair value of financial instruments and related fair value measurements. This accounting standard establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the accompanying consolidated balance sheets for receivables, payables and short-term loans qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.
•	Level 3 inputs to the valuation methodology are inputs that are unobservable for the assets or liabilities but significant to the fair value.

Effective January 1, 2009, CBH adopted the accounting standard regarding instruments that are indexed to an entity’s own stock. This accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to CBH’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. It provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception within the standards.

As a result, after January of 2009, 20,370,298 of CBH’s issued and outstanding warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment because the strike price of the warrants is denominated in US dollar, a currency other than CBH’s functional currency, the Chinese Renminbi. As a result, since the warrants were no longer considered indexed to CBH’s own stock, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expired.

Non-Controlling Interests.  Effective January 1, 2009, CBH adopted an accounting standard regarding non-controlling interest in consolidated financial statements. Certain provisions of this accounting standard are required to be adopted retrospectively for all periods presented. Such provisions include a requirement that the carrying value of non-controlling interests (previously referred to as minority interests) be removed from the mezzanine section of the balance sheet and reclassified as equity. Further, as a result of adoption this accounting standard, net income attributable to non-controlling interests is now excluded from the determination of consolidated net income. In addition, the foreign currency translation adjustment is allocated between controlling and non-controlling interests.

CBH — Recent Accounting Pronouncements

For CBH’s Recent Accounting Pronouncements, we incorporate by reference the information from “Recent Accounting Pronouncements” in Note 2 of the Notes to Unaudited Consolidated Financial Statements, filed as an Exhibit to CBH’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on October 29, 2009.

CBH — Results of Operations

Three Months and Nine Months Ended September 30, 2009 Compared to Three Months and Nine Months Ended September 30, 2008

Revenue

For the three months ended September 30, 2009, total revenues were $17,051,816 compared to $12,512,711 for the comparable period ended September 30, 2008, representing an increase of approximately 36.3%. The increase was principally attributable to an increase in sales of prescription drugs, which increased 34.8% compared to the corresponding prior year period. This increase, in part, is the result of China’s commitment to improve healthcare in rural areas through its New Rural and Urban Cooperative Medical Insurance System and the implementation of the government’s provincial electronic system for purchasing prescription drugs from manufacturers.

For the nine months ended September 30, 2009, revenue was $45,042,881 compared to $36,767,712 for the comparable period ended September 30, 2008, representing an increase of approximately 22.5%. The increase was primarily attributable to the increase in sales of prescription drugs, which increased 33.9% compared with the corresponding prior year period. This increase, in part, was the result of China’s commitment to improve healthcare in rural areas through its New Rural and Urban Cooperative Medical Insurance System and the implementation of the government’s provincial electronic system for purchasing prescription drugs from manufacturers.

Cost of Goods Sold

For the three months ended September 30, 2009, cost of goods sold were $11,129,366 compared to $8,596,513 for the comparable period ended September 30, 2008. Cost of goods sold as a percentage of sales revenues was approximately 65.3% for the three months ended September 30, 2009 compared to approximately 68.7% for the corresponding prior year period. The reduction in cost of goods sold as a percent of sales was primarily the result of economies of scale associated with increasing sales volume.

For the nine months ended September 30, 2009, cost of goods sold was $29,760,088 compared to $25,522,533 for the comparable period ended September 30, 2008. Cost of goods sold as a percentage of sales revenues was approximately 66.1% for the nine months ended September 30, 2008 compared to approximately 69.4% for the corresponding prior year period. The reduction in cost of goods sold as percent of sales was primarily the result of economies of scale associated with increasing sales volume.

Gross Profit

For the three months ended September 30, 2009, gross profit was $5,922,450 as compared to $3,916,198 for the comparable period ended September 30, 2008, representing an increase of approximately 51.2%. The gross profit margin for the three months ended September 30, 2009 was approximately 34.7% compared to approximately 31.3% for the corresponding prior year period. The increase in the gross profit margin can be attributed primarily to Erye’s focus on sales of products with higher gross profit margins and economies of scale from higher sales volumes.

For the nine months ended September 30, 2009, gross profit was $15,282,793, compared to $11,245,179 for the comparable period ended September 30, 2008, representing an increase of approximately 35.9%. For the nine months ended September 30, 2009, the gross profit margin was approximately 33.9% compared to approximately 30.6% for the corresponding prior year period. The increase in the gross profit margin can be attributed primarily to Erye’s focus on sales of products with higher gross profit margins and economies of scale from higher sales volumes.

Operating Expenses

For the three months ended September 30, 2009, operating expenses were $1,408,707 compared to $1,206,976 for the comparable period ended September 30, 2008, representing an increase of approximately 16.7%. As a percentage of revenue, however, operating expenses decreased compared to the corresponding prior year period, primarily due to a reorganization of Erye’s sales team and efficiencies realized from use of the provincial electronic system for purchasing prescription drugs from manufacturers.

For the nine months ended September 30, 2009, operating expenses were $4,238,743 compared to $3,704,172 for the comparable period ended September 30, 2008, representing an increase of approximately 14.4%. As a percentage of revenue, however, operating expenses decreased compared to the corresponding prior year period, primarily due to a reorganization of Erye’s sales team and efficiencies realized from use of the provincial electronic system for purchasing prescription drugs from manufacturers.

Research and Development

For the three months ended September 30, 2009, research and development costs were $76,035 compared to $30,620 for the comparable period ended September 30, 2008.

For the nine months ended September 30, 2009, research and development costs were $312,098, compared to $279,909 for the comparable period ended September 30, 2008.

Income from Operations

For the three months ended September 30, 2009, income from operations was $4,513,743 compared to $2,709,222 for the comparable period ended September 30, 2008, representing an increase of approximately 66.6%. The increase was primarily attributable to Erye’s increased sales volume and improved gross margin.

For the nine months ended September 30, 2009, income from operations was $11,044,050 compared to $7,541,007 for the comparable period ended September 30, 2008, representing an increase of approximately 46.5%. The increase was primarily attributable to Erye’s increased sales volume and improved gross margin.

Other Income (Expense)

For the three months ended September 30, 2009, other expense was $53,931, compared to other income of $89,808 for the comparable period ended September 30, 2008, representing a reduction in other income of $143,739. The primary reason for the reduction was the loss recognized due to a change in the fair value of the warrants for the three months ended September 30, 2009.

For the nine months ended September 30, 2009, other expense was $992,909 compared to $6,959 for the comparable period ended September 30, 2008, representing an increase in other expense of $985,950. The increase was primarily attributable to the $1,005,774 loss recognized due to a change in the fair value of warrants for the nine months ended September 30, 2009.

Provision for Income Tax

For the three months ended September 30, 2009, provision for income tax was $554,133 compared to $377,583 for the comparable period ended September 30, 2008, representing an increase of approximately 46.7%. The increase was primarily due to Erye’s increased operating income.

For the nine months ended September 30, 2009, provision for income tax was $1,416,393 compared to $1,008,196 for the ended September 30, 2008, representing an increase of approximately 40.5%. The increase was primarily due to Erye’s increased operating income.

Loss on Discontinued Operations

Effective July 11, 2009, CBH discontinued operations of CBC, which was placed in a trust for the benefit of the CBH stockholders, and Keyuan Pharmaceutical R&D Co., Ltd. which was written off. The results of the discontinued operations related to these two subsidiaries have been reclassified on the Statement of Operations as losses from discontinued operations.

For the three months ended September 30, 2009, loss from discontinued operations was $35,381 compared to $78,342 for the comparable period ended September 30, 2008, representing the operating results of Keyuan and CBC for such periods. For the nine months ended September 30, 2009, loss from discontinued operations was $77,022 compared to $87,369 for the comparable period ended September 30, 2008, representing the operating results of Keyuan and CBC for such periods.

For the three months ended September 30, 2009, loss from disposal of discontinued operation was $417,150 compared to $0 for the comparable period ended September 30, 2008, due to the discontinuation of Keyuan and spin-off of CBC in the three months ended September 30, 2009. For the nine months ended September 30, 2009, loss from disposal of discontinued operations was $417,150 compared to $0 for the comparable period ended September 30, 2008, due to the discontinuation of Keyuan and spin-off of CBC in the nine months ended September 30, 2009.

Net Income Available to Common Stock Stockholders

For the three months ended September 30, 2009, net income available to common stock stockholders was $1,455,745, compared to $838,327 for the comparable period ended September 30, 2008, representing an increase of approximately 73.6%. The increase was primarily attributable to increased sales volume and improved gross profit margin for the period.

For the nine months ended September 30, 2009, net income available to common stock stockholders was $3,298,833 compared to $2,141,956 for the ended September 30, 2008, representing an increase of approximately 54.0%. The increase was primarily attributable to increased sales volume and improved gross profit margin for the period.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenue

For the year ended on December 31, 2008, revenue was $49,725,838, compared to $31,881,293 for the year ended December 31, 2007, representing an increase of approximately 56.0%. The increase was primarily attributable to the increased revenues of Erye. Sales of Erye’s intermediary pharmaceutical products in 2008, compared to 2007, increased 47.2%. Erye’s prescription drug sales in 2008 compared to 2007, increased by 60.6%. This increase, in part, reflected China’s commitment to improve healthcare in rural areas through its New Rural and Urban Cooperative Medical Insurance System.

Cost of Goods Sold

For the year ended December 31, 2008, cost of goods sold increased by approximately 45.8% compared to the year ended December 31, 2007. The increase was primarily attributable to the increase of Erye’s sales for the year 2008. For the year ended December 31, 2008, cost of goods sold as a percentage of revenues was approximately 69.3% compared to approximately 74.1% for the year ended December 31, 2007, representing a decrease of approximately 6.5%. The reduction in cost of goods sold as a percent of revenues is primarily the result of economies of scale associated with increasing sales volume.

Gross Profit

Gross profit was $15,264,892 for the year ended December 31, 2008, compared to $8,247,646 for the year ended December 31, 2007, representing an increase of approximately 85.1%. The gross profit margin for the year ended December 31, 2008 was approximately 30.7% compared to approximately 25.9% for the corresponding prior year period. The increase in the gross profit margin can be attributed primarily to Erye’s focus on sales of products with higher gross profit margins and economies of scale from higher sales volumes.

Operating Expenses

Although sales increased significantly for the year ended December 31, 2008, operating expenses remained comparable to those for 2007. The operating expenses of CBH decreased by approximately $599,000, compared to the prior year period. During 2008, CBH reduced its attorney fees, audit fees, public relation expenses and service fees to its transfer agent in an effort to reduce operating expenses and CBH moved its headquarters into the facilities of Erye, which reduced rent expense. These cost savings were partially offset by an increase in bad debt expense.

Bad debt expense for the year ended December 31, 2008 was $1,944,300, compared to $1,605,431 for the year ended December 31, 2007, or an increase of $338,869. The increase can be attributed primarily to a write-off of certain aged receivables in 2008 that were determined to be no longer collectable.

Research and Development

For the year ended December 31, 2008, research and development costs were $360,056, compared to $264,339 for the year ended December 31, 2007, representing an increase of approximately 36.2%.

Income from Operations

For the year ended December 31, 2008, income from continuing operations was $8,710,040, compared to $1,528,433 for the year ended December 31, 2007, representing an increase of approximately 469.9%. The increase was primarily attributable to Erye’s increased sales volume and improved gross margin.

Other Income (Expense)

For the year ended December 31, 2008, other income was $114,793, compared to other expense of $1,623,628 for the year ended December 31, 2007, representing an increase in other income of approximately $1,738,421. The increase in other income was primarily attributable to a reduction of interest expense in the amount of $1,008,534 for the loan from RimAsia, resulting from the conversion of the loan to redeemable convertible preferred stock on November 16, 2007. The balance of the increase is attributable to a reduction of other expenses.

Provision for Income Tax

Erye’s effective income tax rate for the year ended December 31, 2008 was 12.5% as a result of tax benefits afforded by the Enterprise Income Tax Law of China. The benefits are expected to continue through December 31, 2010, after which the rate is expected to increase to 25%. Erye was exempt from income tax for the year ended December 31, 2007. CBH’s income tax expense for the year ended December 31, 2008, was $1,408,532, compared to $0 for the year ended December 31, 2007.

Loss on Discontinued Operations

CBH acquired Shenyang Enshi Pharmaceutical Limited Company (“Enshi) on June 6, 2006. After the acquisition of Enshi, CBH identified what appeared to be possible major breaches and fraud by the previous owner and controlling shareholders of Enshi, Mr. Li Xiaobo and his related parties (“Defendants”) in the representations and warranties provided by him to CBH and the Defendants’ refusal to honor their indemnification obligations to CBH. CBH’s former subsidiary RACP filed a lawsuit against the Defendants alleging fraud and pursuing rescission and damages (the “LXB Litigation”). Enshi was taken over by RimAsia in July of 2007 and as a result, no longer remained a subsidiary of CBH. CBH’s management decided to write off the total carrying value of Enshi in the third quarter of 2007 and reported it as discontinued operations in the consolidated financial statements. Accordingly, assets, liabilities and operating results that were attributed to Enshi are presented as discontinued operations. Under Statement of Financial Accounting Standards No. 144 (“SFAS 144”), when a component of an entity, as defined in SFAS 144, has been disposed of or is classified as held for sale, the results of its operations, including the gain or loss on its disposal should be classified as discontinued operations and the assets and liabilities of such component should be classified as assets and liabilities attributed to discontinued operations; provided that the operations, assets and liabilities and cash flows of the component have been eliminated from CBH’s consolidated operations and CBH will no longer have any significant continuing involvement in the operations of the component. Therefore, the results of Enshi’s operations and cash flows for the year ended December 31, 2007 were reported as discontinued operations in CBH’s consolidated financial statements.

Effective July 11, 2009, CBH discontinued operations of CBC, which was placed in a trust for the benefit of the CBH stockholders, and Keyuan Pharmaceutical R&D Co., Ltd. which was written off. The results of operations related to these two subsidiaries have been reclassified on the Statement of Operations as losses from discontinued operations.

For the twelve months ended December 31, 2008, loss from discontinued operations was $600,512 compared to $11,910,425 for the prior year period. The loss for the year ended December 31, 2008 represented the operating results of Keyuan and CBC. The loss for the year ended December 31, 2007 represented the operating results of Keyuan, CBC and Enshi.

For the twelve months ended December 31, 2008, loss from disposal of discontinued operations was $0 compared to $22,074 for the prior year period. The loss for the year ended December 31, 2007 represented the disposal of Enshi.

Dividend and Accretion of Redeemable Preferred Stock

As a result of the conversion of the loan from RimAsia to Series B Redeemable Preferred Stock, CBH accrued dividends and accretion in the amount of $1,033,239 for the year ended December 31, 2008, including $574,022 in unpaid dividends, and a $459,217 premium.

Net Income (Loss) Available to Common Stock Stockholders

For the year ended December 31, 2008, net income was $1,793,778 compared to a net loss of $13,546,987 for the year ended December 31, 2007. This increase in net income is primarily attributable to Erye’s operating results and a reduction in the loss of discontinued operations.

CBH — Liquidity and Capital Resources

Nine Months Ended September 30, 2009

As of September 30, 2009, total current assets were $25,452,069 and total current liabilities were $21,402,824. Cash and cash equivalents on September 30, 2009 were $2,847,192, representing an increase of $2,376,520, as compared with $470,672 on December 31, 2008.

For the nine months ended September 30, 2009, net cash provided by continuing operating activities was $13,887,596. Cash provided by operating activities was primarily attributable to Erye’s operations. Income from continuing operations contributed $8,634,748 to net cash. In addition, cash from continuing operations also increased as a result of an increased level of notes payables and accounts payable totaling $6,566,851; improved collections of receivables totaling $498,003; and fixed noncash charges included in results of operations totaling $1,586,834. Net cash provided by continuing operations was used to support increased inventory levels for Erye, which increased $2,832,755, in order to support higher levels of sales. Changes in other asset and liabilities required $566,085 in cash.

Net cash used in investing activities for the nine months ended September 30, 2009 was $6,086,702. This was primarily due to construction of Erye’s new production facility and related purchases of equipment, which required $7,344,624 in cash, and repayment by CBH of certain loans totaling $2,741,233. Cash to fund these activities was provided, in part, by the withdrawal of $4,414,048 from the short-term investment account of Erye.

For the nine months ended September 30, 2009, net cash used in financing activities was $5,452,046, which was primarily attributable to Erye’s repayment of $2,492,030 short-term bank loans and additional deposits of $2,560,294 in bank accounts as collateral for the notes payable issued.

Year Ended December 31, 2008

As of December 31, 2008, total current assets were $18,440,831 and total current liabilities were $18,508,221. Cash and cash equivalents for the year ended December 31, 2008 were $470,672, representing a decrease of $163,517 from the $634,189 reported on December 31, 2007.

For the year ended December 31, 2008, net cash provided by continuing operating activities was $9,796,596, net cash used in investing activities was $12,187,903, and net cash provided by financing activities was $2,147,524. Cash used in investing activities for the year ended December 31, 2008 was primarily attributable to the purchase of land use rights and property, plant and equipment in connection with Erye’s new facilities which totaled $7,640,393, an increase in short-term investments of $3,202,407 and an increase in receivables due from related parties of $1,055,564. Cash provided by financing activities for the year ended December 31, 2008 is primarily attributable to the issuance of notes payable.

On November 19, 2007, CBH entered into an agreement with RimAsia as a follow-up to letters of intent signed on July 14, 2007 and August 2, 2007, under which the principal amount of the $11.5 million loan owed to RimAsia in connection with the acquisition of Enshi plus unpaid interest of $1,008,534 or a total of $12,508,534 was converted in full into 6,185,607 shares of senior redeemable convertible preferred shares of CBH based on a conversion price of $2.0222 per preferred share.

Relocation of Erye’s Production Facilities

Erye is in the process of constructing and relocating to a new production facility. Erye commenced construction of its new facility in 2007. To date, all of the buildings in the manufacturing area have been completed and the equipment has been delivered and is in the process of being assembled. It is expected that parts of the new facility will be operational in the second quarter of 2010, and that the relocation will be completed in 2011. The new Erye production facility is estimated to cost approximately $30 million, of which approximately $16 million has been paid for through September 30, 2009. The remaining $14 million is expected to be funded from a combination of proceeds from this offering, an Erye line of credit and the reinvestment of certain dividends by Erye’s shareholders. We have agreed for a period of three years to reinvest in Erye approximately 90% of the net earnings we would be entitled to receive under the Joint Venture Agreement by reason of our 51% interest in Erye.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

Quantitative and Qualitative Disclosures About Market Risk

Effect of Fluctuation in Foreign Exchange Rates

Both our business in China and Erye use Chinese Renminbi as the functional currency. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and be affected by, among other things, changes in China’s political and economic conditions. As we rely principally on revenues earned in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. To date, however, we have not engaged in transactions of either type.

Interest Rate Risk

We do not believe that our operations have been materially influenced by changes in interest rates, a situation which is expected to continue for the foreseeable future.

Credit Risk

We do not believe that our operations are subject to any material credit risk, a situation which is expected to continue for the foreseeable future.

Inflation Risk

We do not believe that our operations have been materially influenced by inflation, a situation which is expected to continue for the foreseeable future.

BUSINESS

Overview

In 2009, through our expansion efforts within China and with the acquisition of a controlling interest in Suzhou Erye Pharmaceuticals Ltd., or Erye, we transitioned into a multi-dimensional international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units: (i) U.S. adult stem cells, (ii) China adult stem cells, and (iii) China pharmaceuticals. These business units are expected to provide platforms for the accelerated development and commercialization of innovative technologies and products in both the U.S. and China.

In the U.S. we are a leading provider of adult stem cell collection, processing and storage services enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of one’s own stem cells should they be needed for future medical treatment. Our current network of U.S. adult stem cell collection centers is focused primarily on the Southern California and Northeast markets. Our goal is to expand our coverage to ten markets by the end of 2010. In addition to our services, we are conducting research and development activities on our own and through collaborations in pursuit of diagnostic and therapeutic applications using adult stem cells, including applications using our VSELTM technology, with regard to very small embryonic-like stem cells, which we license from the University of Louisville.

In 2009, we began several China-based, adult stem cell initiatives including: (i) creating a separate China-based stem cell operation, (ii) constructing a stem cell research and development laboratory and processing facility in Beijing, (iii) establishing relationships with hospitals to provide stem cell-based therapies, and (iv) obtaining product licenses covering several adult stem cell therapeutics focused on regenerative medicine. In 2010, we expect to begin offering stem cell banking services and certain stem cell therapies to patients in China, as well as to foreigners traveling to China seeking medical treatments that are either unavailable or cost prohibitive in their home countries.

The cornerstone of our China pharmaceuticals business is the 51% ownership interest we acquired in Erye in October 2009. Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products and has received approximately 150 production certificates from the State Food and Drug Administration of China, or SFDA, covering both antibiotic prescription drugs and active pharmaceutical intermediates. Erye’s revenue for the twelve months ending September 30, 2009 was $58.1 million.

Our three business units are expected to provide platforms for accelerated development and commercialization of innovative technologies and products in both the U.S. and China.

Adult Stem Cell Business in the U.S.

Stem cells are very primitive and undifferentiated cells that have the unique ability to transform into many different cells, such as white blood cells, nerve cells or heart muscle cells. We only work with adult (and not embryonic) stem cells. Adult stem cells are found in the bone marrow, in peripheral blood and in umbilical cord blood. For over 40 years physicians have been using adult stem cells to treat various blood cancers, but only recently has the promise of using adult stem cells to treat a myriad of other diseases begun to be realized.

Within the adult stem cell classification, the use of cells is either autologous, meaning donor and patient are the same, or allogeneic, meaning donor and patient are different. The use of allogeneic stem cells requires the identification of a matching donor, which can result in added costs, critical time delays or may never occur. Even if a matching donor is identified, the use of allogeneic stem cells introduces the risk of “graft vs. host disease” requiring immunosuppression drugs for extended periods following transplantation. Accordingly, our current stem cell programs are based exclusively on adult stem cells for autologous use as we believe that adult stem cells hold the greatest promise for therapeutic innovation..

We are developing our business in the adult stem cell field to capitalize on the increasing importance that adult stem cells may have in regenerative medicine, with an initial focus on the delivery of therapies for cardiac, orthopedic, wound, cosmetic and dermatologic indications.

Collection, Processing and Storage Services

We are a leading provider of adult stem cell collection, processing and storage services in the U.S., enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of autologous stem cells should they be needed for future medical treatment. Our current network of U.S. adult stem cell collection centers is primarily focused on the Southern California and Northeast markets. Our goal is to expand our coverage to ten markets by the end of 2010. Commercial stem cell processing and storage services are provided to us nationally, on an exclusive basis, by Progenitor Cell Therapy LLC, or PCT, utilizing current good manufacturing practices, or cGMP, standards.

Our process for collecting adult stem cells for autologous use involves the administration of a mobilizing agent prior to collection, allowing the migration of stem cells from bone marrow to peripheral blood. Once the stem cells have reached the bloodstream, an individual goes through a safe and minimally-invasive procedure called “apheresis,” similar to donating platelets, at one of the collection centers in our network. Then, the stem cells are processed and stored under cGMP standards. Our proprietary process does not change or alter the underlying cells and does not require expansion technology.

We believe that individuals will view the ability to pre-donate and store autologous adult stem cells for future personal therapeutic use as a valuable part of a “bio-insurance” program. The benefits of pre-donation include: having a known supply of autologous stem cells rather than an uncertain supply of compatible allogeneic stem cells; autologous stem cells may be compromised once a patient becomes sick; and the quantity and quality of stem cells generally diminish with age. This perceived value of pre-donation should increase as additional indications for stem cell-based therapies are developed.

We have initiated a marketing and sales campaign, individually and through collaborations, for the purpose of educating physicians and potential clients on the benefits of adult stem cell collection and storage. Our strategy is to work with our established collection centers to market in their communities and to build new alliances and partnerships. Utilizing our new laboratory facility in Cambridge, MA, which also will have an adult stem cell collection center, we continue to build awareness with Boston-area academic institutions that are researching and treating with adult stem cells.

Our stem cell banking services generate revenue from a combination of fees paid upfront and over time, by both collection centers and individual clients. We plan to grow the client base at each of our centers, and add new centers in other strategic metropolitan areas. Additional initiatives to drive private sector revenue growth include:

•	collaborations with high profile medical centers and academic institutions involved in research and clinical trials relating to adult stem cells;
•	services in the U.S. targeted for “medical tourism” designed to access stem cell therapies available outside the U.S.;
•	partnerships with executive health programs, wellness physicians, concierge medical programs, medical spas and first responder groups;
•	initiatives with cord blood companies, tissue banks and pharmaceutical companies;
•	support for The Stem for Life Foundation, which promotes public awareness, funds research and development and subsidizes stem cell collection and storage programs;
•	storage of excess stem cells collected from bone marrow transplant donors; and
•	processing and isolation of adult stem cells for research and diagnostic use.

While many individuals could potentially benefit from having a supply of their stem cells available for personal therapeutic use, our initial targeted customer niches include:

•	individuals with a family history of serious diseases;
•	individuals at high risk for burns, wounds and other trauma, such as first responders;
•	individuals at occupational risk from prolonged radiation or chemical exposure, such as healthcare providers, laboratory personnel and nuclear power plant workers;
•	wellness, cosmetic and anti-aging focused individuals; and
•	athletes and others who could benefit from regenerative therapies.

To further drive our stem cell initiatives, we will continue targeting key governmental agencies, congressional committees and not-for-profit organizations to contribute funds for our research and development programs. In October 2008, we were advised that we would receive federal funding from the Department of Defense to evaluate the potential use of adult stem cell-based therapy for wound healing, currently anticipated to be in the approximate net amount of $681,000, and in September 2009, we were notified of an award of a Grand Opportunities grant in the amount of $108,746 from the National Institutes of Health.

VSELTM Technology and Other Therapeutic Technologies

We are engaged in research and development of new therapies based on very small embryonic-like stem cells, or the VSELTM technology, with the University of Louisville Research Foundation, or ULRF and have a worldwide exclusive license to the VSELTM technology. Research by a group headed by Dr. Mariusz Ratajczak, M.D., Ph.D., who is the head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville and co-inventor of the VSELTM technology, and others, provides compelling evidence that bone marrow contains a heterogeneous population of stem cells that have properties similar to those of an embryonic stem cell. These cells are referred to as very small embryonic-like stem cells. This finding opens the possibility of achieving the positive benefits associated with embryonic stem cells without the ethical or moral dilemmas or certain of the potential negative effects associated with embryonic stem cells. Of even greater potential is the ability to obtain these stem cells for autologous use.

We have a sponsored research agreement, or an SRA, with ULRF, pursuant to which we agree to support further research in the laboratory of Dr. Ratajczak. In return for supporting additional research relating to the VSELTM technology to be carried out in the laboratory of Dr. Ratajczak as principal investigator, we will receive the exclusive first option to negotiate a license covering the research results.

Recent studies conducted by us in collaboration with the University of Louisville have confirmed that significant quantities of very small embryonic-like stem cells can be obtained from the peripheral blood of humans following stimulation with granulocyte-colony stimulating factor, commonly known as NeupogenTM. Dr. Ratajczak’s group at the University of Louisville has published preliminary work that would indicate that these stem cells have a role in cardiac regeneration and may help identify those at risk for cardiovascular disease. In addition, very small embryonic-like stem cells have been shown to increase in numbers in the peripheral circulation following acute myocardial infarction and other stress inducing events in experimental animals and in humans. Thus, very small embryonic-like stem cells may have significant potential to repair degenerated, damaged or diseased tissue, or the three “Ds” of aging. With our existing banking network, we have the ability to collect and store very small embryonic-like stem cells from individual donors, setting the stage for their future use in personalized regenerative medicine.

In addition to the research we are funding in Dr. Ratajczak’s laboratory at the University of Louisville, we are in discussions with other researchers to generate data relating to other clinical applications of very small embryonic-like stem cells, that could include neural, cardiac, ophthalmic and bone regeneration, to expand our research efforts and maximize the value of this technology.

To facilitate our independent research and development efforts, we opened an 8,000 square foot, state-of-the-art facility at the Riverside Technology Center in Cambridge, Massachusetts, or the Cambridge Laboratory. In the near term, our efforts will focus on expanding the current VSELTM technology know-how and working with other adult stem cell technologies by performing detailed characterization, purification and expansion of stem cells. Furthermore, at the Cambridge Laboratory we are characterizing and developing various adult stem cells, including VSELTM technology, for therapeutic and diagnostic purposes. Specifically, the use of stem cells as a diagnostic tool to understand aging has not been sufficiently explored as a means to improve current therapies and to test new therapies. To address this unmet need, we intend to create a stem cell screening panel, known as a biomarker screening panel. This antibody-based test would simultaneously quantify several important stem cell populations that are known to be circulating in peripheral blood, including very small embryonic-like stem cells. This biomarker screening panel would enable researchers to assess the relative wellness of an individual by comparing their existing stem cell profile to an age-adjusted reference of expected, or normal, stem cell levels. The Cambridge Laboratory will also support the planned development of a commercial process that we expect will facilitate the separation of very small embryonic-like stem cells from blood, enabling us to create high-throughput, cell-based assays for use in pharmaceutical and nutraceutical research.

We also are engaged in licensing new adult stem cell-based therapies that we plan to use to commercialize innovative therapeutic applications. Several recent examples include:

•	In February 2009, we entered into a License Agreement with Vincent Giampapa, M.D., F.A.C.S. pursuant to which we acquired a world-wide, exclusive license to certain innovative stem cell technology and applications for cosmetic, facial and body procedures and skin rejuvenation.
•	In April 2009, we entered into a License Agreement with Vincent Falanga, M.D., pursuant to which we acquired a world-wide, exclusive license to certain innovative stem cell technology and applications for wound healing.
•	In May 2009, we entered into an agreement with Promethean Corporation, which has developed, through its subsidiary, Ceres Living, Inc., and in connection with a leading nutritional laboratory and our scientists and Advisory Board members, AIO Premium Cellular Health, a liquid nutritional supplement based on certain nutraceuticals which have been shown to optimize stem cell functions. In exchange for a license to our scientific and medical publications, we receive a royalty on sales of AIO Premium Cellular Health and sales lead for the collection business. Ceres is paid a referral fee for adult stem collections generated by Ceres’ referral network. Additionally, the Stem for Life Foundation receives a royalty on sales of AIO Premium Cellular Health and sales leads for the collection business.

Adult Stem Cell Business in China

We believe that, in China, we can accelerate research, the development of stem cell-based therapies, and the creation of intellectual property positions in the stem cell field because of China’s regulatory and scientific environment and its culture, which are more readily accepting of stem cell-based therapies. Additionally, China has a large population with a rapidly growing middle and upper class who are interested in regenerative medicine and can afford such services. Accordingly, in 2009, we expanded our operations and markets to include China through the creation of a separate stem cell business unit.

Our China stem cell-based initiatives will be led by U.S. researchers and physicians in collaboration with experts in China for each clinical application to be pursued. We believe that this collaborative approach, and our expansion into China, will create commercial, financial and scientific opportunities that, ultimately, will generate increased revenues for us.

Our current stem cell-based initiatives in China include:

•	developing a pipeline of regenerative medicine therapies, initially focused on orthopedic conditions;
•	developing wellness, cosmetic and anti-aging applications;
•	participating in the medical tourism market for regenerative medical treatments;
•	establishing a network of collection, processing and storage facilities; and
•	engaging in research and development designed to improve and expand our service and product offerings both in the U.S. and in China.

Because certain PRC regulations currently restrict foreign entities from holding certain licenses and controlling certain businesses in China, we have created a wholly foreign-owned entity, or WFOE, NeoStem (China), to implement our expansion initiatives in China. Additionally, to comply with China’s foreign investment regulations with respect to stem cell-related activities, these business initiatives in China are conducted via two Chinese domestic entities, Qingdao Niao Bio-Technology Ltd., or Qingdao Niao, and Beijing Ruijieao Bio-Technology Ltd., or Beijing Ruijieao, that are controlled by the WFOE through various contractual arrangements. See “PRC Corporate Legal Structure” below.

Orthopedic Therapies

In order to advance our regenerative medicine business in China, in March 2009, we acquired an exclusive license for Asia to use an innovative process that expands a patient’s own adult stem cells to treat a variety of musculoskeletal diseases. The licensed procedure, RegenexxTM, has been developed by a Colorado-based company, Regenerative Sciences, Inc., or RSI. The RegenexxTM procedure uses autologous mesenchymal stem cells extracted from bone marrow for the treatment of various orthopedic conditions, including osteoarthritis, meniscus tears of the knee, avascular necrosis and bulging lumbar discs. In addition, our agreement with RSI includes consulting services to be provided by RSI to us in the area of stem cell-based orthopedic therapies for the Asia market. We believe that the integration of our peripheral blood collection process into the RegenexxTM procedure will enhance its marketability.

To provide orthopedic-related stem cell-based services, we intend to establish a network of hospitals to offer these orthopedic treatments in China. We recently established a collaboration with Shandong Wendeng Orthopedic Hospital, or Wendeng Hospital, which will be the first of such hospitals. In June 2009, Qingdao Niao entered into a five-year cooperation agreement with Wendeng Hospital to treat patients and conduct clinical research regarding the application of autologous stem cells for the treatment of a variety of orthopedic conditions. Wendeng Hospital is considered to be one of the leading speciality orthopedic hospitals in China, with close to 90% of its inpatient capacity dedicated to orthopedic cases. Physician and laboratory personnel are currently undergoing training at RSI and operations are scheduled to begin at Wengdeng Hospital in the first quarter of 2010.

Wellness, Cosmetic & Anti-Aging Applications

We are developing a portfolio of products and therapies, including stem cell-based therapies, health supplements and nutraceutical products, that we intend to offer for wellness, cosmetic and anti-aging applications. One of the key initial therapies is anticipated to be the autologous adult stem cell-based skin rejuvenation therapy that we in-licensed from Vincent Giampapa, M.D., in February of 2009.

The license agreement with Dr. Giampapa is intended to advance our regenerative medicine business in the U.S. and China by our acquisition of a world-wide, exclusive license to certain innovative stem cell technology and applications for cosmetic facial and body procedures and skin rejuvenation. This supplements a three-year agreement that Dr. Giampapa entered into with us in January 2009 where he agreed to provide us with consulting services in the anti-aging area. In collaboration with Dr. Giampapa, we intend to develop and launch a range of cosmetic and anti-aging applications in China.

These therapeutic applications are anticipated to be provided, initially, by Qingdao Niao, one of the VIEs, at the facilities at the Qingdao Second Sanatorium of Jinan Military Command, or the Second Sanatorium, pursuant to a three-year cooperation agreement entered into in June 2009. As both a leading comprehensive hospital within the military’s healthcare network and one of the principal healthcare centers in charge of ensuring the well-being of senior and retired military officials in China, the Second Sanatorium is a key service provider within the domestic anti-aging and cosmetics arena. We intend to offer, through the Second Sanatorium, stem cell-based therapies for a variety of medical conditions and diseases as well as anti-aging and cosmetic uses. A section of the hospital dedicated to this program is undergoing renovation, which is scheduled to be completed at the end of the first quarter of 2010, to enable such therapies to be provided.

Consulting and Royalty Agreement

In June 2009, we signed an agreement, or the Network Agreement, with Enhance BioMedical Holdings Limited, or Enhance BioMedical, a Shanghai corporation and subsidiary of Enhance Holding Corporation, a multinational conglomerate with businesses in various market sectors including healthcare. Pursuant to the

Network Agreement, Enhance Biomedical will help us develop an adult stem cell collection and treatment network using our proprietary stem cell technologies in Shanghai and Taiwan as well as the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi, or the Network Territory. Enhance BioMedical has healthcare provider relationships with numerous hospitals and doctors in the Network Territory. It also operates the Anti-Aging and Prevention Medical Center in Taipei, Taiwan, with facilities focused on stem cell research and development and anti-aging therapies. As of November 16, 2009, Enhance BioMedical was the beneficial owner of approximately 19.7% of our common stock.

The Network Agreement is a ten-year, exclusive, royalty bearing agreement pursuant to which we will provide Enhance BioMedical with the training, technical, and other assistance required for it to offer stem cell-based therapies. Subject to certain terms and conditions, the Network Agreement is renewable for a subsequent ten-year term at the option of Enhance BioMedical. This agreement also gives us the option, until June 2014, to acquire up to a 20% fully diluted equity interest in Enhance BioMedical. We will receive certain milestone payments as well as be entitled to a stated royalty on Enhance BioMedical’s revenues derived from these stem cell-based therapies. Under the Network Agreement, Enhance BioMedical has the exclusive right to utilize our proprietary adult stem cell technologies identified by us to provide adult stem cell services and therapies in the Network Territory.

Through the Network Agreement, we expect to receive royalty revenues from the cosmetic and anti-aging therapies beginning in the second quarter of 2010, resulting from Enhance BioMedical’s Taiwan launch.

Medical Tourism

“Medical tourism” is defined as the process of travelling from home for treatment abroad or elsewhere domestically. A large segment of the individuals participating in medical tourism seek access to medical therapies not currently available or affordable in their home countries. The World Bank estimates that medical tourism will be a $10 billion industry by 2011. In 2007 alone, 750,000 Americans traveled outside the U.S. to obtain medical treatment, a number which is expected to increase to 6 million by 2010.

Since our inception, we have been building relationships with physicians in the U.S. and abroad who have developed advanced therapies using autologous stem cells. China, specifically, is fast emerging as a desirable destination for individuals seeking medical care in a wide range of medical specialties, including cardiology, neurology, orthopedics and others. As a result, a number of leading private and government hospitals in major Chinese cities have established medical tourism departments to provide treatment to international patients using advanced Western medical technology and techniques, including stem cell-based therapies. In addition to capitalizing on this trend as a potential driver for our collection and storage business, we plan to work with specialty hospitals and physicians in China to make stem cell-based therapies available for these medical tourism patients.

Collection, Processing and Storage Services

We are extending our technical and operating expertise to China to offer adult stem cell collection services through a network of centers within existing or newly-developed medical facilities.

In order to accelerate the establishment of a world-class storage facility in China, we are negotiating the terms of a project management agreement with PCT for a “turn-key” cGMP-compliant stem cell processing and storage operation in Beijing. To this end, in May 2009, Qingdao Niao leased space from Beijing Zhong-guan-cun Life Science Park Development Corp., Ltd. for a facility, or the Beijing Facility, that will be equipped to provide comprehensive adult stem cell collection, processing and storage capabilities, and a laboratory to support a number of our therapeutic programs, including the orthopedic program at Wengdeng Hospital.

Research and Development

In addition to supporting the processing and storage activities at the Beijing Facility, the laboratory will provide a state-of-the-art venue for expanded adult stem cell-related research and development activities in China. We are collaborating with experts in China to expand our intellectual property positions in the stem cell field and develop adult stem cell-based therapies for the U.S. and broader China markets. These efforts will be dedicated to the research and development of our stem cell technology and its application to a number of therapeutic programs, initially including diabetes and anti-aging.

In July 2009, NeoStem (China) entered into a cooperation agreement with our China consultant, Shandong Life and Science Institute, or SLSI, to assist in the formation of a not-for-profit organization required under PRC law, to organize and conduct various stem cell-based clinical trials in collaboration with specialty hospitals. This initiative was funded by NeoStem (China) in the amount of approximately $730,000.

Pharmaceutical Business in China — Erye

We believe that China currently affords a unique opportunity to grow our revenues on an accelerated basis. In order to enter this market, we completed the Merger on October 30, 2009, the net effect of which was the acquisition by us of a 51% ownership interest in Erye. Our current senior executive management team at Erye, Mr. Shi and Madame Zhang, joined Erye in 1998, in conjunction with others bought it from the government in 2003 and, in the years that followed, transformed it into a profitable private enterprise. Erye had approximately 725 employees as of November 16, 2009, of which approximately 525 were full-time.

Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business, focused primarily on the manufacturing and sale of antibiotics. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products and has received approximately 150 production certificates from the SFDA covering both antibiotic prescription drugs and active pharmaceutical intermediates, or APIs. Erye’s revenue for the twelve months ending September 30, 2009 was $58.1 million.

Industry

China has a large population with a rapidly growing demand for pharmaceutical drugs and has committed to providing increased governmental insurance to provide a larger segment of the population greater access to pharmaceuticals. The antibiotics market in China was approximately $8.8 billion in 2007, with an annual average growth rate of approximately 24 percent for the previous three years. The overall pharmaceuticals market is forecasted to triple in size by 2013, becoming the third largest drug market in the world behind the U.S. and Japan.

In early 2009, the PRC government announced that improving healthcare for its citizens would be a major priority and China’s State Council approved the spending of $124 billion on its healthcare system between 2009 and 2011. This spending initiative, coupled with a population approaching 1.4 billion, makes China a large market opportunity for pharmaceutical drugs. As part of this initiative, China has created the New Rural and Urban Cooperative Medical Insurance System. More than 60% of the drugs produced by Erye are covered under this new medical insurance system.

Products

Erye offers a broad portfolio of anti-infective drugs, with no single product accounting for more than 10% of total revenues. In 2008, seven of the top 20 antibiotics used in Chinese hospitals were products offered by Erye. Erye’s top five products, by revenue, for the first nine months of 2009, are set forth in the following table:

Product Name	Product Type	Approximate Revenue
		(In Millions)
Acetylspiramycin	API	$4.0
Oxacillin Sodium	API	$3.2
Mezlocillin Sodium	Injectible Finished Product	$3.1
Amoxicillin/Sulbactum Sodium	Injectible Finished Product	$3.0
Cefoperazone/Sulbactum Sodium	Injectible Finished Product	$2.4

Erye is currently focused on bringing more differentiated and higher-margin product offerings to its portfolio. Progress toward this goal has been demonstrated in an increase in gross margin to 33.9% for the nine months ended September 2009 compared to 30.6% for the nine months ended September 2008.

Distribution/Customers

In China, consumers generally receive prescription drugs through hospitals. Antibiotics are distributed almost exclusively through hospitals. Since pharmaceutical manufacturers in China are not permitted to sell directly to hospitals, it is essential to have an effective and extensive distributor network. Erye’s distributor network covers 30 of China’s 34 provinces (including Taiwan) and generates sales principally through three channels:

•	exclusive distributors of prescription drugs, referred to as “co-sales teams”: this distribution channel handles the clinical promotion and distribution of differentiated, higher-margin product lines, within exclusive province-based territories;
•	non-exclusive distributors of prescription drugs: this distribution channel is devoted to selling established product lines that require little, if any, clinical promotion; and
•	exclusive distributors of APIs: this distribution channel is devoted to selling APIs to both hospitals and large pharmaceutical manufacturers within exclusive province-based territories.

Erye has an internal sales and marketing team of more than 40 individuals that supervise the distributor network, assist with clinical promotions and manage hospital relationships. Many of Erye’s sales executives previously held senior sales positions with state-owned pharmaceutical companies, where they established long-standing relationships with large hospitals in several key regions within the Yangzi River Triangle area.

Production Facilities

Erye currently operates a production facility in Suzhou, containing approximately 33,490 square meters of offices, dormitories, a food court, warehouse and production facilities, including eight (cGMP) production lines certified by the SFDA, workshops and laboratory areas.

In 2005, the PRC government issued a mandate requiring the relocation of many of Erye’s existing manufacturing facilities. The government mandate did not require Erye to relocate by any specific date. In order to comply with this mandate and to meet the growing demands of its business, Erye acquired land use rights to approximately 27 acres in the Xiangcheng District of Suzhou and, in 2007, commenced the construction of a new, state-of-the-art production facility. This new campus-style facility includes 13 buildings containing a total of approximately 58,000 square meters of space, for which the external building construction has been completed and manufacturing equipment is being assembled and tested. The land use rights end in January of 2058.

We expect Erye will begin transferring its operations in the second quarter of 2010. The relocation will continue as the new production lines are completed and receive cGMP certification through 2011. Once Erye has completed the transfer of operations to the new facilities, and its new production lines are fully operational, it will have approximately four times the capacity of the current plant and be the largest antibiotics producer in Eastern China.

The total cost of the new facility is estimated to be approximately $30 million, of which approximately $16 million has been paid for through September 30, 2009. The remaining $14 million is expected to be funded from a combination of proceeds from this offering, an Erye line of credit and Erye’s operating cash flow. To this end, the owners of Erye have agreed to reinvest a substantial portion of their respective shares of the earnings of Erye to pay the costs associated with the completion of, and Erye’s relocation to, the new production facility.

Research and Development — Product Pipeline

Erye provides a well-established and capable platform and network for the introduction of pharmaceuticals, and other health-related products, to the vast domestic patient and consumer markets in China.

Currently, Erye has seven new drug candidates in their pipeline, at varying stages of the development and commercialization process. Applications for production certificates for four of these drug candidates have been submitted and are pending approval by the SFDA, including Adefovir capsules, Cloxacillin Sodium (API), Clindamycin Phosphate for injection, and Omeprazole capsules (approved November 2009). Erye also has three candidates in clinical trials that could be considered “new drugs” in China, including Faropenem sodium (API), Faropenem tablets and Tiopronin enteric-coated capsules.

In addition to research and development regarding new prescription drugs, we plan to expand Erye’s product pipeline with health supplements and nutraceutical products. We believe that the expansive markets in China present opportunities for these products and that Erye already has extensive capabilities to accelerate product distribution.

PRC Corporate Legal Structure

We conduct our operations in the PRC through two distinct business units: (i) our China pharmaceutical business unit which we conduct though our 51% ownership interest in Erye; and (ii) our China adult stem cell business unit which we conduct through contractual arrangements that our wholly foreign-owned entity, or WFOE, NeoStem (China) has with two variable interest entities, or VIEs, Qingdao Niao Bio-Technology Ltd. and Beijing Ruijieao Biotechnology Ltd.

China Pharmaceutical Business

On October 30, 2009, we completed the Merger with China Biopharmaceuticals Holdings, Inc., or CBH, through a wholly-owned subsidiary of ours with our subsidiary as the surviving entity. As a result of the Merger, we acquired a controlling interest in Suzhou Erye Pharmaceuticals Company Ltd., or Erye, a Sino-foreign joint venture with limited liability organized under PRC laws. Suzhou Erye Economy and Trading Co. Ltd., or EET, owns the remaining 49% ownership interest in Erye. A new joint venture agreement, which is subject to approval by the requisite PRC governmental authorities, governs this arrangement.

China Adult Stem Cell Business

Because certain PRC regulations currently restrict or prohibit foreign-invested entities from holding certain licenses and controlling businesses in certain industries in China, we created the WFOE, NeoStem (China), to implement our expansion objectives in China. NeoStem (China) may engage in the research and development, transfer and technological consultation service of bio-technology, regenerative medical technology and anti-aging technology, excluding the development or application of human stem cell, gene diagnosis and treatment technologies; consultation of economic information; import, export and wholesaling of machinery and equipment (the import and export do not involve the goods specifically stipulated in/by state-operated trade, import and export quota license, export quota bidding, export permit, etc.). To comply with

China’s foreign investment prohibition on stem cell research and development, clinical trials and related activities, this business is conducted via two VIEs: Qingdao and Beijing Ruijieao, each a Chinese domestic company controlled by NeoStem (China) through the VIE documents. Under the VIE documents, the shareholders of the VIEs are required to transfer their ownership interests in these entities to NeoStem (China) in China in the event Chinese laws and regulations allow foreign investors to hold ownership interests in the VIEs, or to our designees at any time for the amount of, to the extent permitted by Chinese laws, the outstanding loans to the VIE shareholders. The shareholders of the VIEs have entrusted us to appoint the directors and senior management personnel of the VIEs on their behalf. Through NeoStem (China), we have entered into exclusive technical and management service agreements and other service agreements with the VIEs, under which NeoStem (China) is providing technical and management services to the VIEs in exchange for substantially all net income of the VIEs. In addition, shareholders of the VIEs have pledged their equity interests in the VIEs to NeoStem (China) as collateral for non-payment of loans or for fees on technical and management services due to us.

The capital investment in these VIEs is funded by us through the WFOE and recorded as interest-free loans to the shareholders of Qingdao Niao and Beijing Ruijieao. To date, the WFOE has been capitalized in the total amount of approximately $2.9 million. As of October 31, 2009, the total amount of interest-free loans to these shareholders of the VIEs listed as above was approximately $325,000 and we anticipate increasing this amount in the near-term by approximately $145,000. We expect that the WFOE will require substantial additional funding in order for us to continue the current expansion plans in China associated with our stem cell business.

We expect to receive benefits, to the extent permitted by PRC laws, through various VIE contractual agreements in the form of authorized sharing of the ownership of the know-how and other intellectual property rights derived from the clinical trials and research and development, and in the form of financial benefits on a basis of profit sharing mechanisms with participating partner hospitals from the commercialization of regeneration medical treatments developed successfully from the clinical trials.

Pursuant to certain opinions regarding Administration of Not-for-profit Research Institutions (Trial), or the Opinions, which were promulgated and became effective on December 19, 2000, not-for-profit research institutions shall have independent legal person status, and shall operate independently under the guidance and supervision of corresponding government authorities. Not-for-profit research institutions shall conduct science, research, technical consulting and technical service mainly for the purpose of social benefits, and shall not be operated for profit. No person or institution shall obtain any investment return from not-for-profit research institutions in any manner, and all of the income generated by not-for-profit research institutions during their provision of for-profit services to society, and which is permitted to be kept by the not-for-profit research institution pursuant to relevant rules, shall be used for the development of the not-for-profit research institution.

Accordingly, we are cooperating, through NeoStem (China) with our China consultant, SLSI, with regard to the formation of a not-for-profit organization under PRC law, to organize and conduct various clinical trials in China. We have provided funding through a contractual arrangement with SLSI and SLSI has taken responsibility for establishing and structuring clinical trials with third parties, other research institutes and a number of partner hospitals. Through various VIE or other contractual agreements, we expect to obtain, directly or indirectly, part of the management and operation rights and benefits from SLSI. However, if this contractual arrangement is regarded as breaching any clause in the Opinions, the contractual agreements we have with SLSI will need to be terminated or modified, and we may not obtain or continue to obtain benefits, directly or indirectly, from SLSI as expected.

Further, pursuant to the Interim Measures for the Administration of Human Genetic Resources, or the Measures, which was promulgated and took effect on June 10, 1998, China adopted a reporting and registration system on important pedigrees and genetic resources in specified regions. Whoever is engaged in activities in China such as sampling, collecting, researching, developing, trading or exporting human genetic resources or taking such resources outside China shall abide by the Measures. The term “human genetic resources” in the Measures refers to the genetic materials such as human organs, tissues, cells, blood specimens, preparations of any types or recombinant DNA constructs, which contain human genome, genes or gene products as well as to the information related to such genetic materials. It is possible that the research and development operations conducted by SLSI may be regarded by corresponding government authorities in China as human genetic resources research and development activities, and thus, the Measures may apply. If the Measures apply to the cooperation between the Lab and/or the SLSI, and us, such cooperation is subject to approval of competent government authorities in China. The sharing of patents or other corresponding intellectual property rights derived from such research and development operations is also subject to various restriction and approval requirements established under the Measures. If we are unable to obtain corresponding approvals on a timely basis, or at all, our operation in China will be materially affected.

One VIE will be devoted to adult stem cell related research and development activities and the other will be devoted to the commercialization of stem cell-based therapies in collaboration with hospitals.

Intellectual Property

We are seeking patent protection for our technology. We acquired and are prosecuting one pending U.S. patent application which had been filed by our predecessor, NS California. This patent application is intended to cover the process by which stem cells from the bone marrow are mobilized, isolated from adult peripheral blood and stored. In addition, we have filed a patent application covering low-dose, short course, cytokine induction of stem cell mobilization.

Pursuant to our license agreement covering the VSELTM technology, we acquired the exclusive, world-wide license to patent applications and know-how relating to very small embryonic-like stem cells. Patent applications regarding this technology are pending in the U.S., China and Europe. These patent applications relate specifically to a method of isolating and using very small embryonic-like stem cells. Under the license for the VSELTM technology, we have the right to unpatented inventions and discoveries contained in certain manuscripts relating to transplantation and mobilization of these cells in certain circumstances, which has been pursued in subsequently filed provisional patent applications.

Pursuant to our license agreement with Vincent Giampapa, M.D., F.A.C.S., we have an exclusive, world-wide license to a granted U.S. patent, patent applications and know-how relating to methods and compositions for the restoration of age-related tissue loss.

Pursuant to our license agreement with Vincent Falanga, M.D., F.A.C.P., we have an exclusive, world-wide license to a U.S. provisional patent application and corresponding PCT application and know-how relating to the use of autologous mesenchymal stem cells to treat wounds.

Pursuant to our license agreement with RSI, we have an exclusive license for Asia to a patent application pending in Hong Kong and the right to file additional patent applications throughout Asia, as well as an exclusive license to know-how, all relating to the isolation and use of mesenchymal stem cells in orthopedic indications.

There can be no assurance that any of our patent applications will issue as patents or should patents issue that they will not be found invalid. The patent position of biotechnology companies generally is highly uncertain and involves complex legal, scientific and factual questions.

The government approval procedure in China for the filing, consideration and approval of new patent applications is as follows: The applicant prepares documentation and sends the application to State Intellectual Property Office of China, or SIPO, usually through patent application agencies. The application is then examined by SIPO. If the application is approved, SIPO issues and releases a patent illustration book for challenges by competing claimants. Once the illustration book is issued, the patent is protected. Within a three-year period, depending on different categories of the patent, if there are no challenges against the patent, then SIPO will issue a patent license to the applicant.

Competition

Pharmaceutical operations in China are still at an early stage of development due to heavy state involvement in the past. However, competition from China-based drug manufacturing companies is growing rapidly. Our direct competitors are domestic pharmaceutical companies and new drug research and development institutes such as Harbin Pharmaceutical Group Holding Co., Ltd., Shanghai Asia Pioneer

Pharmaceutical Co., Ltd, Shandong Lukang Pharmaceutical Co., Ltd and Shandong Luoxin Pharmacy Stock Co. Ltd. We also face competition from foreign companies who have strong proprietary pipelines and strong financial resources.

Historically in the U.S., we have faced competition from other established operators of stem cell preservation businesses and providers of stem cell storage services. Today, there is an established and growing market for cord blood stem cell banking. We are also aware of another company with established stem cell banking services that processes and stores stem cells collected from adipose, or fat, tissue. This type of stem cell banking requires harvesting fat by a liposuction procedure. Embryonic stem cells represent yet another alternative to pre-donated and stored adult stem cells. As techniques for expanding stem cells improve, thereby allowing therapeutic doses, the use of embryonic stem cells and other collection techniques of adult stem cells could increase and compete with our services. Finally, we are aware that other technologies are being developed to turn skin cells into cells that behave like embryonic stem cells or to harvest stem cells from the pulp of baby teeth. While these and other approaches remain in early stages of development, they may one day be competitive.

In addition, cord blood banks such as ViaCord or Cryo-Cell International easily could enter the field of adult stem cell collection because of their processing labs, storage facilities and customer lists. We estimate that there are approximately 43 cord blood banks in the U.S., approximately 28 of which are autologous, meaning that the donor and recipient are the same, and approximately 15 of which are allogeneic, meaning that the donor and recipient are not the same. Hospitals that have transplant centers to serve cancer patients may elect to provide some or all of the services that we provide. We estimate that there are approximately 162 hospitals in the U.S. with stem cell transplant centers. These competitors may have better experience and access to greater financial resources than we do. In addition, other established companies may enter our markets and compete with us.

The provision of stem cell-based therapies and banking services in China is a nascent industry, with most participants engaging through single facilities on a small scale. Many of these treatment centers rely on technology taken from domestic universities, although a few more advanced competitors use technology licensed from overseas. These small facilities are typically focused on delivering stem cell treatments in one specific treatment area, such as central nervous system diseases, ischemia, and cosmetics, with the majority treating central nervous system diseases. Given limited stem cell operations in China, the market remains significantly underserved.

The only competitor of note of which we are aware is Beike Biotechnology Co Ltd. Beike, headquartered in Shenzhen, Guangzhou province, which provides stem cell-based treatments through collaborations with a network of approximately 20 hospitals. In 2008, Beike established a stem cell storage facility in Jiangsu province, recently broke ground on an expanded facility and has disclosed that it plans to eventually house induced pluripotent stem cells (iPS) extraction on a commercial scale.

Governmental Regulation

As we expand into China, we expect to rely upon Eyre’s experience with the Drug Administration Law of China, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China. Additionally, our operations are subject to various PRC regulations and permit systems.

The application and approval procedure in China for a newly-developed drug product is nearly as detailed and lengthy as that for U.S. new drug applicants, requiring the documentation of pharmacological studies, toxicity studies and pharmacokinetics and drug metabolism (PKDM) studies and new drug samples. Documentation and samples are then submitted to a provincial food and drug administration, or the provincial FDA. The provincial FDA sends its officials to the applicant to check the applicant’s research and development facilities and to arrange a new drug examination committee meeting for approval deliberations. This process usually takes three months. After the documentation and samples are approved by the provincial FDA, the provincial FDA will submit the approved documentation and samples to the SFDA. The SFDA examines the documentation and tests the samples and arranges a new drug examination committee meeting for approval deliberations. If the application is approved by the SFDA, the SFDA will issue a clinical trial license to the applicant allowing the applicant to conduct human clinical trials. The clinical trial license approval typically takes one year. The applicant completes the clinical trial process and prepares documentation and files submitted to the SFDA for new drug approval. The clinical trial process usually takes one or two years depending on the category and class of the new drug. The SFDA examines the documentation and gives final approval for the new drug and issues the new drug license to the applicant. This process usually takes 8 months. As a result, the entire process for new drug approval, from start to finish, usually takes three to four years.

The PRC government is in the process of reviewing its industry policies relating to the pharmaceutical industry and, as a part of this review, has been reviewing drug permits and licenses that have been issued. As of now, Erye maintains the good standing of its drug permits and licenses.

The PRC Antitrust Law was promulgated on August 30, 2007 and became effective on August 1, 2008. The government authorities in charge of antitrust matters in China are the Antitrust Commission and other antitrust authorities under the State Council. The PRC Antitrust Law regulates: (i) monopoly agreements, including decisions or actions in concert that preclude or impede competition, entered into by business operators; (ii) abuse of dominant market position by business operators; and (iii) concentration of business operators that may have the effect of precluding or impeding competition. Except for the exemptions set forth under Article 15 of the PRC Antitrust Law, competing business operators are prohibited from entering into monopoly agreements that fix or change commodity prices, restrict the production volume or sales volume of commodities, divide markets for sales or procurement of raw materials, restrict procurement of new technologies or new equipment or development of new technologies or new equipment, result in joint boycott of transactions or constitute monopoly agreements as determined by the antitrust authority.

In addition, business operators with the ability to control the price or quantity of commodities or other trading conditions or those with the ability to block or affect other business operators into the relevant markets are prohibited from engaging in certain business conducts that would result in abuse of their dominant market position.

Moreover, concentration of business operators refers to: (i) merger with other business operators; (ii) gaining control over other business operators through acquisition of equity interest or assets of other business operators; and (iii) gaining control over other business operators through exerting influence on other business operators through contracts or other means. In the event of occurrence of any concentration of business operators and to the extent required by the Antitrust Law, the relevant business operators must file with the antitrust authority under the State Council prior to conducting the contemplated business concentration. If the antitrust authority decides not to further investigate whether the contemplated business concentration has the effect of precluding or impeding competition or fails to make a decision within 30 days from receipt of relevant materials, the relevant business operators may proceed to consummate the contemplated business concentration.

It is widely expected that a set of detailed implementing rules of the PRC Antitrust Law will be issued by the PRC government. We are now in the process of reviewing our current business model and business operation against the PRC Antitrust Law. However, before the promulgation of such implementing rules, we are unable to determine whether we might be in violation of any aspects of the PRC Antitrust Law.

The services that we provide to individuals are relatively new. Our adult stem cell collection, processing and storage service is not a medical treatment, although it involves medical procedures. Our stem cell-related business is not addressed by many of the regulations applicable to our field and as a result, there is often considerable uncertainty as to the applicability of regulatory requirements. Although we have devoted significant resources to ensuring compliance with those laws that we believe to be applicable, it is possible that regulators may disagree with our interpretations, prompting additional compliance requirements or even enforcement actions.

We believe that the adult stem cells collected, processed and stored through our collection services are properly classified under the FDA’s human cells, tissues and cellular- and tissue-based products, or HCT/P, regulatory paradigm and should not be classified as a medical device, biologic or drug.

Relationships with licensed professionals such as physicians may be subject to state and federal laws restricting the referral of business, prohibiting certain payments to physicians, or otherwise limiting such collaborations. If our services become approved for reimbursement by government or private insurers, we could be subject to additional regulation and perhaps additional limitations on our ability to structure relationships with physicians. Additionally, state regulators may impose restrictions on the business activities and relationships of licensed physicians or other licensed professionals. For example, many states restrict or prohibit the employment of licensed physicians by for-profit corporations, or the “corporate practice of medicine.” If we fail to structure our relationships with physicians in accordance with applicable laws or other regulatory requirements it could have a material adverse effect on our business. Even if we do enter into these arrangements, we may not be able to maintain these relationships or establish new ones in the future on acceptable terms.

Some states also impose additional regulation and oversight of clinical laboratories operating within their borders and impose regulatory compliance obligations on out-of-state laboratories providing services to their residents. Many of the states in which we, our strategic partners or members of our collection network engage in collection, processing or storage activities have licensing requirements that must be complied with. Additionally, there may be state regulations impacting the use of blood products that would impact our business. There can be no assurance that we, our strategic partners or members of our collection center network will be able to obtain or maintain any necessary licenses required to conduct business in any states or that the cost of compliance will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably. Certain licensing requirements require employment of medical directors and others with certain training and technical backgrounds and there can be no assurance that such individuals can be retained or will remain retained or that the cost of retaining such individuals will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably.

Since January of 2004, registration with the FDA is required by facilities engaged in the recovery, processing, storage, labeling, packaging or distribution of any HCT/Ps, or the screening or testing of a donor. Any third party retained by us to process our samples must be similarly registered with the FDA and comply with HCT/P regulations. The FDA also adopted rules in May 2005 that regulate current Good Tissues Practices, or cGTP. Additionally, adverse events in the field of stem cell therapy that may occur could result in greater governmental regulation of our business, creating increased expenses and potential delays relating to the approval or licensing of any or all of the processes and facilities involved in our stem cell collection and storage services.

In the U.S., our planned stem cell biomarker screening panels may be subject to regulation as a medical device by the FDA under the Federal Food, Drug and Cosmetic Act. These domestic regulations govern many of the commercial activities we plan to perform, including the purposes for which our proposed immunodiagnostic assays can be used, the development, testing, labeling, storage and use of our proposed assays with other products, and the manufacturing, advertising, promotion, sales and distribution of our proposed assays for the approved purposes. Compliance with these regulations could prove expensive and time-consuming and render such panels commercially impractical.

We are subject to state and federal privacy laws related to the protection of our customers’ personal health information and state and federal laws related to the security of such personal health information and other personal data to which we would have access through the provision of our services. Currently, we are obligated to comply with privacy and security standards adopted under HIPAA. Certain of these regulatory obligations will be changing over the next year as a result of amendments to HIPAA under the American Recovery and Reinvestment Act of 2009. Consequently, our compliance burden will increase, and we will be subject to audit and enforcement by the federal government and, in some cases, enforcement by state authorities. We will also be obligated to publicly disclose wrongful disclosures or losses of personal health information. We may be required to spend substantial amounts of time and money to comply with these requirements, any regulations and licensing requirements, as well as any future legislative and regulatory initiatives. Failure by us or our business partners to comply with these or other applicable regulatory requirements or any delay in compliance may result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution, a material adverse effect on the marketing and sales of our services and impair our ability to operate profitably or at all.

We also are subject to state and federal laws regulating the proper disposal of biohazardous materials. Although we believe we are currently in compliance with all such applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability for noncompliance and may require us to incur significant costs.

As the stem cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the stem cell therapy industry. There is no way to predict the content or scope of future Chinese stem cell regulation. There can be no assurance that the PRC government authorities will not issue new laws or regulations that impose conditions or requirements with which we cannot comply. Noncompliance could materially and adversely affect our business, results of operations and financial condition.

The Chinese Ministry of Commerce, or MOFCOM, and Ministry of Science and Technology of China, or MOST, jointly publish the Catalogue of Technologies the Export of which from China is Prohibited or Restricted, and the Catalogue of Technologies the Import of which into China Prohibited or Restricted. Stem cell-related technologies are not listed in the current versions of these catalogues, and therefore their import or export should not be forbidden or require the approval of MOFCOM and MOST. However, these catalogues are subject to revision and, as the PRC authorities develop policies concerning stem cell technologies, it is possible that the categories would be amended or updated should the PRC government want to regulate the export or import of stem cell related technologies to protect material state interests or for other reasons. Should the catalogues be updated so as to bring any activities of the planned stem cell processing, storage and manufacturing operation in Beijing and related research and development activities under their purview, any such limitations or restrictions imposed on the operations and related activities could materially and adversely affect our business, financial condition and results of operations.

Employees

As of November 4, 2009, NeoStem had 21 full-time, and 3 part-time employees in the U.S., and 2 employees in China. None of our employees is covered by a collective bargaining agreement, and we believe our employee relations are good. Erye has approximately 725 employees, of which approximately 525 are full-time employees, all of whom are located in Jiangsu Province, China. Although a significant number of Erye’s employees have employment contracts, none of the employees are covered by a collective bargaining agreement, and employee relations are believed to be good.

Properties

Effective April 1, 2009, we leased executive offices at 420 Lexington Avenue, New York, NY 10170, which serve as our headquarters. The lease has a current term that extends through June 2013 and is believed to be sufficient space for the foreseeable future.

In September 2009, we leased office and laboratory space at 840 Memorial Drive, Cambridge, Massachusetts for approximately three years, or the Cambridge Space. The Cambridge Space will be used for general office, research and development, and laboratory purposes (inclusive of an adult stem cell collection center). The base rent under the Cambridge Lease is $283,850 for the first year, $356,840 for the second year and $369,005 for the third year.

The current operations of Erye are located in Suzhou City. All buildings are fully occupied and used by Erye. The ages of all buildings are over 25 years. The land on which the facilities are situated is located at the heart of city and is restricted by government regulation from any new building development. In 2005, the government issued a mandate requiring the relocation of many of Suzhou’s existing manufacturing facilities. To comply with this mandate, and to meet the growing demands of its business, Erye acquired land use rights to approximately 27 acres in the Xiangcheng District of Suzhou for $1.8 million and, in 2007, commenced the construction of a new, state-of-the-art production facility. This new campus-style facility includes 13 buildings containing a total of approximately 58,000 square meters, for which the external building construction has been completed. Portions of the new facility are expected to be operational in the second quarter of 2010 and the relocation is expected to be completed in 2011. The land use rights end in January of 2058.

The total cost of the new facility is estimated to be approximately $30 million, of which approximately $16 million has been paid for through September 30, 2009. The remaining $14 million is expected to be funded from a combination of proceeds from this offering, an Erye line of credit and Erye’s operating cash flow. To this end, the owners of Erye have agreed to reinvest a substantial portion of their respective shares of the earnings of Erye to pay the costs associated with the completion of, and Erye’s relocation to, the new production facility.

In 2008, CBH, the then 51% owner of Erye, and EET, as the owner of the remaining 49% of Erye, and RimAsia, entered into a Memorandum of Understanding, or MOU, which established, among other things, certain terms and conditions concerning the operation and relocation of Erye. The MOU calls for all proceeds associated with the relocation of the current facility in which Erye manufactures product to be sold, to the new facilities currently under construction, to be paid to EET. In September 2009, pursuant to the MOU, Erye transferred the land and building for its principal manufacturing facility to a new joint venture beneficially owned by EET. There is a lease in place between the joint venture and Erye permitting Erye’s continued use of the land and buildings until the construction of its new plant and Erye’s relocation are completed.

Legal Proceedings

We are subject to litigation in the ordinary course. Currently, we are not a party to any litigation that could have a material adverse effect on our financial condition.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information about our directors and executive officers.

Name	Age	Position	Expiration of Director Term
Robin L. Smith, M.D., MBA	45	Chief Executive Officer and Director	2012
Larry A. May*	59	Chief Financial Officer	—
Catherine M. Vaczy	48	Vice President and General Counsel	—
Alan G. Harris, M.D., Ph.D.	59	Vice President of Drug Development and Regulatory Affairs	—
Anthony Salerno	56	Vice President of Strategic Development and Academic Affairs	—
Teresa Lepore	50	Vice President of Sales and Marketing	—
Christopher Duignan	34	Vice President of Finance
Madam Zhang Jian	47	General Manager, Erye	—
Peter Sun	50	General Manager, NeoStem (China)	—
Richard Berman	67	Director	2012
Steven S. Myers	63	Director	2011
Drew Bernstein	53	Director	2010
Edward C. Geehr, M.D.	60	Director	2011
Eric Wei	53	Director	2010
Shi Mingsheng	57	**	—

*	A high level group CFO with both public company and PRC business experience is being recruited to lead the team tasked with operational and financial consolidation to build a platform for the post-merger expansion strategy.
**	Will become a Director after receipt of PRC approvals for the Merger and appropriate action of the Board. Such PRC approvals were received on December 28, 2009.

Robin L. Smith, M.D.

Dr. Robin L. Smith joined us as Chairman of our Advisory Board in September 2005 and, effective June 2, 2006, became the Chief Executive Officer and Chairman of the Board. Dr. Smith, who received a medical degree from Yale University in 1992 and a master’s degree in business administration from the Wharton School in 1997, brings to us extensive experience in medical enterprises and business development. From 2000 to 2003, Dr. Smith served as President and Chief Executive Officer of IP2M, a multi-platform media company specializing in healthcare. During her term, the company was selected as one of the ten fastest growing technology companies in Houston. IP2M was sold to a publicly-traded company in February 2003. Previously, from 1998 to 2000, she was Executive Vice President and Chief Medical Officer for HealthHelp, Inc., a National Radiology Management company that managed 14 percent of the healthcare dollars paid for by large insurance companies.

Dr. Smith has acted as a senior advisor to, and investor in, both publicly-traded and privately-held companies including but not limited to CBH, Phase III Medical, our predecessor, the Madelin Fund, HC Innovations Inc., Navstar Media Holdings, Strike Force, Health Quest, Red Lion Partners and All American Pet, where she played a significant role in restructuring and or growing the companies. Dr. Smith served on the Board of Directors of two privately-held companies, Talon Air and Biomega, and also served on the Chemotherapy Foundation Board of Trustees and The New York Theatre Ballet. She currently serves on the Board of Trustees of the NYU Medical Center Board, is a member of the Board of Directors for the New York University Hospital for Joint Diseases, and serves on the Board of Choose Living. Dr. Smith is the President and serves on the Board of Directors of The Stem for Life Foundation.

Larry A. May

Mr. May, the former Treasurer of Amgen (NasdaqGS: AMGN), one of the world’s largest biotechnology companies, initially joined us to assist with licensing activities in September 2003. He became an officer upon our acquisition of the business of NS California in January 2006. For the last 25 years, Mr. May has worked in the areas of life sciences and biotechnology. From 1983 to 1998, Mr. May worked for Amgen as Corporate Controller (1983 to 1988), Vice President/Corporate Controller/Chief Accounting Officer (1988 to 1997), and Vice President/Treasurer (1997 to 1998). At Amgen, Mr. May helped build Amgen’s accounting, finance and IT organizations. From 1998 to 2000, Mr. May served as the Senior Vice President, Finance & Chief Financial Officer of Biosource International, Inc., a provider of biologic research reagents and assays. From 2000 to May 2003, Mr. May served as the Chief Financial Officer of Saronyx, Inc., a company focused on developing productivity tools and secure communication systems for research scientists. From August 2003 to January 2005, Mr. May served as the Chief Financial Officer of NS California. In March 2005, Mr. May was appointed CEO of NS California and in May 2005 he was elected to the Board of Directors of NS California. He received a Bachelor of Science degree in Business Administration & Accounting in 1971 from the University of Missouri.

Catherine M. Vaczy

Ms. Vaczy joined us in April 2005 as Vice President and General Counsel and is responsible for overseeing our legal affairs. From 1997 through 2003, Ms. Vaczy held various senior positions at ImClone Systems Incorporated, a then publicly-traded company developing a portfolio of targeted biologic treatments to address the medical needs of patients with a variety of cancers, most recently as its Vice President, Legal and Associate General Counsel. While at ImClone (NasdaqGS: IMCL), Ms. Vaczy served as a key advisor in the day-to-day operation of the company and helped forge a number of important strategic alliances, including a $1 billion co-development agreement with Bristol Myers Squibb (NYSE: BMY) for Erbitux®, ImClone’s targeted therapy approved for the treatment of metastatic colorectal and head and neck cancers. From 1988 through 1996, Ms. Vaczy served as a corporate attorney advising clients in the life science industry at the New York City law firm of Ross & Hardies. Ms. Vaczy is Secretary and serves on the Board of Directors of The Stem for Life Foundation. Ms. Vaczy received a Bachelor of Arts degree in 1983 from Boston College and a Juris Doctor from St. John’s University School of Law in 1988.

Alan G. Harris, M.D., Ph.D.

Dr. Harris has been our Vice President of Drug Development and Regulatory Affairs since July 2009. In June 2009, Dr. Harris was a consultant to us, providing strategic advice in connection with our research and development initiatives. Prior to joining us, from February 2006 to December 2007 he was Chief Medical Officer of Manhattan Pharmaceuticals, Inc. Prior to this, from January 2004, Dr. Harris was head of the Worldwide Medical Endocrine Care group at Pfizer, Inc. (NYSE: PFE) in New York City, where he was responsible for the clinical development of the growth hormone Genotropin®, the growth hormone antagonist Somavert®, and the leading international medical outcomes database containing information about growth hormone treatment in children (KIGS) and adults (KIMS). Prior to Pfizer he served in a number of capacities at Schering-Plough Corporation (Kenilworth, NJ) from 1995 to 2004, most recently as vice president, Global Healthcare Research & Outcomes. Dr. Harris received an M.D. degree cum laude from the Louis Pasteur Faculty of Medicine, University of Strasbourg, France and a Ph.D. in Endocrinology from Erasmus University, Rotterdam, The Netherlands. He is currently an adjunct professor of medicine at New York University Medical School and visiting professor of medicine in the Department of Endocrinology at Liege University Medical School, Belgium and in the Department of Pharmacology and Clinical Toxicology at the University Hospital of Lausanne, Switzerland. Dr. Harris is a Fellow of the American College of Physicians, the Royal College of Physicians (UK), and the American College of Clinical Pharmacology.

Anthony Salerno

Mr. Salerno joined us in August, 2009 and has more than 25 years of experience as an executive and entrepreneur in the life sciences industry. From 2008 to 2009, he served as Vice President Strategic Business Development with GenomeQuest, Inc., where he was responsible for guiding their entry into the next-generation DNA sequencing bioinformatics market. From 2002 through 2007, Mr. Salerno was Director, Market and Business Intelligence with Agilent Technologies, Inc. (NYSE: A) where he built and managed a global team charged with providing strategic insights to their $2 billion Life Science and Chemical Analysis division. Before joining Agilent, he was a successful entrepreneur with notable accomplishments in technology planning, market development and strategy. Mr. Salerno was Founder and President of VectorObjects LLC, the earliest commercial entrant in the emerging field of synthetic biology, and was Managing Director of BioDynamics Associates, a life sciences marketing and strategy consulting firm. In addition, he was Senior Marketing Consultant at Vysis, Inc., now part of Abbott Diagnostics (NYSE: ABT), and also the founding Vice President, Sales and Marketing at Tropix, Inc., now part of Life Technologies, Inc. (NYSE: LIFE). He began his career in the clinical diagnostics industry, and managed several product lines for Diagnostic Products Corporation, recently acquired by Siemens AG (NYSE: SI). Mr. Salerno obtained his Bachelor of Arts degree from the College of the Holy Cross, and studied biochemistry and molecular biology in the Graduate School of Arts and Sciences, Harvard University.

Teresa Lepore

Teresa Lepore joined us and began serving as our Vice President, Sales and Marketing on October 1, 2009. From March 2005 through the present, Ms. Lepore served as a Senior Vice President for PinnacleCare, a company engaged in Health Advisory Services. Ms. Lepore was responsible for establishing PinnacleCare’s Northeast offices in early 2005. Teresa initiated member services, network development, business development as well as staff recruitment and development. Ms. Lepore has a diverse background in medical advisory services, disease management program development, community development, fundraising, marketing non-profit administration. Prior to joining PinnacleCare, from March 2002 through June 2004 she was a Health Education Specialist for WellPoint Health Networks, a company engaged in Health Benefits where she designed disease management programs. Ms. Lepore spent fifteen years in Non-Profit administration before moving into Health Information and Advisory Services. Her non-profit background began in crisis intervention programs helping to establish shelters and programs advocating for victims of domestic violence, including Child and Elder abuse. Her responsibilities included the training and supervision of staff grant writing and general fundraising. In addition to direct client service organizations Ms. Lepore served as a Resource and Capitalization Coordinator for Common Wealth, Inc., where she was responsible for resource development activities, grant writing, fundraising, and marketing. She provided training and consulting services to community and grassroots groups in community organizing, grant writing, marketing, project planning and resource development. Ms. Lepore received a Bachelor of Science from Youngstown State University in 1997.

Christopher Duignan

Mr. Duignan was the Senior Vice President of Finance at Advaxis, Inc. (OTCBB: ADXS) before joining us as our Vice President of Finance in November 2009. Prior to Advaxis, Mr. Duignan was the Chief Financial Officer of Enliven Marketing Technologies Corporation (NASDAQ: ENLV) from 2006 until the company was sold in 2008. Mr. Duignan worked for Enliven from 2002 to 2008, during which time he served as Assistant Controller, Controller, Chief Accounting Officer, and Chief Financial Officer. Prior to Enliven, Mr. Duignan worked at PricewaterhouseCoopers LLP from 1997 to 2001 in their technology group within the audit practice. Mr. Duignan received a B.S. in Accounting from Fairfield University in 1997 and is a Certified Public Accountant.

Madam Zhang Jian

Ms. Zhang Jian has been the General Manager of Erye since 2003. She was elected the Chairwoman and a director of CBH on April 30, 2007. Prior to being the General Manager for Erye, she served for more than 5 years as the deputy general manager of Suzhou Number 2 Pharmaceutical Company and more than a year as the deputy general manager of Suzhou Number 4 Pharmaceutical Company after working in various positions in charge of human resources and quality control. Ms. Zhang graduated from Central Television University majoring in electronics and later graduated with a certificate in accounting from Suzhou Adult Education University and a graduate degree in finance and accounting from the School of Finance and Economics of Suzhou University. Ms. Zhang has extensive background and experience in the pharmaceuticals industry having worked in various managerial positions and various aspects of the industry. She is an expert in managing a growth company, having turned Erye into a successful operation after taking it over from the government with Mr. Shi Mingsheng and others. From the end of 2007 until the consummation of the Merger, Ms. Zhang Jian was the Chief Financial Officer (CFO) of CBH.

Peter Sun

Peter Sun has been General Manager of NeoStem (China), Inc. since 2009. Mr. Sun brings to us nearly twenty years of business experience in pharmaceutical, biotech and medical sectors. He is a licensed physician specializing in endocrinology. Previously, Mr. Sun was Vice President of Operations at Sun Biomedical Laboratories, and Chief Executive Officer and President at Panagin Pharmaceuticals. Mr. Sun has a Master’s degree in Biotechnology and Pharmacology from the University of British Columbia.

Richard Berman

Richard Berman joined our Board of Directors in November 2006, serves as Chairman of the Compensation Committee and until March 2009 and June 2009, respectively, served as Chairman of the Nominating Committee and Chairman of the Audit Committee. Mr. Berman continues to serve as a member of the Audit Committee and the Nominating Committee. Mr. Berman’s business career spans over thirty-five years of venture capital, management and merger and acquisitions experience. Mr. Berman is on the board of directors of five additional public companies: Broadcaster, Inc. (OTC: BCSR.OB), NexMed, Inc. (Nasdaq: NEXM), National Investment Managers, Inc. (OTC: NIVM.OB), Advaxis, Inc. (OTC: ADXS.OB) and Easylink Services International, Inc. (Nasdaq: ESIC). Previously, Mr. Berman worked at Goldman Sachs, and was Senior Vice President of Bankers Trust Company, where he started the M&A and Leverage Buyout Departments. Mr. Berman helped create the largest battery company in the world by merging Prestolite, General Battery and Exide to form Exide Technologies (Nasdaq: XIDE) and helped create what is now Soho (NYC) by developing five buildings; and advised on over $4 billion of M&A transactions. Mr. Berman is a past director of the Stern School of Business of NYU, where he received B.S. and M.B.A. degrees. Mr. Berman also has United States and foreign law degrees from Boston College and The Hague Academy of International Law, respectively.

Steven S. Myers

Mr. Myers joined our Board of Directors in November 2006 and serves on the Compensation Committee, Audit Committee and Nominating Committee. In March 2009, Mr. Myers became Chairman of the Nominating Committee. Mr. Myers is the founder, and until his retirement in March 2007 was the Chairman and CEO, of SM&A (NasdaqGM:WINS), the world’s leading provider of Competition Management Services. SM&A helps businesses win structured competitive procurements and design successful transitions from proposals to programs. Since 1982, SM&A has managed over 1,000 proposals worth more than $340 billion for its clients. SM&A routinely supports clients such as Boeing, Lockheed Martin, Accenture, Raytheon, Northrop Grumman, Motorola, and other Fortune 500 companies.

Mr. Myers graduated from Stanford University with a B.S. in Mathematics and had a successful career in the aerospace and defense sector supporting DoD and NASA programs before founding SM&A. He has a strong technical background in systems engineering and program management. Mr. Myers is also founder, President and CEO of Dolphin Capital Holdings, Inc, which owns, operates and leases business jet aircraft and does private equity investing in innovative enterprises. A serial entrepreneur, Mr. Myers has spearheaded a number of business innovations in aerospace & defense and in business aviation. He is a highly accomplished aviator.

Drew Bernstein

Mr. Bernstein was appointed to our Board of Directors in June 2009 and serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Bernstein qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Mr. Bernstein co-founded Bernstein & Pinchuk LLP (B&P) in 1983, a fast growing accounting firm headquartered in New York. His early recognition of the global marketplace and his extensive travel in China resulted in the aggressive expansion of the firm’s services to the PRC where he has established associate offices to better serve client needs. In addition, his diverse experience in retail, manufacturing, hospitality, professional practices and real estate contributed to the expansion of the firm’s client base abroad. He is a frequent speaker at industry, investment banking and university conferences. Mr. Bernstein provides business advisory and specialized auditing services to clients throughout Europe including the Czech Republic, France, Germany, Switzerland and in Israel.

Mr. Bernstein serves as an accountant and advisor to numerous entities across the U.S. and China and has been responsible for more than 200 real estate transactions with an aggregate value in excess of US$3 billion. He is qualified to perform accounting and auditing services for public companies and has qualified as an expert witness. He is an active member of the board of directors and an officer of a prestigious foundation that was honored with the President’s Voluntary Action Award by the late President Ronald Reagan.

Mr. Bernstein received his BS degree from the University of Maryland Business School, is licensed in the State of New York, Connecticut, California, Texas and Maryland and is a member of the AICPA, the NYSSCPA and the NSA. Mr. Bernstein is the chairman of the audit committee for China Wind Systems, Inc. (OTCBB: CWSI.OB), a leading supplier of forged products and industrial equipment to the windpower and other industries in China.

Edward C. Geehr, M.D.

Dr. Geehr was appointed to our Board of Directors upon the consummation of the Merger in October 2009, at which time Dr. Geehr also was appointed to the Board’s Nominating Committee. Until 2009, Dr. Geehr served as Executive Vice President of Operations for Abraxis BioScience, where he was responsible for global commercial operations. Prior to joining Abraxis in 2008, Dr. Geehr served as President of Allez Spine, LLC in 2004, a developer, manufacturer and distributor of medical devices. Dr. Geehr was a co-founder and executive chairman of IPC — The Hospitalist Company (NasdaqGM: IPCM), which became a publicly-traded company in 2008. Dr. Geehr received his undergraduate degree from Yale University and his medical degree from Duke University. He trained in Emergency Medicine at UCLA and subsequently obtained Board certification. Dr. Geehr is the author of many scientific articles and books and held a faculty appointment at the University of California, San Francisco School of Medicine.

Eric Wei

Pursuant to the terms of the Merger Agreement, Eric Wei was appointed to our Board of Directors upon consummation of the Merger in October 2009. Eric Wei is one of the founders and the Managing Partner of RimAsia Capital Partners, L.P., a private equity firm focused on the pan-Asian mid-market sector. Prior to establishing RimAsia in January 2005, Mr. Wei was a managing director of Gilbert Global Equity Partners, a US$1.2 billion global private equity fund; a founding partner of Crimson Asia Capital Partners, a US$435 million Asian private equity program; a founder and investment committee member of the US$800 million Asian Infrastructure Fund, and an investor and director of The Asian MBO Fund. Mr. Wei has also previously been an investment banker with over 10 years of experience at Peregrine Capital, Prudential Securities, Lazard Freres and Citibank. Mr. Wei received a Bachelor of Science degree in Math and Economics from Amherst College and a Master of Business Administration degree from the Wharton Graduate School of Management at the University of Pennsylvania.

Shi Mingsheng

Pursuant to the terms of the Merger Agreement, Shi Mingsheng will become a member of our Board of Directors upon receipt of all applicable PRC approvals in connection with the Merger. The PRC approvals were received and Mr. Shi will join the Board subject to appropriate Board action. Shi Mingsheng has been serving as chairman of the board of directors of Erye since 2003. Currently, Mr. Shi is also the chairman of EET. Prior to these affiliations, Mr. Shi served for five years as the assistant director of Suzhou No. 4 Pharmaceutical Limited Company, and seven years as the deputy director of Suzhou No. 4 Pharmaceutical Limited Company, and five years as the factory director of Suzhou No. 2 Pharmaceutical Limited Company, the predecessor company of Erye. Mr. Shi has a bachelor degree in Economics & Management from the Party School of the CPC. Mr. Shi holds a professional title of Senior Economist.

SIGNIFICANT ADVISORS:

Wayne Marasco, M.D., Ph.D. — Chairman, Scientific Advisory Board

Dr. Marasco, 56, is an Associate Professor in the Department of Cancer Immunology & AIDS at the Dana-Farber Cancer Institute and Associate Professor of Medicine at Harvard Medical School. A former founding Director and Senior Scientific Advisor to us, in November 2006 he relinquished his position as Director to focus his efforts on heading and expanding our new Scientific Advisory Board. This transition became effective in January 2007. In addition, Dr. Marasco will assist our initiatives of establishing partnerships with leading academic institutions focused on stem cell therapies and translational research and will help us source stem cell-related intellectual property as appropriate. Dr. Marasco continues to advise us on identifying and engaging leading physicians and scientists who are innovators in using adult stem cell treatments in the fields of cardiology, radiation exposure, diabetes, blood cancer and other cancers, wound and burn healing, skeletal repair, and autoimmune disorders such as lupus, multiple sclerosis and rheumatoid arthritis.

Dr. Marasco is a licensed physician-scientist with training in internal medicine and specialty training in infectious diseases. His clinical practice sub-specialty is in the treatment of immunocompromised (cancer, bone marrow and solid organ transplant) patients. Dr. Marasco’s research laboratory is primarily focused on the areas of antibody engineering and gene therapy. New immuno- and genetic-therapies for HIV-1 infection/ AIDS, HTLV-1, the etiologic agent in Adult T-cell Leukemia, and other emerging infectious diseases such as SARS and Avian Influenza are being studied. Dr. Marasco’s laboratory is recognized internationally for its pioneering development of intracellular antibodies (sFv) or “intrabodies” as a new class of molecules for research and gene therapy applications. He is the author of more than 70 peer reviewed research publications, numerous chapters, books and monographs and has been an invited speaker at many national and international conferences in the areas of antibody engineering, gene therapy and AIDS. Dr. Marasco is also the Scientific Director of the National Foundation for Cancer Research Center for Therapeutic Antibody Engineering, or the Center. The Center is located at the Dana-Faber Cancer Institute and will work with investigators globally to develop new human monoclonal antibody drugs for the treatment of human cancers.

In 1995, Dr. Marasco founded IntraImmune Therapies, Inc., a gene therapy and antibody engineering company. He served as the Chairman of the Scientific Advisory Board until the company was acquired by Abgenix in 2000. He has also served as a scientific advisor to several biotechnology companies working in the field of antibody engineering, gene discovery and gene therapy. He is an inventor on numerous issued and pending patent applications.

Cai Jianqian — PRC Scientific Advisor

Cai Jianqian, 66, serves as our PRC Scientific Advisor pursuant to our Consulting Agreement with Shandong Life Science and Technology Research Institute, of which Ms. Cai is President. Ms. Cai Jianqian graduated from the Shandong University of Traditional Chinese Medicine and has held the positions of Chief of the Administration of Chinese Medicine of Shandong Province, standing Council Member of the China Association of Chinese Medicine, Chairman of the Medicated Diet Association, Member of the lecturer team on Chinese acupuncture and moxibustion, and Corporate Representative of the Shandong Provincial Association of Chinese Medicine. Ms. Cai held the governmental office responsible for the administration of the medical industry in the PRC for many years, was responsible for creating the development strategies and long-term and middle-term planning of the industry, and is considered by many to be instrumental in the continual improvement of the standards of medicine, education and research in the Chinese medicine industry. She was appointed in 1983 to head Chinese Medical Affairs of Shandong Province, and during her tenure the number of Chinese medicine hospitals in Shandong Province increased from eight to 150. In addition to being responsible for having established the Shandong Academy of Chinese Medicine and the Shandong Academy of Acupuncture and Moxibustion, she has been consistently praised by the Ministry of Health and the State Administration of Traditional Chinese Medicine for having made Shandong province one of the top ranked provinces in the PRC for Chinese medicine advancement.

Ms. Cai Jianqian is a Council member of the American General Medical Association as well as an editorial member of The Journal of American General Medicine. She is responsible for having established The Chinese Traditional Medicine Center in Chicago, two Chinese medicine hospitals in South Africa, twelve Chinese medicine outpatient clinics in Switzerland and the Chinese medicine rehabilitation centers in Poland and Russia.

Ms. Cai Jianqian has been extensively published in her field and is well regarded for her work in the research and development of new drugs, including the clinical study of complex diseases and acute illness, including cancer. She has been awarded an International MD and is certified by the International Open

Traditional Medicine University & Institute of Medical Science of the United Nations, and the International Association of Traditional Medicine in Colombo in 1999.

Compensation of Named Executive Officers

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer and the other named executive officers, for services as executive officers for the last two fiscal years.*

Summary Compensation Table:

Name and Principal Function	Year	Salary		Bonus		Stock Awards(1)		Option Awards(1)		All Other Compensation		Total Compensation(21)
Robin L. Smith, Chief Executive Officer	2008	$261,893	(2)	$250,000	(3)	$76,998	(4)	$160,609	(5)	$23,528	(6)	$773,028
	2007	$250,420		$187,500	(7)	$186,502	(4)(8)	$1,249,495	(9)	$22,440	(10)	$1,896,357

Mark Weinreb, President**	2008	$210,000		$30,000		$0	(11)	$347,294	(12)	$32,167	(13)	$619,461
	2007	$201,455		$32,397		$132,004	(11)	$79,395	(14)	$30,326	(15)	$475,577
Catherine M. Vaczy, Vice President and General Counsel	2008	$167,722	(16)	$10,000	(7)	$74,247	(17)	$155,509	(18)	$11,500	(19)	$418,977
	2007	$148,156		$55,000	(7)	$136,128	(17)	$183,375	(20)	$11,250	(19)	$533,909

*	All numbers in this table and footnotes thereto have been adjusted (as appropriate) to reflect the one-for-ten reverse stock split effective as of August 31, 2006 and the one-for-ten reverse stock split effective as of August 9, 2007.
**	Mr. Weinreb resigned as our President effective October 2, 2009. The information in the footnotes to this table does not reflect the effect of such resignation. For a description of the Separation Agreement and General Release entered into between us and Mr. Weinreb, please see the discussion under the heading “Post-Employment Payments — Mark Weinreb,” below.
(1)	Amounts shown were the amounts recognized for financial statement reporting purposes during 2007 and 2008 in accordance with FAS 123(R) (as discussed below). Effective January 1, 2006, our 2003 Equity Participation Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards, or FAS, No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion, or APB, No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, we adhere to the guidance set forth within the SEC Staff Accounting Bulletin, or SAB, No. 107, which provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies. In adopting FAS 123(R), we applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123 (R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123. The general assumptions made in calculating the fair value of options are set forth in Note 9 of our notes to audited consolidated financial statements for the fiscal years ended December 31, 2008 and 2007. For more information on the option awards reflected in this table, see footnote 21 to this table, below.

(2)	To conserve cash, Dr. Smith agreed to accept shares of our common stock in lieu of salary. Of the amount shown for salary in 2008, $50,000 was paid to Dr. Smith through the issuance of 16,574 shares of our common stock with a per share price equal to $1.70 per share (net of shares in payment of applicable withholding taxes), and $24,437.50 was paid through the issuance of 33,941 shares of our common stock with a per share price equal to $0.72 per share (for which we agreed to pay total withholding taxes), in each case the per share price being equal to the closing price of our common stock on the date of approval by the Compensation Committee of our Board of Directors.
(3)	On October 1, 2008, Dr. Smith earned a bonus of $250,000. To help conserve cash, she elected to defer receiving payment of the bonus until a future undetermined date. We recognized this bonus as compensation in 2008 and it is reflected on the balance sheet as an accrued liability. In April 2009, Dr. Smith distributed $25,000 of this bonus to Ms. Vaczy and by June 30, 2009, Dr. Smith had been paid the balance of $225,000.
(4)	On September 27, 2007, Dr. Smith was granted a stock award of 30,000 shares of our common stock pursuant to an action of the Compensation Committee of the Board of Directors, in her capacity as a member of the Board of Directors. One-half of these shares (15,000) vested immediately on the date of grant and the remaining one-half were scheduled to vest on the first anniversary of the date of grant (the vesting of which was accelerated to August 28, 2008 in connection with Dr. Smith’s agreement to accept shares of our common stock in lieu of accrued and unpaid salary). Of the $186,502 compensation value for Dr. Smith’s 2007 Stock Awards, $99,002 is attributable to such shares granted in her capacity as a member of the Board of Directors. Of the $76,998 compensation value for Dr. Smith’s 2008 Stock Awards, $49,498 is attributable to such shares granted in her capacity as a member of the Board of Directors.
(5)	On February 27, 2008, Dr. Smith was granted options to purchase 120,000 shares of our common stock at an exercise price of $1.63 per share, 90,000 of which vested during 2008 and 30,000 of which are scheduled to vest upon the achievement of a business milestone, and on October 31, 2008 was granted options to purchase 5,000 shares of our common stock at an exercise price of $1.13 per share, all of which vested during 2008. An option to purchase 12,000 shares of our common stock at $25.00 per share issued to Dr. Smith on May 26, 2006 vested in its entirety on June 2, 2008.
(6)	Consisted of (i) a car allowance of $11,000 and (ii) approximately $12,500 paid by us on behalf of Dr. Smith for life insurance.
(7)	On September 27, 2007, Dr. Smith earned a bonus of $187,500. Dr. Smith elected to receive $118,750 of this amount, and elected to have $34,000 distributed to certain of our employees including our Vice President and General Counsel, Catherine Vaczy, who received $5,000, our Chief Financial Officer, Larry May, who received $4,000 and our Vice President of Operations and Corporate Strategy, Renee Cohen, who received $4,000, in recognition of their efforts on our behalf. The payment to Dr. Smith of the balance of $34,750 was deferred to 2008. In 2008, Dr. Smith was paid $24,750 of this amount and elected to have $10,000 distributed to our Vice President and General Counsel, Catherine Vaczy, in recognition of her continuing efforts on our behalf.
(8)	On December 5, 2006, Dr. Smith was granted a stock award of 30,000 shares of our common stock, of which 10,000 shares vested immediately, pursuant to an action by the Compensation Committee of the Board of Directors. The remaining 20,000 shares vested in August 2007 upon the closing of our August 2007 public offering.
(9)	On January 26, 2007, Dr. Smith was granted options to purchase 55,000 shares of our common stock at an exercise price of $5.00 per share, all of which vested during 2007, and on September 27, 2007 was granted options to purchase 250,000 shares of our common stock at an exercise price of $4.95 per share, 150,000 of which vested during 2007 and 100,000 of which are scheduled to vest upon the achievement of a business milestone. An option to purchase 5,000 shares of our common stock at $6.00 per share issued to Dr. Smith on December 5, 2006 vested in its entirety on August 6, 2007.
(10)	Consisted of (i) a car allowance of $12,000 and (ii) approximately $10,400 paid by us on behalf of Dr. Smith for life insurance.

(11)	On September 27, 2007, Mr. Weinreb was granted a stock award of 40,000 shares of our common stock pursuant to an action of the Compensation Committee of the Board of Directors, 30,000 of which were granted in his capacity as a member of the Board of Directors. One-half of the total shares granted (20,000) vested on April 1, 2008 and the remaining one-half were scheduled to vest on the first anniversary of the date of grant. Mr. Weinreb declined the second half of this award in October 2008. As originally granted, the first half of such shares were scheduled to vest on the date of grant. Of the $132,004 compensation value for Mr. Weinreb’s 2007 Stock Awards, $99,002 were attributable to the shares granted in his capacity as a member of the Board of Directors. As a result of Mr. Weinreb’s decision to forego the second half of this award, $33,002 of compensation recognized in 2007 (of which $24,752 were attributable to the shares granted in his capacity as a member of the Board of Directors) was reversed in 2008.
(12)	On February 27, 2008, Mr. Weinreb was granted options to purchase 120,000 shares of our common stock at an exercise price of $1.63 per share, 70,000 of which vested during 2008 and 50,000 of which were scheduled to vest upon the achievement of business milestones, and on October 31, 2008 was granted options to purchase 5,000 shares of our common stock at an exercise price of $1.13 per share, all of which were scheduled to vest upon the achievement of a business milestone. On June 2, 2006, in connection with the June 2006 private placement, Mr. Weinreb was issued an option to purchase 15,000 shares of our common stock at $5.30 per share. This new option was scheduled to vest as we achieved certain business milestones. On October 31, 2008, the business milestone was modified pursuant to an action of the Compensation Committee of the Board of Directors, which milestone was met on November 20, 2008 and the option vested on that date.
(13)	Consisted of (i) a car allowance of $12,000 and (ii) approximately $20,100 paid by us on behalf of Mr. Weinreb for disability, life and long-term care insurance.
(14)	On September 27, 2007, Mr. Weinreb was granted options to purchase 50,000 shares of our common stock at an exercise price of $4.95 per share, 40,000 of which vested during 2007 and 10,000 of which were scheduled to vest upon the achievement of a business milestone. An option to purchase 10,000 shares of our common stock at $6.00 per share issued to Mr. Weinreb on December 5, 2006 vested in its entirety on January 26, 2007, which option was originally scheduled to vest upon achievement of a business milestone. In connection with the January 2007 private placement, we were informed by the placement agent that it was advisable for our executive officers to make continued salary concessions and/or agree to an extension of their employment term. On January 26, 2007, Mr. Weinreb therefore entered into a letter agreement with us pursuant to which, among other things, he agreed to a reduction in his salary by 20% from that to which he would otherwise be entitled under his employment agreement. In consideration for this salary concession, the Compensation Committee agreed, among other things, to accelerate the vesting of this option to purchase 10,000 shares of common stock (the acceleration of the vesting date was not considered a material change in the terms of such option and accordingly the fair value was not adjusted).
(15)	Consisted of (i) a car allowance of $13,000 and (ii) approximately $17,300 paid by us on behalf of Mr. Weinreb for disability, life and long-term care insurance.
(16)	To conserve cash, Ms. Vaczy agreed to accept shares of common stock in lieu of salary. Of the amount shown for salary in 2008, $11,250 was paid to Ms. Vaczy through the issuance of 3,729 shares of our common stock with a per share price equal to $1.70 per share (net of shares in payment of applicable withholding taxes), and $10,578.50 was paid through the issuance of 14,692 shares of common stock with a per share price equal to $0.72 per share (for which we agreed to pay total withholding taxes), in each case the per share price being equal to the closing price of the common stock on the date of approval by the Compensation Committee. All such shares were issued under our 2003 Equity Participation Plan.
(17)	On September 27, 2007, Ms. Vaczy was granted a stock award of 45,000 shares of our common stock pursuant to an action of the Compensation Committee of the Board of Directors, 30,000 of which were granted in her capacity as Secretary of the Board of Directors. One-half of the total shares granted (22,500) vested immediately on the date of grant and the remaining one-half were scheduled to vest on the first anniversary of the date of grant (the vesting of which was accelerated to August 28, 2008 in connection with Ms. Vaczy’s agreement to accept shares of our common stock in lieu of accrued and unpaid salary). On December 19, 2007, Ms. Vaczy was granted a stock award of 10,000 shares of our common stock pursuant to an action of the Compensation Committee of the Board of Directors.
(18)	On February 27, 2008, Ms. Vaczy was granted options to purchase 36,000 shares of our common stock at an exercise price of $1.63 per share, 26,000 of which vested during 2008 and 10,000 of which were scheduled to vest upon the achievement of a business milestone. On October 31, 2008 she was granted options to purchase 5,000 shares of our common stock at an exercise price of $1.13 per share, all of which vested during 2008. An option granted to Ms. Vaczy on December 19, 2007 to purchase 12,000 shares of our common stock at $1.70 per share, vested in 2008. On June 2, 2006, in connection with the June 2006 private placement, Ms. Vaczy was issued a new option to purchase 10,000 shares of our common stock at $5.30 per share. This new option was scheduled to vest as we achieved certain business milestones. The business milestone was modified pursuant to an action of the Compensation Committee of the Board of Directors and the option vested immediately.
(19)	Consisted of a car allowance per Ms. Vaczy’s employment agreement with us.
(20)	On September 27, 2007, Ms. Vaczy was granted options to purchase 35,000 shares of our common stock at an exercise price of $4.95 per share, 25,000 of which vested during 2007 and 10,000 of which were scheduled to vest upon the achievement of a business milestone. On December 19, 2007, she was granted an option to purchase 12,000 shares of our common stock at $1.70 per share, which vested in 2008. Options granted to Ms. Vaczy on December 5, 2006 to purchase an aggregate of 15,000 shares of our common stock at $6.00 per share, vested in 2007.
(21)	For Outstanding Equity Awards at Fiscal Year End reference should be made to the section entitled “Outstanding Equity Awards at Fiscal Year End” contained in our Joint Proxy Statement/Registration Statement on Form S-4/A (Registration No. 333-160578), filed with the SEC on October 6, 2009 and effective October 7, 2009, which is incorporated herein by such reference. After obtaining stockholder approval, we amended the 2003 Plan on October 30, 2009 (i) to grant our Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) to effect a one-time repricing of the exercise price of certain of our options and warrants to purchase shares of common stock, or the Repricing, and (iii) to give the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the Repricing. On October 30, 2009, we implemented the Repricing. In connection with the Repricing, certain exercise prices footnoted in the Outstanding Equity Awards Table referenced above were adjusted to a strike price of $1.90, which is equal to fair market value as of the date of the closing of the Merger, on which date the Repricing was effected. More information regarding the Repricing can be found in our current report on Form 10-Q, filed with the SEC on November 6, 2009.

Employment Agreements

This section contains a description of the employment agreements we have (or had during the years ended December 31, 2007 and 2008) with the officers named in the Summary Compensation Table, as amended through November 4, 2009. The descriptions to follow provide further information about the compensation that is shown in the Summary Compensation Table for these officers. They also give you information about payments that could be received by these officers under certain circumstances at such time as their employment ends with us, for example, certain severance arrangements. All numbers in the descriptions have been adjusted (as appropriate) to reflect both the one-for-ten reverse stock split which was effective as of August 31, 2006 and the one-for-ten reverse stock split which was effective as of August 9, 2007.

The employment agreements for members of our management (including Mr. Weinreb and Ms. Vaczy but excluding the Chief Executive Officer) expired between December 31, 2008 and January 19, 2009. However, we have continued to compensate these individuals based on their base salary, stated bonus and employee benefits that would otherwise be due to such individuals under such agreements and effective July 8, 2009, Ms. Vaczy’s employment agreement was extended subject to certain different and additional terms. Mr. Weinreb resigned as our President effective October 2, 2009. For a description of the Separation

Agreement and General Release entered into between us and Mr. Weinreb, please see the discussion under the heading “Post-Employment Payments — Mark Weinreb,” below.

Robin L. Smith — Chief Executive Officer and Chairman of the Board

On May 26, 2006, we entered into an employment agreement with Dr. Robin L. Smith, pursuant to which Dr. Smith serves as our Chief Executive Officer. This agreement was for a period of two years, which term could be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or us. The effective date of Dr. Smith’s employment agreement was June 2, 2006, the date of the initial closing under the securities purchase agreement for the June 2006 private placement. Under this agreement, Dr. Smith was entitled to receive a base salary of $180,000 per year, to be increased to $236,000 after the first year anniversary of the effective date of her employment agreement. If we raised an aggregate of $5,000,000 through equity or debt financing (with the exception of the financing under the securities purchase agreement), Dr. Smith’s base salary was to be raised to $275,000. Dr. Smith was also eligible for an annual bonus determined by the Board, a car allowance of $1,000 per month and variable life insurance with payments not to exceed $1,200 per month. Pursuant to the employment agreement, Dr. Smith’s advisory agreement with us, as supplemented, was terminated, except that (i) the vesting of the warrant to purchase 2,400 shares of our common stock granted thereunder was accelerated so that the warrant became fully vested as of the effective date of the employment agreement, (ii) Dr. Smith received $100,000 in cash and 10,000 shares upon the initial closing under a 2006 private placement, (iii) if an aggregate of at least $3,000,000 was raised and/or other debt or equity financings prior to August 15, 2006 (as amended, August 31, 2006), Dr. Smith was to receive an additional payment of $50,000, (iv) a final payment of $3,000 relating to services rendered in connection with Dr. Smith’s advisory agreement, paid at the closing of the 2006 private placement, and (v) all registration rights provided in the advisory agreement were to continue in effect.

As of August 30, 2006, in excess of $3,000,000 had been raised and accordingly, Dr. Smith was entitled to a payment of $50,000. Dr. Smith elected to have $30,000 of this amount distributed to certain of our employees, including its Chief Financial Officer and General Counsel, in recognition of their efforts on our behalf and retained $20,000. Upon the effective date of the Employment Agreement, Dr. Smith was awarded under our 2003 Equity Participation Plan 20,000 shares of our common stock, and options to purchase 54,000 shares of our common stock, which options expire ten years from the date of grant.

On January 26, 2007, in connection with the January 2007 private placement, we entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 was amended to provide that: (a) the term of her employment would be extended to December 31, 2010; (b) upon the first closings in the January 2007 private placement, Dr. Smith’s base salary would be increased to $250,000; (c) her base salary would be increased by 10% on each one year anniversary of the agreement; (d) no cash bonus would be paid to Dr. Smith for 2007; and (e) cash bonuses and stock awards under our 2003 Equity Participation Plan would be fixed at the end of 2007 for 2008, in an amount to be determined. Other than as set forth therein, Dr. Smith’s original employment agreement and all amendments thereto remain in full force and effect. As consideration for her agreement to substantially extend her employment term, among other agreements contained in this amendment, on January 18, 2007 Dr. Smith was also granted an option under our 2003 Equity Participation Plan to purchase 55,000 shares of our common stock at a per share exercise price equal to $5.00 vesting as to (i) 25,000 shares upon the first closings in the January 2007 private placement; (ii) 15,000 shares on June 30, 2007; and (iii) 15,000 shares on December 31, 2007.

Effective as of September 27, 2007, we entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 and amended as of January 26, 2007, was further amended to provide that: (a) Dr. Smith’s base salary would be increased to $275,000 (the amount to which Dr. Smith would have been entitled under her original employment agreement prior to her agreement on January 26, 2007 to accept a reduced salary of $250,000); (b) her base salary would be increased by 10% on each one-year anniversary of the agreement; (c) a cash bonus of $187,500 (an amount equal to 75% of her base salary) would be paid October 1, 2007; (d) Dr. Smith’s bonus for 2008 was set in the amount of $250,000 (an amount equal to 100% of her base salary) to be paid October 1, 2008; and (e) we agreed to pay membership and annual fees for a club in New York of Dr. Smith’s choice for business entertaining and meetings. Other than as set forth therein, Dr. Smith’s original employment agreement and all amendments thereto remain in full force and effect.

On January 9, 2008, we entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 and amended as of January 26, 2007 and September 27, 2007 was further amended to provide that, in response to our efforts to conserve cash, Dr. Smith would be paid $50,000 of her 2008 salary in shares of our common stock, net of shares in payment of applicable withholding taxes valued at the closing price of our common stock on the date of issuance. Accordingly, Dr. Smith was issued 16,574 shares of our common stock pursuant to our 2003 Equity Participation Plan which was based on a price per share of $1.70, the closing price of our common stock on the date of approval by the Compensation Committee of the Board of Directors. The cash component of her salary for 2008 was $225,000.

On August 29, 2008, we entered into a letter agreement with Dr. Smith, pursuant to which, in response to our efforts to conserve cash, Dr. Smith agreed to accept shares of our common stock in lieu of unpaid accrued salary. Dr. Smith agreed to accept in lieu of $24,437.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 33,941 shares of our common stock. The number of shares so issued was based on $0.72, the closing price of our common stock on the date of approval by the Compensation Committee of the Board of Directors, for which we agreed to pay total withholding taxes. All such shares were issued under our 2003 Equity Participation Plan. In connection therewith, the vesting of 15,000 shares of our common stock granted to Dr. Smith under the 2003 Equity Participation Plan on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

Effective July 1, 2009, the cash component of Dr. Smith’s annual salary was increased to $302,500. On July 29, 2009, we amended the terms of our employment agreement with Dr. Smith by means of a letter agreement to extend the term of Dr. Smith’s employment to December 31, 2011 and subject to consummation of the Merger, awarded to Dr Smith a $275,000 cash bonus for 2009 and comparable minimum annual bonuses for 2010 and 2011. As of November 15, 2009, Dr. Smith had been paid $50,000 of the bonus for 2009.

We maintain key-man life insurance on Dr. Smith in the amount of $3,000,000. As of October 29, 2009, The Compensation Committee of the Board approved the reimbursement to Dr. Smith of premiums, up to $4,000 annually, for disability insurance covering Dr. Smith.

Mark Weinreb — President through October 2, 2009

Mr. Weinreb resigned as our President effective October 2, 2009. For a description of the Separation Agreement and General Release entered into between us and Mr. Weinreb, please see the discussion under the heading “Post-Employment Payments — Mark Weinreb,” below.

Catherine M. Vaczy — Vice President and General Counsel

On April 20, 2005, we entered into a letter agreement with Catherine M. Vaczy pursuant to which Ms. Vaczy served as our Vice President and General Counsel. The term of this original agreement was three years. In consideration for Ms. Vaczy’s services under the letter agreement, Ms. Vaczy was entitled to receive an annual salary of $155,000 during the first year of the term, a minimum annual salary of $170,500 during the second year of the term, and a minimum annual salary of $187,550 during the third year of the term. On the date of the letter agreement, Ms. Vaczy was granted an option to purchase 1,500 shares of our common stock pursuant to our 2003 Equity Participation Plan, with an exercise price equal to $10.00 per share. The option was to vest and become exercisable as to 500 shares on each of the first, second and third year anniversaries of the date of the agreement and remain exercisable as to any vested portion thereof in accordance with the terms of our 2003 Equity Participation Plan and our Incentive Stock Option Agreement. Pursuant to and as a condition of the closing of a 2006 private placement, Ms. Vaczy entered into a letter agreement with us in which she agreed to convert $44,711 in accrued salary (after giving effect to employment taxes which were paid by us) into 6,097 shares of our common stock at a per share price equal to $4.40 (the price of the shares being sold in the 2006 private placement). Ms. Vaczy further agreed to a reduction in her base salary by 25% until the achievement by us of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 1,500 shares of our common stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the 2006 private placement.

On January 26, 2007, we entered into another letter agreement with Ms. Vaczy pursuant to which Ms. Vaczy continues to serve as our Vice President and General Counsel. This agreement superseded Ms. Vaczy’s employment agreement dated as of April 20, 2005 and all amendments thereto. Subject to the terms and conditions of the letter agreement, the term of Ms. Vaczy’s employment in such capacity would continue through December 31, 2008. In consideration for her services under the letter agreement, Ms. Vaczy was entitled to receive a minimum annual salary of $150,000 during 2007 (such amount being 20% less than the annual salary to which Ms. Vaczy would have been entitled commencing April 20, 2007 pursuant to the terms of her original employment agreement) and a minimum annual salary of $172,500 during 2008.

In consideration for such salary concessions and agreement to extension of her employment term, Ms. Vaczy was also entitled to receive a cash bonus upon the occurrence of each of the following milestones: (a) $5,000 upon the first closings in the January 2007 private placement; and (b) $7,500 upon the next registration statement (other than a Form S-8) being declared effective by the Securities and Exchange Commission. Ms. Vaczy was also eligible for additional cash bonuses as follows, in each case as may be approved by the Compensation Committee of the Board of Directors: (a) for other tasks and responsibilities as mutually agreed, such as foundation legal counsel; (b) pursuant to milestones for 2008 as set no later than December 31, 2007 by Ms. Vaczy and our Chief Executive Officer, which the Chief Executive Officer shall recommend to the Compensation Committee of the Board of Directors for their vote thereon; and (c) as may be approved from time to time.

Ms. Vaczy was also entitled to payment or reimbursement of certain expenses (including a car allowance equal to $1,000 per month) incurred by her in connection with the performance of her duties and obligations under the letter agreement, and to participate in any incentive and employee benefit plans or programs which may be offered by us and in all other plans in which us executives participate.

On January 9, 2008, we entered into a letter agreement with Ms. Vaczy, pursuant to which Ms. Vaczy’s employment agreement dated as of January 26, 2007 was amended to provide that, in response to our efforts to conserve cash, Ms. Vaczy would be paid $11,250 of her 2008 salary in shares of our common stock. Accordingly, Ms. Vaczy was issued 3,729 shares of our common stock pursuant to our 2003 Equity Participation Plan which was based on a price per share of $1.70, the closing price of our common stock on the date of approval by the Compensation Committee of the Board of Directors. The cash component of her salary for 2008 will be $161,250.

On August 29, 2008, we entered into a letter agreement with Ms. Vaczy, pursuant to which, in response to our efforts to conserve cash, Ms. Vaczy agreed to accept shares of our common stock in lieu of unpaid accrued salary. Ms. Vaczy agreed to accept in lieu of $10,578.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,692 shares of our common stock. The number of shares so issued was based on $0.72, the closing price of our common stock on the date of approval by the Compensation Committee of the Board of Directors, for which we agreed to pay total withholding taxes. All such shares were issued under our 2003 Equity Participation Plan. In connection therewith, the vesting of 22,500 shares of Common Stock granted to Ms. Vaczy under the 2003 Equity Participation Plan on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

Ms. Vaczy’s January 26, 2007 employment agreement, as amended on January 9, 2008 and August 29, 2008, or the Original Agreement, expired by its terms on December 31, 2008. However, effective July 8, 2009, we entered into another letter agreement, or the Extension, with Ms. Vaczy pursuant to which the Original Agreement was extended, subject to certain different and additional terms. The Extension provides that Ms. Vaczy’s base salary during the one-year term will be $182,500. The Extension additionally provides for (i) a 25,000 share stock award upon execution under the 2009 Plan where we also pay the associated payroll taxes; (ii) a $5,000 cash bonus upon each of two milestone objectives established by the Board of Directors; (iii) an option granted on the effective date of the Extension under the 2009 Plan to purchase 200,000 shares of our common stock which shall vest and become exercisable as to 100,000 shares on July 8, 2009 and as to the remaining 100,000 shares upon stockholder approval of the Merger; and (iv) an option to purchase 100,000 shares of our common stock to be granted on the date the stockholders approve the Merger and the expansion of the 2009 Plan option pool, such option to vest and become exercisable on July 8, 2010. The Extension provided that the options granted in connection with the Extension, as well as other options granted or to be granted to Ms. Vaczy, shall remain exercisable despite any termination of employment for a period of not less than two years from the date of termination of employment. The per share exercise prices of the options to be granted pursuant to the Extension shall equal the closing price of our common stock on the date of grant. The Extension provides that Ms. Vaczy must give us 60 days notice in the event she resigns. Any severance payments set forth in the Original Agreement to which Ms. Vaczy may become entitled shall be based on Ms. Vaczy’s then salary for a three month and not an annual period.

As of October 29, 2009, the Compensation Committee of our Board (i) awarded Ms. Vaczy a $50,000 cash bonus, 50% of which is payable currently and the remaining 50% is payable upon the achievement of a business milestone, (ii) increased Ms. Vaczy’s salary from $182,500 to $191,000 effective as of November 1, 2009, and (iii) approved the payment of dues to a private club of Ms. Vaczy’s choosing (not to exceed $6,000 annually).

As of November 4, 2009, the Board of Directors approved a grant to Ms. Vaczy, as the Secretary of the Board of Directors, for each year that she serves as Secretary, options to purchase 100,000 shares of our common stock. These options shall vest as to 33,333 shares on each of the first and second anniversary of the date of grant and as to the remaining 33,334 shares on the third anniversary of the date of grant. The exercise price of options shall be equal to the closing price of a share of our common stock on the date of grant.

Indemnification Agreements

As of October 2, 2009, we entered into indemnification agreements with our Chief Executive Officer, Chief Financial Officer, General Counsel, certain other employees and each of its directors pursuant to which we have agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is our director, officer, employee, agent or fiduciary.

Post Employment Payments

Robin L. Smith

Per Dr. Smith’s January 26, 2007 letter agreement with us, upon our termination of Dr. Smith’s employment without cause or by Dr. Smith with good reason, we were to pay to Dr. Smith her base salary at the time of termination for the two-year period following such termination. Dr. Smith’s September 27, 2007 letter agreement provides that such payment of severance can be made instead in 12 equal monthly installments beginning the date of termination. In addition, per Dr. Smith’s May 26, 2006 employment agreement, upon our termination of Dr. Smith’s employment without cause or by Dr. Smith for good reason, Dr. Smith shall be entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) COBRA payments for a one year period; and (iii) have all vested options, as well as all options which would have vested during the 12-month period following the date of termination, become fully vested and remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise). Upon our termination of Dr. Smith’s employment for cause or by Dr. Smith without good reason, Dr. Smith shall be entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have all vested options remain exercisable for a period of ninety days (all stock options which have not vested shall be forfeited). Upon termination for death or disability, Dr. Smith (or her estate) shall be entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family COBRA payments for the applicable term; and (ii) have all vested options, as well as all options which would have vested during the 12-month period following the date of termination, become fully vested and remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).

Upon a change in our control, per Dr. Smith’s May 26, 2006 employment agreement, Dr. Smith shall be entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) COBRA payments for a one year period; and (iv) have all vested options, as well as all options which would have vested during the 12-month period following the date of termination, become fully vested and remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).

Mark Weinreb

Effective October 2, 2009, or the Termination Date, Mark Weinreb resigned as our President. In connection with Mr. Weinreb’s resignation, we and Mr. Weinreb entered into a Separation Agreement and General Release (the “Separation Agreement”). Under the terms of the Separation Agreement, we will (i) continue to pay Mr. Weinreb’s regular salary of $17,500 per month through December 31, 2009; (ii) pay Mr. Weinreb a bonus of $32,500 ($7,500 of which was his standard quarterly bonus); and (iii) make COBRA payments for a period of one year on Mr. Weinreb’s behalf for himself and his family. All unvested options to purchase our common stock shall be forfeited as of the Termination Date, except that options to purchase an aggregate of 20,000 shares of our common stock (half at an exercise price of $4.95 and the balance at $1.63) were not to be forfeited and were vested in accordance with their terms upon the completion of the Merger. The Separation Agreement contains other customary terms and provisions, including mutual releases and non-disparagement provisions, as well as remedies for breaches of the Agreement and the Covenant Agreement.

Mr. Weinreb’s outstanding options issued under our 2003 Equity Participation Plan, or the 2003 Plan, were re-priced on October 30, 2009 to an exercise price of $1.90, which was the fair market value on the date of the Repricing, to the extent that the exercise prices of such options exceeded fair market value on the date of the Repricing. All of Mr. Weinreb’s outstanding options will be amended so that the period during which he may exercise a vested option ends on the earlier of: (i) the original expiration date of each such option; (ii) the second anniversary of the Termination Date; and (iii) the date on which we determine in good faith that Mr. Weinreb has violated the terms of a previously-executed Employee Confidentiality, Invention Assignment and Non-Compete Agreement, or the Covenant Agreement; provided that we agreed that an option to purchase 100,000 shares at $1.95 issued under the our 2009 Equity Compensation Plan (the “2009 Plan”) will remain exercisable for its original ten year term unless clause (iii), above, is applicable. Mr. Weinreb remains subject to the terms of a November 2, 2008 Lock-Up and Voting Agreement, which provides that he may not sell any shares of our common stock for a period of six months following the closing of the Merger; provided, that subject to the approval of CBH, commencing December 1, 2009, Mr. Weinreb may sell up to 30,000 shares of our common stock per calendar month in accordance with applicable securities laws.

Catherine M. Vaczy

Pursuant to Ms. Vaczy’s January 26, 2007 letter agreement, and the Extension, effective July 2009, upon our termination of Ms. Vaczy’s employment prior to the end of the term without cause or by Ms. Vaczy with good reason, any severance payments in the Original Agreement to which Ms. Vaczy may become entitled shall be based on Ms. Vaczy’s then salary for a three-month and not an annual period. In addition, the Extension provides that the options provided for in the Extension, as well as other options granted or to be granted to Ms. Vaczy, shall remain exercisable despite any termination of employment for a period of not less than two years from the date of termination of employment. The per share exercise prices of the options to be granted pursuant to the Extension shall equal the closing price of our common stock on the date of grant.

GENERAL INFORMATION ON DIRECTOR COMPENSATION

Directors who are our employees do not receive additional cash compensation for serving as directors. Our independent (non-employee) directors are reimbursed for out-of-pocket travel expenses incurred in their capacity as directors. Pursuant to our 2003 Equity Participation Plan, all directors (including independent directors) are eligible to receive equity awards.

For information regarding all compensation to our non-employee directors for the year ended December 31, 2008, see the section entitled “NeoStem Director Compensation” contained in our Joint Proxy Statement/ Registration Statement on Form S-4/A (Registration No. 333-160578), filed with the SEC on October 6, 2009 and effective October 7, 2009, which is incorporated herein by such reference. For information regarding options grants, stock grants and fees awarded to Directors after September 30, 2009, we incorporate by reference the information contained in Item 5.02 of our current report on Form 8-K, filed with the SEC on November 10, 2009.

On November 4, 2009, the Compensation Committee of our Board of Directors approved a compensation plan for the Board of Directors, or the Board of Directors Compensation Plan. The Board of Directors Compensation Plan provides that each year each Board member shall be authorized to receive options to purchase 150,000 shares of our common stock for his or her service as a Board member. These options shall vest as to 50,000 shares on each of the first, second and third anniversaries of the date of grant. The Board of Directors Compensation Plan further provides that each year Chairs of the Board, Chairs of a Board Committee and members of the Board of Directors of any of our subsidiaries shall be authorized to receive options to purchase 50,000 shares of our common stock for his or her service as a Chair of the Board or a Committee of the Board or as a member of the Board of any of our subsidiaries. These options shall vest as to 16,667 shares of our common stock on each of the first and second anniversary of the date of grant and as to the remaining 16,666 shares of our common stock on the third anniversary of the date of grant. In each case, the exercise price of options authorized pursuant to the Board of Directors Compensation Plan shall be equal to the closing price of a share of our common stock on the date of grant. Under the Board of Directors Compensation Plan, commencing January 1, 2010, non-employee directors are also entitled to cash fees equal to $15,000, which fees shall be payable quarterly in arrears.

On November 4, 2009, pursuant to the Board of Directors Compensation Plan, the Compensation Committee approved the following grants. The closing price of our common stock on November 4, 2009 was $1.66. The grants set forth in the chart below were issued under our 2009 Equity Compensation Plan, and are subject to the vesting schedules applicable to the Board of Directors Compensation Plan.

Name	Option Award for Board Service	Option Award for Service as Chair of Board or Committee of or Member of Board of Subsidiary	Option Award for Board Secretary
Robin Smith, CEO and Director	150,000	50,000
Richard Berman, Director	150,000	50,000
Drew Bernstein, Director	150,000	50,000
Steven Myers, Director	150,000	50,000
Eric Wei, Director	150,000	50,000
Catherine Vaczy, Secretary and General Counsel			100,000

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that Messrs. Myers, Berman, and Bernstein and Dr. Geehr are independent applying the definition of independence under the listing standards of the NYSE Amex and SEC regulations. The Board has determined that Dr. Smith and Mr. Wei are not independent. The Board of Directors has further determined that Mr. Shi Mingsheng will not be independent.

Term of Directors

We have a classified Board of Directors. Our Board of Directors consists of three separate classes of directors, as nearly equal in number as possible, with each respective class to serve a three-year term and until their successors are duly elected and qualified. The classes are elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term. Pursuant to the General Corporation Law of the State of Delaware, if a board of directors is classified, unless the certificate of incorporation otherwise provides, members of the board of directors may be removed by the stockholders before the expiration of their terms only for cause. For further information, see “Anti-Takeover Effects of Certain Provisions of Delaware Law and our Certificate of Incorporation and Bylaws — Classified Board of Directors,” below.

Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each Committee has only independent directors as members.

Audit Committee

The Audit Committee consists of three directors: Mssrs. Bernstein (chairman), Myers and Berman. Each member of the committee is independent applying the definition of independence under the listing standards of the NYSE Amex and SEC regulations. The Audit Committee meets at least four times during the year. The Board has determined that Mr. Bernstein qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-B.

Pursuant to the terms of the Audit Committee charter, our Audit Committee is required to consist of at least three of our “independent” directors and shall serve at the pleasure of the Board of Directors. An “independent” director is defined as an individual who (a) is not our officer or salaried employee or an affiliate, (b) does not have any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment as an Audit Committee member, (c) meets the independence requirements of the SEC and the NYSE Amex or such other securities exchange or market on which our securities are traded and (d) except as permitted by the SEC and the NYSE Amex or such other securities exchange or market on which our securities are traded, does not accept any consulting, advisory or other compensatory fee from us.

The Audit Committee has a charter that requires the committee to oversee our accounting and financial reporting process, our system of internal controls regarding finance, accounting, legal compliance and ethics, and the audits of our financial statements. The primary duties of the Audit Committee consist of, among other things:

•	serving as an independent and objective party to monitor our financial reporting process, internal control system and disclosure control system;
•	reviewing and appraising the audit efforts of our independent accountants;
•	assuming direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and our management regarding financial reporting issues; and
•	providing an open avenue of communication among the independent accountants, financial and senior management and the Board.

Compensation Committee

Our Compensation Committee consists of three directors: Mssrs. Berman (chairman), Myers and Bernstein. Each such member of the Compensation Committee is independent applying the definition of independence under the listing standards of the NYSE Amex and SEC regulations. The Compensation Committee meets at least two times during each year.

Each member of our Compensation Committee must (i) be one of our independent directors satisfying the independence requirements of the NYSE Amex and other applicable regulatory requirements; (ii) qualify as an “outside director” under Section 162(m) of the Internal Revenue Code, as amended; and (iii) meet the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and equity-based compensation for our executive officers.

We have adopted a Compensation Committee charter which outlines the Compensation Committee’s primary duties which are to:

•	evaluate the performance of the Chief Executive Officer in light of our goals and objectives and determine the Chief Executive Officer’s compensation based on this evaluation and such other factors as the Committee shall deem appropriate;
•	approve all salary, bonus, and long-term incentive awards for executive officers;
•	approve the aggregate amounts and methodology for determination of all salary, bonus, and long-term incentive awards for all employees other than executive officers;
•	review and recommend equity-based compensation plans to the full Board of Directors and approve all grants and awards thereunder;
•	review and approve changes to our equity-based compensation plans other than those changes that require stockholder approval under the plans, the requirements of the NYSE Amex or any exchange on which our securities may be listed and/or any applicable law;
•	review and recommend to the full Board changes to our equity-based compensation plans that require stockholder approval under the plans, the requirements of the NYSE Amex or any exchange on which our securities may be listed and/or any applicable law;
•	review and approve changes in our retirement, health, welfare and other benefit programs that result in a material change in costs or the benefit levels provided;
•	administer our equity-based compensation plans; and
•	approve, as required by applicable law, the annual Committee report on executive compensation (if required) for inclusion in our proxy statement.

The Compensation Committee may form and delegate its authority to subcommittees as appropriate. Additionally, the Chief Executive Officer may make recommendations to the Compensation Committee relating to executive and director compensation.

Nominating Committee

Our Nominating Committee consists of three directors: Mssrs. Myers (chairman), Berman and Geehr. The Nominating Committee is empowered by the Board of Directors to recommend to the Board of Directors qualified individuals to serve on our Board of Directors and to identify the manner in which the Nominating Committee evaluates nominees recommended for the Board. All members of the Nominating Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in the rules of the NYSE Amex and SEC regulations. Our Board of Directors has adopted a Nominating Committee charter to govern the Nominating Committee.

The charter and guidelines developed by the Nominating Committee describe the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee, among other factors listed in the Committee’s guidelines:

•	should possess the highest personal and professional standards of integrity and ethical values;
•	must be committed to promoting and enhancing the long term value of us for its stockholders;
•	should not have any conflicts of interest;
•	must have demonstrated achievement in one of more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;
•	must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to us;
•	must have adequate time to devote to the Board of Directors and its committees; and
•	is expected to have sound judgment, derived from management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

Our Board of Directors believes we are well-served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board of Directors membership, the Board of Directors will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, if a vacancy on the Board of Directors occurs between annual stockholder meetings or if our Board of Directors believes it is in our best interests to expand its size, the Board of Directors may seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Nominees for director must be discussed by the full Board of Directors and approved for nomination by the affirmative vote of a majority of our Board of Directors, including the affirmative vote of a majority of the independent directors. Two of our directors, Dr. Smith and Mr. Berman, were originally nominated in 2006 pursuant to certain contractual rights. In addition, the appointments of Mr. Wei and Mr. Shi to our Board were required pursuant to the terms of the Merger Agreement, except that Mr. Shi’s appointment remains subject to all PRC approvals in the connection with the Merger having been obtained.

The Nominating Committee assists the Board of Directors by identifying qualified candidates for director and recommends to the Board of Directors the director nominees for the annual meeting of stockholders. The Board of Directors will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Board of Directors will determine which nominee(s) to include in the slate of candidates that the Board of Directors recommends for election at each annual meeting of our stockholders.

Procedures for Considering Nominations Made by Stockholders

The Nominating Committee’s charter and guidelines describe procedures for nominations to be submitted by stockholders and other third-parties, other than candidates who have previously served on the Board of Directors or who are recommended by the Board of Directors. The guidelines state that a nomination must be delivered to our Secretary at our principal executive offices not later than the 120th day prior to the date of the proxy statement for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days after the anniversary date of the annual meeting, notice to be timely must be so delivered a reasonable time in advance of the mailing of our proxy statement for the annual meeting for the current year. The guidelines require a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director, among other things: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected) and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter and the guidelines for director candidates.

There will be no differences in the manner in which our Board of Directors evaluates nominees recommended by stockholders and nominees recommended by the Board of Directors or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board of Directors. In connection with the 2009 Annual Meeting, the Board did not receive any nominations from any stockholder or group of stockholders which owned more than 5% of our common stock for at least one year.

Director Attendance at Annual Meetings and Meetings of the Board of Directors

Our Board members are encouraged, but not required by any specific Board policy, to attend our Annual Meeting. All five then-current members of our Board of Directors attended our Annual Meeting held in 2009: Dr. Smith and Messrs. Berman and Weinreb attended in person, and Mr. Myers and Dr. Zuckerman participated via telephone. Our Board of Directors had seven meetings during the year ended December 31, 2008. All of the current members of our Board of Directors who were directors during the year ended December 31, 2008, attended at least 75% of the meetings of our Board of Directors and at least 75% of the meetings of the committees of the Board they served on as members.

Stockholder Communications

Our Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Board of Directors. Any such communication should be addressed to our Secretary and should be sent to such individual c/o NeoStem, Inc. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board of Directors, upon our Secretary’s receipt of such a communication, a copy of such communication will be sent to each member of the Board of Directors, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board of Directors held more than two days after such communication has been distributed, the Board of Directors will consider the substance of any such communication.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and employees, except our senior financial officers who are subject to a separate code of ethics. Both Codes of Ethics are available on our website, www.neostem.com.

Our Equity Compensation Plans

Our 2003 Equity Participation Plan

Our 2003 Equity Participation Plan authorizes 2,500,000 shares of our common stock for issuance. As of November 16, 2009, there were 1,663,300 shares of our common stock underlying outstanding options with an average exercise price of $2.23 and 54,447 shares remain available for future grant. We have granted options and shares of our common stock under the 2003 Equity Participation Plan. Our 2003 Equity Participation Plan has been approved by our shareholders.

Description of Our 2003 Equity Participation Plan

For a description of our 2003 Equity Participation Plan, or the 2003 Plan, we incorporate by reference the full text of the 2003 Plan, which is attached as Exhibit 10.2 to Pre-Effective Amendment No. 1 to our Registration Statement on Form S-1, File No. 333-137045, as filed with the Securities and Exchange Commission on November 3, 2006). Such plan was amended on October 29, 2009, and the Repricing was implemented, following the approval of our stockholders. For a description of the amendment, and the Repricing, we incorporate by reference Note 10 to the Unaudited Consolidated Financial Statements of NeoStem, Inc. and Subsidiaries, filed with our quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 6, 2009.

Our 2009 Equity Compensation Plan

Our 2009 Equity Compensation Plan authorizes 9,750,000 shares of our common stock for issuance. As of November 16, 2009, there were 6,412,274 shares of our common stock underlying outstanding options with an average exercise price of $1.86 and 1,996,446 shares remained available for future grant. We have granted options and shares of our common stock under the 2009 Equity Compensation Plan. Our 2009 Equity Participation Plan has been approved by our shareholders.

Description of Our 2009 Equity Compensation Plan

For a description of our 2009 Equity Compensation Plan, or the 2009 Plan, we incorporate by reference the full text of the 2009 Plan which is attached as Annex F to our Joint Proxy Statement/Registration State- ment on Form S-4/A (Registration No. 333-160578), filed with the SEC on October 6, 2009 and effective October 7, 2009. On October 29, 2009, the 2009 Plan was amended to increase the number of shares authorized for issuance thereunder to 9,750,000.

Our 2009 Non-U.S. Based Equity Compensation Plan, or the 2009 Non-U.S. Plan

Our 2009 Non-U.S. Plan authorizes 4,700,000 shares of our common stock for issuance. As of November 16, 2009, there were 1,650,000 shares of our common stock underlying outstanding options with an average exercise price of $2.04 and 2,525,000 shares remained available for future grant. We have granted options and shares of our common stock under the 2009 Non-U.S. Plan. Our 2009 Non-U.S. Plan has been approved by our shareholders.

Description of Our 2009 Non-U.S. Plan

For a description of our 2009 Non-U.S. Plan, we incorporate by reference the full text of the 2009 Non-U.S. Plan, which is attached as Annex G to our Joint Proxy Statement/Registration Statement on Form S-4/A (Registration No. 333-160578), filed with the SEC on October 6, 2009 and effective October 7, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned on November 16, 2009, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by:

•	each of our executive officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each person who is known by us to beneficially own 5% or more of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock that may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees or warrant holders. Unless otherwise indicated, and subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Unless otherwise indicated, the address of the beneficial owner is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170.

As of November 16, 2009, there were 36,512,700 shares of Common Stock outstanding.

Number and Percentage of Shares of Common Stock Owned**

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned	Number of Shares Beneficially Owned After the Offering	Percentage of Common Stock Beneficially Owned After the Offering
Dr. Robin L. Smith Chief Executive Officer and Chairman of the Board	2,345,105	(1)	6.2%
Catherine M. Vaczy Vice President and General Counsel	797,148	(2)	2.2%
Larry A. May Vice President and Chief Financial Officer	302,253	(3)	0.8%
Alan G. Harris Vice President of Drug Development and Regulatory Affairs	56,250	(4)	0.2%
Richard Berman Director	378,479	(5)	1.0%
Steven S. Myers Director	448,375	(6)	1.2%
Drew Bernstein Director	0		0%
Edward C. Geehr, MD Director	0		0%
Eric H.C. Wei Director	25,669,133	(7)(8)	50.7%
RimAsia Capital Partners, L.P.	25,544,133	(8)	50.5%
RimAsia Capital Partners GP, L.P.

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned	Number of Shares Beneficially Owned After the Offering	Percentage of Common Stock Beneficially Owned After the Offering
RimAsia Capital Partners GP, Ltd. 1807 Harbour Centre 25 Harbour Road Wanchai Hong Kong
Madam Zhang Jian, General Manager, Erye	2,007,432	(9)(11)	5.5%
Enhance BioMedical Holdings Limited (“Enhance”) 6555 Bo Yuan Road Shanghai, 201804 PRC	8,000,000	(10)	19.7%
Fullbright Finance Limited (“Fullbright”) Suite 1307, Tongmei Center 43 East Queen’s Road Wanchai Hong Kong	2,007,432	(11)	5.5%
All Directors and Officers as a group (twelve persons)	32,029,175	(12)	60.3%

The address for each officer and director is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170.

*	Represents less than 1% of our outstanding common stock or voting power.
**	All numbers in this table and footnotes thereto have been adjusted (as appropriate) to reflect the one-for-ten reverse stock split effective August 9, 2007.
(1)	Includes (i) options to purchase up to 1,328,678 shares of or common stock which are exercisable within 60 days of November 16, 2009 and (ii) warrants to purchase up to 43,744 shares of our common stock which are exercisable within 60 days of November 16, 2009.
(2)	Includes (i) options to purchase up to 452,955 shares of our common stock which are exercisable within 60 days of November 16, 2009 and (ii) warrants to purchase up to 9,500 shares of our common stock which are exercisable within 60 days of November 16, 2009.
(3)	Includes (i) options to purchase up to 260,584 shares of our common stock which are exercisable within 60 days of November 16, 2009 and (ii) 51 shares of our common stock owned by Mr. May’s wife.
(4)	Includes options to purchase up to 50,000 shares of our common stock which are exercisable within 60 days of November 16, 2009.
(5)	Includes (i) options to purchase up to 149,387 shares of our common stock which are exercisable within 60 days of November 16, 2009 and (ii) warrants to purchase up to 11,364 shares of our common stock which are exercisable within 60 days of November 16, 2009.
(6)	Includes (i) options to purchase up to 149,387 shares of common stock which are exercisable within 60 days of November 16, 2009 and (ii) warrants to purchase up to 22,728 shares of common stock which are exercisable within 60 days of November 16, 2009.
(7)	Eric H.C. Wei, or Mr. Wei, was appointed to our Board of Directors on October 30, 2009, upon consummation of the Merger.
(8)	Includes (i) 20,544,133 shares of our common stock, 9,086,124 of which are issuable upon the conversion of 8,177,512 shares of Series C Convertible Preferred Stock held by RimAsia Capital Partners, L.P. and (ii) warrants to purchase up to 5,000,000 shares of our common stock which are exercisable within 60 days of November 16, 2009. These shares are held by RimAsia Capital Partners, L.P., a Cayman Islands exempted limited partnership, or RimAsia. RimAsia Capital Partners GP, L.P., a Cayman Islands exempted limited partnership, or RimAsia GP, is the general partner of RimAsia. RimAsia Capital Partners GP, Ltd., a Cayman Islands exempted company, or RimAsia Ltd, is the general partner of RimAsia GP. Mr. Wei, one of our directors, is the sole director of RimAsia Ltd. RimAsia, RimAsia GP, RimAsia Ltd. and Mr. Wei has the sole power to vote and dispose of our common stock held by RimAsia. RimAsia is included as a selling stockholder in this offering.
(9)	Madam Zhang is the General Manager of Erye and a principal shareholder of EET. The table above does not include 175,000 shares of our common stock to be issued to Madam Zhang upon our receipt of all necessary PRC approvals in connection with the Merger.
(10)	Enhance is a Shanghai corporation and a subsidiary of Enhance Holding Corporation. This number includes warrants to purchase up to 4,000,000 shares of our common stock which are exercisable within 60 days of November 16, 2009.
(11)	Fullbright is a corporation organized under the laws of the British Virgin Islands and is the wholly-owned subsidiary of EET. Fullbright, EET, Shi Mingsheng, Zhang Jian and Ding Weihua have shared power to vote and dispose of the shares of our common stock held by Fullbright and, as a result, may be deemed to beneficially own the shares of our common stock held by Fullbright. The table does not reflect (i) 203,338 shares of our common stock to be transferred to Fullbright upon our receipt of all necessary PRC approvals; and (ii) 175,000 shares of our common stock issued to Zhang Jian and 175,000 shares of our common stock issued to Shi Mingsheng upon receipt of PRC approvals; and (iii) 2,080,000 shares of our common stock that were pledged to us in connection with the Merger.
(12)	See footnotes 1 – 9 and 11. Includes options to purchase 25,000 shares of common stock granted to Christopher Duignan, VP, Finance, on November 30, 2009, which options are exercisable within 60 days of November 16, 2009.

SELLING STOCKHOLDERS

The Selling Stockholders are (i) RimAsia Capital Partners, L.P. and (ii) Elancrest Investments Limited.

RimAsia Capital Partners, L.P. (an exempted limited partnership established in 2004 under the Laws of the Cayman Islands) is a private equity firm focusing on the pan-Asian mid-market sector, of which the general partner is RimAsia Capital Partners GP, L.P.

Elancrest Investments Limited (a limited company incorporated as an International Business Company in the British Virgin Islands in 2001) is a private investment vehicle of Kris Wiluan, an Indonesian businessman.

Neither of the Selling Stockholders is a broker-dealer regulated by the Financial Industry Regulatory Authority or an affiliate of a broker-dealer.

	Shares of Common Stock (Including Shares Underlying Other Securities) Beneficially Owned Before this Offering		Number of Shares Offered	Shares of Common Stock (Including Shares Underlying Other Securities) Beneficially Owned After this Offering
Name and Address of Selling Stockholders	Number	Percent		Number	Percent
RimAsia Capital Partners, L.P. 1807 Harbour Centre, 25 Harbour Rd. Wanchai, Hong Kong	25,544,133	50.5%
Elancrest Investments Limited 133 New Bridge Rd. #21-01 Chinatown Point Singapore 059413	1,600,000	4.2%

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, all of the shares of common stock, par value $.01 per share, of CBH, or CBH Common Stock, issued and outstanding immediately prior to the effective time of the Merger, or the Effective Time, were converted into the right to receive, in the aggregate, 7,150,000 shares of our Common Stock. Additionally, subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia (a beneficial holder of more than 5% of our voting securities), and the sole holder of shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CBH, or the CBH Series B Preferred Stock, all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time were converted into the right to receive, in the aggregate, (i) 6,458,009 shares of our common stock (having an approximate value of $12,270,217 as of the Effective Time) and (ii) 8,177,512 shares of our Series C Preferred Stock (having an approximate value of $17,254,550 as of the Effective Time), each with a liquidation preference of $1.125 per share and convertible into 9,086,124 shares of our common stock at an initial exercise price of $0.90.

At the Effective Time, we issued 9,532 shares of our common stock (having an approximate value of $18,110) to Stephen Globus, a director of CBH, and 7,626 shares of our common stock (having an approximate value of $14,489) to Chris Peng Mao, then the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao. Additionally, we agreed to bear 50% of up to $450,000 of CBH’s expenses post-Merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation.

For assistance in effecting the Merger, 125,000 shares of our common stock (having an approximate value of $237,500) were issued to EET, the holder of a 49% interest in Erye. In addition, an aggregate of 203,338 shares of our common stock (having an approximate value of $386,350) is being issued to Shi Mingsheng (an officer and director of Erye and the majority shareholder of EET and nominated as our director) and Madam Zhang Jian (an officer and director of CBH, an officer of Erye and a significant shareholder of EET).

As a result of the Merger, we own 51% of Erye, and EET owns the remaining 49% ownership interest. In connection with the Merger, we and EET negotiated a revised joint venture agreement which, subject to finalization and approval by the requisite PRC governmental authorities, will govern our respective rights and obligations with respect to Erye. Pursuant to the terms and conditions of the revised joint venture agreement, dividend distributions to EET and NeoStem will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the joint venture agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for our 51% interest in Erye; and (iii) 6% of the net profit will be distributed to us directly for our operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, we will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,300,000), we will be entitled to receive the return of such additional paid-in capital.

In connection with the Merger, the exercise price of certain of our outstanding warrants was reduced. Certain of our executive officers and directors held warrants to purchase our common stock at $8.00 per share, and following the Merger, the exercise price of such warrants was reduced to approximately $6.18 per share. These warrants are held by our Chairman and CEO - Robin L. Smith (25,427), our Vice President and General Counsel - Catherine M. Vaczy (2,000), and our directors - Richard Berman (11,364) and Steven Myers (22,728).

In connection with the Merger, each of the then officers and directors of CBH, and each of RimAsia (then a beneficial holder of more than 5% of our voting securities), Erye and EET, as well as certain holders of CBH Common Stock at the Effective Time, entered into a lock-up and voting agreement, pursuant to which they agreed to vote their shares of CBH Common Stock in favor of the Merger and to the other transactions contemplated by the Merger Agreement and agreed not to sell their CBH Common Stock and/or our common stock from November 2, 2008 through the expiration of the six-month period immediately following the consummation of the Merger . Similarly, our officers and directors entered into a lock-up and voting agreement, pursuant to which they agreed to vote their shares of our common stock in favor of the Merger and to the other transactions contemplated by the Merger Agreement and agreed not to sell their shares of our common stock during the same period.

Robin L. Smith, our Chairman and Chief Executive Officer, and Steven Myers, a member of our Board of Directors and Audit, Compensation and Nominating Committees (of which Nominating Committee Mr. Myers became Chairman in March 2009), were holders of CBH Common Stock at the time. Dr. Smith was the beneficial owner of 389,966 shares of CBH Common Stock that were acquired commencing in 2005. Mr. Myers was the beneficial owner of 285,714 shares of CBH Common Stock that were acquired in 2005. Based on the $2.03 closing price of our common stock on September 18, 2009 and the conversion of CBH Common Stock into our Common Stock in the Merger, the approximate transaction value of the holdings in CBH of each of Dr. Smith and Mr. Myers was $152,126 and $111,457, respectively.

In our private placement of units in November 2008, Fullbright (then a beneficial holder of more than 5% of our voting securities), a corporation organized in the British Virgin Islands, and the principal shareholders of which are Madam Zhang Jian, then an officer and director of CBH and an officer of Erye, Shi Mingsheng, then an officer and director of CBH, a director of Erye and Chairman of Fullbright, and Ding Weihua, then a director of CBH, purchased 400,000 units for an aggregate consideration of $500,000. The per unit price was $1.25 and each unit was comprised of one share of our common stock and one redeemable five-year warrant to purchase one share of our common stock at a purchase price of $1.75 per share. In connection with Fullbright’s purchase of the units, EET, the principal shareholders of which are also the principal shareholders of Fullbright, borrowed $500,000 from RimAsia, and the units acquired by Fullbright were pledged to RimAsia as collateral therefor. Further, in our June/July 2009 private placement, Fullbright acquired, for a purchase price of $800,000, 64,000 shares of our Series D Stock, together with warrants to purchase 640,000 shares of our common stock.

On February 25, 2009 and March 6, 2009, respectively, we issued promissory notes, or the Notes, to RimAsia (then a beneficial holder of more than 5% of our voting securities) in the principal amounts of $400,000 and $750,000, respectively. The Notes had an interest rate of 10% per annum and were due and payable on October 31, 2009 or earlier, in the event we raised over $10 million through an equity financing. The Notes contained standard events of default and in the event of a default that is not subsequently cured or waived, the interest rate would have increased to a rate of 15% per annum and, at the option of RimAsia and upon notice, the entire unpaid principal balance together with all accrued interest thereon would have been immediately due and payable. The Notes or any portion thereof could have been prepaid at any time and from time to time at our discretion without premium or penalty.

In April 2009, RimAsia (then a beneficial holder of more than 5% of our voting securities) purchased our Series D Convertible Redeemable Preferred Stock and warrants for aggregate consideration of $5,000,000. A portion of the proceeds were used to repay the principal and interest on the Notes issued to RimAsia in February and March 2009 and certain other costs advanced by RimAsia in connection with our expansion activities in China.

On April 23, 2009, we entered into a Consulting Agreement with Shandong Life Science and Technology Research Institute, or SLSI, of which Ms. Cai Jianqian is President. Ms. Cai is the mother of CBH Chief Executive Officer Chris Peng Mao. Ms. Cai also was CBH stockholder at the time we entered into the Consulting Agreement. Pursuant to the Consulting Agreement, Ms. Cai will provide consulting services to us in the area of business development, strategic planning and government affairs in the healthcare industry in the PRC. In return for the consulting services, we have agreed to pay SLSI an annual fee of $100,000 and we issued SLSI 250,000 warrants under our 2009 Non-U.S. Plan, to become exercisable over approximately a two year period. In addition, in connection with expanding our relationship with SLSI in July 2009, we agreed to grant to SLSI an additional 100,000 shares under the 2009 Non-U.S. Plan (having an approximate value of $204,000). Grants under the 2009 Non-U.S. Plan will be subject to, among other things, applicable law including any required registration in the PRC.

In June 2009, we signed an agreement, or the Network Agreement, with Enhance BioMedical Holdings Limited, or Enhance BioMedical, a Shanghai corporation and beneficial owner of approximately 19.8% of our common stock, to develop a stem cell collection and treatment network using our proprietary stem cell technologies in Shanghai and Taiwan, as well as the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi. Enhance BioMedical is a subsidiary of Enhance Holding Corporation, a multinational conglomerate with successful businesses in various market sectors including healthcare. Enhance BioMedical invested $5 million in our April 2009 private placement. Under the Network Agreement, Enhance BioMedical has the exclusive rights to utilize our proprietary adult stem cell technologies identified by us from time to time to provide adult stem cell services and therapies in the Asian territory. We agreed to provide training Enhance BioMedical staff in the proprietary knowledge, technology and operating procedures to provide Enhance BioMedical clients with these services. In return, we will receive a technical assistance fee. We also will be entitled to a stated royalty on gross revenues generated by Enhance BioMedical from providing the NeoStem stem cell services for the duration of the renewable 10-year Network Agreement and also may receive other fees in connection with assisting in the launching of the network that we estimate will have a value in excess of $120,000.

On July 1, 2009, we, CBH, CBC and RimAsia, which, at the time was a significant stockholder of ours and CBH, entered into a Funding Agreement pursuant to which RimAsia agreed to supply additional funding to both us and CBH in an amount up to $1.6 million. Pursuant to the terms of the Funding Agreement such amount would be deemed settled upon the receipt by RimAsia of certain merger consideration. RimAsia received a total of 6,458,009 shares of our common stock and 8,177,512 shares of our Series C Convertible Preferred Stock, each with a liquidation preference of $1.125 and convertible into shares of our common stock at an initial conversion price of $.90.

DESCRIPTION OF SECURITIES

The following is a summary of the most important terms of our common stock. For a complete description you should refer to our articles of incorporation and bylaws.

Common Stock

We are authorized to issue 500,000,000 shares of our common stock, par value $0.001 per share. As of November 16, 2009, we had 36,512,700 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of our common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in the amounts and at times as may be declared by the Board of Directors out of funds legally available. Upon liquidation or dissolution, holders of our common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of our preferred stock. Holders of our common stock have no redemption, conversion or preemptive rights.

Market Information

Our common stock is presently traded on the NYSE Amex under the trading symbol NBS.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company and its address is 17 Battery Place, New York, New York, 10004, and its telephone number is (212) 509-4000.

Holders

As of November 20, 2009, there were 1,222 holders of record of our common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our Amended and Restated Certificate of Incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Classified Board of Directors.  Effective as of October 30, 2009 and pursuant to Article ELEVENTH of our Amended and Restated Certificate of Incorporation, the directors constituting our Board of Directors are classified, with respect to the time for which they severally hold office, into three classes as nearly equal in number as possible. In implementing the classified Board, our Board of Directors assigned members of the Board of Directors already in office into three classes, with one class assigned a term expiring at the annual meeting of stockholders to be held in 2010, a second class assigned a term expiring at the annual meeting of stockholders to be held in 2011, and a third class assigned a term expiring at the annual meeting of stockholders to be held in 2012, with each class to hold office until its successor is elected and qualified. At each annual meeting of stockholders commencing with the election in 2010, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Pursuant to the General Corporation Law of the State of Delaware, if a board of directors is classified, unless the certificate of incorporation otherwise provides, members of the board of directors may be removed by the stockholders before the expiration of their respective terms only for cause.

Our classified Board of Directors may have an anti-takeover effect of making more difficult and discouraging a takeover attempt, merger, tender offer, or proxy fight. Additionally, our classified Board of Directors extends the time it would take for holders of a majority of our shares to remove incumbent management to obtain control of the Board of Directors. That is, as a general matter a majority stockholder could not obtain control of the board of Directors until the second annual stockholder’s meeting after it acquired a majority of the voting stock. Our classified Board of Directors may have the effect of making it more difficult for stockholders to remove our existing management.

Removal of Directors.  Our bylaws provide that any one or more or all of our directors may be removed with cause only by the holders of at least a majority of the shares then entitled to vote at an election of our directors. No director may be removed by the stockholders without cause prior to the expiration of his or her term. Pursuant to the General Corporation Law of the State of Delaware, if a board of directors is classified (as is our Board of Directors), unless the certificate of incorporation otherwise provides, members of the board of directors may be removed by the stockholders before the expiration of their respective terms only for cause.

Special Meetings.  Our Bylaws provide that special meetings of our stockholders may, unless otherwise prescribed by law, be called by our Chairman of the Board (if any), our Board of Directors or our Chief Executive Officer and shall be held at such place, on such date and at such time as shall be fixed by our Board of Directors or the person calling the meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. The ability to issue preferred stock may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Delaware Anti-Takeover Statute.  The provisions of Delaware law, our Amended and Restated Certificate of Incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and
•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may also discourage attempted acquisitions that might result in a premium over the market price for the shares of our common stock held by stockholders.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Section 145 of the Delaware General Corporation Law, as amended, or the DGCL, permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

UNDERWRITING

We and the Selling Stockholders have entered into an underwriting agreement with Roth Capital Partners, LLC acting as the representative of the underwriters, including Maxim Group LLC with respect to the shares subject to this offering. Subject to certain conditions, we and the Selling Stockholders have agreed to sell to the underwriters, and the underwriters have agreed to purchase     shares of our common stock from us and     shares of our common stock from the Selling Stockholders.

Underwriters	Number of Shares
Roth Capital Partners, LLC
Maxim Group LLC

The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriters sell more shares than the above number, the underwriters have an option for 30 days to buy up to an additional     shares from us and up to an additional     shares from the Selling Stockholders at the public offering price less the underwriting commissions and discounts to cover these sales.

The underwriters propose to offer to the public the shares of our common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $    per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $    per share to other dealers. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

The following table summarizes the compensation and estimated expenses we and the Selling Stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by us
Expenses payable by the Selling Stockholders	$	$	$	$
Underwriting discounts and commissions paid by the Selling Stockholders

We have also agreed to reimburse the underwriters for certain pre-approved, out-of-pocket expenses incurred by them, including, but not limited to, attorneys’ fees and expenses, up to an aggregate of $200,000 with respect to this offering, which amount is included in “Expenses payable by us” above.

We have agreed not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of Roth Capital Partners, LLC, for a period of 180 days, subject to an 18 day extension under certain circumstances, following the date of this prospectus, subject to certain exceptions. Our directors, executive and other officers and other stockholders have entered into lock-up agreements with the underwriters. Under those lock-up agreements, subject to exceptions, those holders of such stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce to do any of the foregoing, without the prior written consent of Roth Capital Partners, LLC, for a period of 180 days, subject to an 18 day extension under certain circumstances, from the date of this prospectus. This consent may be given at any time without public notice.

Pursuant to the underwriting agreement, we and the Selling Stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or such other indemnified parties may be required to make in respect of any such liabilities.

Neither the underwriters nor their affiliates provided any investment banking, commercial banking or other financial services for us prior to their engagement as our underwriters in connection with this offering. Roth Capital Partners, LLC and Maxim Group LLC were retained as our underwriters in December 2009. Neither has any material relationship with us or any of our officers, directors or controlling persons, except with respect to the contractual relationship of the underwriters with us entered into in connection with this offering.

The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees.

This prospectus may be made available in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters, or by their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online.

Our common stock is traded on the NYSE Amex under the symbol “NBS.”

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information the underwriters’ websites are not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

EXPERTS

The audited consolidated financial statements of NeoStem as of December 31, 2008 and for each of the three years in the three-year period ended December 31, 2008 included in this prospectus have been audited by Holtz Rubenstein Reminick LLP, independent registered public accounting firm, for the period and to the extent set forth in their report appearing herein and elsewhere in this prospectus. The audited financial statements of CBH as of December 31, 2008 and for each of the two years in the two-year period ended December 31, 2008 included in this prospectus have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, certified public accountants and consultants, for the period and to the extent set forth in their report appearing herein and elsewhere in this prospectus. Such financial statements have been so included in reliance upon the firms’ authority as experts in auditing and accounting.

LEGAL MATTERS

The validity of our securities to be issued in connection with this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, NY. DLA Piper LLP (US) is counsel for Roth Capital Partners, LLC, one of the underwriters.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, provides that no current or former director of ours shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

We have entered into indemnification agreements with our Chief Executive Officer, Chief Financial Officer, General Counsel, certain other employees and each of our directors pursuant to which we have agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is our director, officer, employee, agent or fiduciary.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the U.S. Securities and Exchange Commission. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that website is http://www.sec.gov. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170
Attention: Catherine M. Vaczy, Esq.
Vice President and General Counsel
(212) 584-4180

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document already on file with the SEC. The information incorporated by reference is an important part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any document, or portion thereof, to the extent disclosure is furnished and not filed).

(1)	We incorporate by reference, in its entirety, our Annual Report on Form 10-K for the period ended December 31, 2008, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2009.
(2)	We incorporate by reference, in their entirety, the following additional filings of ours:
a.	Current Report on Form 8-K, filed with the SEC on February 17, 2009.
b.	Current Report on Form 8-K, filed with the SEC on February 23, 2009.
c.	Current Report on Form 8-K, filed with the SEC on March 11, 2009.
d.	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 14, 2009.
e.	Current report on Form 8-K, filed with the SEC on April 15, 2009.
f.	Additional Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 16, 2009.
g.	Current report on Form 8-K, filed with the SEC on April 23, 2009.
h.	Current report on Form 8-K, filed with the SEC on May 8, 2009.
i.	Current report on Form 8-K, filed with the SEC on May 14, 2009.
j.	Quarterly report on Form 10-Q, for the period ending March 31, 2009, filed with the SEC on May 15, 2009.
k.	Registration Statement on Form S-8, filed with the SEC on May 15, 2009.
l.	Current report on Form 8-K, filed with the SEC on June 12, 2009.
m.	Current report on Form 8-K, filed with the SEC on June 16, 2009.

n.	Notice of Exempt Offering of Securities on Form D, filed with the SEC on July 1, 2009.
o.	Current report on Form 8-K, filed with the SEC on July 6, 2009.
p.	Current report on Form 8-K, filed with the SEC on July 8, 2009.
q.	Current report on Form 8-K, filed with the SEC on July 10, 2009.
r.	Current report on Form 8-K, filed with the SEC on July 13, 2009.
s.	Registration Statement on Form S-4, filed with the SEC on July 15, 2009.
t.	Current report on Form 8-K, filed with the SEC on July 17, 2009.
u.	Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed with the SEC on July 22, 2009.
v.	Current report on Form 8-K, filed with the SEC on August 4, 2009.
w.	Quarterly report on Form 10-Q, for the period ending June 30, 2009, filed with the SEC on August 13, 2009.
x.	Pre-Effective Amendment No. 2 to Registration Statement on Form S-4, filed with the SEC on August 28, 2009.
y.	Current report on Form 8-K, filed with the SEC on September 1, 2009.
z.	Current report on Form 8-K, filed with the SEC on September 2, 2009.
aa.	Current report on Form 8-K, filed with the SEC on September 9, 2009.
bb.	Current report on Form 8-K, filed with the SEC on September 9, 2009.
cc.	Current report on Form 8-K/A, filed with the SEC on September 9, 2009.
dd.	Pre-Effective Amendment No. 3 to Registration Statement on Form S-4, filed with the SEC on September 23, 2009.
ee.	Quarterly report on Form 10-Q/A, for the period ending June 30, 2009, filed with the SEC on September 24, 2009.
ff.	Pre-Effective Amendment No. 4 to Registration Statement on Form S-4, filed with the SEC on October 6, 2009.
gg.	Current report on Form 8-K/A, filed with the SEC on October 6, 2009.
hh.	Notice of Effectiveness, filed by the SEC on October 7, 2009 with regard to the Registration Statement on Form S-4.
ii.	Current report on Form 8-K, filed with the SEC on October 13, 2009.
jj.	Post-Effective Amendment No.1 to Registration Statement on Form S-8, filed with the SEC on October 19, 2009.
kk.	Registration Statement on Form S-8, filed with the SEC on October 29, 2009.
ll.	Current report on Form 8-K/A, filed with the SEC on November 4, 2009.
mm.	Quarterly report on Form 10-Q, for the period ending September 30, 2009, filed with the SEC on November 6, 2009.
nn.	Current report on Form 8-K/A, filed with the SEC on November 10, 2009.
oo.	Current report on Form 8-K/A, filed with the SEC on November 19, 2009.
pp.	Current report on Form 8-K/A, filed with the SEC on January 5, 2010.
qq.	Current report on Form 8-K, filed with the SEC on January 7, 2010.

(3)	We incorporate by reference, in their entirety, the following filings by CBH:
a.	Annual Report on Form 10-K for the period ended December 31, 2008, filed with the SEC on March 31, 2009.
b.	Annual Report on Form 10-K/A for the period ended December 31, 2008, filed with the SEC on May 15, 2009.
c.	Quarterly Report on Form 10-Q, for the period ending March 31, 2009, filed with the SEC on May 15, 2009.
d.	Current Report on Form 8-K, filed with the SEC on July 21, 2009.
e.	Quarterly Report on Form 10-Q, for the period ending June 30, 2009, filed with the SEC on August 18, 2009.
f.	Current Report on Form 8-K, filed with the SEC on September 8, 2009.
g.	Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 7, 2009.
h.	Quarterly Report on Form 10-Q, for the period ending September 30, 2009, filed with the SEC on October 29, 2009.
i.	Certification and Notice of Termination of Registration on Form 15, filed with the SEC on October 30, 2009.

NEOSTEM, INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEETS

	Historical As of September 30, 2009		Proforma Adjustments		Acquisition of CBH and Issuance of Common Stock		Eliminations	Proforma
	NeoStem	CBH
ASSETS
Current assets
Cash	$5,848.8	$2,847.2	$—		$—		$—	$8,696.0
Short term investments	—	15.3	—		—		—	15.3
Restricted cash	180.3	3,935.4	—		—		—	4,115.7
Accounts receivable	163.7	3,155.8	—		—		—	3,319.5
Receivables – related parties	—	331.5	550.0	(e)	(360.6	)(a)	—	520.9
Other receivables	—	3,298.3	—					3,298.3
Inventories	—	11,868.5	—		—		—	11,868.5
Prepaids and other current assets	196.3	—	366.5	(f)	—		—	562.8
Total current assets	6,389.1	25,452.0	916.5		(360.6)		—	32,397.0
Plant, property & equipment – net	721.4	4,254.8	(1,169.6	)(f)	—		—	3,806.6
Construction in progress	—	14,309.4	—		—		—	14,309.4
Goodwill and other intangible assets not yet determined	558.2	—	—		29,284.1	(a)	—	29,842.3
Investment in subsidiaries	—	—	—		(583.9	)(a)	583.9	—
Intangible asset	607.4	7,451.9	(5,454.4	)(f)	—		—	2,604.9
Other assets	326.7	1,352.2	425.1	(f)	—		—	2,104.0
	$8,602.8	$52,820.3	$(5,282.4)		$28,339.6		$583.9	$85,064.2
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$342.0	$6,355.6	$—		$—		$—	$6,697.6
Accrued liabilities	1,336.0	2,620.3	519.0	(e)	(1,960.4	)(a)	—	2,514.9
			32.6	(a)	(32.6	)(a)	—	—
Unearned revenue	199.0	—	—		—		—	199.0
Notes payable	146.6	10,080.6	—		—		—	10,227.2
Dividend payable	656.0	1,110.3	(655.9	)(h)	(1,110.4	)(a)		—
Other liabilities	—	996.4	—		—		—	996.4
Amounts due from related parties	—	239.8	—		—		—	239.8
Total current liabilities	2,679.6	21,403.0	(104.3)		(3,103.4)		—	20,874.9
Long term debt
Warrant related obligation		1,429.7			(1,429.7	)(d)		—
Loan payable to related party	—	7,702.8	—		—		—	7,702.8
Total long term liabilities	—	9,132.5	—		(1,429.7)		—	7,702.8
Total liabilities	2,679.6	30,535.5	(104.3)		(4,533.1)		—	28,577.7
Redeemable preferred stock	7,737.4	12,508.5	(7,737.4	)(h)	(12,508.5	)(a)	—	9,199.7
			—		9,199.7	(a)	—
Total redeemable preferred stock	7,737.4	12,508.5	(7,737.4)		(3,308.8)		—	9,199.7
Shareholders and non-controlling equity
Series B preferred	0.1	—	—		—		—	0.1
Common stock	8.6	372.1	—		14.0	(a)	(372.1)	22.6
Additional paid in capital	52,612.7	10,661.6	7,737.4	(h)	34,738.0	(a)	(10,661.5)	95,088.2
Statutory reserves	—	1,398.7	—		—		(1,398.7)	—
Retained earnings	(54,428.0)	(11,034.2)	(40.9	)(e)	1,429.5	(d)	13,586.1	(53,845.8)
			(478.1	)(e)
			(4,053.5	)(f)
			(32.6	)(a)
			655.9	(h)
			550.0	(e)
Comprehensive income	(7.6)	569.9	—		—		(569.9)	(7.6)
Total shareholders' equity	(1,814.2)	1,968.1	4,338.2		36,181.5		583.9	41,257.5
Noncontrolling equity	—	7,808.2	(1,778.9	)(f)	—		—	6,029.3
Total equity	(1,814.2)	9,776.3	2,559.3		36,181.5		583.9	47,286.8
	$8,602.8	$52,820.3	$(5,282.4)		$28,339.6		$583.9	$85,064.2

NEOSTEM, INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

	Historical Nine Months Ended September 30, 2009 (000’s)		Proforma Adjustments		Proforma
	NeoStem, Inc.	China Biopharmaceuticals Holdings Inc.
Revenues	$157.7	$45,042.9	$—		$45,200.6
Cost of sales	92.9	29,760.1	(93.1	)(g)	30,011.2
			251.3	(g)
Gross profit	64.8	15,282.8	(158.2)		15,189.4
Research and development	—	312.1	—		312.1
Selling, general and administrative	13,809.4	3,926.6	(44.8	)(g)	17,714.7
			23.5	(g)
Operating income/(loss)	(13,744.6)	11,044.1	(136.9)		(2,837.4)
Other income (expense)
Interest income	25.8	—	—		25.8
Interest expense	(59.0)	(6.9)	—		(65.9)
Gain on trading securities		54.0	—		54.0
Changes in fair market value of warrants		(1,005.8)	1,005.8	(d)	—
Dividends Series D preferred stock					—
Other expenses net		(34.3)	—		(34.3)
	(33.2)	(993.0)	1,005.8		(20.4)
Income/(loss) from continuing operations before income taxes and non-controlling interests	(13,777.8)	10,051.1	868.9		(2,857.8)
Provision for taxes	—	1,416.4	—		1,416.4
Income/(loss) from continuing operation before non-controlling interests	(13,777.8)	8,634.7	869.9		(4,274.2)
Less: net income/(loss) from continuing operations attributable to the non-controlling interests	—	4,841.7	(67.1	)(g)	4,774.6
Income/(loss) attributable to controlling interests	(13,777.8)	3,793.0	936.0		(9,048.8)
Dividends for redeemable preferred stock	(655.9)	—	655.9	(h)	(306.7)
			(306.7	)(b)
Net income/(loss) available to common shareholders	(14,433.7)	3,793.0	1,285.2		(9,355.5)
Other comprehensive income/(loss)
Foreign currency translation adjustment	—	(335.1)	—		(335.1)
Comprehensive (loss)/income attributable to the non controlling interests		(240.9)			(240.9)
Comprehensive (loss)/income	$(14,433.7)	$3,217.0	$1,285.2		$(9,931.5)
Earnings/(loss) per share – basic
Continuing operations	$(1.78)	$0.10			$(0.42)
Earnings/(loss) per share – fully diluted
Continuing operations	$(1.78)	$0.08			$(0.42)
Weighted average number of shares outstanding
Basic	8,096,469	37,082,457			22,049,974 (c)
Fully diluted	8,096,469	49,453,671			22,049,974 (c)

NEOSTEM, INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

	Historical Twelve Months Ended December 31, 2008		Proforma Adjustments		Proforma
	NeoStem, Inc.	China Biopharmaceuticals Holdings Inc.
Revenues	$83.5	$49,725.8	$—		$49,809.3
Cost of sales	32.0	34,460.9	(122.1	)(g)	34,705.9
			335.1	(g)
Gross profit	51.5	15,264.9	(213.0)		15,103.4
Research and development	—	360.1	—		360.1
Selling, general and administrative	9,285.0	6,194.8	(59.6	)(g)	15,451.6
			31.4	(g)
Operating income/(loss)	(9,233.5)	8,710.0	(184.8)		(708.3)
Other income (expense)
Interest income	3.0	(0.2)	—		2.8
Interest expense	(11.7)	(43.1)	—		(54.8)
Other income/(expense)	—	158.1	—		158.1
	(8.7)	114.8	—		106.1
Income/(loss) from continuing operations before income taxes and non-controlling interest	(9,242.2)	8,824.8	(184.8)		(602.2)
Provision for taxes	—	1,408.5	—		1,408.5
Income/(loss) from continuing operations before non-controlling interest	(9,242.2)	7,416.3	(184.8)		(2,010.7)
Less: income/(loss) from continuing operations attributable to the non-controlling interests	—	3,988.8	(90.6	)(g)	3,898.2
Net income/(loss)	(9,242.2)	3,427.5	(94.2)		(5,908.9)
Dividends and accretion of redeemable preferred stock		(1,033.2)	1,033.2	(a)	(408.9)
			(408.9	)(b)
Net income/(loss) available to common shareholders	(9,242.2)	2,394.3	530.1		(6,317.8)
Other comprehensive income/(loss)
foreign currency translation adjustment	—	1,004.9	—		1,004.9
Comprehensive (loss)/income	$(9,242.2)	$3,399.2	$530.1		$(5,312.9)
Earnings/(loss) per share – basic & fully diluted continuing operations	$(1.53)	$0.07			$(0.32)
Weighted average number of shares outstanding basic and fully diluted
Basic and fully diluted	6,056,886	36,348,531			20,010,391

NEOSTEM INC. AND SUBSIDIARIES

NOTES TO THE NEOSTEM UNAUDITED PROFORMA
CONDENSED COMBINED BALANCE SHEETS AND RESULTS OF OPERATIONS

Basis of Presentation

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe,” “expect, “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither NeoStem, Inc. nor China Biopharmaceuticals Holdings, Inc. undertakes any obligation to update publicly or revise any forward-looking statements.

The unaudited condensed combined proforma results of operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 are presented to give effect to the acquisition of China Biopharmaceuticals Holdings, Inc. as if it had occurred on January 1, 2009 and January 1, 2008, respectively. The unaudited condensed combined proforma balance sheet is presented to give effect to the acquisition of China Biopharmaceuticals Holdings, Inc. as if it had occurred on September 30, 2009. This proforma information is based on, and should be read in conjunction with, the historical financial statements of NeoStem, Inc. for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed on March 31, 2009 and for the nine months ended September 30, 2009 included in our Quarterly Report on Form 10-Q filed on November 6, 2009 and the historical financial statements of China Biopharmaceuticals Holdings, Inc. for the year ended December 31, 2008 included in their Annual Report on Form 10-K/A filed with the Form S-1 and the nine months ended September 30, 2009 included in their Quarterly Report on Form 10-Q filed on October 29, 2009 which are included elsewhere in this document. We have not adjusted the historical financial statements of either entity for any costs recognized during the year that may be considered to be nonrecurring.

On October 30, 2009, pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement and Plan of Merger”), dated as of November 2, 2008, by and among NeoStem, Inc. (“NeoStem”), China Biopharmaceuticals Holdings, Inc. (“CBH”), CBH Acquisition LLC (“Subco”) and China Biopharmaceuticals Corp. (“CBC”), as amended on July 1, 2009 and August 27, 2009 CBH merged (the “Merger”) with and into Subco, a wholly-owned subsidiary of NeoStem, with Subco as the surviving corporation; provided, that prior to the consummation of the Merger and as a condition to the consummation of the Merger, CBH transferred all of its shares of capital stock of CBC to a third party so that the only material asset of CBH following the transfer was CBH’s 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China (the “PRC”). On July 11, 2009, CBH decided to take actions to comply with the requirements of Amendment No. 1 to the Merger Agreement and to write off the Keyuan investment. CBH wrote off Keyuan, effective August 31, 2009. On September 4, 2009, CBH entered into a trust agreement with Stephen Globus, a board member of CBH, as trustee for the benefit of the holders of the common stock of CBH. In the proforma financial statements, financial results related to the divested operations of CBC and Keyuan have been excluded. Proforma results of operations for 2008 have also been restated to present the divested operations as discontinued operations.

All unaudited interim financial statements furnished herein reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented. All such adjustments are of a normal and recurring nature.

The unaudited condensed combined proforma financial statements were prepared using the assumptions described below and in the related notes.

NEOSTEM INC. AND SUBSIDIARIES

NOTES TO THE NEOSTEM UNAUDITED PROFORMA
CONDENSED COMBINED BALANCE SHEETS AND RESULTS OF OPERATIONS

The unaudited condensed combined proforma financial statements are provided for illustrative purposes only. They do not purport to represent what NeoStem, Inc.’s consolidated results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project NeoStem, Inc.’s future consolidated results of operations or financial position.

(a)	Pursuant to the terms of the Merger, all of the shares of common stock, par value $0.01 per share, of CBH (“CBH Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) were converted into 7,150,000 shares of common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”). RimAsia Capital Partners, L.P. (“RimAsia”), a principal stockholder of NeoStem, was the sole holder of shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CBH (the “CBH Series B Preferred Stock”). All 6,185,607 shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the merger were converted into (i) 6,458,009 shares of NeoStem Common Stock, and (ii) 8,177,512 shares of Series C Convertible Preferred Stock, par value $0.01 per share, of NeoStem, each with a liquidation preference of $1.125 per share and convertible into shares of NeoStem Common Stock at an initial conversion price of $0.90 per share and an annual dividend rate of 5%.

At the present time we are not in possession of all of the information to apply ASC 805-10 to these Proforma financial statements and will not be in possession of such information until we have established a fair value of the net assets purchased. Therefore, for the purposes of preparing these Proforma financial statements we have established an estimated fair value of the equities being offered in this transaction as of October 30, 2009, the effective date of the Merger, and have assigned values in excess of the net assets being acquired, as of the respective date of each Proforma period, to goodwill and other intangible assets not yet identified. We have engaged financial consultants to provide the Company with fair values of all net assets being acquired and we will assign fair values to all net assets acquired and determine any goodwill and other intangible assets that have been acquired as a result of these transactions. We expect that the fair value of current assets and remaining machinery and equipment will approximate the book value of these assets and that the excess of purchase price over net deficit will be assigned to goodwill and intangible assets including patents and trademarks, customer lists, in process research and development and any non-compete clauses. The useful lives of these intangible assets are expected to range between 5 years and 49 years based on the useful lives of the various assets.

NEOSTEM INC. AND SUBSIDIARIES

NOTES TO THE NEOSTEM UNAUDITED PROFORMA
CONDENSED COMBINED BALANCE SHEETS AND RESULTS OF OPERATIONS

As of October 30, 2009, the date of the Merger, the value of NeoStem Common Stock was $1.90 and has been used as the basis for estimating the value of the equities being issued in this transaction. For purposes of the proforma balance sheet the fair value of Series C Convertible Preferred Stock was determined based on the value of NeoStem Common Stock on October 30, 2009 adjusted for the common stock conversion factor of .9 ($1.90/.9). The Series E Warrants were valued using the Black Scholes valuation model. The estimated fair values of the various equities being issued are as follows:

	Fair Value at 10/30/2009	Cash	Common Stock at Par Value	Additional Paid In Capital	Convertible Preferred Stock
Common Shares issued	$26,511,659	—	$13,953	$26,497,706	$—
Series C Convertible Preferred Shares issued	17,254,550	—	—	8,054,849	9,199,701
Series E Warrants	185,449	—		185,449	—
Cash Buyout of CBH Warrants	29	29	—	—	—
Total Value	$43,951,687	$29	$13,953	$34,738,004	$9,199,701
Elimination of CBH Series B Preferred Shares and Accrued Dividends	(13,618,880)
Value of securities to pay off certain obligations due	(32,600)
Value of securities to pay off obligations due RimAsia	(1,600,000)
Proceeds attributable to the Merger	28,700,207
CBH Consolidated Net Assets/(Deficit) September 30, 2009	1,967,992
Proceeds from settlement of LXB litigation	550,000
Reversal of Derivative Liability	1,429,698
Loss on Transfer of Plant to EET	(4,053,457)
Obligation arising from funds advanced by RimAsia recorded after September 30, 2009	(478,087)
CBH Adjusted Net (Deficit) September 30, 2009	(583,854)
Goodwill and other intangible assets not yet determined	$29,284,061

The holders of shares of Series C Convertible Preferred Stock have dividend rights, liquidation rights, conversion rights to NeoStem Common Stock and a redemption feature. Based on an analysis of the terms of the Series C Convertible Stock, we have classified the Series C Convertible Preferred Stock as temporary equity as there is uncertainty about whether these shares will be redeemed and redemption is outside the Company’s control and therefore it should not be treated as a liability in accordance with Accounting Standards Codification (ASC) 480. This entry records the purchase of CBH and the issuance of NeoStem Common Stock, Series C Convertible Preferred Stock and the related Common Stock purchase warrants, repayment of obligations due Messrs. Globus and Mao and RimAsia and also records the Excess of Purchase Price over Net Deficit as goodwill.

(b)	The 8,177,512 shares of Series C Convertible Preferred Stock issued to RimAsia calls for an annual dividend of 5%. For the purposes of calculating proforma dividends it has been assumed that these preferred shares were outstanding as of the beginning of each Proforma reporting period. This entry records dividends associated with the Series C Convertible Preferred Stock.

NEOSTEM INC. AND SUBSIDIARIES

NOTES TO THE NEOSTEM UNAUDITED PROFORMA
CONDENSED COMBINED BALANCE SHEETS AND RESULTS OF OPERATIONS

(c)	At the conclusion of these transactions an additional 13,953,505 common shares will have been issued and for the purposes of calculating Proforma earnings/(loss) per share it has been assumed that these shares were outstanding as of the beginning of each Proforma reporting period.
(d)	Effective January 1, 2009, CBH adopted the provisions of ASC 815-40 (formerly known as EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock,”) which is effective for financial statements for fiscal years beginning after December 15, 2008. As a result of adopting ASC 815-40, all 20,370,298 of the issued and outstanding warrants of CBH, previously treated as equity pursuant to the derivative treatment exemption of ASC 815-10 (formerly FAS 133) were no longer afforded equity treatment because the strike price of the warrants is denominated in US dollars, a currency other than the CBH’s functional currency, the Chinese Renminbi. As a result, the warrants are not considered indexed to CBH’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expired. As such, effective January 1, 2009, CBH reclassified the fair value of these warrants from equity to liability, as if these warrants were treated as a derivative liability since their corresponding issuance dates. On January 1, 2009, CBH reclassified from additional paid-in capital, as a gain of a cumulative effect adjustment of $8,450,624 to beginning retained earnings and $423,924 to long-term derivative instruments to recognize the fair value of such warrants on such date. The fair value of these warrants increased to $1,429,698 as September 30, 2009. As such, CBH recognized a $1,005,774 loss from the change in fair value of these warrants for the nine months ended September 30, 2009. In connection with the Merger these warrants are either being canceled or replaced with a similar NeoStem warrant and since the new warrants issued by NeoStem will be denominated in US dollars which is the functional currency of NeoStem. Therefore the new warrants being issued will not be subject to the derivative liability provisions of ASC 815-40. This entry reverses the impact of this change in classification and the warrant value increase recorded for the nine months ended September 30, 2009.
(e)	Starting in November 2008, RimAsia provided advances in connection with the parties’ business initiatives and incurred certain costs on their behalf to facilitate the merger, including costs for legal and accounting services. In July, 2009, we agreed to reimburse RimAsia for these advances in the form of increased stock consideration in the Merger, RimAsia agreed that any obligation of NeoStem and CBH to repay any such advances and certain other obligations relating to the Merger will be deemed settled upon its receipt of the increased amount of NeoStem securities. In addition, if such expenses do not aggregate at least $1,600,000 by the Closing, the shortfall will be contributed by RimAsia to NeoStem. As of September 30, 2009 these advances totaled approximately $1,044,209 for NeoStem and CBH had recognized $397,276 related to these expenses and at October 30, 2009 the total expenses advanced by RimAsia on behalf of NeoStem totaled $1,085,088 and $875,363 for CBH, or a total of $1,960,451. The funds advanced by RimAsia totaled $1,960,451, which has exceeded the $1,600,000 limit established by the agreement by $360,451 which will be settled from CBH’s portion of funds recovered from the LXB Litigation which totaled $550,000 being held by RimAsia. The resulting remainder of $189,649 was paid to NeoStem on November 13, 2009. This entry records the additional expense not recognized as of September 30, 2009 totaling $518,966, including $40,879 due from NeoStem and $478,087 due from CBH, and a receivable due from RimAsia of $550,000 for CBH’s portion of the funds recovered in the LXB Litigation.
(f)	In September 2008, CBH, the 51% owner of Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), and Erye Economy & Trading Co. Ltd. (“EET”), the owner of the remaining 49% of Erye, and RimAsia, entered into a Memorandum of Understanding (“MOU”) in which the parties established certain terms and conditions concerning the operation of Erye and the reorganization of CBH which among other things that may result from the acquisition of CBH by NeoStem. One of the terms of

NEOSTEM INC. AND SUBSIDIARIES

NOTES TO THE NEOSTEM UNAUDITED PROFORMA
CONDENSED COMBINED BALANCE SHEETS AND RESULTS OF OPERATIONS

the MOU calls for all proceeds associated with sale and incentives associated with the relocation of the current facility in which Erye manufactures product to be sold, to the new facilities currently under construction, to be paid to EET. The parties subsequently agreed that this provision of the MOU should be satisfied prior to the Closing of the Merger. In October, 2009 CBH, EET and Erye completed a series of binding agreements whereby Erye transfers the land rights and building for its principal manufacturing facility to a new joint venture, initially owned by EET and CBH. CBH then irrevocably transferred its interest in the new joint venture in a trust for the benefit of EET or its affiliate. The agreement creating the new joint venture also called for a lease agreement between the new joint venture and Erye for Erye’s use of the land rights and buildings until the construction of its new plant is completed and Erye’s relocation is complete. In the original MOU CBH and EET intended the transfer of this property to be in the form of a dividend to EET and therefore there was no consideration received by Erye in connection with the transfer of ownership. The joint venture agreement does not call for any lease payments due from Erye for the use of the building during the construction and relocation period. However, the lease back of the facility for the balance of the construction period is considered the effective consideration for the transfer of the buildings. The value of lease is estimated to be $366,500 annually and $791,600 for the duration of the lease. This entry records the loss as a result of the transfer of land rights (an intangible asset) and building to EET, the value of the lease during the remainder of the construction period and assigns the loss proportionately to CBH and EET.
(g)	This entry reverses the depreciation and amortization associated with building and land sold to EET, offset by the increase in expense associated with value of lease between Erye and EET.
(h)	In connection with the NeoStem shareholders meeting held October 29, 2009 the shareholders approved the issuance of the NeoStem Series D Preferred Stock issued in April and June 2009. As a result of this approval and meeting other conditions the NeoStem Series D Preferred Stock was converted to common shares and the accrued dividends associated with these preferred shares was abated. This entry records the conversion of the Series D Preferred Stock to common stock and reverses the associated accrued dividends.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
NeoStem, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of NeoStem, Inc. and Subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders' equity/ (deficit) and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NeoStem, Inc. and Subsidiaries as of December 31, 2008 and 2007 and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Holtz Rubenstein Reminick LLP
Melville, New York
March 31, 2009

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$430,786	$2,304,227
Accounts receivable, net of allowance for doubtful accounts of $0 and $19,500, respectively	7,193	24,605
Prepaid expenses and other current assets	92,444	46,248
Total current assets	530,423	2,375,080
Property and equipment, net	99,490	164,122
Intangible asset	633,789	669,000
Goodwill	558,169	558,169
Other assets	2,445	8,778
	$1,824,316	$3,775,149
LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$508,798	$158,453
Accrued liabilities	427,767	228,726
Unearned revenues	9,849	2,902
Notes payable – related party, current	—	24,022
Note payable – current	—	4,720
Current portion of capitalized lease obligation	14,726	25,406
Total current liabilities	961,140	444,229
Capitalized lease obligation, net of current portion	—	14,726
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock; authorized, 5,000,000 shares Series B convertible redeemable preferred stock, liquidation value, 1 share of common stock per share, $.01 par value; authorized, 825,000 shares; issued and outstanding, 10,000 shares at December 31, 2008 and December 31, 2007	100	100
Common stock, $.001 par value; authorized, 500,000,000 shares; issued and outstanding, 7,715,006 December 31, 2008 and 4,826,055 shares at December 31, 2007	7,715	4,826
Additional paid-in capital	40,871,570	34,802,309
Unearned compensation	(21,900)	(738,803)
Accumulated deficit	(39,994,309)	(30,752,238)
Total stockholders’ equity	863,176	3,316,194
	$1,824,316	$3,775,149

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007	2006
Revenues	$83,541	$231,664	$45,724
Direct Costs	31,979	24,847	22,398
Gross Profit	51,562	206,817	23,326
Selling, General and Administrative	9,285,015	10,645,653	4,714,568
Operating Loss	(9,233,453)	(10,438,836)	(4,691,242)
Other Income (Expense):
Interest Income	3,044	15,331	20,432
Interest Expense – Series A mandatorily
Redeemable convertible Preferred Stock	—	—	(9,934)
Interest Expense	(11,662)	(21,968)	(1,370,656)
Net Loss	$(9,242,071)	$(10,445,473)	$(6,051,400)
Basic loss per share	$(1.53)	$(3.18)	$(4.43)
Weighted average common shares outstanding	6,056,886	3,284,116	1,365,027

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/(DEFICIT)

	Series B Convertible Preferred Stock		Common Stock		Unearned Compensation	Additional Paid in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount				Total
Balance at December 31, 2005	10,000	$100	7,054,400	$7,050		$12,430,577	$(14,255,365)	$(1,817,638)
Adjustment for reverse Common Stock split			(6,348,960)	(6,345)		6,345		—
Issuance of Common Stock for cash, net of offering costs			945,382	945		3,572,123		3,573,068
Issuance of Common Stock for conversion of Preferred Stock			54,494	55		1,219,614		1,219,669
Issuance of Common Stock to officers and directors			40,000	40		207,960		208,000
Issuance of restricted Common Stock to officers and directors			90,000	90	(600,000)	599,910		—
Vesting of unearned compensation related to restricted Common Stock issued to officers and directors					228,334			228,334
Issuance of Common Stock for services			17,618	18		112,970		112,988
Equity component of issuance of convertible debt						263,612		263,612
Issuance of Common Stock purchase warrants for services						75,496		75,496
Issuance of Common Stock for purchase of assets of NS California			40,000	40		199,960		200,000
Issuance of Common Stock to pay off current liabilities			66,458	66		308,396		308,462
Issuance of Common Stock for conversion of convertible debt			107,386	107		692,789		692,896
Issuance of Common Stock for extension of due dates of convertible debt			3,693	4		21,019		21,023
Issuance of Common Stock purchase warrants for the early conversion of convertible debt						652,130		652,130
Issuance of Common Stock for conversion of debt			7,650	8		44,992		45,000
Compensatory element of stock options issued to staff						560,465		560,465
Net Loss							(6,051,400)	(6,051,400)
Balance at December 31, 2006	10,000	$100	2,078,121	$2,078	$(371,666)	$20,968,358	$(20,306,765)	$292,105
Issuance of Common Stock for cash, net of offering costs			1,770,000	1,770		7,937,536		7,939,306
Issuance of Common Stock to acquire Stem Cell Technologies, Inc.			400,000	400		939,600		940,000
Issuance of Common Stock for capital commitment			30,000	30		164,970		165,000
Issuance of Common Stock to officers and directors			12,000	12		55,398		55,410
Issuance of restricted Common Stock for services			95,542	95	(481,910)	481,815
Vesting of unearned compensation related to restricted Common Stock issued for services					392,135			392,135
Issuance of restricted Common Stock to officers and directors			289,500	290	(1,446,957)	1,446,667

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/(DEFICIT) – (continued)

	Series B Convertible Preferred Stock		Common Stock		Unearned Compensation	Additional Paid In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount				Total
Vesting of unearned compensation related to restricted Common Stock issued to officers and directors					1,169,595			1,169,595
Issuance of Common Stock for services			150,892	151		386,363		386,514
Issuance of Common Stock purchase warrants for services						213,786		213,786
Compensatory element of stock options issued to staff						2,207,816		2,207,816
Net Loss							(10,445,473)	(10,445,473)
Balance at December 31, 2007	10,000	$100	4,826,055	$4,826	$(738,803)	$34,802,309	$(30,752,238)	$3,316,194
Issuance of Common Stock for cash, net of offering costs			2,359,152	2,359		2,894,401		2,896,760
Issuance of Common Stock to officers and directors			83,780	84		86,499		86,583
Issuance of restricted Common Stock for services			40,000	40	(72,800)	72,760		—
Vesting of unearned compensation related to restricted Common Stock issued for services					173,331			173,331
Issuance of Common Stock to staff for compensation			42,014	42		52,909		52,951
Vesting of unearned compensation related to restricted Common Stock issued to officers and directors					573,146			573,146
Issuance of Common Stock for services			384,157	384		499,900		500,284
Issuance of Common Stock purchase warrants for services						613,766		613,766
Compensatory element of stock options issued to staff						1,986,103		1,986,103
Exercise of Common Stock options			2,500	2		1,873		1,875
Issuance of Common Stock to pay debt			3,529	4		5,643		5,647
Forfeiture of restricted Common Stock			(26,250)	(26)	19,257	(144,593)		(125,362)
Vesting of unearned compensation related to restricted Common Stock issued to employees					23,969			23,969
Other adjustments			69
Net Loss							(9,242,071)	(9,242,071)
Balance at December 31, 2008	10,000	$100	7,715,006	$7,715	$(21,900)	$40,871,570	$(39,994,309)	$863,176

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net loss	$(9,242,071)	$(10,445,473)	$(6,051,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Common Stock, stock options and warrants issued as payment for compensation, services rendered and interest expense	3,890,419	4,590,256	2,280,779
Depreciation and amortization	115,961	53,778	27,623
Bad debt expense	21,500	19,500	—
Amortization of debt discount	—	—	212,500
Series A mandatorily redeemable convertible preferred stock dividends	—	—	9,935
Unearned revenues	6,947	482	(24,325)
Deferred acquisition costs	—	1,254	17,868
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(46,197)	34,810	(72,251)
Accounts receivable	(4,088)	(35,055)	(9,050)
Accounts payable, accrued expenses and other current liabilities	525,364	(351,976)	(30,510)
Net cash used in operating activities	(4,732,165)	(6,132,424)	(3,638,831)
Cash flows from investing activities:
Cash received in connection with acquisition of technology	—	271,000	—
Acquisition of property and equipment	(9,785)	(117,893)	(43,135)
Net cash provided by/(used) in investing activities	(9,785)	153,107	(43,135)
Cash flows from financing activities:
Net proceeds from issuance of capital stock	2,898,635	7,939,306	3,573,068
Proceeds from notes payable	131,617	337,120	180,396
Repayment of notes payable	(136,337)	(408,712)	(352,898)
Repayment of capitalized lease obligations	(25,406)	(20,829)	(20,813)
Proceeds from sale of convertible debentures	—	—	250,000
Net cash provided by financing activities	2,868,509	7,846,885	3,629,753
Net increase/ (decrease) in cash and cash equivalents	(1,873,441)	1,867,568	(52,213)
Cash and cash equivalents at beginning of year	2,304,227	436,659	488,872
Cash and cash equivalents at end of year	$430,786	$2,304,227	$436,659

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)

	Years Ended December 31,
	2008	2007	2006
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$11,662	$21,968	$285,096
Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock for services rendered	$500,284	$386,514	$208,000
Compensatory element of stock options	$1,986,103	$2,207,816	$560,466
Issuance of non-vested restricted common stock for compensation	$—	$1,446,957	$—
Issuance of common stock for compensation	$139,534	$55,410	$112,988
Expense related to restricted shares vesting	$770,447	$1,561,730	$228,334
Forfeiture of restricted stock grant	$(125,362)	—	—
Issuance of common stock purchase warrants for services	$613,767	$213,786	$75,496
Issuance of non-vested restricted common stock for services	$72,800	$481,910	$600,000
Issuance of common stock for purchase of Stem Cell Technologies, Inc.	$—	$940,000	$—
Issuance of common stock for capital commitment	$—	$165,000	$—
Net accrual of dividends on Series A preferred stock	$—	$—	$9,935
Issuance of common stock for assets of NS California	$—	$—	$200,000
Issuance of common stock and common stock purchase warrants for conversion of convertible debt	$—	$—	$1,050,495
Issuance of common stock for debt	$5,646	$—	$45,000

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company

NeoStem, Inc. (“NeoStem”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. Our corporate headquarters is located at 420 Lexington Avenue, Suite 450, New York, NY 10170, our telephone number is (212) 584-4180 and our website address is www.neostem.com.

NeoStem is engaged in a platform business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and is pioneering the pre-disease collection, processing and long-term storage of stem cells from adult donors that they can access for their own future medical treatment. We are managing a network of adult stem cell collection centers in major metropolitan areas of the United States. We have also entered the research and development arenas, through the acquisition of a worldwide exclusive license to an early-stage technology to identify and isolate rare stem cells from adult human bone marrow, called VSEL (very small embryonic-like) stem cells. VSELs have many physical characteristics typically found in embryonic stem cells, including the ability to differentiate into specialized cells found in substantially all the different types of cells and tissue that make up the body. On January 19, 2006, we consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became our principal business, rather than our historic business of providing capital and business guidance to companies in the healthcare and life science industries. The Company provides adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs.

Prior to the NS California acquisition, the business of the Company was to provide capital and business guidance to companies in the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. Additionally, through June 30, 2002, the Company was a provider of extended warranties and service contracts via the Internet at warrantysuperstore.com. From June 2002 to March 2007 the Company was engaged in the “run off” of such extended warranties and service contracts. As of March 31, 2007 the recognition of revenue from the sale of extended warranties and service contracts was completed.

On August 29, 2006, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio of one-for-ten shares and to change our name from Phase III Medical, Inc. to NeoStem, Inc. This reverse stock split was effective as of August 31, 2006. On June 14, 2007, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio between one-for-three and one-for-ten shares in the event it was deemed necessary by the Company’s Board of Directors to be accepted onto a securities exchange. On July 9, 2007, the Board authorized the reverse stock split at a ratio of one-for-ten shares to be effective upon the initial closing of the Company’s public offering in order to satisfy the listing requirements of The American Stock Exchange. On August 9, 2007 the reverse stock split was effective and the Company's Common Stock commenced trading on The American Stock Exchange under the symbol “NBS.” All shares and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted for all periods presented to reflect the reverse stock splits effective as of August 31, 2006 and August 9, 2007.

Recent Developments

The Company currently intends to meet its cash requirements in the near term through financing activities including an equity offering in the second quarter of 2009 in an amount anticipated to be no less than $10 million. During the first quarter 2009, the Company issued promissory notes to a principal stockholder of the Company which aggregated $1,150,000 (See Note 14). In the event that this equity offering is not successful, the Company would need to substantially reduce its operating costs and would seek additional bridge financing until a future equity offering could be accomplished.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements include the accounts of NeoStem, Inc. (a Delaware corporation) and its wholly-owned subsidiaries, NeoStem Therapies, Inc. and Stem Cell Technologies, Inc. All intercompany transactions and balances have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents: Short-term cash investments, which have a maturity of ninety days or less when purchased, are considered cash equivalents in the consolidated statement of cash flows.

Concentrations of Credit-Risk: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash accounts with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.

Allowance for Doubtful Accounts: The Company establishes an allowance for doubtful accounts to provide for accounts receivable that may not be collectible. In establishing the allowance for doubtful accounts, the Company analyzes the collectability of individual large or past due accounts customer-by-customer and establishes reserves for accounts that it determines to be doubtful of collection.

Property and Equipment: The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 3 to 5 years. The cost of computer software programs are amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

Income Taxes: The Company, in accordance with SFAS 109, “Accounting for Income Taxes,” recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an enterprise’s financial statement or tax returns.

Comprehensive Income (Loss): Refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. At December 31, 2008, 2007 and 2006 there were no such adjustments required.

Goodwill: Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. The Company reviews recorded goodwill for potential impairment annually or upon the occurrence of an impairment indicator. The Company performed its annual impairment tests as of December 31, 2008 and determined no impairment exists. The Company will perform its future annual impairment as of the end of each fiscal year.

Intangible Asset: SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Definite-lived intangible assets, which consists of patents and rights associated with the Very Small Embryonic Like (“VSEL”) Stem Cells which constitutes the principal assets acquired in the acquisition of Stem Cells Technologies, Inc., have been assigned a useful life and are amortized on a straight-line basis over a period of twenty years.

Impairment of Long-lived Assets: We review long-lived assets and certain identifiable intangibles to be held and used for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that we expect to hold and use may not be recoverable, we will estimate the undiscounted future cash flows expected to result from the use of the asset

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

or its eventual disposition, and recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Accounting for Stock Based Compensation: In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The Company has adopted SFAS No. l23(R) effective January 1, 2006. The Company determines value of stock options by the Black-Scholes option pricing model. The value of options issued during 2008, 2007 and 2006 or that were unvested at January 1, 2006 are being recognized as an operating expense ratably on a monthly basis over the vesting period of each option. With regard to stock options and warrants issued to non-employees the Company has adopted EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods and Services.”

Earnings Per Share: Basic (loss)/earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net (loss)/income available to common stockholders by the weighted average shares outstanding during the period. Diluted (loss)/earnings per share, which is calculated by dividing net (loss)/income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as it is anti-dilutive in all periods presented.

Advertising Policy: All expenditures for advertising are charged against operations as incurred.

Revenue Recognition: The Company initiated the collection and banking of autologous adult stem cells in the fourth quarter of 2006. The Company recognizes revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed which is generally twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advanced payments. The Company also earns revenue, in the form of start up fees, from physicians seeking to establish autologous adult stem cell collection centers. These fees are in consideration of the Company establishing a service territory for the physician. Start up fees are recognized once the agreement has been signed and the physician has been qualified by the Company’s credentialing committee.

Warranty and service contract reinsurance premiums are recognized on a pro rata basis over the policy term. The deferred policy acquisition costs are the net cost of acquiring new and renewal insurance contracts. These costs are charged to expense in proportion to net premium revenue recognized. The provisions for losses and loss-adjustment expenses include an amount determined from loss reports on individual cases and an amount based on past experience for losses incurred but not reported. Such liabilities are necessarily based on estimates, and while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently.

The Company had sold, via the Internet, through partnerships and directly to consumers, extended warranty service contracts for seven major consumer products. The Company recognized revenue ratably over the length of the contract. The Company purchased insurance to fully cover any losses under the service contracts from a domestic carrier. The insurance premium and other costs related to the sale are amortized over the life of the contract.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements; rather, it applies to other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP No. 157-2”). FSP No. 157-2 delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for certain items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We were required to apply the provisions of SFAS No. 157 to financial assets and liabilities prospectively as of January 1, 2008. Its adoption did not materially impact our results of operations or financial position. We will be required to apply the provisions of SFAS No. 157 to nonfinancial assets and nonfinancial liabilities as of January 1, 2009 and are currently evaluating the impact of the application of SFAS No. 157 as it pertains to these items.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FAS 115” (“SFAS No. 159”). SFAS No. 159 allows companies to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 also establishes presentation and disclosure requirements. SFAS No. 159 was effective for fiscal years beginning after January 1, 2008 and will be applied prospectively. At the present time SFAS No. 159 has no impact on our operations.

In June 2007, the FASB ratified EITF No. 07-03, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Future Research and Development Activities” (“EITF 07-03”). EITF 07-03 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF 07-03 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. At the present time the adoption of EITF 07-03 does not have a material effect on the Company’s operations or financial position.

In October 2007, the Company adopted the provisions of SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132 (R)” (“SFAS No. 158”). This standard requires recognition of the overfunded or underfunded status of each plan as an asset or liability in the consolidated balance sheet with the offsetting change in that funded status to accumulated other comprehensive income. Upon adoption, this standard requires immediate recognition in accumulated other comprehensive income of actuarial gains/losses and prior service costs/benefits — both of which were previously unrecognized. Additional minimum pension liabilities and related intangible assets are eliminated upon adoption of the new standard. At the present time we do not have any defined benefit pension plans and therefore the measurement date provisions of SFAS 158 will not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our current consolidated financial statements and how this may affect our proposed Merger and Share Exchange transactions discussed in Note 13, Commitments and Contingencies.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Recent Accounting Pronouncements  – (continued)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. At the present time SFAS No. 160 has no impact on our operations. We are currently evaluating the impact of adopting SFAS No. 160 and how this may affect our proposed Merger and Share Exchange transactions discussed in Note 13, Commitments and Contingencies.

In December 2007, the EITF reached a consensus on EITF No. 07-01, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property (“EITF 07-01”). EITF 07-01 discusses the appropriate income statement presentation and classification for the activities and payments between the participants in arrangements related to the development and commercialization of intellectual property. The sufficiency of disclosure related to these arrangements is also specified. EITF 07-01 is effective for fiscal years beginning after December 15, 2008. At the present time EITF No. 07-01 has no impact on our operations. However, based upon the nature of the Company’s business, EITF 07-01 could have an impact on its financial position and results of operations in future years.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS No. 161”), which requires additional disclosures about objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and related interpretations, and how the derivative instruments and related hedged items affect our financial statements. SFAS No. 161 also requires disclosures about credit risk-related contingent features in derivative agreements. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 161 on our consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions that are used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets,” and requires enhanced related disclosures. FSP 142-3 must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008. At the present time FSP 142-3 has no impact on our operations.

In May 2008, the FASB issued Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”) to clarify that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” Additionally, APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 is effective for the Company as of January 1, 2009. At the present time APB 14-1 has no impact on our operations. The Company is evaluating the impact of adopting APB 14-1 on our proposed Merger and Share Exchange Transactions discussed in Note 13, Commitments and Contingencies.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Recent Accounting Pronouncements  – (continued)

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5 ). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, the new pronouncement will have on its consolidated financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This FSP clarifies that all outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. This FSP is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any; the new pronouncement will have on its consolidated financial statements.

Note 4 — Acquisitions

On January 19, 2006, the Company consummated the acquisition of the assets of NS California, Inc. (“NS California”) relating to NS California's business of collecting and storing adult stem cells, issuing 40,000 shares of the Company's Common Stock with a value of $200,000. In addition, the Company assumed certain liabilities of NS California’s which totaled $476,972. The underlying physical assets acquired from NS California were valued at $109,123 resulting in the recognition of goodwill in the amount of $558,169. Upon completion of the acquisition the operations of NS California were assumed by the Company and have been reflected in the Statement of Operations since January 19, 2006. Effective with the acquisition, the business of NS California became the principal business of the Company. The Company now is providing adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. The Company also had issued 10,000 additional shares of its Common Stock to NS California to be held in escrow pending the approval of the license for the laboratory used for the collection of stem cells. The agreement called for 167 shares to be forfeited each day the license was not obtained past February 15, 2006, with a maximum of 10,000 shares of Common Stock subject to forfeiture. The license was obtained in May 2006 and therefore the Company notified NS California of the requirement that the 10,000 shares be forfeited to the Company. In January 2007, the escrow period for the 20,000 shares was completed and the remaining shares were released to NS California. During the period from January 1, 2006 to January 19, 2006 there were no significant operations realized by NS California; however in connection with and subsequent to the closing of the NS California transaction, the Company paid $212,791 to pay off certain liabilities incurred by NS California before the acquisition occurred and issued 20,122 shares of its Common Stock, with a value of $100,612 in partial or full payment of certain of these obligations assumed by the Company.

In November 2007, the Company entered into an acquisition agreement with UTEK Corporation (“UTEK”) and Stem Cell Technologies, Inc., a wholly-owned subsidiary of UTEK (“SCTI”), pursuant to which the Company acquired all the issued and outstanding common stock of SCTI in a stock-for-stock exchange. Pursuant to a license agreement (the “License Agreement”) between SCTI and the University of Louisville Research Foundation (“ULRF”), SCTI owns an exclusive, worldwide license to a technology developed by researchers at the University of Louisville to identify and isolate rare stem cells from adult human bone marrow, called VSELs (very small embryonic like) stem cells. Concurrent with the SCTI acquisition, NeoStem entered into a sponsored research agreement (the “SRA”) with ULRF under which NeoStem will support further research in the laboratory of Mariusz Ratajczak, M.D., Ph.D., a co-inventor of

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

the VSEL technology and head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville. SCTI was funded with $271,000, in cash, by UTEK. In consideration for the acquisition, the Company issued to UTEK 400,000 unregistered shares of its Common Stock, par value $0.001 per share for all the issued and outstanding common stock of SCTI. The total value of the transaction is $940,000 and $669,000 has been capitalized as an intangible asset. SCTI was founded in November 2007 for the express purpose of acquiring this technology and there were no other significant operations conducted by SCTI before NeoStem acquired the company from its shareholder.

Note 5 — Intangible Asset

At December 31, 2008 our intangible asset consisted of patent applications and rights associated with the VSEL Technology which constitutes the principal assets acquired in the acquisition of Stem Cells Technologies, Inc. At December 31, 2008 the original cost of these assets was $669,000 and the accumulated amortization was $35,211 and the net book value was $633,789.

Estimated amortization expense for the five years subsequent to December 31, 2008 is as follows:

Years Ending December 31,
2009	$35,211
2010	35,211
2011	35,211
2012	35,211
2013	35,211
Thereafter	$457,734

The remaining weighted-average amortization period as of December 31, 2008 is 18 years.

Note 6 — Accrued Liabilities

Accrued liabilities are as follows:

	December 31,
	2008	2007
Professional fees	$136,843	$66,000
Interest on notes payable	—	218
Salaries and related taxes	250,000	132,804
Other	40,923	29,704
	$427,766	$228,726

Note 7 — Notes Payable

On March 17, 2003, the Company commenced a private placement offering to raise up to $250,000 in 6-month promissory notes in increments of $5,000 bearing interest at 15% per annum. Only selected investors which qualify as “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933, as amended, were eligible to purchase these promissory notes. The Company raised the full $250,000 through the sale of such promissory notes, resulting in net proceeds to the Company of $225,000, net of offering costs. The notes contain a default provision which raises the interest rate to 20% if the notes are not paid when due. The Company issued $250,000 of these notes. During 2006, $90,000 had been converted into 15,300 shares of the Company’s Common Stock and $160,000 was repaid.

In August 2004, the Company sold 30 day 20% notes in the amount of $55,000 to two accredited investors to fund current operations. As of December 31, 2006 $30,000 of these notes has been paid and $25,000 converted into 4,250 shares of the Company’s Common Stock.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Notes Payable  – (continued)

In December 2004, the Company sold four notes to four accredited investors totaling $100,000 with interest rates that range from 8% to 20%. As of December 31, 2006, $15,000 has been repaid and $85,000 converted into 14,450 shares of the Company’s Common Stock.

In March 2005, the Company sold a 30 day 8% note in the amount of $17,000, in August 2005, an 8% note in the amount of $10,000 and in September 2005, two 8% notes in the amounts of $6,000 and $15,000 to its President and then CEO, totaling $48,000 and were all due on demand. In January 2006, all notes were repaid.

On December 30, 2005, the Company sold $250,000 of convertible nine month Promissory Notes which bore 9% simple interest with net proceeds to the Company of $220,000. These convertible notes were sold in connection with a subscription agreement between the Company and Westpark Capital, Inc. (“Westpark”). (The convertible notes and warrants sold in December 2005 and January 2006 in the transaction in which Westpark Capital, Inc. acted as the placement agent is sometimes referred to herein as the “Westpark Private Placement”). The Company recorded a debt discount associated with the conversion feature in the amount of $83,333, which was charged to interest expense during the year ended December 31, 2006. The debt discount recorded of $83,333 does not change the amount of cash required to payoff the principal value of these Promissory Notes, at any time during the term, which is $250,000. As part of the Westpark Private Placement, these Promissory Notes have 4,167 detachable warrants for each $25,000 of debt, which entitle the holder to purchase one share of the Company’s Common Stock at a price of $12.00 per share. The warrants are exercisable for a period of three years from the date of the Promissory Note. The Promissory Notes convert to the Company’s Common Stock at $6.00 per share. The Promissory Notes are convertible at anytime into shares of Common Stock at the option of the Company subsequent to the shares underlying the Promissory Notes and the shares underlying the warrants registration if the closing price of the Common Stock has been at least $18.00 for a period of at least 10 consecutive days prior to the date on which notice of conversion is sent by the Company to the holders of the Promissory Notes. Pursuant to the terms of the Westpark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the Westpark Private Placement of the shares of Common Stock underlying the convertible notes and the warrants sold in the Westpark Private Placement. This registration statement was not made effective by July 31, 2006 and certain additional rights accrued to the Convertible Promissory Noteholders (see below for a detailed description of these additional rights).

In January 2006, the Company sold an additional $250,000 of convertible nine month Promissory Notes which bore 9% simple interest with net proceeds to the Company of $223,880 as part of the Westpark Private Placement. The Company recorded a debt discount associated with the conversion feature in the amount of $129,167. For the year ended December 31, 2006, the Company charged $127,932 of the debt discount to interest expense. The debt discount recorded of $129,167 does not change the amount of cash required to payoff the principal value of these Promissory Notes, at any time during the term, which is $250,000. These Promissory Notes were sold on the same terms and conditions as those sold in December 2005 as part of the Westpark Private Placement. For the year ended December 31, 2006, the Company recorded as interest expense $263,612 associated with the warrants as their fair value using the Black-Scholes method.

In an effort to improve the financial position of the Company, in July 2006, noteholders were offered the option of (A) extending the term of the convertible note for an additional four months from the maturity date in consideration for which (i) the Company shall issue to the investor for each $25,000 in principal amount of the convertible note 568 shares of unregistered Common Stock; and (ii) the exercise price per warrant shall be reduced from $12.00 to $8.00, or (B) converting the convertible note into shares of the Company’s Common Stock in consideration for which (i) the conversion price per conversion share shall be reduced to $4.40; (ii) the Company shall issue to the investor for each $25,000 in principal amount of the Note, 1,136 shares of Common Stock; (iii) the exercise price per warrant shall be reduced from $12.00 to $8.00; and (iv) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 4,167

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Notes Payable  – (continued)

shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $8.00 per share. Pursuant to this, the investor was also asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement. This offer was terminated on August 31, 2006. By August 31, 2006 investors owning $237,500 of the $500,000 of convertible promissory notes had agreed to convert the convertible note into shares of the Company’s Common Stock for consideration described above and investors holding $162,500 of the $500,000 of convertible promissory notes had agreed to extend the term of the convertible note for an additional four months from the maturity date for consideration described above.

In September 2006, a new offer was extended to the remaining noteholders to convert the convertible note into shares of the Company’s Common Stock in consideration for which (i) the conversion price per conversion share shall be reduced to $4.40; (ii) the exercise price per warrant shall be reduced from $12.00 to $8.00 and (iii) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 4,167 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $8.00 per share. Pursuant to this, the investor was also being asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement.

By December 31, 2006, investors owning $425,000 convertible promissory notes agreed to convert the convertible note into shares of the Company’s Common Stock for consideration described above. The Company issued 107,386 shares of Common Stock with a fair value of $692,896. In addition, the Company issued 60,417 warrants with a fair value of $472,741 for Security holders that agreed to an early conversion of their convertible promissory notes. The Company also issued 3,693 shares of Common Stock as consideration for extending the term of the convertible notes, totaling $162,500, for an additional four months with a fair value of $21,023. The fair value of this Common Stock has been accounted for as interest expense. Amounts in excess of the face value of the convertible promissory notes and the fair value of the warrants issued as the result of early conversion have been accounted for as interest expense. The balance, $75,000, of convertible promissory notes was paid off in January 2007 .

In connection with the NS California acquisition, the Company assumed a 6% note due to Tom Hirose, a former officer of NS California in the amount of $15,812. Final payment was made in January 2008.

On May 17, 2006, the Company issued an 8% promissory note in the amount of $20,000 due on demand to Robin L. Smith, M.D., the Company’s then Chairman of the Advisory Board. This promissory note was paid off on June 2, 2006.

In July and August 2007, the Company borrowed an aggregate of $200,000 through the issuance of short term bridge notes to support operations pending the closing of the Company’s August 2007 public offering described in Note 9. These bridge notes provided that they matured in six months from the date of issuance, subject to the Company’s right to prepay, and bore interest at a rate of 15% per annum. Robin L. Smith M.D., Chief Executive Officer and Chairman of the Board of the Company was issued a bridge note for $125,000. Richard Berman, a member of the Board of Directors, was issued a bridge note for $50,000, and a bridge note for $25,000 was issued to another NeoStem shareholder. On August 10, 2007, the Board authorized the repayment in full of the bridge notes and all outstanding bridge notes were repaid in full plus accrued interest. For the year ended December 31, 2007 the Company paid interest of $976 on these notes.

Note 8 — Series A Mandatorily Redeemable Convertible Preferred Stock

The following summarizes the terms of Series A Preferred Stock as more fully set forth in the Certificate of Designation. The Series A Preferred Stock has a liquidation value of $1 per share, is non-voting and convertible into Common Stock of the Company at a price of $5.20 per share. Holders of Series A Preferred Stock are entitled to receive cumulative cash dividends of $0.07 per share, per year, payable semi-annually. The Series A Preferred Stock is callable by the Company at a price of $1.05 per share, plus accrued and unpaid dividends. In addition, if the closing price of the Company’s Common Stock exceeds $13.80 per share

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Series A Mandatorily Redeemable Convertible Preferred Stock  – (continued)

for a period of 20 consecutive trade days, the Series A Preferred Stock is callable by the Company at a price equal to $0.01 per share, plus accrued and unpaid dividends.

The Certificate of Designation for the Series A Preferred Stock also states that at any time after December 1, 1999 the holders of the Series A Preferred Stock may require the Company to redeem their shares of Series A Preferred Stock (if there are funds with which the Company may do so) at a price of $1.00 per share.

Notwithstanding any of the foregoing redemption provisions, if any dividends on the Series A Preferred Stock are past due, no shares of Series A Preferred Stock may be redeemed by the Company unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

The holders of Series A Preferred Stock could convert their Series A Preferred Stock into shares of Common Stock of the Company at a price of $5.20 per share.

On March 17, 2006, the stockholders of the Company voted to approve an amendment to the Certificate of Incorporation which permitted the Company to issue in exchange for all 681,171 shares of Series A Preferred Stock outstanding and its obligation to pay $538,498 (or $.79 per share) in accrued dividends thereon, a total of 54,494 shares of Common Stock (eight hundredths (.08) shares of Common Stock per share of Series A Preferred Stock). Pursuant thereto, as of December 31, 2006, all outstanding shares of Series A Preferred Stock had been cancelled and converted into Common Stock. Therefore at December 31, 2008 and 2007, there were 0 shares of Series A Preferred Stock outstanding.

Note 9 — Stockholders’ Equity

(a) Series B Convertible Redeemable Preferred Stock:

The total authorized shares of Series B Convertible Redeemable Preferred Stock is 825,000. The following summarizes the terms of the Series B Stock whose terms are more fully set forth in the Certificate of Designation. The Series B Stock carries a zero coupon and each share of the Series B Stock is convertible into one share of the Company’s Common Stock. The holder of a share of the Series B Stock is entitled to ten times any dividends paid on the Common Stock and such Stock has ten votes per share and votes as one class with the Common Stock.

The holder of any share of Series B Convertible Redeemable Preferred Stock has the right, at such holder’s option (but not if such share is called for redemption), exercisable after December 31, 2000, to convert such share into one (1) fully paid and non-assessable share of Common Stock (the “Conversion Rate”). The Conversion Rate is subject to adjustment as stipulated in the Agreement. The Company’s right to redeem shares of Series B Convertible Redeemable Preferred Stock expired on June 30, 2000 pursuant to the terms of the Certificate of Designation.

During the year ended December 31, 2000, holders of 805,000 shares of the Series B Preferred Stock converted their shares into 805,000 shares of the Company’s Common Stock.

At December 31, 2008 and 2007, 10,000 Series B Preferred Shares were issued and outstanding.

(b) Common Stock:

The authorized Common Stock of the Company is 500 million shares, par value $0.001 per share.

In January 2006, the Company issued 7,650 shares of its Common Stock in exchange for $45,000 of notes payable. In addition, the Company issued 2,500 shares of its Common Stock to Westpark as additional compensation for its role as placement agent in the Westpark Private Placement. The fair value of these shares was $22,750 which was charged to expense.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In 2006, the Company sold 438,832 shares of its Common Stock to accredited investors at a per share price of $4.40 resulting in net proceeds to the Company of $1,827,068. In connection with these transactions, the Company issued 198,864 Common Stock purchase warrants with a term of five years and per share exercise price of $8.00.

In May 2006, the Company entered into an advisory agreement with Duncan Capital Group LLC (“Duncan”). Pursuant to the advisory agreement, Duncan was providing to the Company on a non-exclusive “best efforts” basis, services as a financial consultant in connection with any equity or debt financing, merger, acquisition as well as with other financial matters. In consideration for such role, Duncan received a fee of $200,000 in cash and 24,000 shares of restricted Common Stock. On June 2, 2006, pursuant to the Duncan Private Placement, the Company sold 472,500 shares of its Common Stock to seventeen accredited investors at a per share price of $4.40 resulting in gross proceeds of $2,079,000. In connection with this transaction, the Company issued 236,250 Common Stock purchase warrants to these seventeen investors. These Common Stock purchase warrants have a term of 5 years and exercise price of $8.00 per share. In addition, Dr. Robin L. Smith was paid $100,000 and 10,000 shares of Common Stock were issued to her in connection with an Advisory Agreement dated September 14, 2005 as amended by the Supplement to Advisory Agreement dated January 18, 2006 and Dr. Smith’s employment agreement with the Company dated June 2, 2006.

In June 2006, certain employees and members of senior management agreed to take restricted Common Stock as the net pay on $278,653 of unpaid salary that dated back to 2005. This resulted in the issuances of 37,998 shares of Common Stock, valued at $167,192, or $4.40 per share. The balance of the unpaid salary was used to pay the withholding taxes which are associated with those earnings.

In June 2006, Dr. Robin L. Smith was appointed Chairman and CEO of the Company. In connection with Dr. Smith’s appointment, 20,000 shares of Common Stock were issued under the Company’s 2003 Equity Participation Plan, as amended (the “2003 EPP”) to Dr. Smith valued at $88,000 which was reflected as compensation expense in the year ended December 31, 2006. In addition, Dr. Smith was granted, under the 2003 EPP options to purchase 54,000 shares of the Company’s Common Stock, which 30,000 option shares vested immediately, 12,000 option shares vest on the first anniversary of the effective date and 12,000 option shares vest on the second anniversary of the effective date. The exercise price of the options are (i) $5.30 as to the first 10,000 option shares, (ii) $8.00 as to the second 10,000 option shares, (iii) $10.00 as to the third 10,000 option shares, (iv) $16.00 as to the next 12,000 option shares, and (v) $25.00 as to the balance.

In 2006, the Company issued an aggregate of 66,458 shares of Common Stock in conversion of an aggregate of $308,462 in accounts payable owed to certain vendors. The per share conversion prices ranged from $4.40 to $6.00.

In 2006, in connection with the offer to noteholders for early conversion of the convertible promissory notes the Company issued 107,386 shares of Common Stock at a per share price ranging from $5.10 to $9.10.

In 2006, in connection with the offer to noteholders for the extension of due dates of the Convertible Promissory Notes of the Westpark Private Placement, the Company issued 3,693 shares of Common Stock with a per share price of $5.70.

In November 2006, the Company issued stock grants, under the 2003 EPP, to two members of the Board of Directors, totaling 60,000 shares of Common Stock with a per share price of $7.00. These shares vested as follows: one-third vesting upon grant and one-third on the first and second anniversaries of the grant dates. The Company recognized $163,334 as director fees in 2006, and the remaining $256,666 of unearned value was recognized ratably over the remaining vesting periods of which $140,004 was recognized in 2007 and $116,662 in 2008.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In December 2006, the Company issued a stock grant, under the 2003 EPP, to an executive officer, totaling 30,000 shares of Common Stock with a per share price of $6.00. These shares vested as follows: 10,000 shares vested upon grant and the remainder vested upon the Company achieving a business milestone. The Company recognized $65,000, $87,500 and $27,500, respectively, as compensation expense in 2006, 2007 and 2008, respectively, relating to this stock grant.

In December 2006, the Company issued stock grants, under the 2003 EPP, to three members of management, totaling 20,000 shares of Common Stock with a per share price of $6.00. In 2006 the Company recognized $120,000 as compensation expense.

In January 2007, the Company issued 12,000 shares of restricted Common Stock to its intellectual property acquisition consultant, vesting as to 1,000 shares per month commencing January 2007. In 2007 the Company recognized $90,000 as expense related to this transaction.

In January 2007, the Company issued an aggregate of 9,000 shares of Common Stock, under the 2003 EPP, to a former director and employee pursuant to his agreement to serve as Chairman of the Company’s Scientific Advisory Board and consultant to the Company. In 2007 the Company recognized $54,000 as compensation related to this transaction.

In February 2007, the term of the Company’s financial advisory agreement with Duncan Capital Group LLC was extended through December 2007, providing that the monthly fee be paid entirely in shares of Common Stock. The Company issued to Duncan 15,000 shares of restricted Common Stock as an advisory fee payment vesting monthly through December 2007. The vesting of these shares was accelerated in July 2007 such that they were fully vested and the advisory agreement was canceled in August 2007. In 2007 the Company recognized $82,500 as expense related to this transaction.

In January and February 2007, the Company raised an aggregate of $2,500,000 through the private placement of 250,000 units at a price of $10.00 per unit (the “January 2007 private placement”). Each unit was comprised of two shares of the Company’s Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $8.00 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $8.00 per share. The Company issued an aggregate of 500,000 shares of Common Stock, and warrants to purchase up to an aggregate of 500,000 shares of Common Stock at an exercise price of $8.00 per share. Emerging Growth Equities, Ltd (“EGE”), the placement agent for the January 2007 private placement, received a cash fee equal to $171,275 and was entitled to expense reimbursement not to exceed $50,000. The Company also issued to EGE redeemable seven-year warrants to purchase 34,255 shares of Common Stock at a purchase price of $5.00 per share, redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share and non-redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share. The net proceeds of this offering were approximately $2,320,000.

In February 2007, the Company issued 30,000 restricted shares of its Common Stock to a financial advisor in connection with a commitment for the placement of up to $3,000,000 of the Company’s preferred stock, resulting in a charge to operations of $165,000.

In April 2007, the Company issued 3,688 restricted shares of its Common Stock to a public relations advisor in connection with public relations services rendered to the Company, resulting in a charge to operations of $22,500.

In May 2007, the Company issued 1,000 restricted shares of its Common Stock to an investment relations advisor in connection with investor relations services rendered to the Company, resulting in a charge to operations of $4,500.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In May 2007, the Company issued 15,000 restricted shares of its Common Stock to an investor relations advisor in connection with investor relations services rendered to the Company, resulting in a charge to operations of $67,500.

In May and June 2007, the Company issued an aggregate of 2,151 restricted shares of its Common Stock to its sublessor as partial payment for rent expense, resulting in charges to operations totaling $9,891.

In June 2007, the Company issued, 12,000 restricted shares of its Common Stock to a law firm in connection with services rendered to the Company, of which 6,000 shares vested in June 2007 and the remainder vested monthly through June 2008. These shares had a value of $50,400 and the Company recognized $37,800 and $12,600 as expense related to this transaction in 2007 and 2008, respectively.

In June and July 2007, the Company issued, under the 2003 EPP, 3,000 shares of its Common Stock, in each month, to a consultant for certain management services rendered to the Company, resulting in a charge to operations of $1,410 and $15,000 respectively. In August 2007, this consultant was hired as an executive officer of the Company and in connection with this hiring was issued by the Company, under the 2003 EPP, 10,000 shares of its Common Stock as a hiring incentive. One half of these shares vested immediately and the remainder were scheduled to vest in one year on the anniversary date of the hiring date. The issuance of these shares thus resulted in a charge to operations of $28,896 and $4,375 in 2007 and 2008, respectively. In 2008 this executive officer left the Company and forfeited 5,000 of such shares, and as a result the Company credited operations for $8,020 of compensation expense previously recognized relating to these forfeited shares.

In July 2007, the Company issued an aggregate of 909 restricted shares of its Common Stock to its sublessor as partial payment for rent expense, resulting in charges to operations totaling $5,000.

In August 2007, the Company issued, under the 2003 EPP, 24,000 shares of its Common Stock to a consultant for certain management services rendered to the Company, 18,000 of which shares vested monthly over the next twelve months and the remainder vest ratably for three years on the anniversary date of the agreement and resulted in a charge to operations of $41,667 in 2007 and $62,500 in 2008. In December 2007, an additional 12,353 shares were issued to this consultant in lieu of a $3,500 monthly fee due from December 2007 thru May 2008 (see below).

In August 2007, the Company completed a sale of 1,055,900 units at a price of $5.00 per unit pursuant to a best efforts public offering. A registration statement on Form SB-2A (File No. 333-142923) relating to these units was filed with the Securities and Exchange Commission and declared effective on July 16, 2007. Each unit consisted of one share of Common Stock and one-half of a five year Class A warrant to purchase one-half a share of Common Stock at a price of $6.00 per share. Thus, 1,000 units consisted of 1,000 shares of Common Stock and Class A warrants to purchase 500 shares of Common Stock. On August 14, 2007, the Company completed a sale of 214,100 units at a price of $5.00 per unit pursuant to the same best efforts public offering. The units sold were identical to the units sold on August 8, 2007. The aggregate number of units thus sold was 1,270,000. The aggregate number of shares of Common Stock included within the units was 1,270,000 and the aggregate number of Class A Warrants included within the units was 635,000. In connection with the public offering, the Company issued five year warrants to purchase an aggregate of 95,250 shares of Common Stock at $6.50 per share to the underwriters for the offering. After payment of underwriting commissions and expenses and other costs of the offering, the aggregate net proceeds to the Company were $5,619,250.

On August 8, 2007, the American Stock Exchange accepted for listing the Company’s Common Stock, units as described above, and Class A warrants under the symbols “NBS”, “NBS.U”, and “NBS.WS” respectively. Trading on the American Stock Exchange commenced on August 9, 2007.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In September 2007, the Company issued, under the 2003 EPP, an aggregate of 154,500 shares of its Common Stock to certain employees, including an aggregate of 125,000 shares to certain of its executive officers. In general, one-half of these shares issued vested immediately and the remainder vest in one year on the anniversary date of the stock issuance. The issuance of these shares resulted in a charge to operations of $499,346 and $225,833 in 2007 and 2008, respectively. In November 2007, an employee that was a recipient of 7,000 shares of this award left the Company and forfeited 3,500 shares (one-half of this award). In December 2007, the Company cancelled 10,000 shares issued to an employee who did not satisfy the condition precedent to receipt of paying the tax withholding obligation. In 2008, two employees (including an executive officer) that were recipients of 12,500 shares of this award left the Company and forfeited 6,250 shares (one-half of the awards). In addition, an executive officer that was a recipient of 40,000 shares of this award declined to accept the portion that vested to him in September 2008 because of the tax obligations associated with the award and returned 20,000 shares to the Company.

In September 2007, the Company issued, under the 2003 EPP, an aggregate of 135,000 shares of its Common Stock to the independent members of its Board of Directors. One-half of these shares vested immediately and the remainder vested in one year on the anniversary date of the stock issuance. The issuance of these shares resulted in a charge to operations of $445,505 and $225,833 in 2007 and 2008, respectively.

In September 2007, the Company issued, under the 2003 EPP, 10,000 shares of its Common Stock to a consultant to the Company. One-half of these shares issued vested immediately and the remainder vested in one year on the anniversary date of the stock issuance. The issuance of these shares resulted in a charge to operations of $33,002 and $16,498 in 2007 and 2008, respectively.

In September 2007, the Company issued, under the 2003 EPP, 10,000 shares of its Common Stock to a consultant to the Company. The issuance of these shares resulted in a charge to operations of $49,500 in 2007.

In October 2007, the Company issued, under the 2003 EPP, 2,500 shares of its Common Stock to a consultant to the Company. The issuance of these shares resulted in a charge to operations of $11,250.

In October 2007, the Company issued 15,000 restricted shares of its Common Stock to a consulting firm to the Company. The issuance of these shares resulted in a charge to operations of $54,750.

In December 2007, the Company issued 75,000 restricted shares of its Common Stock to a consultant to the Company. The issuance of these shares resulted in a charge to operations of $149,750.

In December 2007, the Company issued, under the 2003 EPP, 12,353 shares of its Common Stock to a consultant to the Company. The issuance of these shares resulted in a charge to operations of $21,017.

In December 2007, the Company issued, under the 2003 EPP, 4,902 shares of its Common Stock to a consultant to the Company. The issuance of these shares resulted in a charge to operations of $8,333.

In December 2007, the Company issued, under the 2003 EPP, 2,778 shares of its Common Stock to an employee of the Company as consideration for restructuring the employee’s compensation. The issuance of these shares resulted in a charge to operations of $4,723.

In December 2007, the Company issued, under the 2003 EPP, 15,000 shares of its Common Stock to an employee of the Company as a compensatory bonus. The issuance of these shares resulted in a charge to operations of $25,500.

In December 2007, the Company issued, under the 2003 EPP, 10,000 shares of its Common Stock to an employee of the Company as a compensatory bonus. The issuance of these shares resulted in a charge to operations of $17,000.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

Effective January 1, 2008, the Company entered into a one year consulting agreement with a financial services firm, pursuant to which this firm was to provide consulting services during the term to the Company consisting of (i) reviewing the Company's financial requirements; (ii) analyzing and assessing alternatives for the Company's financial requirements; (iii) providing introductions to professional analysts and money managers; (iv) assisting the Company in financing arrangements to be determined and governed by separate and distinct financing agreements; (v) providing analysis of the Company's industry and competitors in the form of general industry reports provided directly to the Company; and (vi) assisting the Company in developing corporate partnering relationships. As consideration for these services, in February 2008, the Company issued to the consultant, (i) 50,000 shares of Common Stock; and (ii) two warrants to purchase an aggregate of 120,000 shares of Common Stock (see “Warrants” below). This issuance of this stock resulted in a charge to operations of $80,000 in 2008. The issuance of these securities was subject to the approval of the American Stock Exchange, which approval was obtained in February 2008.

In January 2008, the Company entered into a letter agreement with Dr. Robin L. Smith, its Chairman of the Board and Chief Executive Officer, pursuant to which Dr. Smith's employment agreement dated as of May 26, 2006 and amended as of January 26, 2007 and September 27, 2007 was further amended to provide that, in response to the Company’s efforts to conserve cash, $50,000 of her 2008 salary would be paid in shares of the Company’s Common Stock, the number of shares to be issued reduced by the amount of cash required to pay the withholding taxes associated with this amount of salary. Accordingly, Dr. Smith was issued 16,574 shares of the Company’s Common Stock pursuant to the Company’s 2003 EPP resulting in a charge to operations of $28,176.

In January 2008, the Company entered into a letter agreement with Catherine M. Vaczy, its Vice President and General Counsel, pursuant to which Ms. Vaczy’s employment agreement dated as of January 26, 2007 was amended to provide that, in response to the Company’s efforts to conserve cash, Ms. Vaczy would be paid $11,250 of her 2008 salary in shares of the Company’s Common Stock, the number of shares to be issued reduced by the amount of cash required to pay the withholding taxes associated with this amount of salary. Accordingly, Ms. Vaczy was issued 3,729 shares of the Company’s Common Stock pursuant to the 2003 EPP resulting in a charge to operations of $6,339.

In January 2008, the Company terminated an agreement with a consultant to the Company. In connection with the cancellation of this agreement, 5,000 shares of Common Stock of the Company, previously issued, were surrendered by the consultant resulting in a credit to operations of $18,250.

In January 2008, the Company issued 7,500 shares of the Company’s Common Stock to a consultant to the Company pursuant to the 2003 EPP resulting in a charge to operations of $13,425.

In February 2008, the Company entered into a one year consulting agreement with a law firm to assist in funding efforts from the State and Federal Governments as well as other assignments from time to time, in consideration for which it issued to the firm 40,000 restricted shares of Common Stock that vest ratably on a monthly basis during 2008. The issuance of the shares was subject to the approval of the American Stock Exchange, such approval was obtained in March 2008, and following this approval the shares were issued. The shares issued in connection with this agreement had a value of $72,800 which is being recognized as an operating expense over the term of the agreement, and has resulted in a charge to operations for 2008 of $66,733.

In February 2008, the Company entered into a six month engagement agreement with a financial advisor pursuant to which they were acting as the Company’s exclusive financial advisor for the term in connection with a potential acquisition of a revenue generating business, in the United States or abroad, or similar transaction. As partial consideration, the Company issued restricted shares of its Common Stock with a $45,000 value based on the five day average of the closing prices of the Common Stock preceding the date of issuance which was to be paid on a pro rata basis during the term of the agreement. The issuance of such

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

securities was subject to the approval of the American Stock Exchange. Such approval was obtained in March 2008, and following that approval the Company issued to the financial advisor in 2008 payments in Common Stock under the agreement totaling 38,861 shares, resulting in a charge to operations of $45,650.

In February 2008, the Company issued 20,000 shares of the Company’s Common Stock to the Company’s Director of Government Affairs pursuant to the 2003 EPP resulting in a charge to operations of $32,000. The issuance of the shares was in lieu of salary payable in connection with such individual serving as the Vice President of the Stem for Life Foundation (“SFLF”), a not for profit corporation which the Company participated in founding and is considered by the Company as a defacto contribution to the foundation. In April 2008, this individual resigned from her position as Director, Government Affairs with the Company and Vice President of SFLF.

In February 2008, the Company issued 5,325 shares of the Company’s Common Stock to a consultant to the Company pursuant to the 2003 EPP, resulting in a charge to operations of $8,646.

In February 2008, the Company entered into a six month advisory services agreement with a financial securities firm whereby this firm was providing financial consulting services and advice to the Company pertaining to its business affairs. In consideration for such services, the Company agreed to issue 150,000 restricted shares of its Common Stock to be issued over the term of the advisory services agreement, provided that the advisory services agreement continued to be in effect. The issuance of such securities was subject to the approval of the American Stock Exchange, which approval was obtained on March 20, 2008, and on that date the Company issued under the advisory services agreement the initial payments in Common Stock totaling 50,000 shares. A total of 90,000 shares were issued in 2008, resulting in a charge to operations of $141,200. The Company has terminated this agreement and the remaining 60,000 shares will not be issued.

In February 2008, the Company entered into a six month consulting agreement with an investor relations advisor who has provided investor relations and media services to the Company since 2005. In consideration for providing services under the consulting agreement, the Company agreed to issue to the advisor an aggregate of 50,000 restricted shares of its Common Stock. The issuance of such securities was subject to the approval of the American Stock Exchange. Such approval was obtained on March 20, 2008 and on that date these shares were issued, resulting in a charge to operations of $85,000.

In April 2008, the Company entered into a one month non-exclusive investment banking agreement in connection with the possible issuances by the Company of equity, debt and/or convertible securities. In partial consideration for such services, the Company agreed to issue 9,146 restricted shares of its Common Stock as a retainer. The term of this agreement was extended. The issuance of the securities under this agreement was subject to the approval of the American Stock Exchange, which approval was obtained and on May 21, 2008 the 9,146 retainer shares were issued. This bank participated in the May 2008 private placement (as described below). The value of this Common Stock was $7,408.

In May 2008, the Company completed a private placement of securities pursuant to which $900,000 in gross proceeds was raised (the “May 2008 private placement”). On May 20 and May 21, 2008, the Company entered into Subscription Agreements (the “Subscription Agreements”) with 16 accredited investors (the “Investors”). Pursuant to the Subscription Agreements, the Company issued to each Investor units (the “Units”) comprised of one share of its Common Stock, par value $.001 per share (the “Common Stock”) and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Warrants”), at a per-unit price of $1.20. The Warrants are not exercisable for a period of six months and are redeemable by the Company if the Common Stock trades at a price equal to or in excess of $2.40 for a specified period of time (see “Warrants” below). In the May 2008 private placement, the Company issued an aggregate of 750,006 Units to Investors consisting of 750,006 shares of Common Stock and 750,006 redeemable Warrants, with a value of $404,817, for an aggregate purchase price of $900,000. Dr. Robin L. Smith, the Company’s Chairman and Chief Executive Officer, purchased 16,667 Units for a purchase

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

price of $20,000 and Catherine M. Vaczy, the Company’s Vice President and General Counsel, purchased 7,500 Units for a purchase price of $9,000. New England Cryogenic Center, Inc. (“NECC”), one of the largest full-service cryogenic laboratories in the world and a strategic partner of the Company since October 2007, also participated in the offering. Pursuant to the terms of the Subscription Agreements, the Company was required to prepare and file (and did so on a timely basis) no later than forty-five days (with certain exceptions) after the closing of the May 2008 private placement, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to Investors and the shares of Common Stock underlying the Warrants, which was filed on July 1, 2008. In connection with the May 2008 private placement, the Company paid as finders’ fees to accredited investors, cash in the amount of $3,240 and issued five year warrants to purchase an aggregate of 35,703 shares of Common Stock with a value of $23,671 (see “Warrants” below). Cash in the amount of 4% of the proceeds received by the Company from the future exercise of 30,000 of the Investor Warrants is also payable to one of the finders.

In May 2008, the Company entered into a two month agreement with a sales and marketing consultant pursuant to which the consultant was to provide consultation services to the Company relating to business development, operations and staffing matters. In consideration for such services, the Company agreed to issue to the consultant pursuant to the 2003 EPP: (i) 20,000 shares of Common Stock to vest as to 10,000 shares on the last day of each 30 day period during the term of the consulting agreement; and (ii) an option to purchase 20,000 shares of Common Stock at a per share purchase price equal to the closing price of the Common Stock on the date of grant to vest and become exercisable as to 10,000 shares of Common Stock on the last day of each 30 day period during the term of the consulting agreement, subject in each case to the continued effectiveness of the agreement. All of such shares were subject to a six month period during which consultant agreed none of these shares would be sold. The issuance of these shares resulted in a charge to operations of $27,600 and the issuance of the options resulted in a charge to operations of $22,870. In July 2008, the Company entered into a two month extension of this agreement pursuant to which the consultant was to continue to provide consultation services to the Company relating to business development, operations and staffing matters. In consideration for such services, the Company has agreed to issue to the consultant pursuant to the 2003 EPP (i) 20,000 shares of Common Stock to vest as to 10,000 shares on the last day of each 30 day period during the term of the extended consulting agreement; and (ii) an option to purchase 20,000 shares of Common Stock at a per share purchase price equal to the closing price of the Common Stock on the date of execution of the extended agreement to vest and become exercisable as to 10,000 shares of Common Stock on the last day of each 30 day period during the extended term of the consulting agreement, subject in each case to the continued effectiveness of the extended agreement. In the event of full time employment of the consultant this vesting would be accelerated. All of such shares were subject to a six month period during which consultant agreed none of these shares would be sold. The issuance of these shares has resulted in a charge to operations of $16,400 and the issuance of the options resulted in a charge to operations of $13,926.

In May 2008, the Company entered into a two month agreement with a consultant pursuant to which the consultant was to provide services to the Company relating to government affairs and related areas. In consideration for such services, the Company agreed to issue to the consultant pursuant to the 2003 EPP: (i) 20,000 shares of Common Stock to vest as to 10,000 shares on the last day of each 30 day period during the term of the consulting agreement; and (ii) an option to purchase 20,000 shares of Common Stock at a per share purchase price equal to the closing price of the Common Stock on the date of grant to vest and become exercisable as to 10,000 shares of Common Stock on the last day of each 30 day period during the term of the consulting agreement, subject in each case to the continued effectiveness of the agreement. All of such shares were subject to a six month period during which consultant agreed none of the shares would be sold. The issuance of these shares resulted in a charge to operations of $26,000 and the issuance of the options resulted in a charge to operations of $23,620.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In May 2008, the Company issued to a business development consultant for services previously rendered, 1,000 shares of Common Stock under the 2003 EPP which vested immediately. The issuance of these shares resulted in a charge to operations of $960.

In May 2008, the Company entered into a three month consulting agreement with a public relations and communications consultant focusing on specific consumer demographics. As partial consideration for these services, the Company agreed to issue: (i) 20,000 restricted shares of its Common Stock on each of (a) the date of execution of the agreement (the “Execution Date”), (b) thirty days after the Execution Date, and (c) sixty days after the Execution Date; and (ii) a five year warrant to purchase up to 30,000 shares of Common Stock (as described under “Warrants” below), exercisable as to 10,000 shares each at $3.00, $4.00 and $5.00, respectively. These warrants have a value of $19,828. The issuance of the securities under this agreement was subject to the approval of the American Stock Exchange, which approval was obtained on September 20, 2008 and the initial payments in Common Stock and the Warrant were issued. In 2008 the Company issued a total of 40,000 restricted shares of its Common Stock pursuant to this agreement resulting in a charge to operations of $36,800. In July 2008, the Company terminated this agreement and the final 20,000 shares were not issued.

In June 2008, the Company entered into a six month consulting agreement with an investor relations advisor. As consideration for these services, the Company issued (i) 50,000 restricted shares of its Common Stock, vesting as to 25,000 shares on the date of execution of the consulting agreement and 25,000 shares 91 days thereafter, which resulted in a charge to operations of $42,500 and (ii) a five year warrant to purchase an aggregate of 250,000 shares of Common Stock, with a value of $179,485 (as described under “Warrants” below). The issuance of such securities was subject to the approval of the American Stock Exchange, which approval was obtained on June 20, 2008 and the initial payment in Common Stock and the Warrant were issued. Pursuant to the terms of the agreement, the Company was required to prepare and file (and did so on a timely basis) no later than July 3, 2008, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to the consultant and the shares of Common Stock underlying the Warrant.

In August 2008, the Company entered into letter agreements with Dr. Robin L. Smith, its Chairman of the Board and Chief Executive Officer, Larry A. May, its Chief Financial Officer and Catherine M. Vaczy, its Vice President and General Counsel, pursuant to which, in response to the Company’s efforts to conserve cash, each of these officers agreed to accept shares of the Company’s Common Stock in lieu of unpaid accrued salary. Dr. Smith agreed to accept in lieu of $24,437.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 33,941 shares of the Company's Common Stock with a value of $27,848. Mr. May agreed to accept in lieu of $10,687.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,844 shares of the Company's Common Stock with a value of $12,172. Ms. Vaczy agreed to accept in lieu of $10,578.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,692 shares of the Company's Common Stock with a value of $12,047. In addition certain other senior members of the staff agreed to accept Common Stock in lieu of cash compensation resulting in the issuance of 17,014 shares of Common Stock with a value of $13,951. The number of shares so issued to each officer and senior staff member was based on the closing price of the Common Stock on August 27, 2008, $.72, for which the Company agreed to pay total withholding taxes. All such shares were issued under the Company's 2003 EPP, as amended. In addition, the vesting of an aggregate of 52,500 shares of the Company’s Common Stock granted to such persons under the 2003 EPP on September 27, 2007 was authorized to be accelerated from September 27, 2008 to August 28, 2008. All such arrangements were approved by the Compensation Committee of the Board of Directors.

In September 2008, the Company completed a private placement of securities pursuant to which $1,250,000 in gross proceeds were raised (the “September 2008 private placement”). On September 2, 2008, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with RimAsia Capital Partners, L.P., a pan-Asia private equity firm (the “Investor”). Pursuant to the Subscription Agreement, the Company issued to the Investor one million units (the “Units”) at a per-unit price of $1.25, each Unit

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

comprised of one share of Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Warrants”). The Warrants are not exercisable for a period of six months and are redeemable by the Company if the Common Stock trades at a price equal to or in excess of $3.50 for a specified period of time or the dollar value of the trading volume of the Common Stock for each day during a specified period of time equals or exceeds $100,000 (see “Note 9, Stockholders’ Equity ( c) Warrants ” below). In the September 2008 private placement, the Company thus issued 1,000,000 Units to the Investor consisting of 1,000,000 shares of Common Stock and 1,000,000 redeemable Warrants, with a value of $583,031, for an aggregate purchase price of $1,250,000. Pursuant to the terms of the Subscription Agreement, the Company is required to prepare and file no later than one hundred and eighty (180) days after the closing of the September 2008 private placement, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to Investor and the shares of Common Stock underlying the Warrants; provided, that the Company is not liable to pay specified amounts under the terms of the Subscription Agreement if the Company does not file such a registration statement in a timely manner because the Company does not have available audited financial statements required by the SEC of a company with which the Company has signed a letter of intent to acquire. The Company does not yet have available audited financial statements of CBH with which it has entered into the Merger Agreement (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The Warrants also provide that in no event may they be net cash settled.

In October 2008, the Company issued, under the 2003 EPP, 5,000 shares of its Common Stock to an employee, its new Director of Stem Cell Research and Laboratory Operations. The issuance of these shares resulted in a charge to operations of $7,000.

In October 2008, the Company completed a private placement of securities pursuant to which $250,000 in gross proceeds was raised (the “October 2008 private placement”). On October 15, 2008, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with an accredited investor listed therein (the “Investor”). Pursuant to the Subscription Agreement, the Company issued to the Investor 200,000 units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share, with a value of $121,157 (the “Warrants”). The Warrants are not exercisable for a period of six months (see “Note 9, Stockholders’ Equity ( c) Warrants ” below). In the October 2008 private placement, the Company thus issued 200,000 Units to the Investor consisting of 200,000 shares of Common Stock and 200,000 Warrants, for an aggregate purchase price of $250,000. The issuance of the Units was subject to the prior approval of the American Stock Exchange (now known as the NYSE Amex), which approval was obtained on October 23, 2008, and on that date the Units were issued. Pursuant to the terms of the Subscription Agreement, the Company is required to prepare and file no later than one hundred and eighty (180) days after the final closing of the October 2008 private placement, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to the Investor and the shares of Common Stock underlying the Warrants; provided, that the Company is not liable to pay specified amounts under the terms of the Subscription Agreement if the Company does not file such a registration statement in a timely manner because the Company does not have available audited financial statements required by the SEC of a company the Company proposes to acquire. The Company does not yet have available audited financial statements of CBH with which it has entered into the Merger Agreement (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The Warrants also provide that in no event may they be net cash settled.

In November 2008, the Company completed a private placement of securities pursuant to which $500,000 in gross proceeds was raised (the “November 2008 private placement”). On November 7, 2008, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with an accredited investor listed therein (the “Investor”). Pursuant to the Subscription Agreement, the Company issued to the Investor 400,000 units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

share, with a value of $243,063 (the “Warrants”). The Warrants are not exercisable for a period of six months and are redeemable by the Company if the Common Stock trades at a price equal to or in excess of $3.50 for a specified period of time (see “Note 9, Stockholders’ Equity ( c) Warrants ” below). In the November 2008 private placement, the Company thus issued 400,000 Units to the Investor consisting of 400,000 shares of Common Stock and 400,000 redeemable Warrants, for an aggregate purchase price of $500,000. The issuance of the Units was subject to the prior approval of the NYSE Amex. Pursuant to the terms of the Subscription Agreement, the Company is required to prepare and file no later than one hundred and eighty (180) days after the final closing of the November 2008 private placement, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to the Investor and the shares of Common Stock underlying the Warrants; provided, that the Company is not liable to pay specified amounts under the terms of the Subscription Agreement if the Company does not file such a registration statement in a timely manner because the Company does not have available audited financial statements required by the SEC of a company the Company proposes to acquire. The Company does not yet have available audited financial statements of CBH with which it has entered into the Merger Agreement (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The Warrants also provide that in no event may they be net cash settled.

(c) Warrants:

The Company has issued Common Stock purchase warrants from time to time to investors in private placements, certain, vendors, underwriters, and directors and officers of the Company. A total of 5,322,333 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants as of December 31, 2008 at prices ranging from $0.71 to $12.00 and expiring through 2013.

From August 2004 through March 2005, the Company issued three year warrants to purchase a total of 1,500 shares of its Common Stock at $5.00 per share to the Company’s investor relations firm. In August 2007, the Company extended the expiration dates of 1,250 of such warrants for a period of two years.

In September 2005, the Company issued 2,400 Common Stock purchase warrants to its then Chairman of its Advisory Board, Dr. Robin L. Smith. These warrants were scheduled to vest at the rate of 200 per month beginning with September 14, 2005. The vesting of these warrants was accelerated so that they became immediately vested on June 2, 2006 pursuant to Dr. Smith’s employment agreement. Each warrant entitles the holder to purchase one share of the Company’s Common Stock at a price of $8.00 per share. The warrant expires three years from issuance.

In December 2005 and January 2006, the Company issued an aggregate of 91,668 Common Stock purchase warrants to the investors and placement agent in the Westpark private placement. Each warrant entitled the holder to purchase one share of Common Stock at a price of $12.00 per share for a period of three years; however, the exercise price of a substantial portion of such warrants was reduced to $8.00 pursuant to a special offer to the Westpark investors to extend the term or agree to an early conversion of the promissory notes issued in the Westpark private placement (see Note 7, “Notes Payable”).

In March 2006, the Company issued 1,200 Common Stock purchase warrants to the Company’s marketing consultants. These warrants vest 200 per month beginning March 2006 and entitle the holder to purchase one share of Common Stock at a price of $10.00 per share for a period of three years. In 2006, the consulting agreement was terminated and 400 of the Common Stock purchase warrants issued were cancelled.

In June 2006, pursuant to the Duncan Private Placement, the Company sold 472,500 shares of its Common Stock to seventeen accredited investors at a per share price of $4.40 resulting in gross proceeds of $2,079,000. In connection with this transaction the Company issued 236,250 Common Stock purchase warrants to these seventeen investors. These Common Stock purchase warrants have a term of 5 years and exercise price of $8.00 per share and provided for certain registration rights and certain penalties if such registration was not achieved within 150 days of the initial closing of the Duncan Private Placement. In

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

August 2006, the Company filed with the SEC a registration statement registering the resale by the investors in the Duncan Private Placement of the shares of Common Stock underlying the warrants sold in the Duncan Private Placement.

In July and August 2006, the Company sold an aggregate of 397,727 shares of Common Stock to 34 accredited investors at a per share price of $4.40 resulting in gross proceeds to the Company of $1,750,000. In connection with this transaction, the Company issued 198,864 Common Stock purchase warrants with a term of five years and per share exercise price of $8.00.

In July and August 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the Westpark Private Placement, the Company issued 39,583 warrants. These Common Stock purchase warrants have a term of 5 years and exercise price of $8.00 per share.

In August 2006, the Company issued warrants to purchase an aggregate of 17,000 shares of Common Stock at $8.00 per share to four persons under advisory agreements. Such warrants are each exercisable for five years from the date of issue.

In September 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the Westpark Private Placement, the Company issued 20,833 warrants. These Common Stock purchase warrants have a term of 5 years and exercise price of $8.00 per share.

In October 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the Westpark Private Placement, the Company issued 10,417 warrants. These Common Stock purchase warrants have a term of 5 years and exercise price of $8.00 per share.

In our January 2007 private placement the Company issued 250,000 units, each unit comprised of two shares of the Company’s Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $8.00 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $8.00 per share. The Company issued an aggregate of 500,000 shares of Common Stock, and warrants to purchase up to an aggregate of 500,000 shares of Common Stock at an exercise price of $8.00 per share. The Company also issued to EGE redeemable seven year warrants to purchase 34,255 shares of Common Stock at a purchase price of $5.00 per share, redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share and non-redeemable seven-year warrants to purchase 17,127 shares of Common Stock at a purchase price of $8.00 per share. All of the redeemable warrants above are redeemable at the option of the Company, at a redemption price of $.0001 per warrant if, among other things, the underlying Common Stock reaches a certain trading value per share for a specified period of time and a minimum average daily trading volume.

In March 2007, the Company engaged a marketing and investor relations consultant. Pursuant to this agreement, the Company issued to the consultant warrants to purchase 150,000 shares of its Common Stock at a purchase price of $4.70 per share. Such warrants were to vest over a 12 month period at a rate of 12,500 per month, subject to acceleration in certain circumstances, and are exercisable until April 30, 2010. During the year ended December 31, 2007 the Company recognized $142,158 as consulting expense related to the vested portion of these warrants. In November 2007 this agreement was terminated and warrants as to 100,000 shares of Common Stock related to this agreement were canceled.

In May 2007, the Company engaged an investor relations consultant. Pursuant to this agreement, the Company issued to the consultant warrants to purchase 10,000 shares of its Common Stock at a purchase price of $4.90 per share. Such warrants vested on issuance and during the year ended December 31, 2007 the Company recognized $37,480 as consulting expense related to these warrants.

In June 2007, the Company engaged a consultant to create marketing materials for our sales and marketing staff. Pursuant to this agreement, the Company issued to the consultant warrants to purchase 4,000

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

shares of its Common Stock at a purchase price of $6.10 per share. Such warrants vested on issuance and during the year ended December 31, 2007 the Company recognized $22,512 as marketing expense related to these warrants.

In the Company’s August 2007 public offering (described under Note 9(b), Common Stock, above) units were issued comprised of shares of the Company’s Common Stock and Class A warrants to purchase an aggregate of 635,000 shares of Common Stock at $6.00 per share. Such Class A warrants became exercisable and separately tradable from the units on October 12, 2007 and are exercisable through July 16, 2012. The Company also issued to its underwriter group warrants (the “Underwriter Warrants”) to purchase an aggregate of 95,250 shares of Common Stock at $6.50 per share, exercisable commencing one year from the date of issuance through August 14, 2012. The Class A Warrants were issued pursuant to the terms of a Restated Warrant Agreement made as of August 14, 2007 between the Company and the Class A Warrant agent. The Underwriter Warrants were issued individually to each member of the underwriting group. The Underwriter Warrants had a higher exercise price ($6.50) than that of the Class A Warrants, and unlike the Class A Warrants, could not be exercised for a period of one year from the date of issuance and contained provisions for cashless exercise. In September 2008, the Company made the determination that certain of the Underwriter Warrants, exercisable for an aggregate of 86,865 shares of Common Stock, should be accounted for as a derivative liability and reported on our balance sheet as such commencing as of September 30, 2008. For information purposes, upon the closing of our August 2007 public offering the fair value and thus the derivative liability value of these certain Underwriter Warrants was $195,551 and in the table below are the derivative liability values of these Underwriter Warrants at end of each quarter since the closing of our August 2007 public offering:

Date	Derivative Liability Value
9/30/2007	$107,713
12/31/2007	$4,344
3/31/2008	$5,212
6/30/2008	$35
9/30/2008	$13
12/31/2008	$0

In October 2007, the Company engaged a consultant to create marketing materials for our sales and marketing staff. Pursuant to this agreement, the Company issued to the consultant warrants to purchase 3,000 shares of its Common Stock at a purchase price of $4.61 per share. Such warrants vested on issuance and during the year ended December 31, 2007 the Company recognized $11,636 as marketing expense related to these warrants.

In January 2008, the Company entered into a one year consulting agreement with a financial services firm (as described under “Common Stock” above). As consideration for these services, in February 2008, the Company issued to the consultant, (i) 50,000 shares of Common Stock; and (ii) two warrants to purchase an aggregate of 120,000 shares of Common Stock. The first warrant grants the consultant the right to purchase up to 20,000 shares of Common Stock at a per share purchase price equal to $2.00; and the second Warrant grants the consultant the right to purchase up to 100,000 shares of Common Stock at a per share purchase price equal to $5.00, all as set forth in the Warrants. The total combined value of these Warrants was $141,304. The Warrants shall vest on a pro rata basis so long as services continue to be provided under the agreement and are exercisable until January 1, 2013. The issuance of these Warrants resulted in a charge to operations of $105,855 for 2008. The issuance of such securities was subject to the approval of the American Stock Exchange, which approval was obtained in February 2008.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In May 2008, the Company completed a private placement of securities pursuant to which $900,000 in gross proceeds was raised (as described under “Common Stock” above). Pursuant to the May 2008 private placement, the Company issued to each Investor Units comprised of one share of Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Warrants”), at a per-unit price of $1.20. The Warrants to purchase an aggregate of 750,006 shares of Common Stock issued in the May 2008 private placement are not exercisable for a period of six months and thereafter are exercisable through May 19, 2013, and are redeemable by the Company, at its option, at a redemption price of $.0001 per share, if the Common Stock trades at a price equal to or in excess of $2.40 for a specified period of time. The value of these warrants is $403,817. The Investors received certain registration rights for the shares of Common Stock underlying the Warrants, as described under “Common Stock,” above, and in July 2008 the Company timely filed a registration statement relating thereto. As also described, the Company issued warrants to purchase an aggregate of 35,703 shares of Common Stock, with a value of $23,671, in partial payment of finder’s fees (the “Finder’s Warrants”), which Finder’s Warrants contain generally the same terms as the Warrants except they contain a cashless exercise feature and have piggyback registration rights for the resale of the shares underlying the Finder’s Warrants.

In May 2008, the Company entered into a three month consulting agreement with a public relations and communications consultant focusing on specific consumer demographics (as described under “Common Stock” above). As partial consideration for these services, the Company issued a five year warrant to purchase up to 30,000 shares of Common Stock, exercisable as to 10,000 shares each at $3.00, $4.00 and $5.00, respectively, all as set forth in the Warrant. The issuance of the securities under this agreement was subject to the approval of the American Stock Exchange, which approval was obtained on June 20, 2008 and the initial payments in Common Stock and the Warrant were issued. The Warrant is exercisable through June 19, 2013. The issuance of the Warrant resulted in a charge to operations of $19,828 in 2008.

In June 2008, the Company entered into a six month consulting agreement with an investor relations advisor (as described under “Common Stock” above). As partial consideration for these services, the Company issued to the advisor a five year warrant (the “Warrant”) to purchase up to 250,000 shares of Common Stock, vesting as to 41,667 shares on the date of execution of the consulting agreement (the “Execution Date”) and each of the first, second, third, fourth and fifth monthly anniversaries of the Execution Date (each, a “Vesting Date”) (except it shall vest as to 41,666 shares on the fourth and fifth anniversaries); provided, that on each Vesting Date the consulting agreement shall continue to be in effect, at an exercise price per share as follows: (a) as to 50,000 shares at an exercise price of $1.00 per share, (b) as to an additional 50,000 shares at an exercise price of $1.30 per share, (c) as to an additional 50,000 shares at an exercise price of $1.75 per share; (d) as to an additional 50,000 shares at an exercise price of $2.00 per share, and (e) as to an additional 50,000 shares at an exercise price of $3.00 per share, all as set forth in the Warrant. The issuance of the securities under this agreement was subject to the approval of the American Stock Exchange, which approval was obtained in June 2008 and the initial payments in Common Stock and the Warrant were issued. The Warrant is exercisable until June 19, 2013. Pursuant to the terms of the agreement, and as described under “Common Stock” above, the Company was required to prepare and file (and did so on a timely basis) no later than July 3, 2008, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to the consultant and the shares of Common Stock underlying the Warrant. The issuance of the Warrant resulted in a charge to operations of $179,485 in 2008.

In July 2008, in furtherance of the Company’s desire to increase its presence in the health and wellness industry, the Company entered into a two year consulting agreement with Margula Company LLC (“Margula”), pursuant to which Margula will provide various promotional services to the Company, including various speaking engagements (the “Margula Consulting Agreement”). These services will be primarily provided through Suzanne Somers. In consideration therefor, the Company issued to Margula a five year warrant (the “Warrant”) to purchase up to an aggregate of 600,000 shares of Common Stock at $0.78 per share (the closing price of the Common Stock on the American Stock Exchange on the commencement date

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

of the agreement) (the “Commencement Date”), to vest and become exercisable as to: (i) 200,000 shares upon the completion of a stated milestone; (ii) 100,000 shares upon the earlier of the completion of a stated milestone and December 31, 2008; (iii) 100,000 shares upon the earlier of the completion of an additional stated milestone and December 31, 2008; (iv) 100,000 shares upon the earlier of the completion of a stated milestone and September 30, 2009; and (v) 4,167 shares on each monthly anniversary of the Commencement Date through July 28, 2010 (with the final monthly vesting being 4,159), so long as on the respective vesting date the Margula Consulting Agreement shall not have been terminated. By the close of the year ended December 31, 2008, 400,000 shares had vested based on the achievement of certain milestones or reaching December 31, 2008 and a total of 16,668 shares had vested on the monthly anniversaries of the Commencement Date. The effectiveness of the Warrant was subject to the prior approval of the American Stock Exchange, which was obtained in September 2008. Pursuant to the terms of the Warrant, the Company is required to prepare and file no later than February 1, 2009, a Registration Statement with the SEC to register the resale of the shares of Common Stock underlying the Warrant; provided, that the obligation to timely file such a registration statement shall be delayed in the event the Company does not have available audited financial statements required by the SEC of a company which the Company plans to acquire. The Company does not yet have available audited financial statements of CBH with which it has entered into the Merger Agreement, (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The value of this Warrant is $387,204 and the vested portion of this Warrant resulted in a charge to operations of $283,539 in 2008.

In September 2008, the Company completed the September 2008 private placement (as described under “Common Stock” above) pursuant to which $1,250,000 in gross proceeds was raised. Pursuant to the September 2008 private placement, the Company issued to the Investor, RimAsia Capital Partners, L.P., one million units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Warrants”). The Warrants to purchase 1,000,000 shares of the Company’s Common Stock issued in the September 2008 private placement are not exercisable for a period of six months and are redeemable by the Company, at its option, at a redemption price of $.0001 per share, if the Common Stock trades at a price equal to or in excess of $3.50 for a specified period of time or the dollar value of the trading volume of the Common Stock for each day during a specified period of time equals or exceeds $100,000. The value of these Warrants is $583,031. The Investor received certain registration rights for the shares underlying the Warrants, as described under “Common Stock” above; provided, that the Company is not liable to pay specified amounts under the terms of the Subscription Agreement if the Company does not file such a registration statement in a timely manner because the Company does not have available audited financial statements required by the SEC of a company with which the Company has signed a letter of intent to acquire. The Company does not yet have available audited financial statements of CBH with which it has entered into the Merger Agreement (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The Warrants also provide that in no event may they be net cash settled.

In October 2008, the Company completed the October 2008 private placement pursuant to which $250,000 in gross proceeds was raised. Pursuant to the October 2008 private placement, the Company issued to the Investor 200,000 units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share, with a value of $121,157 (the “Warrants”). The Warrants to purchase 200,000 shares of the Company’s Common Stock issued in the October 2008 private placement are not exercisable for a period of six months. The Investor received certain registration rights for the shares underlying the Warrants, as described under “Common Stock” above; provided, that the Company is not liable to pay specified amounts under the terms of the Subscription Agreement if the Company does not file such a registration statement in a timely manner because the Company does not have available audited financial statements required by the SEC of a company the Company proposes to acquire. The Company does not yet have available audited financial

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

statements of CBH with which it has entered into the Merger Agreement (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The Warrants also provide that in no event may they be net cash settled.

In November 2008, the Company completed the November 2008 private placement of securities pursuant to which $500,000 in gross proceeds was raised. Pursuant to the November 2008 private placement, the Company issued to the Investor 400,000 units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share, with a value of $243,063 (the “Warrants”). The Warrants to purchase an aggregate of 400,000 shares of Common Stock issued in the November 2008 private placement are not exercisable for a period of six months and the warrants are redeemable by the Company, at its option, at a redemption price of $.0001 per share, if the underlying Common Stock reaches a trading value of $3.50 for at specified period of time. The Investor received certain registration rights for the shares underlying the Warrants, as described under “Common Stock” above; provided, that the Company is not liable to pay specified amounts under the terms of the Subscription Agreement if the Company does not file such a registration statement in a timely manner because the Company does not have available audited financial statements required by the SEC of a company the Company proposes to acquire. The Company does not yet have available audited financial statements of CBH with which it has entered into the Merger Agreement (see “Note 13, Commitments and Contingencies, Agreement and Plan of Merger”). The Warrants also provide that in no event may they be net cash settled.

At December 31, 2008 the outstanding warrants by range of exercise prices are as follows:

Exercise Price	Warrants Outstanding December 31, 2008	Weighted Average Remaining Contractual Life (Years)	Warrants Exercisable December 31, 2008
$0.71 to $4.17	3,275,709	4.60	1,494,878
$4.17 to $7.62	977,011	3.58	968,677
$7.62 to $11.08	1,057,109	3.52	1,057,109
$11.08 to $12.00	12,504	0.04	12,504
	5,322,333	4.19	3,533,168

(d) Options:

The Company’s 2003 Equity Participation Plan (the “2003 EPP”) permits the grant of share options and shares to its employees, Directors, consultants and advisors for up to 2,500,000 shares of Common Stock as stock compensation. All stock options under the 2003 EPP are generally granted at the fair market value of the Common Stock at the grant date. Employee stock options vest ratably over a period determined at time of grant and generally expire 10 years from the grant date.

Effective January 1, 2006, the Company’s 2003 EPP is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff's views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

The twelve month periods ended December 31, 2008, 2007 and 2006 include share-based compensation expense totaling $1,986,103, $2,207,816 and $560,466, respectively. Such amounts have been included in the consolidated statements of operations within general and administrative expenses. Stock option compensation expense in 2008, 2007 and 2006 is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for entire portion of the award and those options that vested upon the accomplishment of business milestones. Options vesting on the accomplishment of business milestones will not be recognized for compensation purposes until such milestones are accomplished. At December 31, 2008 there were options to purchase 270,000 shares outstanding that will vest on the accomplishment of certain business milestones.

The weighted average estimated fair value of stock options granted in the years ended December 31, 2008, 2007 and 2006 were $1.45, $2.27 and $6.30. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. During 2008, 2007 and 2006, the Company took into consideration the guidance under SFAS 123(R) and SAB No. 107 when reviewing and updating assumptions. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees. Previously such assumptions were determined based on historical data.

The range of assumptions made in calculating the fair values of options are as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Expected term (in years)	10	10	10
Expected volatility	100% – 181%	118% – 346%	168% – 205%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	3.64% – 4.19%	4.06% – 4.95%	5.00%

Stock option activity under the 2003 Equity Participation Plan is as follows:

	Number of Shares(1)	Range of Exercise Price	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value
Balance at December 31, 2005	178,850	$3.00 – $18.00	$7.00
Granted	270,750	$4.40 – $25.00	$7.60
Exercised	—	—	—
Expired	—	—	—
Cancelled	(5,000)	—	$6.00
Balance at December 31, 2006	444,600	$3.00 – $25.00	$7.30
Granted	696,700	$1.70 – $8.00	$4.65
Exercised	—	—	—
Expired	—	—	—
Cancelled	(27,500)	—	$6.30
Balance at December 31, 2007	1,113,800	$1.70 – $25.00	$5.66
Granted	928,000	$0.71 – $1.67	$1.52
Exercised	(2,500)	—	$0.75
Expired	—	—	—
Cancelled	(314,000)	—	$2.82
Balance at December 31, 2008	1,725,300	$0.71 – $25.00	$3.96	8.01	$—
Vested and Exercisable at December 31, 2008	1,290,050	$0.71 – $25.00	$4.29	7.66	$—

(1)	-- All options are exercisable for a period of ten years.

Options exercisable at December 31, 2006 – 242,850 at a weighted average exercise price of $6.90.

Options exercisable at December 31, 2007 – 681,132 at a weighted average exercise price of $5.81.

Options exercisable at December 31, 2008 – 1,290,050 at a weighted average exercise price of $4.29.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

Exercise Price	Stock Options Outstanding December 31, 2008	Weighted Average Remaining Contractual Life (Years)	Stock Options Exercisable December 31, 2008
$ 0.71 to $ 4.17	832,000	9.1	565,750
$ 4.17 to $ 7.63	802,200	8.1	639,200
$ 7.63 to $11.08	50,000	7.0	44,000
$11.08 to $14.54	3,000	5.2	3,000
$14.54 to $25.00	38,100	6.5	38,100
	1,725,300		1,290,050

Options are usually granted at an exercise price at least equal to the fair value of the Common Stock at the grant date and may be granted to employees, Directors, consultants and advisors of the Company. As of December 31, 2008, there was approximately $1,120,000 of total unrecognized compensation costs related to unvested stock option awards of which $152,000 of unrecognized compensation expense is related to stock options that vest over a weighted average life of .6 years. The balance of unrecognized compensation costs, $968,000, is related to stock options that vest based on the accomplishment of business milestones.

The summary of options vesting during 2008 is as follows:

	Options	Weighted Average Grant Date Fair Value
Non-Vested at December 31, 2007	432,668	$4.91
Issued	928,000	$1.45
Cancelled	(314,000)	$2.79
Vested	(608,918)	$2.36
Exercised	(2,500)	$0.75
Non-Vested at December 31, 2008	435,250	$2.94

The total value of shares vested during the year ended December 31, 2008 was $1,986,103.

On June 2, 2006 the Company accelerated the vesting dates of 52,500 stock options granted to certain officers and senior staff of the Company. The acceleration of vesting dates was not considered a material change in the terms of such options and accordingly the fair value was not adjusted. The Company also adopted an Executive Officer Compensation Plan, effective as of June 2, 2006, in connection with a purchase agreement for the sale of 472,250 shares of the Company's Common Stock to seventeen accredited investors. Pursuant to letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provided for a reduction by 25% in base salary for each officer and the granting of options to purchase shares of Common Stock under the Company's 2003 EPP, to become exercisable upon the Company achieving certain revenue milestones. In October 2008 these milestones were modified and all such options vested in October 2008.

In February 2008, the Company granted options to certain of its officers and employees to purchase shares of Common Stock under the Company’s 2003 EPP, to become exercisable upon the Company achieving certain business milestones. In October 2008, the milestones relating to an aggregate of 55,000 of these options were modified. The modification of such milestones was not considered a material change in the terms of such options and accordingly the fair value was not adjusted. Prior to the end of 2008, the milestones relating to 45,000 of the 55,000 options so modified were achieved and the options related thereto became vested and exercisable.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Income Taxes

Net deferred tax assets consisted of the following as of December 31:

	2008	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$12,582,000	$9,971,000	$6,276,000
Stock option compensation	2,059,000	1,199,000	243,000
Other equity compensation	649,000	315,000	99,000
Provision for doubtful accounts	18,000	8,000	—
Deferred revenue	4,000	1,000	1,000
Deferred legal and other fees	37,000	40,000	91,000
Deferred tax assets	15,349,000	11,534,000	6,710,000
Deferred tax liabilities:
Amortization of Goodwill	(47,000)	(31,000)	(15,000)
Depreciation and amortization	(5,000)	(14,000)	(2,000)
Non-employee equity compensation	(611,000)	(524,000)	(124,000)
Deferred tax liability	(663,000)	(569,000)	(141,000)
Net deferred tax assets before valuation allowance	14,686,000	10,965,000	6,569,000
Net deferred tax asset valuation allowance	(14,686,000)	(10,965,000)	(6,569,000)
	$—	$—	$—

The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

	2008	2007	2006
Federal tax benefit at statutory rate	(34.0%)	(34.0%)	(34.0%)
State and local tax benefit at statutory rate	(9.5%)	(9.5%)	(9.5%)
Change in valuation allowance	43.5%	43.5%	43.5%
Provision for income taxes	0.00%	0.00%	0.00%

The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss carryforwards to offset future taxable income following a corporate ownership change. The Company’s ability to utilize its NOL carryforwards is limited following a change in ownership in excess of fifty percentage points during any three-year period.

Upon receipt of the proceeds from the last foreign purchasers of the Company’s Common Stock in January 2000, Common Stock ownership changed in excess of 50% during the three-year period then ended. At December 31, 2008, the Company had net operating loss carryforwards of approximately $31,000,000 applicable to future Federal income taxes, approximately $24,000,000 applicable to New York State income taxes, approximately $2,000,000 applicable to California income taxes and approximately $12,500,000 applicable to New York City income taxes. Included in the Federal net operating loss carryforwards is approximately $2,121,000 that has been limited by the ownership change. The tax loss carryforwards expire at various dates through 2028. The Company has recorded a full valuation allowance against its net deferred tax asset because of the uncertainty that the utilization of the net operating loss and deferred revenue and fees will be realized.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Segment Information

Until April 30, 2001, the Company operated in two segments; as a reinsuror and as a seller of extended warranty service contracts through the Internet. The reinsurance segment and the sale of warranty service have been discontinued and the Company’s remaining revenues were derived from the run-off of its sale of extended warranties and service contracts via the Internet. Additionally, the Company established a new business in the banking of adult autologous stem cells sector. To date, the Company’s operations have been conducted in only one geographical segment. Although the Company has realized minimal revenue from the banking of adult autologous stem cells, the Company operated in two segments until the “run-off” was completed. As of March 31, 2007 the run off of the sale of extended warranties and service contracts was completed.

Note 12 — Related Party Transactions

On January 20, 2006, Mr. Robert Aholt, Jr. tendered his resignation as Chief Operating Officer of the Company. In connection therewith, on March 31, 2006, the Company and Mr. Aholt entered into a Settlement Agreement and General Release (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company agreed to pay to Mr. Aholt the aggregate sum of $250,000 (less applicable Federal and California state and local withholdings and payroll deductions), payable, initially over a period of two years in biweekly installments of $4,807.69 commencing on April 7, 2006, except that the first payment was in the amount of $9,615.38. In July 2006, this agreement was amended to call for semi-monthly payments of $10,417 for the remaining 21 months. In the event the Company breaches its payment obligations under the Settlement Agreement and such breach remains uncured, the full balance owed shall become due. The Company and Mr. Aholt each provided certain general releases. Mr. Aholt also agreed to continue to be bound by his obligations not to compete with the Company and to maintain the confidentiality of Company proprietary information. At December 31, 2008 and 2007, $0 and $24,022 was due, respectively, Mr. Aholt pursuant to the terms of the Settlement Agreement. The payments under this agreement due to Mr. Aholt were completed in March 2008.

In October 2007, the Company entered into a three month consulting agreement with Matthew Henninger pursuant to which he agreed to provide services as a business consultant in areas requested by the Company, including financial analysis projects and acquisition target analysis. As compensation for these services, pursuant to the agreement he was entitled to receive a cash fee of $8,333 payable each month during the term of the agreement as well as a fee in the event a transaction was effected during the term as a result of the performance of the consultant’s services. In January 2008, the Company and the consultant entered into an agreement whereby the consultant agreed to accept in satisfaction of his final payment under the agreement, 4,902 shares of the Company’s Common Stock issued under and pursuant to the terms of the Company’s 2003 EPP based on the fair market value of the Common Stock on the date of approval by the Compensation Committee of the Company’s Board of Directors. The fair value of these shares was $8,333 and charged to consulting expense in 2008. No other fee was paid. The consultant is currently in an exclusive relationship with the Company’s Chief Executive Officer.

In the November 2008 private placement (see Note 9(b), Common Stock above), Fullbright Finance Limited, a corporation organized in the British Virgin Islands, the principal shareholders of which are Liu Xiaohao, Senior Vice President of CBH (see description of proposed merger in Note 13, Commitments and Contingencies below), Shi Mingshen, Chief Operating Officer of CBH and Ding Weihua, a director of CBH, purchased 400,000 units for an aggregate consideration of $500,000, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.25. In connection with Fullbright's purchase of the units, EET (see description of proposed Merger in Note 13, Commitments and Contingencies below), the principal shareholders of which are also the principal shareholders of Fullbright, borrowed $500,000 from RimAsia Capital Partners, L.P. (a principal stockholder of the Company; see also description of proposed Merger in Note 13, Commitments and Contingencies below), and the units acquired by Fullbright

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Related Party Transactions  – (continued)

were pledged to RimAsia as collateral therefor. See “Agreement and Plan of Merger” in Note 13, below, for information on RimAsia and EET, and their respective affiliates, relating to the proposed Merger.

Robin L. Smith, the Company’s Chairman and Chief Executive Officer, and Steven Myers, a member of the Company’s Board of Directors and Audit, Compensation and Nominating Committees, are holders of CBH Common Stock. Accordingly, a special committee of the Company’s Board of Directors (comprised of Mark Weinreb, Richard Berman and Joseph Zuckerman) approved on behalf of the Company the execution of the Merger Agreement and the transactions contemplated thereby.

Note 13 — Commitments and Contingencies

On May 26, 2006, the Company entered into an employment agreement with Dr. Robin L. Smith, pursuant to which Dr. Smith serves as the Chief Executive Officer of the Company. This agreement was for a period of two years, which term could be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or the Company. The effective date of Dr. Smith’s employment agreement was June 2, 2006, the date of the initial closing under the securities purchase agreement for the June 2006 private placement. Under this agreement, Dr. Smith was entitled to receive a base salary of $180,000 per year, to be increased to $236,000 after the first year anniversary of the effective date of her employment agreement. If the Company raised an aggregate of $5,000,000 through equity or debt financing (with the exception of the financing under the securities purchase agreement), Dr. Smith’s base salary was to be raised to $275,000. Dr. Smith was also eligible for an annual bonus determined by the Board and monthly perquisites that total approximately $2,200 per month. Pursuant to the employment agreement, Dr. Smith’s advisory agreement with the Company, as supplemented, was terminated, except that (i) the vesting of the warrant to purchase 2,400 shares of Common Stock granted thereunder was accelerated so that the warrant became fully vested as of the effective date of the employment agreement, (ii) Dr. Smith received $100,000 in cash and 10,000 shares upon the initial closing under the June 2006 private placement, (iii) if an aggregate of at least $3,000,000 was raised and/or other debt or equity financings prior to August 15, 2006 (as amended, August 31, 2006), Dr. Smith was to receive an additional payment of $50,000, (iv) a final payment of $3,000 relating to services rendered in connection with Dr. Smith’s advisory agreement, paid at the closing of the June 2006 private placement, and (v) all registration rights provided in the advisory agreement were to continue in effect.

As of August 30, 2006, in excess of $3,000,000 had been raised and accordingly, Dr. Smith was entitled to a payment of $50,000. Dr. Smith elected to have $30,000 of this amount distributed to certain employees of the Company, including its Chief Financial Officer and General Counsel, in recognition of their efforts on behalf of the Company and retained $20,000. Upon the effective date of the Employment Agreement, Dr. Smith was awarded 20,000 shares of Common Stock of the Company, under the Company’s 2003 Equity Participation Plan, as amended (the “2003 EPP”) and options to purchase 54,000 shares of Common Stock under the 2003 EPP, which options expire ten years from the date of grant.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 was amended to provide that: (a) the term of her employment would be extended to December 31, 2010; (b) upon the first closings in the January 2007 private placement, Dr. Smith’s base salary would be increased to $250,000; (c) her base salary would be increased by 10% on each one year anniversary of the agreement; (d) no cash bonus would be paid to Dr. Smith for 2007; and (e) cash bonuses and stock awards under the Company’s 2003 EPP would be fixed at the end of 2007 for 2008, in an amount to be determined. Other than as set forth therein, Dr. Smith’s original employment agreement and all amendments thereto remain in full force and effect. As consideration for her agreement to substantially extend her employment term, among other agreements contained in this amendment, on January 18, 2007, Dr. Smith was also granted an option under the Company’s 2003 EPP to purchase 55,000 shares of the Common Stock at a per share exercise price equal to $5.00 vesting as to (i) 25,000 shares upon the first closings in the January 2007 private placement; (ii) 15,000 shares on June 30, 2007; and (iii) 15,000 shares on December 31, 2007.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

Per Dr. Smith’s January 26, 2007 letter agreement with the Company, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith with good reason, the Company shall pay to Dr. Smith her base salary at the time of termination for the two year period following such termination. In addition, per Dr. Smith’s May 26, 2006 employment agreement, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith for good reason, Dr. Smith is entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) medical insurance for a one year period; and (iii) have certain options vest. Upon termination of Dr. Smith’s employment by the Company for cause or by Dr. Smith without good reason, Dr. Smith is entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have certain options vest. Upon termination for death or disability, Dr. Smith (or her estate) is entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family medical insurance for the applicable term; and (iii) have certain options vest.

Upon a change in control of the Company, per Dr. Smith’s May 26, 2006 employment agreement, Dr. Smith is entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) medical insurance for a one year period; and (iv) have certain options vest.

Effective as of September 27, 2007, the Company entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith's employment agreement dated as of May 26, 2006 and amended as of January 26, 2007, was further amended to provide that: (a) Dr. Smith's base salary would be increased to $275,000 (the amount to which Dr. Smith would have been entitled under her original employment agreement prior to her agreement on January 26, 2007 to accept a reduced salary of $250,000); (b) her base salary would be increased by 10% on each one year anniversary of the agreement; (c) a cash bonus of $187,500 (an amount equal to 75% of her base salary) would be paid October 1, 2007; (d) Dr. Smith's bonus for 2008 is set in the amount of $250,000 (an amount equal to 100% of her base salary) to be paid October 1, 2008; (e) the Company will pay membership and annual fees for a club in New York of Dr. Smith's choice for business entertaining and meetings and (f) any severance payments will be paid out over 12 months. Other than as set forth therein, Dr. Smith's original employment agreement and all amendments thereto remain in full force and effect. With regard to Dr. Smith’s 2007 bonus she elected to be paid $118,750, distribute $34,000 to other key staff members and to defer payment of the remaining $34,750. In May 2008, Dr. Smith was paid $24,750 of her remaining 2007 bonus and the balance was paid to another key staff member. With regard to Dr. Smith’s 2008 bonus, which was earned on October 1, 2008, in an effort to help conserve the Company’s current cash, she has elected to defer receiving payment of the bonus until a future undetermined date. The Company recognized this bonus as compensation in 2008 and it is reflected on the balance sheet as an accrued liability.

In January 2008, the Company entered into a letter agreement with Dr. Smith pursuant to which Dr. Smith's employment agreement dated as of May 26, 2006 and amended as of January 26, 2007 and September 27, 2007 was further amended to provide that, in response to the Company’s efforts to conserve cash, Dr. Smith would be paid $50,000 of her 2008 salary in shares of the Company’s Common Stock (thus reducing the cash component of her base salary for 2008 to $225,000), net of shares in payment of applicable withholding taxes valued at the closing price of the Common Stock on the date of issuance. Accordingly, Dr. Smith was issued 16,574 shares of the Company’s Common Stock pursuant to the Company’s 2003 EPP which was based on a price per share of $1.70, the closing price of the Common Stock on the date of approval by the Compensation Committee of the Board of Directors. This issuance of Common Stock resulted in a charge to operations of $28,176.

On August 29, 2008, the Company entered into a letter agreement with Dr. Smith, pursuant to which, in response to NeoStem’s efforts to conserve cash, Dr. Smith agreed to accept shares of the Company’s Common Stock in lieu of unpaid accrued salary. Dr. Smith agreed to accept in lieu of $24,437.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 33,941 shares of the Company’s Common

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

Stock (thus further reducing the cash component of her base salary for 2008). The number of shares so issued was based on $0.72, the closing price of the Common Stock on the date of approval by the Compensation Committee of the Board of Directors, for which NeoStem agreed to pay total withholding taxes. All such shares were issued under the Company’s 2003 EPP. This issuance of stock resulted in a charge to operations of $27,848. In connection therewith, the vesting of 15,000 shares of Common Stock granted to Dr. Smith under the 2003 EPP on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

On February 6, 2003, Mr. Mark Weinreb was appointed President and Chief Executive Officer of the Company and the Company entered into an employment agreement with Mr. Weinreb. On June 2, 2006, Mr. Weinreb resigned as Chief Executive Officer and Chairman of the Board, but will continue as President and a director of the Company. Mr. Weinreb’s original employment agreement had an initial term of three years, with automatic annual extensions unless earlier terminated by the Company or Mr. Weinreb (notice of non-renewal was provided by NeoStem to Mr. Weinreb and therefore the agreement expired in accordance with its terms in December 2008). Under this agreement, in addition to base salary he was entitled to an annual bonus in the amount of $20,000 for the initial year in the event, and concurrently on the date, that the Company received debt and/or equity financing in the aggregate amount of at least $1,000,000 since the beginning of his service, and $20,000 for each subsequent year of the term, without condition.

On May 4, 2005, the Board voted to approve an amendment to Mr. Weinreb’s employment agreement, subject to approval of the stockholders which was obtained on July 20, 2005, pursuant to which among other things Mr. Weinreb’s employment agreement was amended to (a) extend the expiration date thereof from February 2006 to December 2008; (b) change Mr. Weinreb’s annual base salary of $217,800 (with an increase of 10% per annum) to an annual base salary of $250,000 (with no increase per annum); (c) grant Mr. Weinreb 30,000 shares of Common Stock, 10,000 shares of which shall vest on each of the date of grant and the first and second anniversaries of the date of grant; (d) commencing in August 2006, increase Mr. Weinreb’s annual bonus from $20,000 to $25,000; and (e) in 2006, provide for the reimbursement of all premiums in an annual aggregate amount of up to $18,000 payable by Mr. Weinreb for life and long term care insurance covering each year during the remainder of the term of his employment.

Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. Weinreb entered into a letter agreement with the Company in which he agreed to convert $121,532 of accrued salary (after giving effect to employment taxes which were paid by the Company) into 16,573 shares of Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement). Mr. Weinreb further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions: (i) the remaining vesting of the option shares which was scheduled to vest as to 10,000 shares each on July 20, 2006 and July 20, 2007, was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement; and (ii) a restricted stock grant of 20,000 shares of Common Stock which were also scheduled to vest as to 10,000 shares on each of July 20, 2006 and July 20, 2007, was similarly accelerated.

On January 26, 2007, the Company entered into a letter agreement with Mr. Weinreb pursuant to which Mr. Weinreb’s employment agreement dated as of August 12, 2005 was supplemented with new terms which provide that: (a) upon the first closings in the January 2007 private placement, Mr. Weinreb’s base salary would be paid at the annual rate of $200,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his employment agreement); (b) he would be entitled to quarterly bonuses of $5,000 commencing March 31, 2007; (c) he would be entitled to bonuses ranging from $3,000 to $5,000 upon the Company achieving certain business milestones; and (d) any other bonuses would only be paid upon approval by the Compensation Committee of the Board of Directors. In consideration of his agreement to a reduction in base salary, and in connection with his entering into this agreement, an option to purchase 10,000 shares of Common Stock at $6.00 per share, previously granted to Mr. Weinreb on December 5, 2006 and tied to the opening of certain collection centers, vested upon the execution of the agreement. Other than as set

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

forth therein, Mr. Weinreb’s original employment agreement and all amendments thereto remained in full force and effect. This supplemental agreement was to terminate upon the Company achieving certain revenue, financing or adult stem cell collection milestones, or at the discretion of the Compensation Committee of the Board of Directors. This supplemental agreement terminated in August 2007, by its terms.

Pursuant to the amendments to Mr. Weinreb’s employment agreement in August 2005, in the event of termination of Mr. Weinreb’s employment by the Company without cause (except for certain instances of disability), Mr. Weinreb was entitled to receive a lump sum payment equal to his then base salary and automobile allowance for a period of one year, and to be reimbursed for disability insurance for Mr. Weinreb and for medical and dental insurance for Mr. Weinreb and his family for the remainder of the term (through December 31, 2008). Per Mr. Weinreb’s January 26, 2007 letter agreement with the Company, in the event of termination of his employment, severance will be paid in equal installments over a 12 month period in accordance with the payroll policies and practices of the Company. The January 26, 2007 letter agreement was to be in effect until the Company achieved certain adult stem cell collection, revenue or financing milestones, or until the Compensation Committee of the Board of Directors determined to terminate the agreement. This supplemental agreement terminated in August 2007, by its terms. Mr. Weinreb’s original employment agreement provides that in the event of certain instances of disability, Mr. Weinreb is entitled to receive his base salary for three months followed by half his base salary for another three months.

Effective as of September 28, 2007, the Company entered into a letter agreement with Mr. Weinreb, pursuant to which Mr. Weinreb's employment agreement dated as of February 6, 2005 and amended as of August 12, 2005 and June 1, 2006 (together, the “Agreement”) (such Agreement being supplemented as of January 26, 2007, the effectiveness of which supplement has expired by its terms), was further amended to provide that: (a) Mr. Weinreb's base salary would be increased from $200,000 to $210,000; (b) the sole bonus to which he will be entitled shall be a quarterly bonus of $7,500 payable at the end of each quarterly period during the term commencing as of September 30, 2007; (c) in the event of termination of employment, any severance to which Mr. Weinreb is entitled under the Agreement shall equal the lesser of one year of his base salary or his base salary payable for the remainder of the term, in each case paid out over a 12 month period in accordance with the payroll policies and practices of the Company; and (d) any unused vacation to which Mr. Weinreb is entitled under the Agreement in any calendar year shall be forfeited without compensation. Other than as set forth therein, Mr. Weinreb's Agreement remained in full force and effect.

On April 20, 2005, the Company entered into a letter agreement with Catherine M. Vaczy pursuant to which Ms. Vaczy served as the Company’s Vice President and General Counsel. The term of this original agreement was three years. In consideration for Ms. Vaczy’s services under the letter agreement, Ms. Vaczy was entitled to receive an annual salary of $155,000 during the first year of the term, a minimum annual salary of $170,500 during the second year of the term, and a minimum annual salary of $187,550 during the third year of the term. On the date of the letter agreement, Ms. Vaczy was granted an option to purchase 1,500 shares of Common Stock pursuant to the Company’s 2003 EPP, with an exercise price equal to $10.00 per share. The option was to vest and become exercisable as to 500 shares on each of the first, second and third year anniversaries of the date of the agreement and remain exercisable as to any vested portion thereof in accordance with the terms of the Company’s 2003 EPP and the Company’s Incentive Stock Option Agreement. Pursuant to and as a condition of the closing of the June 2006 private placement, Ms. Vaczy entered into a letter agreement with the Company in which she agreed to convert $44,711 in accrued salary (after giving effect to employment taxes which were paid by the Company) into 6,097 shares of Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement). Ms. Vaczy further agreed to a reduction in her base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 8,500 shares of Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

On January 26, 2007, the Company entered into another letter agreement with Ms. Vaczy pursuant to which Ms. Vaczy continues to serve as the Company’s Vice President and General Counsel. This agreement supersedes Ms. Vaczy’s employment agreement dated as of April 20, 2005 and all amendments thereto. Subject to the terms and conditions of the letter agreement, the term of Ms. Vaczy’s employment in such capacity will continue through December 31, 2008. In consideration for her services under the letter agreement, Ms. Vaczy will be entitled to receive a minimum annual salary of $150,000 during 2007 (such amount being 20% less than the annual salary to which Ms. Vaczy would have been entitled commencing April 20, 2007 pursuant to the terms of her original employment agreement) and a minimum annual salary of $172,500 during 2008. In consideration for such salary concessions and agreement to extension of her employment term, Ms. Vaczy is also entitled to receive a cash bonus upon the occurrence of certain milestones and shall also be eligible for additional cash bonuses in certain circumstances, in each case as may be approved by the Compensation Committee of the Board of Directors.

Ms. Vaczy is also entitled to payment of certain perquisites and/or reimbursement of certain expenses incurred by her in connection with the performance of her duties and obligations under the letter agreement, and to participate in any incentive and employee benefit plans or programs which may be offered by the Company and in all other plans in which the Company executives participate.

Pursuant to Ms. Vaczy’s amended employment agreement dated January 26, 2007, in the event Ms. Vaczy’s employment is terminated prior to the end of the term (December 31, 2008), for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination will be payable in full. In addition, in the event Ms. Vaczy’s employment is terminated prior to the end of the term for any reason other than by the Company with cause or Ms. Vaczy without good reason, Ms. Vaczy or her executor of her last will or the duly authorized administrator of her estate, as applicable, will be entitled to receive severance payments equal to $187,500 in the event the employment termination date is during 2007 and $215,700 in the event the employment termination date is during 2008, paid in accordance with the Company’s standard payroll practices for executives. In no event will such payments exceed the remaining salary payments in the term. In the event her employment is terminated prior to the end of the term by the Company without cause or by Ms. Vaczy for good reason, all options granted by the Company will immediately vest and become exercisable in accordance with their terms.

In January 2008, the Company entered into a letter agreement with Ms. Vaczy pursuant to which Ms. Vaczy’s employment agreement dated as of January 26, 2007 was amended to provide that, in response to the Company’s efforts to conserve cash, Ms. Vaczy would be paid $11,250 of her 2008 salary in shares of the Company’s Common Stock (thus reducing the cash component of her salary for 2008 to $161,250). Accordingly, Ms. Vaczy was issued 3,729 shares of the Company’s Common Stock pursuant to the Company’s 2003 EPP which was based on a price per share of $1.70, the closing price of the Common Stock on the date of approval by the Compensation Committee of the Board of Directors. This issuance of Common Stock resulted in a charge to operations of $6,339. At Dr. Smith’s election, Ms. Vaczy received a portion of Dr. Smith’s bonus that was accrued and earned in 2007.

On August 29, 2008, the Company entered into a letter agreement with Ms. Vaczy, pursuant to which, in response to the Company’s efforts to conserve cash, Ms. Vaczy agreed to accept shares of the Company’s Common Stock in lieu of unpaid accrued salary. Ms. Vaczy agreed to accept in lieu of $10,578.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,692 shares of the Company’s Common Stock (thus further reducing the cash component of her base salary for 2008). The number of shares so issued was based on $0.72, the closing price of the Common Stock on the date of approval by the Compensation Committee of the Board of Directors, for which NeoStem agreed to pay total withholding taxes. All such shares were issued under the Company’s 2003 EPP. This issuance of stock resulted in a charge

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

to operations of $12,047. In connection therewith, the vesting of 22,500 shares of the Company’s Common Stock granted to Ms. Vaczy under the 2003 EPP on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

In connection with the Company’s acquisition of the assets of NS California on January 19, 2006, the Company entered into an employment agreement with Larry A. May. Mr. May is the former Chief Executive Officer of NS California. Pursuant to Mr. May’s employment agreement, he is to serve as an officer of the Company reporting to the CEO for a term of three years, subject to earlier termination as provided in the agreement. In return, Mr. May was to be paid an annual salary of $165,000, payable in accordance with the Company’s standard payroll practices, and was entitled to participate in the Company’s benefit plans and perquisites generally available to other executives. Mr. May was granted, on his commencement date, an employee stock option under the Company’s 2003 EPP to purchase 1,500 shares of the Company’s Common Stock at a per share purchase price equal to $5.00, the closing price of the Common Stock on the commencement date, which was scheduled to vest as to 500 shares of Common Stock on the first, second and third anniversaries of the commencement date. Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. May entered into a letter agreement with the Company in which he agreed to convert $12,692 in accrued salary (after giving effect to employment taxes which were paid by the Company) into 1,731 shares of Common Stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement). Mr. May further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 1,500 shares of Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Mr. May, pursuant to which Mr. May’s employment agreement dated as of January 19, 2006 was supplemented with new terms to provide that: (a) upon the first closings in the January 2007 private placement, Mr. May’s base salary would be paid at the annual rate of $132,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his original employment agreement); and (b) any bonus would only be paid upon approval by the Compensation Committee of the Board of Directors. Other than as set forth therein, Mr. May’s original employment agreement and all amendments thereto remained in full force and effect. This supplemental agreement was to terminate upon the Company achieving certain revenue, financing or adult stem cell collection milestones, at the discretion of the Compensation Committee of the Board of Directors or at such time as Mr. May was no longer the Company’s Chief Financial Officer. This supplemental agreement terminated in August 2007, by its terms.

Under Mr. May’s original employment agreement, upon termination of Mr. May’s employment by the Company for any reason except a termination for cause, Mr. May is entitled to receive severance payments equal to one year’s salary, paid according to the same timing of salary as he is then receiving. No severance payments shall be made unless and until Mr. May executes and delivers to the Company a release of all claims against the Company. No other payments are to be made, or benefits provided, except as otherwise required by law.

On August 29, 2008, the Company entered into a letter agreement with Mr. May, pursuant to which, in response to the Company’s efforts to conserve cash, Mr. May agreed to accept shares of the Company’s Common Stock in lieu of unpaid accrued salary. Mr. May agreed to accept in lieu of $10,687.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,844 shares of the Company's Common Stock. The number of shares so issued was based on $0.72, the closing price of the Common Stock on the date of approval by the Compensation Committee of the Board of Directors, for which the Company agreed to pay total withholding taxes. All such shares were issued under the Company’s 2003 EPP. This issuance of stock resulted in a charge to operations of $12,172. In connection therewith, the vesting of 5,000

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

shares of the Company’s Common Stock granted to Mr. May under the 2003 EPP on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

On February 21, 2003 the Company began leasing office space in Melville, New York at an original annual rental of $18,000. The lease was renewed through March 2007 with an annual rental of approximately $22,800. This lease was terminated effective October 1, 2006 which resulted in the loss of the security deposit of $3,000 tendered when the lease was originally signed. Rent expense for this office approximated $20,400 for the year ended December 31, 2006.

Effective as of July 1, 2006, the Company entered into an agreement for the use of space at 420 Lexington Avenue, Suite 450, New York, New York. This space was subleased from an affiliate of Duncan Capital Group LLC (a former financial advisor to and an investor in the Company) and DCI Master LDC (the lead investor in the Company’s June 2006 private placement). Pursuant to the terms of the Agreement, the Company was obligated to pay $7,500 monthly for the space, including the use of various office services and utilities. The agreement is on a month to month basis, subject to a thirty day prior written notice requirement to terminate. The space serves as the Company’s principal executive offices. On October 27, 2006, the Company amended this agreement to increase the utilized space for an additional payment of $2,000 per month. In May 2007, the Board of Directors approved an amendment to this agreement whereby, in exchange for a further increase in utilized space, the Company would pay on a monthly basis (i) $10,000 in cash and (ii) shares of the Company’s restricted Common Stock with a value of $5,000 based on the fair market value of the Common Stock on the date of issuance. Commencing in August 2007, the parties agreed this monthly fee of $15,000 would be paid in cash on a month to month basis. In February 2008, the Company was advised that a portion of this sublet space was no longer available. The Company agreed to utilize the smaller space for a monthly fee of $9,000 beginning in March 2008, as it was expected that many of our employees would be spending a majority of their time in Long Island, New York, helping to launch the ProHealthcare collection center. On September 24, 2008, the Company entered into a license agreement with a provider of executive office space (the “Licensor”) to use office space at 420 Lexington Avenue, Suite 300, New York, NY 10170 (the “New Office Lease”). The New Office Lease had an initial term from October 1, 2008 through September 30, 2009 at a monthly cost of $10,000, automatically renewing for successive one year terms unless 60 days’ prior written notice was given by either party. Monthly charges upon renewal were to be determined by Licensor. Beginning February 1, 2009, the Company had the right to terminate the New Office Lease provided, among other things, that 60 days’ prior written notice was given. Upon entering into the New Office Lease for office space at Suite 300, the Company further reduced the amount of office space it was utilizing at Suite 450 in the same building with a corresponding reduction in the monthly fee to $3,500 which was paid through December 31, 2008. NeoStem believed the combined office space at Suite 300 and Suite 450 at 420 Lexington Avenue, New York, NY, would be sufficient for its near term needs; however, sufficient space was again becoming available at Suite 450 and therefore 60 days’ prior written notice was given to Licensor in December 2008 that the Company would be terminating the lease at Suite 300 effective February 1, 2009. The Company anticipates entering into a lease directly with the landlord of Suite 450 and in the interim, has been paying a fee of $2,500 a month thereto since January 2009. The Company believes this space should be sufficient for its needs for the foreseeable future.

In January 2005, NS California began leasing space at Good Samaritan Hospital in Los Angeles, California at an annual rental of approximately $26,000 for use as its stem cell processing and storage facility. The lease expired on December 31, 2005, but the Company continues to occupy the space on a month-to-month basis. This space was sufficient for the Company’s past needs but the Company plans to close this facility by the end of the second quarter of 2009 and transfer its processing and storage operations to state of the art facilities operated by leaders in cell processing. It intends to utilize New England Cryogenic Center, Inc. (“NECC”), with whom it entered into a Master Services agreement and a first statement of work effective as of August 2007 to provide additional processing and cryogenic storage to the Company at its FDA registered and licensed facility in Newton, Massachusetts (the “NECC Facility”), to process and store for

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

certain research purposes, and to utilize Progenitor Cell Therapy LLC, with whom the Company entered into a Cell Processing and Storage Customer Agreement in January 2009, to process and store for commercial purposes at the cGMP level at its California and New Jersey facilities. In addition, pursuant to NeoStem’s second statement of work with NECC entered into in October 2008, NeoStem is currently paying $5,000 per month for the right to use shared laboratory space and certain administrative space at the NECC Facility. NS California also leased office space in Agoura Hills, California on a month-to-month basis from Symbion Research International at a monthly rental of $1,687. Effective March 31, 2008 we cancelled our space agreement with Symbion Research International. We currently do not anticipate a continuing need for office space in California. Rent for these facilities for the twelve months ended December 31, 2008, 2007 and 2006, was approximately $202,000, $215,000 and $79,000, respectively.

In November 2007, the Company entered into an acquisition agreement with UTEK Corporation (“UTEK”) and Stem Cell Technologies, Inc., a wholly-owned subsidiary of UTEK (“SCTI”), pursuant to which the Company acquired all the issued and outstanding common stock of SCTI in a stock-for-stock exchange. SCTI contains an exclusive, worldwide license to a technology developed by researchers at the University of Louisville to identify and isolate rare stem cells from adult human bone marrow, called VSELs (very small embryonic like) stem cells. Concurrent with the SCTI acquisition, NeoStem entered into a sponsored research agreement (“SRA”) with the University of Louisville under which NeoStem will support further research in the laboratory of Mariusz Ratajczak, M.D., Ph.D. a co-inventor of the VSEL technology and head of the Stem Cell Biology Program at the James Brown Cancer Center at the University of Louisville. The SRA calls for total payments of $375,000 over a two and one-half year period, as follows: (i) $100,000 (for which there was originally a $50,000 credit) upon receipt of all approvals and stem cell specimens on which to perform the research (the “First Payment Date”); (ii) $100,000 on the first yearly anniversary of the First Payment Date; (iii) $75,000 on the second yearly anniversary of the First Payment Date; and (iv) $25,000 upon the achievement of each of four specified milestones. It is anticipated this research will commence in April 2009. In October 2008, the SRA was amended to provide for certain additional research to be conducted as work preliminary to the first research aim under the SRA (“Pre-Aim 1”), for which approximately one-half of the $50,000 credit was utilized to pay the fee. This Pre-Aim 1 was completed in November 2008. The parties are in discussions to amend the SRA to accelerate the research based on the research results of Pre-Aim 1 having been obtained.

Under the License Agreement, SCTI agreed to engage in a diligent program to develop the VSEL technology. Certain license fees and royalties are to be paid to University of Louisville Research Foundation (“ULRF”) from SCTI, and SCTI is responsible for all payments for patent filings and related applications. Portions of the license may be converted to a non-exclusive license if SCTI does not diligently develop the VSEL Technology or terminated entirely if SCTI chooses to not pay for the filing and maintenance of any patents thereunder. The License Agreement, which has an initial term of 20 years, calls for the following specific payments: (i) reimbursement of $29,000 for all expenses related to patent filing and prosecution incurred before the effective date (“Effective Date”) of the license agreement (all of which has been paid); (ii) a non-refundable prepayment of $20,000 creditable against the first $20,000 of patent expenses incurred after the Effective Date, due upon commencement of research under the SRA, which will occur upon IRB approval and receipt of samples; (iii) a non-refundable license issue fee of $46,000, due upon commencement of research under the SRA; (iv) a non-refundable annual license maintenance fee of $10,000 upon issuance of the licensed patent in the United States; (v) a specified royalty percentage on net sales; (vi) specified milestone payments and (vii) specified payments in the event of sublicensing. Pursuant to a February 2009 amendment to the License Agreement the payments under (ii) and (iii) became due and were paid in March 2009. The License Agreement also contains certain provisions relating to “stacking,” permitting SCTI to pay royalties to ULRF at a reduced rate in the event it is required to also pay royalties to third parties exceeding a specified threshold for other technology in furtherance of the exercise of its patent rights or the manufacture of products using the VSEL technology. Although the funds obtained through the acquisition of

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

SCTI funded certain early obligations under the Company’s agreements relating to the VSEL technology, substantial additional funds will be needed and additional research and development capacity will be required to meet its development obligations under the License Agreement and develop the VSEL technology. The Company has applied for Small Business Innovation Research (SBIR) grants and may also seek to obtain funds through applications for other State and Federal grants, direct investments, strategic arrangements as well as other funding sources to help offset all or a portion of these costs. It is seeking to develop increased internal research capability and sufficient laboratory facilities or establish relationships to provide such research capability and facilities. In this regard, in July 2008 the Company hired a Director of Stem Cell Research and Laboratory Operations and in October 2008 it entered into the second statement of work with NECC pursuant to which, among other things, NeoStem may use shared laboratory space and equipment at the NECC facility to perform Company independent research as well as isolation and processing of VSELs. In consideration for the Acquisition, the Company issued to UTEK 400,000 unregistered shares of its Common Stock for all the issued and outstanding common stock of SCTI. The value of the transaction is $940,000 and $669,000 has been capitalized as an intangible asset. In 2008, the Company paid $50,000 pursuant to these agreements.

Agreement and Plan of Merger

On November 2, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with China Biopharmaceuticals Holdings, Inc., a Delaware corporation (“CBH”), China Biopharmaceuticals Corp., a British Virgin Islands corporation and wholly-owned subsidiary of CBH (“CBC”), and CBH Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of NeoStem (“Merger Sub”). The Merger Agreement contemplates the merger of CBH with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”); provided, that prior to the consummation of the Merger, CBH will spin off all of its shares of capital stock of CBC to CBH’s stockholders in a liquidating distribution so that the only material assets of CBH following such spin-off (the “Spin-off”) will be CBH's 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China (the “PRC”), plus net cash which shall not be less than $550,000. Erye specializes in research and development, production and sales of pharmaceutical products, as well as chemicals used in pharmaceutical products. Erye, which has been in business for more than 50 years, currently manufactures over 100 drugs on seven Good Manufacturing Practices (GMP) lines, including small molecule drugs.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, all of the shares of common stock, par value $.01 per share, of CBH (“CBH Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 7,500,000 shares of NeoStem Common Stock (of which 150,000 shares will be held in escrow pursuant to the terms of an escrow agreement to be entered into between CBH and NeoStem). Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia Capital Partners, L.P. (“RimAsia”), a principal stockholder of NeoStem and the sole holder of shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CBH (the “CBH Series B Preferred Stock”), all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into (i) 5,383,009 shares of NeoStem Common Stock, (ii) 6,977,512 shares of Series C Convertible Preferred Stock, without par value, of NeoStem, each with a liquidation preference of $1.125 per share and convertible into shares of NeoStem Common Stock at a conversion price of $.90 per share, and (iii) warrants to purchase 2,400,000 shares of NeoStem Common Stock at an exercise price of $0.80 per share.

At the Effective Time, in exchange for cancellation of all of the outstanding shares of Series A Convertible Preferred Stock, par value $.01 per share, of CBH (the “CBH Series A Preferred Stock”) held by Stephen Globus, a director of CBH, and/or related persons, NeoStem will issue to Mr. Globus and/or related persons an aggregate of 50,000 shares of NeoStem Common Stock. NeoStem also will issue 60,000 shares of

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

NeoStem Common Stock to Mr. Globus and 40,000 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH's expenses post-merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation. NeoStem also will issue 200,000 shares to CBC to be held in escrow, payable if NeoStem successfully consummates its previously announced acquisition of control of Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company and there are no further liabilities above $450,000.

Also at the Effective Time, subject to acceptance by the holders of all of the outstanding warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia), such warrants shall be cancelled and the holders thereof shall receive warrants to purchase up to an aggregate of up to 2,012,097 shares of NeoStem Common Stock at an exercise price of $2.50 per share.

Upon consummation of the transactions contemplated by the Merger, NeoStem will own 51% of the ownership interests in Erye, and Suzhou Erye Economy and Trading Co. Ltd., a limited liability company organized under the laws of the PRC (“EET”), will own the remaining 49% ownership interest. In connection with the execution of the Merger Agreement, NeoStem, Merger Sub and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to finalization and approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and NeoStem will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for NeoStem's 51% interest in Erye; and (iii) 6% of the net profit will be distributed to NeoStem directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, NeoStem will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,100,000), NeoStem will be entitled to receive the return of such additional paid-in capital.

Pursuant to the Merger Agreement, NeoStem has agreed to use its reasonable best efforts to cause the members of NeoStem's Board of Directors to consist of the following five members promptly following the Effective Time: Robin L. Smith (Chairman), current Chairman of the Board and Chief Executive Officer of NeoStem; Madam Zhang Jian, the Chairman and Chief Financial Officer of CBH, the General Manager of Erye and a 10% holder of EET, and Richard Berman, Steven S. Myers and Joseph Zuckerman, each a director of NeoStem (the latter three to be independent directors, as defined under the NYSE Amex listing standards). NeoStem’s intention thereafter will be to cause the number of members constituting the Board of Directors of NeoStem to be increased from five to seven in accordance with NeoStem’s bylaws, as amended and to fill the two vacancies created thereby with one additional independent director (as defined under the NYSE Amex listing standards) to be selected by a nominating committee of the Board of Directors of NeoStem and with Eric Wei, the managing partner of RimAsia.

In connection with the Merger, NeoStem intends to file with the Securities and Exchange Commission (the “SEC”) a combined registration statement and proxy statement on Form S-4 (including any amendments, supplements and exhibits thereto, the “Proxy Statement/Registration Statement”) with respect to, among other things, the shares of NeoStem Common Stock to be issued in the Merger (the “Issuance”) and a proposed

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

amendment to NeoStem’s certificate of incorporation to effect an increase in NeoStem’s authorized shares of preferred stock, without par value, that may be necessary to consummate the transactions contemplated by the Merger Agreement (the “Charter Amendment”). The Merger has been approved by the NeoStem Board of Directors. The Issuance and Charter Amendment contemplated by the Merger Agreement are subject to approval by the stockholders of NeoStem and the Merger, the Spin-Off and the other transactions contemplated by the Merger Agreement are subject to approval by the stockholders of CBH.

In connection with execution of the Merger Agreement, each of the officers and directors of CBH, RimAsia, Erye and EET have entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of CBH Common Stock in favor of the Merger and to the other transactions contemplated by the Merger Agreement and are prohibited from selling their CBH Common Stock and/or NeoStem Common Stock from November 2, 2008 through the expiration of the six-month period immediately following the consummation of the transactions contemplated by the Merger Agreement (the “Lock-Up Period”). Similarly, the officers and directors of NeoStem have entered into a lock-up and voting agreement, pursuant to which they have agreed to vote their shares of NeoStem Common Stock in favor of the Issuance and are prohibited from selling their NeoStem Common Stock during the Lock-Up Period.

The transactions contemplated by the Merger Agreement are subject to the authorization for listing on the NYSE Amex (or any other stock exchange on which shares of NeoStem Common Stock are listed) of the shares to be issued in connection with the Merger, shareholder approval, approval of NeoStem's acquisition of 51% ownership interest in Erye by relevant PRC governmental authorities, receipt of a fairness opinion and other customary closing conditions set forth in the Merger Agreement. The Merger currently is expected to be consummated in the second quarter of 2009.

Share Exchange

On November 2, 2008, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”), with China StemCell Medical Holding Limited, a Hong Kong company (the “HK Entity”), Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company, a China limited liability company (“Shandong”), Beijing HuaMeiTai Bio-technology Limited Liability Company (“WFOE”) and Zhao Shuwei, the sole shareholder of the HK Entity (“HK Shareholder”), pursuant to which NeoStem agreed to acquire from the HK Entity all of the outstanding interests in the HK Entity, and through a series of contractual arrangements described below, obtain certain benefits from Shandong. Shandong is engaged in the business (the “Shandong Business”) of research, development popularization and transference of regenerative medicine technology (except for those items for which it does not have special approval) in the PRC.

The HK Shareholder owns 100% of the ownership interests in the HK Entity, and the HK Entity owns 100% of ownership interests in the WFOE. The WFOE seeks to obtain benefits from Shandong through a series of contractual arrangements memorialized through several documents known as variable interest entity documents (collectively, the “VIE Documents”). The relevant VIE Documents, to which the WFOE, Shandong and the founder of Shandong, Dr. Wang Taihua, are parties, include a power of attorney, an exclusive technical and consulting service agreement, a loan agreement, a share pledge agreement and an exclusive option agreement.

Pursuant to the terms and subject to the conditions set forth in the Share Exchange Agreement, NeoStem will acquire all of the outstanding shares of capital stock of the HK Entity (the “HK Shares”), in exchange (the “Share Exchange”) for up to 5,000,000 shares (the “Exchange Shares”) of NeoStem Common Stock. The Exchange Shares will be issuable at the closing of the transactions contemplated by the Share Exchange Agreement (the “Closing”) as follows: (i) 4,000,000 shares of NeoStem Common Stock will be issued to the HK Shareholder and (ii) 1,000,000 shares of NeoStem Common Stock will be issued to the HK Shareholder in escrow (the “Escrow Shares”), the certificates for which will be held pursuant to the terms of an escrow agreement to be entered into between NeoStem and the HK Shareholder. Subject to the terms and conditions

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

of the escrow agreement, 500,000 Escrow Shares will be released from escrow within 30 days after the first 50,000,000 RMB (or approximately U.S. $7,100,000) sales revenue are achieved in the PRC by Shandong (the “Revenue Milestone”) and 500,000 Escrow Shares will be released within 30 days after the last of three collection and storage banks in three provinces in the PRC (i.e., one such bank in each such province) is established by Shandong (the “Storage Bank Milestone”). 500,000 Escrow Shares will revert to NeoStem if the Revenue Milestone is not met on or before December 31, 2009 and 500,000 Escrow Shares will revert to NeoStem if the Storage Bank Milestone is not met on or before the date of the second anniversary of the Closing.

In connection with the Share Exchange, NeoStem intends to file with the SEC the combined Proxy Statement/Registration Statement referred to under Agreement and Plan of Merger (above), to, among other things, seek stockholder approval of the Share Exchange. The Share Exchange has been approved by the NeoStem Board of Directors, subject to approval by the stockholders of NeoStem.

The transactions contemplated by the Share Exchange Agreement are subject to the authorization for listing on the NYSE Amex (or any other stock exchange on which shares of NeoStem Common Stock are listed or quoted) of the Exchange Shares, stockholder approval, regulatory approval and other customary closing conditions set forth in the Share Exchange Agreement. The Share Exchange currently is expected to close in the second quarter of 2009.

Note 14 — Subsequent Events

In January 2009, the Company entered into a Cell Processing and Storage Customer Agreement (the “PCT Agreement”) with Progenitor Cell Therapy LLC (“PCT”). Under the PCT Agreement, PCT will provide to the Company autologous adult stem cell processing and storage services utilizing current Good Manufacturing Practices (“cGMP”) standards. Such services will be provided at both PCT’s California and New Jersey facilities. The Company agrees to use PCT for processing and storage services for commercial purposes on an exclusive basis commencing with such time as PCT completes certain preliminary services and is ready and able to start the processing and storage services as required by the agreement. PCT agrees to provide to us stem cell processing and long term storage services for our business on an exclusive basis. Prior to commencing these services, PCT agrees to provide certain preliminary services consisting of technology transfer and protocol review and revision to ensure that the processing and storage services are cGMP compliant. The agreement sets forth agreed upon fees for the delivery of the services as well as providing for a one-time payment of $35,000 for the preliminary services of which $20,000 has been paid to date. The agreement is for a four year term, subject to earlier termination on 365 days notice as set forth in the agreement. In March 2009, the Company and PCT entered into a second agreement to expand PCT’s services to include its developing a plan to set up a stem cell processing and manufacturing operation in Beijing, China that the Company would pursue in partnership with an off-shore entity. This plan would support research and cell therapy development and manufacturing operations. The plan will include a conceptual architectural design, cost estimates for construction, facility validation to meet cGMP standards, equipment requirements and estimated costs of equipment procurement, and other related matters. The plan is required to be completed by April 17, 2009, subject to PCT having received the technical information reasonably necessary to complete the plan. PCT’s fees for this work will be $100,000 (of which $50,000 was paid in March 2009 upon the effectiveness of the agreement) plus expenses.

In January 2009, the Company entered into an agreement with a physician pursuant to which this physician was retained as a consultant in anti-aging, to provide expertise relating to regenerative procedures with stem cell applications, as well as training and educational presentations. The term of this agreement is January 2009 through December 31, 2011. In consideration for providing these services, pursuant to the agreement the physician is to receive an annual fee of $120,000 payable as to (i) $96,000 in equal monthly installments of $8,000 on the last day of each month during the term of the agreement and (ii) $24,000 by the issuance of shares of the Company’s Common Stock under the 2003 EPP in equal monthly installments of

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Subsequent Events  – (continued)

$2,000 on the last day of each month during the term of the agreement at a per share purchase price equal to the closing price of the Common Stock on the last day of each month, which payment shall be made in cash in the event shares under the 2003 EPP are unavailable. In February and March 2009, 2,352 and 3,571 shares of Common Stock, respectively, were issued to the physician pursuant to this agreement. In February 2009, the Company entered into another agreement with this physician pursuant to which the Company was granted a worldwide, exclusive, royalty bearing, perpetual and irrevocable license (with the right to sublicense) to certain innovative stem cell technologies and applications for cosmetic facial and body procedures and skin rejuvenation. This agreement calls for the following payments to be made to the physician: (i) an annual payment and (ii) a specified royalty on sales of products developed incorporating the licensed technology.

In January 2009, the Company entered into an agreement with a consultant which has been providing investor relation services to the Company since 2005, pursuant to which this consultant was retained to provide additional investor relations/media relations services from January 1, 2009 to May 31, 2009. In consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 40,000 shares of restricted Common Stock, to vest as to 8,000 shares on the last day of each month of January through May 2009. The issuance of such securities is subject to the approval of the NYSE Amex.

In January 2009, the Company issued to its grant consultant, 20,000 shares of restricted Common Stock as a bonus under the consultant’s Consulting Agreement with the Company dated February 8, 2008, in consideration for such consultant being instrumental in securing the Company’s inclusion in the Department of Defense Fiscal Year 2009 Appropriations Bill in the net amount of approximately $680,000. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in January 2009. The Company has entered into a new consulting agreement with such grant consultant for a one-year term commencing as of January 1, 2009, pursuant to which it will provide assistance to the Company in the following areas: (i) with regard to negotiation, drafting and finalization of contracts; (ii) in the development of strategic plans; (iii) with regard to funding from various agencies of the State of New Jersey and Federal government; and (iv) with other assignments it may receive from time to time. In consideration for such services, the consultant will be issued shares of the Company’s restricted Common Stock equal to a value of $60,000 based on the closing price of the Company’s Common Stock on the date of execution of the agreement, to vest as to one-half of such shares on June 30, 2009 and the remaining one-half of such shares on December 31, 2009. The issuance of such securities is subject to the approval of the NYSE Amex.

In January 2009, the Company issued to a marketing consultant 12,000 shares of restricted Common Stock pursuant to the terms of a three month consulting agreement entered into in October 2008, scheduled to vest pursuant to the agreement as to 4,000 shares at the end of each 30 day period during the term. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in January 2009.

In January 2009, the Company issued to a member of its Scientific Advisory Board 20,000 shares of Common Stock under the 2003 EPP, in consideration of this individual’s contribution to a special project related to the design of a cardiac stem cell clinical trial for end stage cardiomiopathy anticipated to be conducted in the People’s Republic of China.

In February 2009, the Company entered into a consulting agreement with a physician to provide services to the Company including providing medical expertise in the areas of apheresis and laboratory medicine and to serve (as needed) as medical director for companies in the Company’s stem cell collection center network as well as other related activities, in consideration for which the physician is to receive a monthly fee of $5,000 and a one-time payment of 10,000 shares of Common Stock under the 2003 EPP, which shares were issued as of February 2009.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Subsequent Events  – (continued)

In February 2009, the Company issued to a consultant a five year warrant to purchase 5,000 shares of Common Stock at a purchase price of $1.40 per share. This warrant was issued in consideration of services rendered after the expiration of an October 2007 consulting agreement with the Company pursuant to which this consultant was engaged to create marketing materials for our sales and marketing staff. The issuance of this warrant was subject to the approval of the NYSE Amex and vested on issuance.

The employment agreements for members of the Company’s management (excluding the Chief Executive Officer) expired between December 31, 2008 and January 19, 2009. However, the Company has continued to compensate these individuals based on their base salary and employee benefits that would otherwise be due to such individuals under such agreements. In order to conserve the Company’s current cash, commencing with the pay period ended January 31, 2009, the Chief Executive Officer has been deferring payment of one-half of her base salary and commencing with the pay period ended February 15, 2009, the other members of management also have been deferring payment of one-half of their respective base salaries.

In order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas as well as to support activities related to the Company’s proposed Merger and Share Exchange transactions and other ongoing obligations of the Company, on February 25, 2009 and March 6, 2009, respectively, the Company issued promissory notes to RimAsia, a principal stockholder of the Company (the “Payee”) in the principal amounts of $400,000 and $750,000, respectively. The Notes bear interest at the rate of 10% per annum and are due and payable on October 31, 2009 (the “Maturity Date”), except that all principal and accrued interest on the Notes shall be immediately due and payable in the event the Company raises over $10 million in equity financing prior to the Maturity Date. The Notes contain standard events of default and in the event of a default that is not subsequently cured or waived, the interest rate will increase to a rate of 15% per annum and, at the option of the Payee and upon notice, the entire unpaid principal balance together with all accrued interest thereon will be immediately due and payable. The Notes or any portion thereof may be prepaid at any time and from time to time at the discretion of the Company without premium or penalty.

In March 2009, the Company entered into an agreement with a consultant which has been providing financial market related services to the Company since 2008, pursuant to which this consultant was retained to provide additional financial market related services for a three month period. In consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 25,000 shares of restricted Common Stock, to vest as to one-third of the shares at the end of each monthly period during the term; a five year warrant to purchase 25,000 shares of restricted Common Stock at a per share exercise price of $1.00, vesting in its entirety at the end of the term; and an aggregate of $15,000 in cash. The issuance of such securities is subject to the approval of the NYSE Amex.

NEOSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$5,848,801	$430,786
Restricted cash	180,327	—
Accounts receivable	163,655	7,193
Prepaid expenses and other current assets	196,256	92,444
Total current assets	6,389,039	530,423
Property and equipment, net	721,373	99,490
Goodwill	558,169	558,169
Intangible Asset	607,381	633,789
Other assets	326,879	2,445
	$8,602,841	$1,824,316
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$342,027	$508,798
Accrued liabilities	1,335,980	427,767
Notes payable	146,700	—
Unearned revenues	199,028	9,849
Dividends Payable	655,868	—
Capitalized lease obligations – current portion	—	14,726
Total current liabilities	2,679,603	961,140
Total liabilities	2,679,603	961,140
Convertible Redeemable Series D Preferred stock; liquidation value $12.50 per share; 1,293,251 shares issued and outstanding	7,737,448	—
Stockholders’ Equity:
Preferred stock; authorized, 5,000,000 shares Series B convertible redeemable preferred stock, liquidation value 10 shares of common stock per share; $0.01 par value; authorized, 825,000 shares; issued and outstanding, 10,000 shares	100	100
Common stock, $.001 par value; authorized, 500,000,000 shares; issued and outstanding, 8,593,970 at September 30, 2009 and 7,715,006 at December 31, 2008	8,593	7,715
Additional paid-in capital	52,612,679	40,849,670
Accumulated deficit	(54,427,998)	(39,994,309)
Accumulated other comprehensive loss	(7,584)	—
Total stockholders’ equity	(1,814,210)	863,176
	$8,602,841	$1,824,316

See accompanying notes to consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues	$85,067	$25,248	$157,709	$49,469
Direct costs	53,121	8,839	92,940	12,747
Gross profit	31,946	16,409	64,769	36,722
Selling, general, administrative and research	7,263,243	1,935,743	13,809,439	6,839,461
Operating loss	(7,231,297)	(1,919,334)	(13,744,670)	(6,802,739)
Other income (expense):
Interest income	13,123	686	25,816	2,398
Interest expense	(1,038)	(3,066)	(58,966)	(10,335)
Net loss	(7,219,212)	(1,921,714)	(13,777,820)	(6,810,676)
Dividends Series D Preferred Stock	(404,141)	—	(655,868)	—
Net loss attributable to Common Shareholders	$(7,623,353)	$(1,921,714)	$(14,433,688)	$(6,810,676)
Net loss per common share	$(0.90)	$(0.30)	$(1.78)	$(1.22)
Weighted average common shares outstanding	8,511,150	6,381,588	8,096,469	5,594,701

See accompanying notes to consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(14,433,688)	$(6,810,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Common shares issued and stock options granted for services rendered	3,832,116	3,175,610
Depreciation and amortization	96,506	58,928
Bad debt provision	—	21,500
Changes in operating assets and liabilities:
Accounts receivable	(156,464)	(8,413)
Prepaid expenses and other assets	(436,831)	(87,295)
Unearned revenues	189,179	2,251
Accrued dividends	655,868	—
Accounts payable, accrued expenses, and other current liabilities	741,443	9,845
Net cash used in operating activities	(9,511,871)	(3,638,250)
Cash flows from investing activities:
Acquisition of equipment	(690,981)	(7,296)
Net cash used in investing activities	(690,981)	(7,296)
Cash flows from financing activities:
Net Proceeds from issuance of convertible redeemable preferred stock and warrants	15,669,220	—
Net Proceeds from issuance of common stock	—	2,148,635
Proceeds from advances on notes payable	1,431,453	131,617
Payments of capitalized lease obligations	(14,726)	(18,574)
Cash restricted as collateral for bank loan	(180,327)
Repayments of notes payable	(1,284,753)	(125,992)
Net cash provided by financing activities	15,620,867	2,135,686
Net increase/(decrease) in cash and cash equivalents	5,418,015	(1,509,860)
Cash and cash equivalents at beginning of period	430,786	2,304,227
Cash and cash equivalents at end of period	$5,848,801	$794,367

	Nine Months Ended September 30,
	2009	2008
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$17,823	$10,335
Supplemental Schedule of Non-cash Financing Activities:
Issuance of restricted common stock for services	343,433	—
Issuance of common stock for services rendered	313,515	500,284
Forfeiture of restricted common stock for compensation	—	(8,021)
Issuance of common stock for compensation	555,750	132,534
Issuance of warrants for services	92,868	345,403
Issuance of common stock for payment of debt	—	5,646
Compensatory element of stock options	2,766,566	1,466,835
Vesting of restricted common stock during period	103,417	732,929

See accompanying notes to consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company

NeoStem, Inc. (“NeoStem” or the “Company”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. Our corporate headquarters is located at 420 Lexington Avenue, Suite 450, New York, NY 10170, our telephone number is (212) 584-4180 and our website address is www.neostem.com.

NeoStem is engaged in the business of developing stem cell therapies, pursuing anti-aging initiatives and is operating a network of adult stem cell collection centers that are focused on enabling people to donate and store their own (autologous) stem cells when they are young and healthy for their personal use in times of future medical need.

As part of our adult stem cell banking business we have developed a network of adult stem cell collection centers in major metropolitan areas of the United States. Each collection center agreement is effectively a license that grants a physician practice the right to participate in our stem cell collection network and access to our stem cell banking technology, which includes our know-how, trade secrets, copy rights and other intellectual property rights owned by us and utilized in connection with the delivery of stem cell collection services. Our stem cell banking technology is proprietary and the subject of pending patent applications. The terms of NeoStem’s collection center agreements are substantially similar. NeoStem grants to each physician practice serving as a collection center a non-exclusive license to use its trademarks and intellectual property but otherwise retains all rights thereto, and each collection center is bound by confidentiality obligations to NeoStem and non-competition provisions. NeoStem provides adult stem cell processing and storage services, as well as expertise and certain business, management and administrative services of a non-clinical nature in support of each physician practice serving as a collection center. In each case, the physician practice agrees that NeoStem will be its exclusive provider of adult stem cell processing and storage, management and other specified services. The agreements also make clear that since NeoStem is not licensed to practice medicine, NeoStem cannot and does not participate in clinical care or clinical decision making, both of which are exclusively the responsibility of the collection center (i.e., the responsibility of the physician or the medical practice). The agreements provide for the payment to NeoStem by the collection center of specified upfront licensing fees and license maintenance fees. As part of the licensing program, NeoStem also provides marketing and administrative support services. NeoStem does not have any equity or other ownership interest in any of the physician medical practices that serve as collection centers. Each of the agreements is for a multi-year period, depending on the particular center, and typically has an automatic renewal provision for consecutive one year periods at the end of the initial term that also permits either party to terminate prior to renewal. The agreements may also relate to a territory from which patients seek collection services. The agreements contain insurance obligations and indemnification provisions, limitations on liability and other standard provisions. Generally, the agreements may be terminated by either party with prior written notice in the event of an uncured material breach by the other party and may be terminated by either party in the event of the other party’s bankruptcy, insolvency, receivership or other similar circumstances, or, depending on the agreement, certain other specified occurrences.

We have also entered the research and development arenas, through the acquisition of a worldwide exclusive license of VSELTM Technology, an early-stage technology that utilizes very small embryonic-like stem cells that exist in adult human bone marrow. Very small embryonic-like stem cells have many physical characteristics typically found in embryonic stem cells, including the ability to differentiate into specialized cells found in substantially all the different types of cells and tissue that make up the body. We have also licensed the rights to other stem cell technologies and continue to seek additional opportunities in this arena.

On January 19, 2006, we consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became our principal business, rather than our historic business of providing capital and business guidance to companies in the healthcare and life science industries. The Company provides adult stem cell processing, collection and banking services with the goal of

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company  – (continued)

making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. The Company is also pursuing other technologies to advance its position in the field of stem cell tissue regeneration.

On August 9, 2007, the Company’s Common Stock commenced trading on the American Stock Exchange (now NYSE Amex) under the symbol “NBS.”

In connection with carrying out its expansion objectives in the People’s Republic of China (“PRC”), NeoStem has recently established a wholly foreign owned subsidiary in China, known as NeoStem (China), Inc. (“WFOE” or “NeoStem China”). The WFOE is domiciled in Qingdao and under its scope of business approved by the Chinese regulatory authorities, the WFOE may engage in the research & development, transfer and technological consultation service of bio-technology, regenerative medical technology and anti-aging technology (excluding the development or application of human stem cell, gene diagnosis and treatment technologies); consultation of economic information; import, export and wholesaling of machinery and equipments (the import and export do not involve the goods specifically stipulated in/by state-operated trade, import & export quota license, export quota bidding, export permit, etc.). As of September 30, 2009 we have invested $2,900,000 to capitalize the WFOE. In furtherance of complying with PRC’s foreign investment prohibition on stem cell research and development, clinical trials and related activities, we conduct our current business in the PRC via the following two domestic variable interest entities (“VIEs”):

Qingdao Niao Bio-Technology Ltd. (“Qingdao Niao”) is a Chinese domestic company controlled by the WFOE through various business agreements. Under its scope of business approved by the registration authorities, Qingdao Niao may engage in research and development in, transfer of and technical consultation in bio-cell technology, gene technology and regenerative medical technology. Qingdao Niao is wholly owned by a PRC national who is also Qingdao Niao’s Legal Representative and Executive Director.

Beijing Ruijieao Bio-Technology Ltd. (“Beijing Ruijieao”) is a Chinese domestic company controlled by the WFOE through various business agreements. Under its scope of business approved by the registration authorities, Beijing Ruijieao may engage in technology development, technology transfer, technology consultation and technology services. Beijing Ruijieao is wholly owned by a PRC national who is also Beijing Ruijieao’s Legal Representative and Executive Director. The main activity of Beijing Ruijieao is to establish an R&D lab in Beijing and to act as one of the sharing beneficiaries of any potential financial benefits generated from commercialization of successful clinical trials conducted jointly from collaborations between the lab and partner hospitals.

The capital investment in these VIEs is funded by NeoStem through the WFOE and recorded as interest-free loans to the shareholders of Qingdao Niao and Beijing Ruijieao. As of September 30, 2009 approximately $307,500 has been loaned to the shareholder of Qingdao Niao to capitalize Qingdao Niao and approximately $16,000 has been loaned to the shareholder of Beijing Ruijieao to capitalize Beijing Ruijieao.

According to the current PRC regulation, the development and application of human stem cell technology are placed in the “prohibited” category, off limits to foreign investors. This policy prohibition precludes NeoStem from participating directly in stem cell related business in China. NeoStem does not have direct ownership interests in either Qingdao Niao or Beijing Ruijieao. Under various contractual agreements, the shareholders of the VIEs are required to transfer their ownership interests in these entities to the WFOE in China in the event Chinese laws and regulations allow foreign investors to hold ownership interests in the VIEs, or to our designees at any time for the amount of, to the extent permitted by Chinese laws, outstanding loans. The shareholders of the VIEs have entrusted us to appoint the directors and senior management personnel of the VIEs on their behalf. Through the WFOE, we have entered into exclusive technical and management service agreements with each VIE, under which the WFOE is providing technical and management services to the VIEs in exchange for substantially all net income of the VIEs. In addition,

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company  – (continued)

shareholders of the VIEs have pledged their equity interests in the VIEs to the WFOE as collateral for non-payment of loans or for fees on technical and management services due to us, which equity pledge agreements are now required to be registered with the relevant administration of industry and commerce to make the equity pledges become effective.

In November 2008 (amended in July and August 2009), the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with China Biopharmaceuticals Holdings, Inc. (“CBH”), pursuant to which (subject to shareholder approval and certain other conditions) CBH would be merged with and into a wholly-owned subsidiary of the Company (the “Merger”). The Merger Agreement provided that, among other things, at the effective time of the Merger, the only material assets of CBH would be CBH’s 51% interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the PRC, and at least $550,000 in cash. Erye specializes in research and development, production and sales of pharmaceutical products, as well as chemicals used in pharmaceutical products. Erye, which has been in business for more than 50 years, currently manufactures over 100 drugs on seven Good Manufacturing Practices (GMP) lines, including small molecule drugs. The approval of Merger-related transactions was submitted for stockholder consideration at Special Meetings of Stockholders of the Company and CBH each held on October 29, 2009, and was approved. The Merger closed on October 30, 2009.

Note 2 — Summary of Significant Accounting Policies

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions for Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of September 30, 2009 and December 31, 2008, the results of operations for the three and nine months ended September 30, 2009 and 2008 and the cash flows for the three and nine months ended September 30, 2009 and 2008. The results of operations for the three and nine months ended September 30, 2009 are not necessarily indicative of the results to be expected for the full year.

The December 31, 2008 consolidated balance sheet has been derived from the audited consolidated financial statements at that date included in the Company's Annual Report on Form 10-K. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K.

In June 2009, the Financial Accounting Standards Board (“FASB”) approved the “FASB Accounting Standards Codification” (“ASC”) as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009. The ASC does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the ASC will be considered nonauthoritative. The Codification is effective for interim and annual periods ending after September 15, 2009. The ASC is effective for us during our interim period ending September 30, 2009 and will not have an impact on our financial condition or results of operations.

Principles of Consolidation: The consolidated financial statements include the accounts of NeoStem, Inc. (a Delaware corporation) and its wholly-owned subsidiaries, NeoStem Therapies, Inc., Stem Cell Technologies, Inc. and NeoStem (China) Inc. and its variable interest entities, Qingdao Niao Bio-Technology Ltd and Beijing Ruijiao Bio-Technology Ltd. All intercompany transactions and balances have been eliminated.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents: Short-term cash investments, which have a maturity of ninety days or less when purchased, are considered cash equivalents in the consolidated statement of cash flows.

Concentrations of Credit-Risk: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash accounts with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.

Allowance for Doubtful Accounts: The Company establishes an allowance for doubtful accounts to provide for accounts receivable that may not be collectible. In establishing the allowance for doubtful accounts, the Company analyzes the collectability of individual large or past due accounts customer-by-customer and establishes reserves for accounts that it determines to be doubtful of collection. There was no allowance for doubtful accounts necessary at September 30, 2009 and December 31, 2008.

Property and Equipment: The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 3 to 10 years. The cost of computer software programs are amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

Income Taxes: The Company, in accordance with SFAS 109, “Accounting for Income Taxes,” recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an enterprise’s financial statement or tax returns. We continue to evaluate under guidance provided by the ASC, the accounting for uncertainty in tax positions. The guidance requires companies to recognize in their financial statements the impact of a tax position if the position is more likely than not of being sustained on audit. The position ascertained inherently requires judgment and estimates by management. For the nine months ended September 30, 2009 and the year ended December 31, 2008, we do not believe we have any material uncertain tax positions that would require us to measure and reflect the potential lack of sustainability of a position on audit in our financial statements. We will continue to evaluate our tax positions in future periods to determine if measurement and recognition in our financial statements.

Comprehensive Income (Loss): Refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. At December 31, 2008 there were no such adjustments required. At September 30, 2009 a $7,584 exchange rate loss was recognized which has been reflected on the balance sheet as accumulated other comprehensive loss as a separate component of stockholder’s equity, in accordance with the consolidation of a foreign operation.

Goodwill: Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. The Company reviews recorded goodwill for potential impairment annually or upon the occurrence of an impairment indicator. The Company performed its annual impairment tests as of December 31, 2008 and determined no impairment exists. The Company will perform its future annual impairment as of the end of each fiscal year, or earlier if circumstances would indicate.

Intangible Asset: ASC 350-10 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Definite-lived intangible assets, which consist of patents and rights associated with the VSEL TM Technology which constitutes the principal assets acquired in the

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

acquisition of Stem Cell Technologies, Inc., have been assigned a useful life and are amortized on a straight-line basis over a period of twenty years.

Impairment of Long-lived Assets: We review long-lived assets and certain identifiable intangibles to be held and used for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that we expect to hold and use may not be recoverable, we will estimate the undiscounted future cash flows expected to result from the use of the asset or its eventual disposition, and recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Accounting for Stock Based Compensation: In December 2004, the FASB issued ASC 718-10, 718-20 and 505-50 formerly, (SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”)). ASC 718-10, 718-20 and 505-50 establish standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10, 718-20 and 505-50 requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to ASC 718-10, 718-20 and 505-50, only certain pro forma disclosures of fair value were required. The Company has adopted ASC 718-10, 718-20 and 505-50 effective January 1, 2006. The Company determines value of stock options by the Black-Scholes option pricing model. The value of options issued since January 1, 2006 or that were unvested at January 1, 2006 are being recognized as an operating expense ratably on a monthly basis over the vesting period of each option. With regard to stock options and warrants issued to non-employees the Company has adopted ASC 505-50 formerly (EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods and Services.”)

Earnings Per Share: Basic (loss)/earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net (loss)/income available to common stockholders by the weighted average shares outstanding during the period. Diluted (loss)/earnings per share, which is calculated by dividing net (loss)/income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as it is anti-dilutive in all periods presented. For the three and nine months ended September 30, 2009 and 2008 the Company incurred net losses and therefore no common stock equivalents were utilized in the calculation of earnings per share. At September 30, 2009 and 2008 the Company had common stock equivalents outstanding as follows:

	September 30, 2009	September 30, 2008
Stock Options	4,633,300	1,700,300
Warrants	18,196,780	4,770,997
Series D Stock, Common stock equivalents	12,932,510	—

Advertising Policy: All expenditures for advertising are charged against operations as incurred.

Revenue Recognition: The Company initiated the collection and banking of autologous adult stem cells in the fourth quarter of 2006. The Company recognizes revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed which is generally twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advanced payments. The Company earns revenue, in the form of license fees, from physicians seeking to establish autologous adult stem cell collection centers. These license

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

fees are billed upon signing of the collection center agreement and qualification of the physician by the Company’s credentialing committee and at various times during the term of license agreement based on the terms of the specific agreement. During the quarter ended June 30, 2009, the Company modified its revenue recognition policy relative to these license fees to recognize such fees as revenues ratably over the appropriate period of time to which the revenue element relates. Previously these license fees were recognized in full when agreements were signed and the physician had been qualified by the Company’s credentialing committee. This modification of our revenue recognition policy did not have a material impact on our results of operations. The Company also receives licensing fees from a licensee for use of our technology and knowledge to operate an adult stem cell banking operation in China, which licensing fees are recognized as revenues ratably over the appropriate period of time to which the revenue element relates. In addition, the Company earns royalties for the use of its name and scientific information in connection with its License and Referral Agreement with Promethean Corporation (see “Related Party Transactions” below), which royalties are recognized as revenue when they are received.

Fair Value Measurements: We follow the provisions of ASC 820, Fair Value Measurements and Disclosures related to financial assets and liabilities that are being measured and reported on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market at the measurement date (exit price). We are required to classify fair value measurements in one of the following categories:

Level 1 inputs which are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 inputs which are defined as inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3 inputs are defined as unobservable inputs for the assets or liabilities.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may effect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Note 3 — Recent Accounting Pronouncements

In June 2008, FASB issued ASC 815-40 (formerly EITF No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock”) (“ASC 815-40”). ASC 815-40 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early application is not permitted. At the present time we do not have any such equity instruments but we are assessing the potential impact of this statement on our future financial condition and results of operations.

In April 2009, the FASB issued ASC 805-10,805-20 and 805-30 (formerly FASB Staff Position No. 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies) (“ASC 805”). ASC 805 amends and clarifies ASC 805 (formerly SFAS No. 141(R)). ASC 805 requires an acquirer to recognize at fair value, at the acquisition date, an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the fair value cannot be determined during the measurement period, an asset or a liability shall be recognized at the acquisition date if the asset or liability can be reasonably estimated and if information available before the end of the measurement period indicates that it is probable that an asset existed or that a liability had been incurred at the acquisition date

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Recent Accounting Pronouncements  – (continued)

ASC 805 amends the disclosure requirements of ASC 805 to include business combinations that occur either during the current reporting period or after the reporting period but before the financial statements are issued. ASC 805 is effective for fiscal years beginning after December 15, 2008 and interim periods within those years. The adoption of ASC 805 has resulted in NeoStem expensing currently pre-merger costs associated with the proposed merger with China BioPharmaceuticals Holdings, Inc., which amounted to $2,232,000 in the nine months ended September 30, 2009. This statement was effective January 1, 2009.

In December 2008, the FASB issued ASC 860-10 (formerly FASB Staff Position FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities) (“ASC 860”). This document increases disclosure requirements for public companies and is effective for reporting periods (interim and annual) that end after December 15, 2008. The purpose of ASC 860 is to improve disclosures by public entities and enterprises until the pending amendments to ASC 860 (formerly FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities), are finalized and approved by the Board. ASC 860 amends ASC 815 to require public entities to provide additional disclosures about transferors’ continuing involvements with transferred financial assets. It also amends ASC 860 to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. We implemented the requirements of ASC 860 in the second quarter of 2009. As the requirements of this literature only impact our disclosures, there was no impact to our financial results.

In April 2009, the FASB issued ASC 820-10 (formerly FASB Staff Position No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly) (“ASC 820”). ASC 820 provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have significantly decreased. ASC 820 also includes guidance on identifying circumstances that indicate a transaction is not orderly. ASC 820 requires the disclosure of the inputs and valuation technique used to measure fair value and a discussion of changes in valuation techniques and related inputs, if any, during the period. ASC 820 also requires that the entity define major categories for equity securities and debt securities to be major security types. ASC 820 is effective for interim and annual reporting periods ending after June 15, 2009. We have adopted ASC 820 in our quarter ended June 30, 2009. The adoption of ASC 820 did not have a material impact on our financial position or results of operations.

In April 2009, the FASB issued ASC 320-10 (formerly FASB Staff Position No. 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments) (“ASC 320”). This FSP amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. ASC 320 requires the entity to assess whether the impairment is other-than-temporary if the fair value of a debt security is less than its amortized cost basis at the balance sheet date. This statement also provides guidance to assessing whether or not the impairment is other-than-temporary and guidance on determining the amount of the other-than-temporary impairment that should be recognized in earnings and other comprehensive income. ASC 320 also requires an entity to disclose information that enables users to understand the types of securities held, including those investments in an unrealized loss position for which the other-than-temporary impairment has or has not been recognized. ASC 320 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of ASC 320 did not have a material impact on our financial position or results of operations.

In April 2009, the FASB issued ASC 825-10 (formerly FASB Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments) (“ASC 825”). ASC 825 amends

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Recent Accounting Pronouncements  – (continued)

ASC 825 (formerly FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments), to require disclosures about fair value of financial instruments at interim reporting periods. This Staff Position is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 provided ASC 320 (described above) are also early adopted. We adopted ASC 825 in our quarter ended June 30, 2009. The adoption of ASC 825 did not have a material impact on our financial position or results of operations.

In May 2009, the FASB issued ASC 855-10 (formerly Statement No. 165, Subsequent Events) (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. We have adopted Statement 165 in our quarter ended June 30, 2009. The adoption of ASC 855 did not have a material impact on our financial position or results of operations.

In June 2009, the FASB issued Statement No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140. Statement 166 eliminates the concept of a “qualifying special-purpose entity” from Statement 140 and changes the requirements for derecognizing financial assets. We will adopt Statement 166 in 2010 and are currently evaluating the impact of its pending adoption on our consolidated financial statements.

In June 2009, the FASB issued Statement No. 167, Amendments to FASB Interpretation No. 46(R). Statement 167 amends the evaluation criteria to identify the primary beneficiary of a variable interest entity provided by FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51. Additionally, Statement 167 requires ongoing reassessments of whether an enterprise is the primary beneficiary of the variable interest entity. We will adopt Statement 167 in 2010 and are currently evaluating the impact of its pending adoption on our consolidated financial statements.

Note 4 — Notes Payable

In order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas as well as to support activities related to the Company’s proposed merger (the “Merger”) with China Biopharmaceuticals Holdings, Inc., proposed share exchange (the “Share Exchange”) relating to the Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company (“Shandong”), other initiatives in China as well as other ongoing obligations of the Company, on February 25, 2009 and March 6, 2009, respectively, the Company issued promissory notes to RimAsia Capital Partners L.P. (“RimAsia”), a principal stockholder of the Company, in the principal amounts of $400,000 and $750,000, respectively. The notes bore interest at the rate of 10% per annum and were due and payable on October 31, 2009, except that all principal and accrued interest on the Notes was immediately due and payable in the event the Company raised over $10 million in equity financing prior to October 31, 2009. The notes contained standard events of default and in the event of a default that was not subsequently cured or waived, the interest rate would increase to a rate of 15% per annum and, at the option of RimAsia and upon notice, the entire unpaid principal balance together with all accrued interest thereon would be immediately due and payable. The notes or any portion thereof could be prepaid at any time and from time to time at the discretion of the Company without premium or penalty. On April 9, 2009 these notes and the related accrued interest were repaid from the proceeds of an $11 million offering of units consisting of shares of the Company’s Series D Convertible Redeemable Preferred Stock and warrants to purchase shares of Common Stock.

In July, 2009, in order to facilitate working capital requirements in China, NeoStem China issued a promissory note to China Xingye Bank in the amount of RMB 1,000,000 ($146,700). The note is due on January 1, 2010 and bears an interest rate of 4.86%. The loan is collateralized by cash in a restricted bank account totaling 1,229,000 RMB (approximately $180,300).

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Convertible Redeemable Preferred Stock

In April 2009, the Company completed a private placement financing totaling $11 million (the “April 2009 Private Placement”). This financing consisted of the issuance of 880,000 units priced at $12.50 per unit, with each unit (the “Series D Units”) consisting of one share of the Company’s Series D Convertible Redeemable Preferred Stock (the “Series D Stock”) and ten warrants with each warrant to purchase one share of Common Stock (the “Series D Warrants”). A total of 880,000 shares of Series D Stock and 8,800,000 Series D Warrants were issued. RimAsia, a principal stockholder in the Company, purchased $5,000,000 in Series D Units in the April 2009 Private Placement and thus acquired 400,000 shares of Series D Stock and 4,000,000 Series D Warrants. In June 2009, with a final closing on July 6, 2009, the Company completed an additional private placement financing totaling approximately $5 million with net proceeds of $4,679,220 (the “June 2009 Private Placement”). This financing consisted of the issuance of 400,280 Series D Units priced at $12.50 per unit, and a total of 400,280 shares of Series D Stock and 4,002,800 Series D Warrants were issued. The Company paid $324,280 in fees and issued 12,971 Series D Units to agents that facilitated the June 2009 Private Placement. The Series D Units issued to the selling agents were comprised of 12,971 shares of the Series D Stock and 129,712 Series D Warrants. Fullbright Finance Limited, a beneficial holder of more than 5% of the Company’s stock, purchased an aggregate of $800,000 in Series D Units in the June 2009 Private Placement and thus acquired 64,000 shares of Series D Stock and 640,000 Series D Warrants; the Company understands that all securities purchased by Fullbright in the June 2009 Private Placement were pledged to RimAsia and subsequently, to the Company. In total, in the April 2009 and June 2009 Private Placements, the number of shares of Series D Stock issued was 1,293,251 (converted into 12,932,510 shares of Common Stock upon stockholder approval on October 29, 2009) and the number of Series D Warrants issued was 12,932,512.

Upon the affirmative vote of holders of a majority of the voting power of the Company’s Common Stock required pursuant to the Company’s Amended and Restated By-Laws and the NYSE Amex, each share of Series D Stock was to automatically be converted into ten (10) shares of Common Stock at an initial conversion price of $1.25 per share based on an original issue price of $12.50 per share; provided that if by October 31, 2009 such affirmative vote was not achieved, the Company would be required to redeem all shares of Series D Stock at a redemption price per share of $12.50 plus the accrued dividends as of such date. The conversion of the Series D Stock was submitted for stockholder approval at the NeoStem Special Meeting of Stockholders held on October 29, 2009 and was approved, and the Series D Stock converted into an aggregate of 12,972,310 shares of the Company’s Common Stock. The total cash required to redeem the Series D Stock would have been $16,165,638 plus accrued dividends. The Series D Stock had an accruing dividend of ten percent (10%) per annum, payable (i) annually in cash on April 9th, provided that the shares of Series D Stock remained outstanding on such date or (ii) upon a liquidation, dissolution or winding up of the Company. The Series D Stock (i) ranked senior to all of the Company’s capital stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up, (ii) did not have any voting rights, (iii) did not have any anti-dilution protection other than standard protection for stock splits and combinations, and (iv) did not have any preemptive rights. By June 30, 2009 the Company had received $4,304,220 of the net proceeds from the June 2009 Private Placement and the balance of $375,000 was received on July 6, 2009. The Company has accounted for the issuance of all Series D Stock and Series D Warrants in the June 2009 Private Placement as of June 30, 2009. The combined net proceeds from the two private placements were $15,669,220. Since the April and June 2009 Private Placements represent a combination of equities we are required to account for the value of all equity securities associated with these private placements and assign a portion of the net proceeds received to each equity instrument. We apportioned and assigned the net proceeds of the two private placements as follows: the value assigned to the Series D Stock was $7,685,768, which includes the contingent value of the beneficial conversion to common stock of $6,618,000, and the value assigned to the Series D Warrants was $7,983,452.

The Series D Warrants have a per share exercise price equal to $2.50 and are callable by the Company if the common stock trades at a price equal to not less than $3.50 for a specified period of time. Subject to the

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Convertible Redeemable Preferred Stock  – (continued)

affirmative vote of the Company’s shareholders and the rules of the NYSE Amex, the Series D Warrants are exercisable for a period of five years. The exercisability of the Series D Warrants was submitted for stockholder approval at the NeoStem Special Meeting of Stockholders held on October 29, 2009, was approved and the Series D Warrants became exercisable through October 2014.

Note 6 — Stockholders’ Equity

Common Stock:

In January 2009, the Company entered into an agreement with a physician who was retained as a consultant. The term of this agreement is January 2009 through December 31, 2011. As part of the consideration for providing services, the physician is to receive $24,000 annually, by the issuance of shares of the Company’s Common Stock under the Company’s 2003 Equity Participation Plan, as amended (the “2003 Equity Plan”) in equal monthly installments of $2,000 on the last day of each month during the term of the agreement at a per share purchase price equal to the closing price of the Common Stock on the last day of each month, which payment shall be made in cash in the event shares under the 2003 Equity Plan or any successor plan are unavailable. During the three and nine months ended September 30, 2009, 3,265 and 15,298 shares of Common Stock were issued, respectively, to the physician pursuant to this agreement. The issuance of Common Stock resulted in charges to operations for the three and nine months ended September 30, 2009 of $6,000 and $18,000, respectively.

In January 2009, the Company entered into an agreement with a consultant which has been providing investor relations services to the Company since 2005, pursuant to which this consultant was retained to provide additional investor relations/media relations services from January 1, 2009 to May 31, 2009. In consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 40,000 shares of restricted Common Stock, to vest as to 8,000 shares on the last day of each month of January through May 2009. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in May 2009. The stock issued to this consultant had a value of $27,600 of which $0 and $27,600 were charged to operations during the three and nine months ended September 30, 2009, respectively, based on the vesting of the Common Stock.

In January 2009, the Company issued to its grant consultant, 20,000 shares of restricted Common Stock, with a value of $13,800 as a bonus under the consultant’s Consulting Agreement with the Company dated February 8, 2008, in consideration for such consultant being instrumental in the Company receiving a Congressionally Directed Grant which was included in the Department of Defense Fiscal Year 2009 Appropriations Bill. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in January 2009. The Company has entered into a new consulting agreement with this grant consultant for a one-year term commencing as of January 1, 2009. In consideration for services, the consultant will be issued shares of the Company’s restricted Common Stock equal to a value of $60,000 based on the closing price of the Company’s Common Stock on the date of execution of the agreement, which has been determined to be 67,416 shares, to vest as to one-half of such shares on September 30, 2009 and the remaining one-half of such shares on December 31, 2009. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in May 2009. For the three and nine months ended September 30, 2009 the Company has recognized $15,000 and $60,000, respectively, as an operating expense relating to these shares.

In January 2009, the Company issued to a marketing consultant 12,000 shares of restricted Common Stock, with a value of $8,280, pursuant to the terms of a three month consulting agreement entered into in October 2008, scheduled to vest pursuant to the agreement as to 4,000 shares at the end of each 30 day period during the term. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in January 2009. The issuance of Common Stock resulted in charges to operations for the three and nine months ended September 30, 2009 of $0 and $8,280, respectively.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Equity  – (continued)

In January 2009, the Company issued to a member of its Scientific Advisory Board 20,000 shares of Common Stock under the 2003 Equity Plan, with a value of $15,000, in consideration of this individual’s contribution to a special project related to the design of a cardiac stem cell clinical trial for end stage cardiomiopathy anticipated to be conducted in the People’s Republic of China. The issuance of Common Stock resulted in charges to operations for the three and nine months ended September 30, 2009 of $0 and $15,000, respectively.

In February 2009, the Company entered into a consulting agreement with a one year term commencing March 1, 2009, with a physician to provide services to the Company including providing medical expertise in the areas of apheresis and laboratory medicine and to serve (as needed) as medical director for centers in the Company’s stem cell collection center network as well as other related activities, in partial consideration for which the physician is to receive a one-time payment of 10,000 shares of Common Stock under the 2003 EPP, which shares were issued as of February 2009. These shares had a value of $8,000. The issuance of Common Stock resulted in charges to operations for the three and nine months ended September 30, 2009 of $0 and $8,000, respectively.

In March 2009, the Company entered into an agreement with a consultant, pursuant to which this consultant was retained to provide additional financial market related services for a three month period. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 25,000 shares of restricted Common Stock, with a value of $17,250, to vest as to one-third of the shares at the end of each monthly period during the term. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in May 2009. Based on these vesting terms, the Company has recognized $0 and $17,250 as an operating expense in the three and nine months ended September 30, 2009, respectively. This consultant was also issued a five year warrant to purchase 25,000 shares of restricted Common Stock at a per share exercise price of $1.00, with a value of $16,867. (See Warrants below).

In April 2009, the Company entered into an agreement with a consultant to provide financial market related services to the Company. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 20,000 shares of Common Stock, with a value of $19,800. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in May 2009. The Company has recognized $0 and $19,800 as an operating expense in the three and nine months ended September 30, 2009, respectively.

In April 2009, the Company entered into an agreement with a consultant to provide support services in connection with the Merger to the Company. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 10,000 shares of Common Stock, with a value of $11,800. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in May 2009. The Company has recognized $0 and $11,800 as an operating expense in the three and nine months ended September 30, 2009, respectively.

In May 2009, the Compensation Committee of the Board of Directors approved awards under a Board of Directors Compensation Plan to members of the Board acting in their capacity as Board members and to the Board Secretary, which included the issuance of options under the Company’s newly adopted 2009 Equity Compensation Plan (the “2009 Equity Plan”) and the authorization for the Chairs of the Board and Board Committees to be issued for each Chair they hold, either $25,000 or 25,000 shares of fully vested Common Stock under the 2009 Equity Plan. Accordingly, an aggregate of $50,000 was paid and 50,000 shares of Common Stock were awarded. The Common Stock issued had a value of $97,500, and $0 and $97,500 was charged to operations during the three months and nine months ended September 30, 2009, respectively.

In May 2009, the Company entered into a one month agreement with a consultant to provide consulting services in the area of pharmaceutical research and the development of strategic transactions. In partial

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Equity  – (continued)

consideration for providing services under this agreement, the Company issued to the consultant 6,250 shares of Common Stock. The Common Stock issued had a value of $11,876, and $0 and $11,876 was charged to operations during the three months and nine months ended September 30, 2009, respectively. The consultant joined the Company as its Vice President, Drug Development and Regulatory Affairs in July 2009.

In July 2009, the Company granted under its 2009 Equity Plan, an aggregate of 525,000 shares of Common Stock to two executive officers of the Company. Robin Smith, the Company’s Chief Executive Officer, received 500,000 shares of Common Stock with a value of $855,000; 300,000 shares vested immediately and 200,000 will vest upon achievement of a business milestone; $513,000 was charged to operations during the three months and nine months ended September 30, 2009. Catherine Vaczy, the Company’s Vice President and General Counsel, received 25,000 shares of Common Stock with a value of $42,750, which vested immediately, in connection with an extension of her employment agreement: $42,750 was charged to operations during the three months and nine months ended September 30, 2009.

In August 2009, the Company entered into a two year Consulting Agreement with the Chairman of its Scientific Advisory Board. In partial consideration for providing services under this Agreement, the Company issued to this advisor 50,000 shares of Common Stock under the 2009 Equity Plan. The Common Stock issued had a value of $94,500, and resulted in a charge to operations of $94,500 for the three and nine months ended September 30, 2009.

In August 2009, the Company entered into a two and one-half month agreement with a consultant to provide web-based and other corporate promotional services to the Company. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 8,000 restricted shares of Common Stock, with a value of $14,960. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in September 2009. The Company has recognized $14,960 as an operating expense in the three and nine months ended September 30, 2009.

Warrants:

The Company has issued common stock purchase warrants from time to time to investors in private placements, certain vendors, underwriters, and directors and officers of the Company. A total of 18,196,780 shares of common stock are reserved for issuance upon exercise of outstanding warrants as of September 30, 2009 at prices ranging from $.50 to $8.00 and expiring through June 2014.

In February 2009, the Company issued to a consultant a five year warrant to purchase 5,000 shares of Common Stock at a purchase price of $1.40 per share, with a value of $3,338. This warrant was issued in consideration of services rendered after the expiration of an October 2007 consulting agreement with the Company pursuant to which this consultant was engaged to create marketing materials for our sales and marketing staff. The issuance of this warrant was approved by the NYSE Amex and vested on issuance.

In March 2009, the Company entered into an agreement with a consultant to provide financial market related services for a three month period beginning March 2009. As partial consideration for providing services under this agreement, the Company agreed to issue to the consultant a five year warrant to purchase 25,000 shares of restricted Common Stock at a per share exercise price of $1.00, with a value of $16,867, vesting in its entirety at the end of the term. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in May 2009. The Company recognized $0 and $16,867 as an operating expense for the three and nine months ended September 30, 2009, respectively.

In the Company’s August 2007 public offering, units were issued comprised of shares of the Company’s Common Stock, and Class A warrants to purchase an aggregate of 635,000 shares of Common Stock. The Company also issued to its underwriter group warrants (the “Underwriter Warrants”) to purchase an aggregate of 95,250 shares of Common Stock. The Class A Warrants were issued pursuant to the terms of a Restated Warrant Agreement made as of August 14, 2007 between the Company and the Class A Warrant agent. The Underwriter Warrants were issued individually to each member of the underwriting group. The Underwriter

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Equity  – (continued)

Warrants had a higher exercise price ($6.50) than that of the Class A Warrants, and unlike the Class A Warrants, could not be exercised for a period of one year from the date of issuance and contained provisions for cashless exercise. In September, 2008 the Company made the determination that certain of the Underwriter Warrants totaling 86,865 shares of Common Stock, should be accounted for as a derivative liability and reported on our balance sheet as such. Upon the closing of our August 2007 public offering the fair value and thus the derivative liability value of these certain Underwriter Warrants was $195,551. At December 31, 2008 the derivative liability value associated with these certain Underwriter Warrants was $0 and at September 30, 2009 the derivative liability value of these Underwriter Warrants was $ 41,143 and has been reflected as an accrued liability on our balance sheet. During the three months ended September 30, 2009 the Company recognized a credit to operating expense of $(1,749) and for the nine months ended September 30, 2009 an operating expense of $41,143.

In the April and June 2009 Private Placements (described in Note 5 - Redeemable Preferred Stock, above), as part of the Series D Units issued at $12.50 per unit, the Company issued 8,800,000 Series D Warrants, and 4,002,800 Series D Warrants, respectively, to investors, each to purchase one share of Common Stock. The Company also issued 129,712 Series D Warrants to selling agents that facilitated the June 2009 Private Placement. The Series D Warrants have a per share exercise price equal to $2.50 and are callable by the Company if the Common Stock trades at a price equal to not less than $3.50 for a specified period of time. Subject to the affirmative vote of the Company’s shareholders and the rules of the NYSE Amex, the Series D Warrants are exercisable for a period of five years. The exercisability of all 12,932,512 Series D Warrants was submitted for stockholder approval at the NeoStem Special Meeting of Stockholders held on October 29, 2009, was approved and the Series D Warrants became exercisable through October 2014. The combined net proceeds from the two private placements were $15,679,220. Since the April and June 2009 Private Placements represent a combination of equities we are required to account for the value of all equity securities associated with these private placements and assign a portion of the net proceeds received to each equity instrument. We apportioned and assigned the net proceeds of the two private placements as follows: the value assigned to the Series D Stock was $7,685,768, which includes the contingent value of the beneficial conversion to common stock of $6,618,000, and the value assigned to the Series D Warrants was $7,983,452.

On May 1, 2009, the Company entered into a three year consulting agreement effective March 3, 2009 (the “Effective Date”) whereby the consultant would provide to the Company consulting services in the area of stem cell therapy in orthopedics for the development of business in Asia. Pursuant to this agreement, as partial compensation for such services, the Company agreed to issue to this consultant a warrant to purchase up to an aggregate of 24,000 shares of Common Stock at an exercise price of $0.50 (the closing price of the Common Stock on the Effective Date) which shall vest and become exercisable as to one-third of such shares on each of the first, second and third anniversaries of the Effective Date. The value of such warrants is approximately $27,163. The issuance of such securities was approved by the NYSE Amex. The Company has recognized $3,773 as an operating expense in the three and nine months ended September 30, 2009.

Warrant activity is as follows:

	Number of Shares	Range of Exercise Price	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance December 31, 2008	5,322,333	$0.50 – $8.00	$3.66
Granted	12,986,512		2.49
Exercised	—
Expired	(112,065)		8.43
Cancelled	—
Balance September 30, 2009	18,196,780	$0.50 – $8.00	$2.80	4.28	1,170,432

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Equity  – (continued)

Exercise Price	Number Outstanding September 30, 2009	Weighted Average Remaining Contractual Life (years)	Number Exercisable September 30, 2009
$ 0.50 to $ 3.02	16,252,221	4.44	3,254,047
$ 3.02 to $ 5.27	183,750	2.42	183,750
$ 5.27 to $ 7.51	802,761	2.93	802,761
$ 7.51 to $ 8.00	958,048	3.09	958,048
	18,196,780	4.28	5,198,606

See Note 10, Subsequent Events, for information on a proposal submitted to NeoStem stockholders at the NeoStem Special Meeting of Stockholders held on October 29, 2009, to allow privately issued warrants (warrants issued other than to the public or the underwriters in NeoStem’s August 2007 public offering) with exercise prices ranging from $4.00 to $8.00 to be repriced to a range of approximately $3.82 to $6.81. Such proposal was approved, and warrants to purchase approximately 1,203,890 shares of Common Stock were so repriced effective on October 30, 2009, the date of closing of the Merger.

Options:

The Company’s 2003 Equity Participation Plan (the “2003 Equity Plan”) and 2009 Equity Compensation Plan (the “2009 Equity Plan”) permit the grant of share options and shares to its employees, directors, consultants and advisors for up to an aggregate of 6,300,000 shares of Common Stock as stock-based compensation. All stock options under the 2003 Equity Plan and the 2009 Equity Plan are generally granted at the fair market value of the Common Stock at the grant date. Stock options vest either on the date of grant, ratably over a period determined at time of grant, or upon the accomplishment of specified business milestones, and generally expire 10 years from the grant date.

On May 8, 2009, the stockholders of the Company at its annual meeting of stockholders adopted the 2009 Equity Plan, which previously had been approved by the Board of Directors subject to stockholder approval on April 9, 2009. The 2009 Equity Plan makes up to 3,800,000 shares of Common Stock of the Company available for issuance to employees, consultants, advisors and directors of the Company and its subsidiaries pursuant to incentive or non-statutory stock options, restricted and unrestricted stock awards and stock appreciation rights.

The 2003 Equity Plan and the 2009 Equity Plan are sometimes collectively referred to as the Company’s “U.S. Equity Plan.”

Effective January 1, 2006, the Company’s U.S. Equity Plan has been accounted for in accordance with the recognition and measurement provisions of ASC 718-10, 718-20 and 505-50. ASC 718-10, 718-20 and 505-50 require compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff's views regarding the interaction between ASC 718-10, 718-20 and 505-50 and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

The Company's results included share-based compensation expense of $1,368,179 and $323,424 for the three months ended September 30, 2009 and 2008, respectively and $2,766,566 and $1,525,649 for the nine months ended September 30, 2009 and 2008, respectively. Such amounts have been included in the consolidated statements of operations within general and administrative expenses.

Stock option compensation expense is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for the entire portion of the award and those options that vested upon the accomplishment of business milestones. Options vesting on the accomplishment of business

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Equity  – (continued)

milestones will not be recognized for compensation purposes until such milestones are accomplished. At September 30, 2009 there were options to purchase 275,000 shares outstanding that will vest on the accomplishment of certain business milestones.

The weighted average estimated fair value of stock options granted in the three months ended September 30, 2009 and 2008 were $1.77 and $ 1.00, respectively and for the nine months ended September 30, 2009 and 2008 the weighted average estimated fair value of stock options granted were $1.83 and $1.40 respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. During the nine months ended September 30, 2009 and the years ended 2008, 2007 and 2006, the Company took into consideration the guidance under ASC 718-10 and SAB No. 107 when reviewing and updating assumptions. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees. Previously such assumptions were determined based on historical data.

The range of assumptions made in calculating the fair values of options are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Expected term (in years)	10	10	10	10
Expected volatility	187% to 197%	119% to 158%	187% to 217%	100% to 1S58%
Expected dividend yield	0%	0%	0%	0%
Risk-free interest rate	3.33% to 3.66%	3.64% to 4.09%	3.33% to 3.81%	3.64% to 4.19%

Stock option activity under the US Equity Plan is as follows:

	Number of Shares(1)	Range of Exercise Price	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance December 31, 2008	1,725,300	$ 0.71 – $ 25.00	$3.96
Granted	2,920,000		1.83
Exercised	—
Expired	(2,000)		.94
Cancelled	(10,000)		7.00
Balance September 30, 2009	4,633,300	$ 0.71 – $ 25.00	$2.62	5.70	$503,700
Vested and Exercisable at September 30, 2009	2,718,300		$3.01		$300,285

(1)	All options are exercisable for a period of ten years.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Equity  – (continued)

Exercise Price	Number Outstanding September 30, 2009	Weighted Average Remaining Contractual Life (years)	Number Exercisable September 30, 2009
$ 0.71 to $ 4.17	3,742,000	9.44	1,992,000
$ 4.17 to $ 7.63	800,200	7.35	639,200
$ 7.63 to $ 11.08	50,000	6.20	46,000
$ 11.08 to $ 14.54	3,000	4.42	3,000
$ 14.54 to $ 25.00	38,100	5.77	38,100
	4,633,300		2,718,300

Options are usually granted at an exercise price at least equal to the fair value of the Common Stock at the grant date and may be granted to employees, directors, consultants and advisors of the Company.

As of September 30, 2009, there was approximately $3,679,418 of total unrecognized compensation costs related to unvested stock option awards of which $1,828,748 of unrecognized compensation expense is related to stock options that vest over a weighted average life of 5 years. The balance of $1,850,669 of unrecognized compensation costs is related to stock options that vest based on the accomplishment of business milestones.

	Options	Weighted Average Grant Date Fair Value
Non-Vested at December 31, 2008	435,250	$2.90
Issued	2,920,000	1.82
Expired	(2,000)	7.00
Canceled	(10,000)	.93
Vested	(1,428,250)	1.83
Exercised	—
Non-Vested at September 30, 2009	1,915,000	$2.07

The total value of shares vested during the nine months ended September 30, 2009 was $2,766,566.

The number of remaining shares authorized to be issued for the U.S. Equity Plan is as follows

Shares authorized for Issuance under the 2003 Equity Plan	2,500,000
Shares authorized for Issuance under the 2009 Equity Plan	3,800,000
Options Outstanding	(4,633,300)
Common Stock Issued	(1,414,950)
Options Exercised	(2,500)
Remaining shares authorized to be issued as of September 30, 2009	248,250

See Note 10, Subsequent Events, for information on proposals submitted for stockholder approval at the NeoStem Special Meeting of Shareholders held on October 29, 2009, which were approved and authorized the following: (i) an amendment to the 2003 Equity Plan which would allow options issued thereunder to be repriced to the greater of $0.80 and fair market value on the date of closing of the Merger and (ii) a proposed increase to the 2009 Equity Plan to increase the number of shares available for issuance thereunder from 3,800,000 to 9,750,000. Pursuant thereto, (i) options issued under the 2003 Plan to purchase an aggregate of 754,250 shares of Common Stock with exercise prices ranging from $2.39 to $25.00, were repriced to $1.90 (the fair market value on the date of grant, which was the closing price of a share of Common Stock on the NYSE Amex on October 30, 2009, the date of closing of the Merger), and (ii) the number of shares available for issuance under the 2009 Equity Plan was increased to 9,750,000, and certain stock and option grants to NeoStem executive officers, employees, consultants and advisors were effective either upon the approval of the increase in the 2009 Plan or closing of the Merger.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Segment Information

Historically, the Company’s operations have been conducted in only one geographical segment and since March 31, 2007 the Company has realized revenue only from the banking of adult autologous stem cells. In September, 2009 the Company established NeoStem (China), Inc. (“NeoStem China” or the “WFOE”) as a wholly foreign owned subsidiary of NeoStem. The WFOE is domiciled in Qingdao and under its scope of business approved by the Chinese regulatory authorities, the WFOE may engage in the research & development, transfer and technological consultation service of bio-technology, regenerative medical technology and anti-aging technology (excluding the development or application of human stem cell, gene diagnosis and treatment technologies); consultation of economic information; import, export and wholesaling of machinery and equipments (the import and export do not involve the goods specifically stipulated in/by state-operated trade, import & export quota license, export quota bidding, export permit, etc.). In furtherance of complying with PRC’s foreign investment prohibition on stem cell research and development, clinical trials and related activities, we conduct our current business in the PRC via two domestic variable interest entities. To date operations in China have been limited. Our segment data is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues earned from external customers:
United States	$85,067	$25,248	$157,709	$49,469
China	—	—	—	—
Income/(loss) from operations:
United States	$(6,084,059)	$(1,921,714)	$(11,745,941)	$(6,810,676)
China	$(1,539,294)	—	$(2,687,747)	—

Note 8 — Related Party Transactions

In order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas as well as to support activities related to the Company’s proposed Merger and Share Exchange transactions, other initiatives in China as well as other ongoing obligations of the Company, on February 25, 2009 and March 6, 2009, respectively, the Company issued promissory notes to RimAsia Capital Partners, L. P. (“RimAsia”), a principal stockholder of the Company, in the principal amounts of $400,000 and $750,000, respectively. The notes bore interest at the rate of 10% per annum and were due and payable on October 31, 2009, except that all principal and accrued interest on the Notes was immediately due and payable in the event the Company raised over $10 million in equity financing prior to October 31, 2009. The notes contained standard events of default and in the event of a default that was not subsequently cured or waived, the interest rate would increase to a rate of 15% per annum and, at the option of RimAsia and upon notice, the entire unpaid principal balance together with all accrued interest thereon would be immediately due and payable. The notes or any portion thereof could be prepaid at any time and from time to time at the discretion of the Company without premium or penalty. On April 9, 2009 these notes and the related accrued interest were repaid from the proceeds of the April 2009 Private Placement. In addition, April 9, 2009 NeoStem paid RimAsia $472,559 for reimbursement of funds advanced by RimAsia in connection with NeoStem’s expansion activities in China.

In order to accelerate the establishment of Qingdao Niao for research and development purposes in the PRC, in April 2009 Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”) advanced in Renminbi the U.S. dollar equivalent of $176,000 to the shareholder of Qingdao Niao on our behalf. In May 2009 we repaid the amount of $176,000 to Erye. Erye is owned 51% by CBH (with which we entered into the Merger Agreement in November 2008 and consummated the Merger on October 30, 2009) and 49% by Erye Economy and

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Related Party Transactions  – (continued)

Trading Co. Ltd (of which Fullbright Finance Limited, a beneficial holder of more than five percent of the Company’s stock, is a wholly-owned subsidiary).

On April 30, 2009 the Company entered into a License and Referral Agreement with Promethean Corporation (“Promethean”) through its subsidiary Ceres Living, Inc. (“Ceres”) to use certain Company marks and publications in connection with certain sales and marketing activities relating to its nutritional supplement known as AIO Premium Cellular (the “Product”); and in connection with the license, Ceres will pay to the Company or the Stem for Life Foundation specified fees for each unit of the Product sold; and Ceres shall engage in a referral service with respect to the Company’s adult stem cell collection and storage activities. Ceres will receive a specified fee from the Company for each client referred who completes and pays for a stem cell collection. The term of the agreement is three years with each party having the right to renew annually, thereafter. The CEO of Promethean is in an exclusive relationship with the CEO of the Company. The Company has earned $3,700 in royalties in connection with this agreement.

As part of the stem cell initiatives undertaken by NeoStem, on June 15, 2009, NeoStem signed a ten-year, exclusive, royalty bearing agreement with Enhance BioMedical Holdings Limited (“Enhance”) to provide Enhance with the training, technical, and other assistance required for Enhance to offer stem cell based therapies in Taiwan, Shanghai, and five other provinces in eastern China including Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi. This agreement also gives NeoStem the option to acquire up to a 20% fully diluted equity interest in Enhance for a period of five years. NeoStem will receive certain milestone payments as well as be entitled to a stated royalty on the revenues derived from Enhance’s offering these stem cell based therapies. Enhance was an investor in the April 2009 Private Placement, pursuant to which it purchased $5 million of Series D Units, and thus acquired 400,000 shares of Series D Stock (which converted into 4,000,000 shares of Common Stock upon stockholder approval on October 29, 2009) and 4,000,000 Series D Warrants, each to purchase one share of Common Stock at an exercise price of $2.50 per share (which became exercisable upon stockholder approval on October 29, 2009).

Note 9 — Commitments

The Company has entered into an agreement for the lease of executive office space from SLG Graybar Sublease LLC (the “Landlord”) at Suite 450, 420 Lexington Avenue, New York, with a lease term effective April 1, 2009 through June 30, 2013 (the “Lease”). Rental, storage and utility payments are currently in the aggregate approximate monthly amount of $20,600. To help defray the cost of the Lease, the Company has licensed to third parties the right to occupy certain of the offices in Suite 450 and use certain business services. Such license payments currently total approximately $11,360 per month and the license agreements are for periods of one year or less. The CEO of one such licensee, Promethean Corporation, is in an exclusive relationship with the Company’s CEO. The Lease was entered into pursuant to an assignment and assumption of the original lease from the original lessor thereof, DCI Master LDC (the lead investor in a private placement by the Company in June 2006) and affiliates of DCI Master LDC and Duncan Capital Group LLC (a former financial advisor to and an investor in the Company), for which original lease a principal of such entities acted as guarantor (the “Guarantor”), a consent to such assignment from the Landlord and a lease modification agreement between the Company and the Landlord, such documents being dated April 13, 2009 with effective delivery April 17, 2009. The Company was credited with an amount remaining as a security deposit with the Landlord from such original lessor (the “Security Deposit Credit”), was required to deposit an additional amount with the Landlord to replenish the original amount of security for the Lease and pay an amount equal to the Security Deposit Credit to the Guarantor of the original lease. The total payments made by the Company for such security deposit and payment of the Security Deposit Credit to the Guarantor were in the approximate aggregate amount of $157,100. Richard Berman, a director of the Company, utilizes an office in Suite 450 in his capacity as a member of the Company’s Audit Committee and Nominating Committee and Chairman of the Company’s Compensation Committee, and for other business purposes.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Commitments  – (continued)

In May 2009, Qingdao Niao, the Chinese domestic company controlled by the WOFE, NeoStem China, through various business arrangements, entered into leases with Beijing Zhong-guan-cun Life Science Park Development Corp., Ltd. pursuant to which Qingdao Niao is leasing laboratory, office and storage space in Beijing for the aggregate monthly amount of approximately $23,000. Lease payments are due quarterly in advance, and upon entering into the lease a three month security deposit was required in addition to the first quarterly payment. The term of the leases is for approximately three years.

As of July 1, 2009, the Company entered into an Amendment No. 1 to the Agreement and Plan of Merger dated as of November 2, 2009 with China Biopharmaceuticals Holdings, Inc. (“CBH”), China Biopharmaceuticals Corp., CBH’s wholly-owned subsidiary (“CBC”) and CBH Acquisition LLC, NeoStem’s wholly-owned subsidiary. Pursuant to the terms of the Amendment, the following provisions were then in effect:

•	The number of shares of NeoStem Common Stock to be issued to the CBH Common Stockholders was reduced to an aggregate of 7,150,000 shares (such that the Exchange Ratio in the Merger will be 0.19255), with no additional shares being escrowed;
•	The number of shares to be issued to RimAsia Capital Partners, L.P. (“RimAsia”) will be increased to 6,458,009 shares of Common Stock and 8,177,512 shares of NeoStem Series C Convertible Preferred Stock, each with a liquidation preference of $1.125 and convertible to shares of NeoStem Common Stock at an initial conversion price of $.90 (with the Class B warrants to be issued to RimAsia eliminated), in exchange for certain advances made or to be made by RimAsia and described below;
•	125,000 shares of NeoStem Common Stock will be issued to Erye Economy and Trading Co. Ltd. (“EET”) (the 49% holder of Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), 51% of which is owned by CBH and which 51% will be acquired by NeoStem in the Merger) or its designee for assistance in effectuating the Merger;
•	The number of shares to be issued to Steven E. Globus and Chris Mao, respectively a director and CEO of CBH, in exchange for satisfaction of loans made by them to CBH, shall be reduced to an aggregate of approximately 17,158 shares;
•	Conditions to closing were amended to (a) add a condition that in order to satisfy its obligations under a memorandum of understanding with EET, CBH shall have caused Erye to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a sum to be agreed upon, and for EET or its affiliate to lease that facility back to Erye at a nominal fee for a term through construction of Erye's new manufacturing facility and until such date as Erye’s new facility is completed and fully operational (which transaction will remove a significant asset from the CBH balance sheet) and (b) provide that instead of a spinoff of the CBC shares as a liquidating distribution to the shareholders of CBH, such shares may be privately sold or transferred to a liquidating trust;
•	Eric Wei (a principal of RimAsia) will be added to the current NeoStem Board of Directors after the Merger is effected, and thereafter, Shi Mingsheng (a principal of EET and Fullbright and a current director of CBH) will also be added after receipt of PRC approvals;
•	Privately issued NeoStem warrants outstanding immediately prior to the closing of the Merger shall be amended to reduce their exercise price if the current exercise price is $4.00 and above;
•	The Compensation Committee of NeoStem’s Board of Directors may in lieu of lowering the exercise price of outstanding options to $.80 as provided in the original merger agreement, lower the exercise price to a price which is greater than $.80 (but not less than fair market value) and provide alternative cash or equity consideration to eligible NeoStem employees, directors, advisors and consultants;

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Commitments  – (continued)

•	The outside date for completion of the Merger is extended to October 31, 2009.

As of August 27, 2009, the Company, CBH and Subco entered into Amendment No. 2 to the Agreement and Plan of Merger, dated November 2, 2008, as amended by Amendment No. 1, dated as of July 1, 2009 (as amended, the “Agreement and Plan of Merger”). Capitalized terms used herein and not defined shall have the meanings given those terms in the Agreement and Plan of Merger. Pursuant to the terms of Amendment No. 2 to the Agreement and Plan of Merger, the following provisions were then in effect:

•	The Exchange Ratio was amended to equal the quotient of 7,150,000 shares divided by the sum of (x) the number of shares of CBH stock outstanding as of the Effective Time and (y) the number of shares of CBH common stock issuable upon exercise of in-the-money warrants of CBH immediately prior to the Effective Time, subject to adjustment as set forth in the Agreement and Plan of Merger. As of the date of Amendment No. 2, the Exchange Ratio was 0.1921665.
•	The exchange offer with respect to the outstanding CBH Common Stock Purchase Warrants was eliminated. Accordingly, Preliminary Statement E(3) and Exhibit B, the closing condition set forth in Section 6.2.20 of the Agreement and Plan of Merger, and all references to the Series C Warrants therein, were deleted. Section 2.4 of the Agreement and Plan of Merger was amended to provide that at the Effective Time, each holder of a CBH Common Stock Purchase Warrant (other than RimAsia) would receive, in aggregate, in exchange for his or her CBH Common Stock Purchase Warrants the rights under those CBH Common Stock Purchase Warrants.
•	The Agreement and Plan of Merger contemplates that as a condition of Closing, certain approvals from PRC regulatory authorities shall have been obtained prior to Closing, including approvals with respect to the Merger, and the terms of the Amended and Restated Erye Joint Venture Agreement, the Erye Articles of Incorporation and related organizational documents. It also contemplates certain assurances from PRC Governmental Authorities. In Amendment No. 2, CBH agreed to cause Erye to use reasonable commercial efforts to obtain such approvals prior to the Closing. Contrary to Amendment No. 1, however, the parties will not enter into an escrow agreement, and there will be no provision such that the consideration to be paid or issued by NeoStem in connection with the Merger is held in escrow, subject to a right of NeoStem to receive back all such consideration and rescind the Merger if any such PRC regulatory approvals are not obtained. Any references to a possible escrow arrangement were deleted. Mr. Shi and Madame Jian shall use reasonable efforts to expedite the receipt of all PRC approvals and shall be paid an aggregate of 203,338 shares of NeoStem Common Stock when all PRC approvals are received (for clarification this replaced the provision previously included in Amendment No. 1).

As of July 1, 2009, NeoStem, CBH, CBC and RimAsia, which is a significant investor in the Company and CBH, entered into a Funding Agreement pursuant to which it was agreed that RimAsia would supply additional funding to both NeoStem and CBH in an amount up to $1.6 million (including, as of September 30, 2009, approximately $1 million advanced on behalf of NeoStem and approximately $427,000 advanced on behalf of CBH), which amount would be deemed settled upon its receipt of the increased amount of NeoStem securities to be received by RimAsia as part of the Merger consideration, which increase was agreed to in the July amendment to the Merger Agreement. If less than $1.6 million had been advanced at that time, the difference would be paid to NeoStem at the closing of the Merger. In the event the Merger had not received shareholder approval by October 31, 2009, NeoStem would have been required to repay RimAsia all payments incurred or made by RimAsia on behalf of NeoStem. The Merger and related transactions were presented for stockholder approval at a Special Meeting of Stockholders held on October 29, 2009 and were approved. As of October 29, 2009 approximately $1,070,000 had been advanced on behalf of NeoStem and approximately $846,000 had been advanced on behalf of CBH, by RimAsia. The amount of funds advanced by RimAsia has

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Commitments  – (continued)

exceeded the upper limit of $1.6 million resulting in additional funds due RimAsia in the amount of approximately $316,000, which will be paid to RimAsia from cash due CBH being disbursed in connection with the closing of the Merger.

In July 2009, the WOFE entered into a cooperation agreement with NeoStem’s PRC consultant, Shandong Life and Science Institute, a not-for-profit organization under PRC law, to organize and convene various clinical trials. This agreement requires funding by the WOFE in the amount of RMB 5,000,000 (approximately $730,000).

In July 2009, in connection with NeoStem’s determination to terminate its proposed Share Exchange transaction in favor of independently building out its stem cell business in China, NeoStem expanded its relationship with Shandong Life Science and Technology Research Institute (“SLSI”), of which Dr. Cai Jianqian of the Shandong Provincial Association of Chinese Medicine is President, to provide for commitments from SLSI in addition to those agreed to effective April 23, 2009 (described below). In return, NeoStem agreed to grant to SLSI an additional 100,000 shares under its 2009 Non-U.S. Based Equity Plan (the “2009 Non-U.S. Plan”), subject to approval of the 2009 Non-U.S. Plan at the Company’s Special Meeting of Shareholders. The 2009 Non-U.S. Plan was approved at the Special Meeting. Previously, effective April 23, 2009, the Company had entered into a Consulting Agreement with SLSI. Through SLSI, Dr. Cai Jianqian will provide consulting services to NeoStem in the area of business development, strategic planning and government affairs in the healthcare industry in the PRC, including the introduction of NeoStem to hospitals and medical practices within the PRC to advance NeoStem’s strategic relationships. In return, NeoStem will pay SLSI an annual fee of $100,000 and issue SLSI an aggregate of 250,000 options under the NeoStem, Inc. 2009 Non-U.S. Plan, also subject to the approval of the 2009 Non-U.S. Plan at the Special Meeting, which was approved, to become exercisable over approximately a two year period. Dr. Cai Jianqian became acquainted with the Company through her son Chris Peng Mao, former CEO of CBH.

On July 6, 2009, the Company entered into an employment agreement with Alan Harris, M.D., Ph.D. (the “Employment Agreement”), pursuant to which Dr. Harris will serve as the Company’s Vice President of Drug Development and Regulatory Affairs for a period of three years from July 6, 2009 (the “Commencement Date”), unless such term is earlier terminated by Dr. Harris or the Company in accordance with the provisions of the Employment Agreement. In this capacity, Dr. Harris will be responsible for overseeing the research, development and regulatory activities of the Company; overseeing the regulatory activities of the Company; assisting in the preparation and submission of grant applications for funding; advancing the Company’s intellectual property portfolio, as well as other activities. In consideration for his services to the Company, Dr. Harris shall receive a fixed annual salary of $240,000 and shall be entitled to participate in the Company’s compensation and employee benefit plans and programs.

On the Commencement Date, Dr. Harris was granted an option to purchase 150,000 shares of the Company’s Common Stock under the Company’s 2009 Equity Plan at an exercise price equal to the closing price of the Common Stock on the date of grant. The option vests as to 50,000 shares immediately and as to the remaining 100,000 shares on the one year anniversary of the Commencement Date. Upon (i) shareholder approval of the proposal to expand the option pool available under the 2009 Equity Plan (approved at the Special Meeting of Shareholders on October 29, 2009) and (ii) the consummation of the Merger with CBH (October 30, 2009), Dr. Harris shall be granted an option to purchase 200,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant. This option shall vest as to 100,000 shares on the second anniversary of the Commencement Date and as to the remaining 100,000 shares on the third anniversary of the Commencement Date. The options granted to Dr. Harris shall be subject to written option grant agreements. In the event Dr. Harris is terminated other than for Cause (as defined in the Employment Agreement) within thirty days of a vesting date, the vesting of the applicable shares of Common Stock shall accelerate.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Commitments  – (continued)

Additionally, upon the achievement of certain Milestones as set forth in the Employment Agreement, Dr. Harris shall receive a cash bonus of $15,000, payable within thirty days of the achievement of a Milestone. Dr. Harris shall also receive (i) reimbursement of $1,500 per month for health benefits; (ii) a $1,000 per month car allowance; and (iii) reimbursement for all reasonable travel and other reasonable expenses (in accordance with the Company’s policy) incurred by him in connection with the performance of his duties and obligations under the Employment Agreement.

The Company may terminate Dr. Harris’ employment prior to the expiration of the three-year term immediately upon written notice to Dr. Harris. Dr. Harris may terminate his employment with the Company upon sixty days prior written notice. If the Company terminates Dr. Harris’ employment other than for Cause (as defined in the Employment Agreement), the Company shall pay Dr. Harris severance equal to two months of base salary, payable on Dr. Harris’ regular payroll dates. Except as describe above, Dr. Harris’ options shall not vest beyond his termination date. No other payments shall be made, or benefits provided, to Dr. Harris by the Company except as otherwise required by law. Dr. Harris previously executed a Confidentiality, Non-Compete and Inventions Assignment Agreement pursuant to which Dr. Harris agreed to be bound by certain non-compete provisions and certain non-solicitation provisions during the term of his employment with the Company.

On July 8, 2009, pursuant to a letter agreement (the “Letter Agreement”) entered into with Catherine M. Vaczy, Esq., the Vice President and General Counsel the Company, the Company reinstated and extended Ms. Vaczy’s employment agreement dated January 26, 2007, which employment agreement was amended on January 9, 2008 and August 29, 2008 (the “Original Agreement”). The Letter Agreement was effective as of July 8, 2009 (the “Effective Date”) and continues for a one year term (the “Term”). In consideration for Ms. Vaczy’s services during the Term, Ms. Vaczy shall receive a base salary of $182,500.

Upon the Effective Date, Ms. Vaczy shall receive (i) a stock award under the Company’s 2009 Equity Compensation Plan for 25,000 shares of Common Stock and (ii) an option grant for 200,000 shares of Common Stock under the Company’s 2009 Equity Compensation Plan with an exercise price equal to the closing price of the Common Stock on the date of grant, which option shall vest with respect to 100,000 shares on the Effective Date and with respect to the remaining 100,000 shares upon shareholder approval of the Company’s proposed merger with CBH (approved at the Special Meeting of Shareholders on October 29, 2009). Options granted to Ms. Vaczy shall remain exercisable for a period of two years following her termination of employment with the Company. Additionally, upon shareholder approval of (i) the proposal to expand the option pool available under the 2009 Equity Compensation Plan and (ii) the merger with CBH (both approved at the Special Meeting of Shareholders on October 29, 2009), Ms. Vaczy shall be granted an option for 100,000 shares of Common Stock, which option shall vest in full on the first anniversary of the Effective Date. Ms. Vaczy shall also be entitled to a $5,000 cash bonus upon the achievement of each of two stated business milestones. Pursuant to the Letter Agreement, any severance payments to which Ms. Vaczy may become entitled under her Original Agreement shall be based upon her then-current salary for a three-month period.

On July 29, 2009, the Company amended the terms of its employment agreement with its Chief Executive Officer, Dr. Robin Smith, to extend the term of Dr. Smith’s employment to December 31, 2011 and subject to consummation of the proposed Merger with CBH (which occurred on October 30, 2009), awarded to Dr. Smith a $275,000 cash bonus for 2009 and comparable minimum annual bonuses for 2010 and 2011.

Effective as of July 27, 2009, NeoStem (China), Inc., a wholly foreign owned subsidiary of the Company in China (the “WFOE”), entered into an employment agreement with Peter Sun (the “Employment Agreement”), pursuant to which Mr. Sun will serve as the WFOE’s General Manager for a period of three years from July 27, 2009 (the “Commencement Date”), unless such term is earlier terminated by Mr. Sun or the WFOE in accordance with the provisions of the Employment Agreement. In this capacity, Mr. Sun will be responsible for overseeing the entire business, from the validation of WFOE’s business plan, to the execution

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Commitments  – (continued)

of the WFOE’s strategy. Pursuant to the Employment Agreement, in consideration for his services to the WFOE, Mr. Sun shall receive a fixed annual salary and a monthly allowance to cover various expenses incurred by him in connection with the performance of his duties and obligations under the Employment Agreement. He shall also be entitled to receive employee benefits as required by Labor Contract Law of the People’s Republic of China (the “Chinese Labor Contract Law”). Upon the approval by the Company’s shareholders of its proposed Merger with CBH and the Company’s Non-U.S. Plan (both of which approved at the Special Meeting of Shareholders on October 29, 2009), subject to the rules of the NYSE Amex and further subject to all the terms and conditions of the Non-U.S. Plan, Mr. Sun shall be granted a stated warrant under the Non-U.S. Plan at an exercise price equal to the closing price of the Common Stock on the date of grant, subject to approval of the Company’s Compensation Committee of Board which vests based on the achievement of certain milestones as set forth in the Employment Agreement.

The Company or Mr. Sun may terminate this Employment Agreement according to certain provisions of Chinese Labor Contract Law. If Mr. Sun’s employment is terminated due to causes set forth under Chinese Labor Contract Law, the Company shall pay Mr. Sun the severance based on the number of years he has worked for the Company at the rate of one month’s wages for each full year worked. Mr. Sun has also executed a Confidentiality and Non-Compete Agreement pursuant to which Mr. Sun agreed to be bound by certain non-compete provisions and certain non-solicitation provisions.

As of August 31, 2009, the Company entered into a consulting agreement (the “Consulting Agreement”) with Wayne Marasco, M.D., Ph.D., the Chairman of the Company’s Scientific Advisory Board, pursuant to which Dr. Marasco will serve as a scientific advisor to the Company for a period of two years from August 31, 2009 (the “Commencement Date”), unless such term is earlier terminated by Dr. Marasco or the Company in accordance with the provisions of the Consulting Agreement. In consideration for his services to the Company, Dr. Marasco shall receive an annual fee of $185,000 payable in equal monthly installments.

On the Commencement Date, Dr. Marasco was issued 50,000 shares of the Company’s Common Stock under the Company’s 2009 Equity Plan. Dr. Marasco was also granted an option to purchase 150,000 shares of the Company’s Common Stock under the Company’s 2009 Equity Plan at an exercise price equal to the closing price of the Common Stock on the date of grant, vesting as to one-third of the shares on the Commencement Date and as to one-third of the shares on each of the first and second anniversaries of the Commencement Date, provided, that on each vesting date Dr. Marasco continues to be providing services as a consultant and shall otherwise be subject to all the terms of the 2009 Equity Plan, except if he is terminated without cause (as defined in the 2009 Equity Plan, “Cause”), all such options shall vest immediately. Upon (i) shareholder approval of the proposal to expand the option pool available under the 2009 Equity Plan and (ii) the consummation of the Merger with CBH (which occurred on October 30, 2009), Dr. Marasco shall be granted an option to purchase 150,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant. This option shall vest as to one-third of the shares on the date of grant and as to one-third of the shares on each of the first and second anniversaries of the date of grant. In the event Dr. Marasco is terminated without Cause, all such options shall vest immediately. Dr. Marasco is eligible for additional cash and option grants under the Consulting Agreement and also remuneration for consulting services outside the scope of the Consulting Agreement, and shall receive reimbursement of certain expenses.

Either party may terminate the Consulting Agreement upon 90 days prior written notice; provided, that in the event Dr. Marasco is terminated without Cause prior to August 31, 2010, he shall receive a payment equal to one year’s fee, paid at the same rate as the fee would otherwise be paid under the Consulting Agreement. Dr. Marasco previously executed a Confidentiality, Proprietary Information and Inventions Agreement.

NeoStem, Inc. has entered into an agreement for the lease of space from Rivertech Associates II, LLC, c/o The Abbey Group (the “Landlord”) at 840 Memorial Drive, Cambridge, Massachusetts with a lease term effective September 1, 2009 through August 31, 2012 (the “Lease”). The space will be used for general

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Commitments  – (continued)

office, research and development, and laboratory space (inclusive of an adult stem cell collection center). The base rent under the Lease is $283,848 for the first year, $356,840 for the second year and $369,005 for the third year. In addition, the Company will be responsible for certain costs and charges specified in the Lease, including utilities, operating expenses and real estate taxes. The security deposit is $84,141, which may be reduced to $56,094 if Company has not defaulted in the performance of its obligations under the lease prior to the second lease year. To help defray the cost of the Lease, Company will share with Alnara Pharmaceutical Inc. (“AP”) certain of the leased premises and AP will pay the Company $5,000 a month.

Note 10 — Subsequent Events

The following are the subsequent events that management believes materially effect the financial position or results of operations or are otherwise informative to the reader of these financial statements from October 1, 2009 to November 4, 2009.

Effective October 2, 2009 (the “Termination Date”), Mark Weinreb resigned as President of NeoStem. In connection with Mr. Weinreb’s resignation, NeoStem and Mr. Weinreb entered into a Separation Agreement and General Release dated as of September 29, 2009 (the “Agreement”). Under the terms of the Agreement, NeoStem will (i) continue to pay Mr. Weinreb’s regular salary of $17,500 per month through December 31, 2009; (ii) pay Mr. Weinreb a bonus of $32,500 ($7,500 of which was his standard quarterly bonus); and (iii) make COBRA payments for a period of one year on Mr. Weinreb’s behalf for himself and his family. All unvested options to purchase NeoStem Common Stock shall be forfeited as of the Termination Date, except that options to purchase an aggregate of 20,000 shares of common stock (half at an exercise price of $4.95 and the balance at $1.63) shall not be forfeited and shall vest in accordance with their terms upon the completion of NeoStem’s Merger with CBH. All of Mr. Weinreb’s outstanding options issued under the NeoStem, Inc. 2003 Equity Participation Plan (the “2003 Plan”) will be repriced so that the exercise price is the greater of $0.80 or fair market value on the date of the repricing, if NeoStem’s stockholders approve a Company repricing of options granted under the 2003 Plan and the NeoStem Board of Directors so (and at such time as it) reprices options issued under the 2003 Plan in that manner. The repricing was effected on October 30, 2009, and the exercise price was adjusted to $1.90 per share. All of Mr. Weinreb’s outstanding options will be amended so that the period during which he may exercise a vested option ends on the earlier of: (i) the original expiration date of each such option; (ii) the second anniversary of the Termination Date; and (iii) the date on which NeoStem may determine in good faith that Mr. Weinreb has violated the terms of a previously-executed Employee Confidentiality, Invention Assignment and Non-Compete Agreement (the “Covenant Agreement”); provided that NeoStem agreed that an option to purchase 100,000 shares at $1.95 issued under the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) will remain exercisable for its original ten year term unless (iii), above, is applicable. Mr. Weinreb remains subject to the terms of a November 2, 2008 Lock-Up and Voting Agreement which provides that he may not sell any shares of common stock for a period of six months following the closing of the Merger; provided, that subject to the approval of CBH, commencing December 1, 2009, Mr. Weinreb may sell up to 30,000 shares of common stock per calendar month in accordance with applicable securities laws. The Agreement contains other customary terms and provisions, including mutual releases and non-disparagement provisions, as well as remedies for breaches of the Agreement and the Covenant Agreement. The Agreement became effective on October 6, 2009.

As of October 2, 2009, NeoStem entered into indemnification agreements with its chief executive officer, chief financial officer, general counsel, certain other employees and each of its directors pursuant to which NeoStem has agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of NeoStem.

Effective as of October 9, 2009, the Company entered into an agreement with a consultant who has previously provided services to the Company, pursuant to which this consultant was retained to provide

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Subsequent Events  – (continued)

additional financial market related services for a two month period. In consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 25,000 shares of restricted Common Stock, to vest as to one-half of the shares at the end of each monthly period during the term, and a five year warrant to purchase 25,000 shares of restricted Common Stock at a per share exercise price of $2.10 (with certain cashless exercise provisions), to vest in its entirety at the end of the term. The issuance of such securities is subject to the approval of the NYSE Amex.

Effective as of October 9, 2009, the Company entered into an agreement with a financial advisor who has previously provided services to the Company, pursuant to which this advisor was retained to provide additional financial advisory services for a two month period. In consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 50,000 shares of restricted Common Stock, to vest as to one-half of the shares at the end of each monthly period during the term, and a five year warrant to purchase 25,000 shares of restricted Common Stock at a per share exercise price of $2.10 (with cashless exercise provisions), to vest in its entirety at the end of the term. The issuance of such securities is subject to the approval of the NYSE Amex.

SPECIAL MEETING OF SHAREHOLDERS HELD ON OCTOBER 29, 2009

On October 7, 2009, the United States Securities and Exchange Commission (the “Commission”) declared effective NeoStem’s Registration Statement on Form S-4 filed with the Commission. The Registration Statement, including the joint proxy statement/prospectus contained therein, was used in connection with NeoStem's acquisition by merger (the “Merger”) of China Biopharmaceuticals Holdings, Inc. (“CBH”) into a wholly-owned subsidiary of NeoStem. The acquisition was subject to customary closing conditions, including approval by the shareholders of each company which approval was obtained at meetings of shareholders held on October 29, 2009. The Merger closed on October 30, 2009. In addition to approval of the issuance of securities in the Merger, several other proposals were presented for consideration at the NeoStem meeting of shareholders (the “NeoStem Special Meeting”). Following is a list of all the proposals presented at the NeoStem Special Meeting, all of which received the requisite shareholder approval:

1.	To consider and vote upon the issuance of securities of NeoStem pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of November 2, 2008, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among NeoStem, China Biopharmaceuticals Holdings, Inc. (“CBH”), CBH Acquisition LLC, a wholly-owned subsidiary of NeoStem (“Subco”), and China Biopharmaceuticals Corp., a wholly-owned subsidiary of CBH, pursuant to which CBH will merge with and into Subco, with Subco as the surviving entity (the “Merger”). (For more information, see below, and Note 9, Commitments, to the Unaudited Consolidated Financial Statements included herein.) The Merger closed on October 30, 2009.
2.	To consider and vote upon an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to increase the number of shares of preferred stock, par value $0.01 per share, authorized for issuance from 5,000,000 shares to 20,000,000 shares (and a corresponding increase in NeoStem’s total authorized shares from 505,000,000 to 520,000,000). This amendment was filed with the Secretary of State of Delaware upon the closing of the Merger.
3.	To consider and vote upon the issuance of NeoStem Common Stock in order to permit the potential conversion of the 8,177,512 shares of Series C Convertible Preferred Stock to be issued to RimAsia in the Merger into 9,086,124 shares of NeoStem Common Stock upon the election of the holders thereof. The Series C Convertible Preferred Stock were issued to RimAsia upon the closing of the Merger.
4.	To consider and vote upon the issuance of NeoStem Common Stock in order to permit (i) the potential exercise of up to 13,932,512 warrants (including 12,932,512 Series D warrants) and (ii) the

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Subsequent Events  – (continued)

automatic conversion of the Series D Convertible Preferred Stock into 12,932,510 shares of NeoStem Common Stock, together with the elimination of certain restrictions regarding certain warrant exercises and stock conversions. Upon shareholder approval, all 13,932,512 warrants became immediately fully exercisable and the Series D Convertible Preferred Stock automatically converted into an aggregate of 12,932,510 shares of NeoStem Common Stock.
5.	To consider and vote upon an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, solely in the event it is deemed by the NeoStem Board of Directors necessary for NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange.
6.	To consider and vote upon an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares. Upon the approval of this amendment on October 29, 2009, options to purchase an aggregate of 1,360,000 shares of NeoStem Common Stock were granted to NeoStem employees, advisors and consultants, of which 1,200,000 were granted to executive officers of NeoStem. Upon the closing of the Merger, certain additional stock and option grants to NeoStem executive officers, employees, directors and advisors also became effective. See below.
7.	To consider and vote upon the adoption of the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”) with respect to the 4,700,000 shares of NeoStem Common Stock authorized for issuance thereunder. Upon the closing of the Merger and/or receipt of certain PRC approvals, certain stock and warrant grants to non-U.S. personnel became effective. See below.
8.	To consider and vote upon an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to provide for the classification of the Board of Directors into three classes and certain related provisions regarding the Board of Directors. This amendment was filed with the Secretary of State of Delaware upon the closing of the Merger, pursuant to which the terms of Drew Bernstein, Eric Wei and Shi Mingsheng (at such time as he becomes a director) will expire in 2010, the terms of Edward Geehr and Steven Myers will expire in 2011, and the terms of Richard Berman and Robin Smith will expire in 2012.
9.	To consider and vote upon (i) an amendment to NeoStem’s 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the one-time repricing. Pursuant to this authority, effective upon the closing of the Merger, substantially all options issued under the 2003 Equity Plan were eligible to be repriced to the greater of $0.80 and fair market value on the date of closing of the Merger, and the compensation committee authorized certain discretionary grants. See below. Further, upon the closing of the Merger, privately issued warrants (warrants issued other than to the public or the underwriters in NeoStem’s August 2007 public offering) with exercise prices ranging from $4.00 to $8.00 were repriced to a range of approximately $3.82 to $6.81. See below.

MERGER AND RELATED TRANSACTIONS

On October 30, 2009, China Biopharmaceuticals Holdings, Inc. (“CBH”) merged with and into CBH Acquisition LLC (“Merger Sub”), a wholly-owned subsidiary of NeoStem, with Merger Sub as the surviving entity (the “Merger”) in accordance with the terms of the Agreement and Plan of Merger, dated November 2,

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Subsequent Events  – (continued)

2008, as amended (“Merger Agreement”) by and between NeoStem, Merger Sub, CBH and China Biopharmaceuticals Corp., a wholly-owned subsidiary of CBH (“CBC”). As a result of the Merger, NeoStem acquired CBH’s 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China. Erye specializes in research and development, production and sales of pharmaceutical products, as well as chemicals used in pharmaceutical products. Erye, which has been in business for more than 50 years, currently manufactures over 100 drugs on seven Good Manufacturing Practices (GMP) lines, including small molecule drugs. Suzhou Erye Economy and Trading Co. Ltd. (“EET”) owns the remaining 49% ownership interest in Erye. Merger Sub and EET have negotiated a revised joint venture agreement, which, subject to approval by the requisite PRC governmental authorities, will become effective.

Pursuant to the terms of the Merger Agreement, NeoStem issued an aggregate of 13,608,009 shares of Common Stock and 8,177,512 shares of Series C Convertible Preferred Stock in exchange for outstanding CBH securities. All of the shares of common stock of CBH issued and outstanding immediately prior to the effective time of the Merger were converted into the right to receive, in the aggregate, 7,150,000 shares of common stock of NeoStem, or an exchange ratio of 0.1921665.

All of the shares of CBH Series B Convertible Preferred Stock issued and outstanding immediately prior to the merger (which shares were held by Rim Asia Capital Partners L.P. (“RimAsia”)) were converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of Series C Convertible Preferred Stock of NeoStem, each with a liquidation preference of $1.125 per share and convertible into 9,086,124 shares of NeoStem Common Stock at a conversion price of $0.90 per share (the 6,458,009 shares of Common Stock and the 8,177,512 shares of Series C Convertible Preferred Stock being included in the aggregate numbers set forth in the prior paragraph). In connection therewith, all outstanding warrants to purchase shares of CBH Common Stock held by RimAsia immediately prior to the Effective Time were cancelled. Warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) were replaced with new NeoStem Class E warrants or were otherwise cancelled in accordance with the terms of such holder’s existing warrant. Class E warrants to purchase an aggregate of 192,308 shares of NeoStem common stock at an exercise price of $6.50 per share and an aggregate of 1,410,883 shares of NeoStem common stock at an exercise price of $6.56 per share, are effectively outstanding as of October 30, 2009.

NeoStem issued 9,532 shares of NeoStem Common Stock to Stephen Globus, a director of CBH, and 7,626 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao.

For assistance in effecting the merger, 125,000 shares of NeoStem Common Stock were issued to Fullbright Finance Limited (“Fullbright”) as the designee of EET, of which Fullbright is a wholly-owned subsidiary. In addition, an aggregate of 203,338 shares of NeoStem Common Stock will be issued to Fullbright as the designee of Shi Mingsheng (the Chairman of the Board of Directors of Erye and a holder of approximately two-thirds of EET) and Madam Zhang Jian (General Manager of Erye and a holder of approximately 10% of EET) in connection with the transactions contemplated by the Merger to assist in obtaining the receipt of all applicable approvals of the People’s Republic of China. Further, Mr. Shi and Madam Zhang will receive an aggregate of 350,000 Merger Bonus (as defined below) shares (175,000 each) after receipt of PRC approvals and the closing of the Merger.

Following consummation of the Merger, NeoStem now owns 51% of the ownership interests in Erye, and EET continues to own the remaining 49% ownership interest. As noted above, Merger Sub and EET have negotiated a revised joint venture agreement, which, subject to approval by the requisite PRC governmental authorities, will become effective. Pursuant to the terms and conditions of the Joint Venture Agreement,

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Subsequent Events  – (continued)

dividend distributions to EET and Merger Sub will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for Merger Sub’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to Merger Sub directly for NeoStem’s operating expenses.

As a result of the Merger, and the automatic conversion of NeoStem's Series D Convertible Preferred Stock into an aggregate of 12,932,510 shares of NeoStem Common Stock, which was also approved at the Special Meeting, the ownership of the NeoStem Common Stock outstanding is approximately as follows:

	Number of Shares*	Percentage Ownership	Beneficial Ownership*
RimAsia Capital Partners, L.P.	11,458,009	31.4%	50.5%
Erye Economy & Trading Co. Ltd/Fullbright Finance Limited (including Madam Zhang and Mr. Shi)	4,788,256	12.9%	15.3%
Enhance Biomedical Holding Corporation	4,000,000	11.0%	19.8%
Holders of Series D Convertible Redeemable Preferred Stock as converted into common stock (excluding RimAsia, EET/Fullbright and Enhance Biomedical)	4,292,510	11.8%	21.1%
Historic NeoStem Shareholders (other than those listed above)	7,947,749	21.8%	—
Former CBH Shareholders (other than those listed above)	4,520,735	12.4%	—

*	The shares reflected in the number of shares column above does not include (a) 9,086,124 shares of common stock which may be acquired by RimAsia by virtue of conversion of the Company's Series C Convertible Preferred Stock or (b) shares which may be acquired upon exercise of outstanding NeoStem stock options and warrants (5,000,000 held by RimAsia, 1,040,000 held by EET/Fullbright and 4,000,000 held by Enhance). The beneficial ownership column reflects any of such shares which might be issued in the next 60 days in computing beneficial ownership in accordance with SEC rules.

The description of the Merger contained in this Note 10 does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, as amended, which was attached to the Company's Joint Proxy Statement/Prospectus dated October 7, 2009.

Pursuant to the terms of the Merger Agreement in connection with the consummation of the transactions contemplated thereunder, the board of directors of NeoStem expanded the size of the board from five to seven members and appointed Eric Wei (the Managing Partner of RimAsia) and Shi Mingsheng (the Chairman of EET and Fullbright) to fill the newly created board positions, effective immediately after the Effective Time and the date of receipt of all PRC approvals, respectively, to serve until the election and qualification of his successor or his earlier death, resignation or removal. Mr. Wei and Mr. Shi will not serve on any of NeoStem's standing committees. As previously disclosed, Joseph Zuckerman resigned from NeoStem's Board of Directors as of the Effective Time and Edward C. Geehr, M.D. has been appointed effective as of the Effective Time to the Company’s Board of Directors to replace Dr. Zuckerman. Dr. Geehr will also take Dr. Zuckerman’s seat on the Nominating Committee as of the Effective Time of the Merger.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Subsequent Events  – (continued)

CERTAIN RELATIONSHIPS AND TRANSACTIONS

As of July 1, 2009, NeoStem, CBH, CBC and RimAsia (of which Mr. Wei is managing partner), which is a significant investor in the Company and CBH, entered into a Funding Agreement pursuant to which it was agreed that RimAsia would supply additional funding to both NeoStem and CBH in an amount up to $1.6 million, which amount would be deemed settled upon its receipt of the increased amount of NeoStem securities to be received by RimAsia as part of the Merger consideration, which increase was agreed to in the July 2009 amendment to the Merger Agreement. If less than $1.6 million had been advanced at that time, the difference would be paid to NeoStem at the closing of the Merger. The Merger closed on October 30, 2009. As of October 29, 2009 approximately $1,070,000 had been advanced on behalf of NeoStem and approximately $846,000 had been advanced on behalf of CBH, by RimAsia. The amount of funds advanced by RimAsia has exceeded the upper limit of $1.6 million resulting in additional funds due RimAsia in the amount of approximately $316,000, which will be paid to RimAsia from cash due CBH being disbursed in connection with the closing of the Merger.

Immediately prior to the closing of the Merger, in order to accelerate satisfaction of certain CBH obligations to EET, CBH and EET caused Erye to split-off its real estate assets into a new entity, with the end result that, subject to PRC approvals, (a) Erye is bound to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a nominal sum to be agreed upon by the parties, and (b) EET or its affiliate is bound to lease such principal manufacturing facility back to Erye at a nominal fee for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as Erye’s new facility is completed and fully operational, such that Erye is assured that there is no interruption of its operations by reason of such transfers and agreements. The land and building have a book value on CBH’s books of approximately $6.7 million (and an unknown estimated fair market value).

Pursuant to the Joint Venture Agreement between Merger Sub and EET, during the three year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, 45% of the net profit after tax will be provided to Erye, rather than distributed to NeoStem, to fund construction of Erye’s new plant, thereby benefitting EET. Shi Mingsheng and Madam Zhang Jian own approximately 63% and 10%, respectively, of EET.

COMPENSATORY ARRANGEMENTS

Adoption of the Non-US Based Equity Compensation Plan

On October 29, 2009, the stockholders of NeoStem duly adopted the Non-US Based Equity Compensation Plan (“Non-US Plan”) at the Special Meeting. Persons eligible to receive restricted and unrestricted stock awards, warrants, stock appreciation rights or other awards under the Non-US Plan are those service providers to NeoStem and its subsidiaries and affiliates providing services outside of the United States, including employees and consultants of NeoStem and its subsidiaries and affiliates, who, in the opinion of the Compensation Committee, are in a position to contribute to NeoStem’s success. A description of the Non-US Plan is set forth in the Joint Proxy Statement/Registration Statement on Form S-4. On October 29, 2009, upon the adoption of the Non-US Plan, NeoStem issued 225,000 shares of common stock and warrants (option-like equity grants) to purchase an aggregate of 1,350,000 shares of common stock. On November 2, 2009, an additional 300,000 shares and warrants to purchase 300,000 shares were also issued to a service provider under the Non-US Plan. Upon receipt of PRC approvals, 175,000 Merger Bonus shares will be issued to each of Mr. Shi Mingsheng and Madame Zhang Jian under the Non-US Plan.

Amendment to the 2009 Plan

On October 29, 2009, the Company amended its 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of common stock available for issuance under the 2009 Plan from (a) 3,800,000, to (b) 9,750,000. The 2009 Plan, as amended, was duly adopted by the stockholders of

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Subsequent Events  – (continued)

NeoStem at the Special Meeting. Persons eligible to receive restricted and unrestricted stock awards, options, stock appreciation rights or other awards under the 2009 Plan are those employees, consultants and directors of NeoStem and its subsidiaries who, in the opinion of the Compensation Committee, are in a position to contribute to its success. A description of the 2009 Plan is set forth in the Joint Proxy Statement/Registration Statement on Form S-4.

Equity Awards

On October 29, 2009, upon shareholder approval of the Merger and the increase in the shares available under the 2009 Plan, NeoStem issued options to purchase an aggregate of 1,360,000 shares of common stock at an exercise price of $2.04 per share (the closing price of a share of NeoStem common stock on the NYSE Amex on the date of grant) to its officers, directors, employees and consultants, of which 1,200,000 were issued to executive officers and none were issued to non-employee directors. Of such options, NeoStem issued the following awards to its principal executive officer, principal financial officer and named executive officers: (i) to Robin L. Smith, its Chairman and CEO, an option to purchase 750,000 shares, scheduled to vest as to 250,000 shares on the achievement of a specified business milestone, as to an additional 250,000 shares on July 8, 2010 and as to the remaining 250,000 shares on July 8, 2011; (ii) to Catherine M. Vaczy, its Vice President and General Counsel, an option to purchase 100,000 shares which vests in its entirety on July 8, 2010; and (iii) to Larry A. May, its CFO, an option to purchase 150,000 shares, which vested upon grant.

On October 30, 2009, upon the closing of the Merger, NeoStem issued options to purchase an aggregate of 500,000 shares of common stock to its officers, directors, consultants and advisors, of which 200,000 were issued to executive officers and 150,000 were issued to non-employee directors. In addition, upon the closing of the Merger, NeoStem issued the following equity awards: (i) to Robin L. Smith, 175,000 shares and (ii) to Catherine M. Vaczy, 150,000 shares. Such shares of NeoStem Common Stock were granted (as described in the Form S-4) in accordance with the terms of the Merger Agreement which provided that the Compensation Committee of the NeoStem Board of Directors (the “Compensation Committee”) has the authority to grant as bonuses in connection with the transactions contemplated by the Merger, in its discretion, up to an aggregate of 1,000,000 shares, or options to purchase up to 1,000,000 shares of NeoStem Common Stock, in any combination, under any equity compensation plan (“Merger Bonus” shares).

Amendment to the 2003 Equity Participation Plan (the “2003 Plan”)

On October 30, 2009, NeoStem amended its 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock (the “Repricing”) and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the Repricing. A description of the Repricing is set forth in the Joint Proxy Statement/Registration Statement on Form S-4.

On October 30, 2009, NeoStem implemented the Repricing. NeoStem repriced an aggregate of 754,250 outstanding options (of which 500,500 were held by executive officers and none were held by non-employee directors) with a range of exercise prices from $2.39 to $25.00 to a strike price of $1.90 (the closing price of a share of NeoStem common stock on the NYSE Amex on the date of the repricing). The following outstanding stock options held by NeoStem’s principal executive officer, principal financial officer and named executive officers were amended to reduce the strike price to $1.90: (i) for Robin L. Smith, an aggregate of 374,000 options with exercise prices ranging from $4.95 to $25.00; (ii) for Catherine M. Vaczy, an aggregate of 71,000 options with exercise prices ranging from $4.95 to $10.00; and (iii) for Larry A. May, an aggregate of 55,500 options with exercise prices ranging from $4.95 to $18.00. NeoStem also repriced privately issued warrants (warrants issued other than to the public or the underwriters in NeoStem’s August 2007 public offering) to purchase approximately 1,203,890 shares of Common Stock with exercise prices ranging from $4.00 to $8.00, to a range of approximately $3.82 to $6.81. Certain named executive officers of NeoStem are holders of warrants to purchase shares of NeoStem Common Stock at $8.00 per share for which their exercise

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Subsequent Events  – (continued)

prices were reduced to approximately $6.18 per share. An aggregate of 27,427 of such warrants are held by named executive officers in the following quantities: Robin L. Smith (25,427) and Catherine M. Vaczy (2,000); and an aggregate of 34,092 of such warrants are held by two non-employee directors.

On October 30, 2009, NeoStem effected option awards pursuant and subject to the Company’s 2009 Equity Compensation Plan and stockholder approval received at the Special Meeting to issue discretionary grants of cash or equity awards in connection with the option repricing, as described in the Joint Proxy Statement/Registration Statement on Form S-4. Options (“Discretionary Options”) were awarded to officers, directors, employees, consultants and advisors to purchase an aggregate of 562,274 shares of common stock (of which 325,109 were awarded to executive officers and 26,774 were awarded to non-employee directors) at an exercise price of $1.90 (the closing price of a share of NeoStem common stock on the date of grant), and an aggregate of approximately $201,000 in cash awards which may be paid upon the achievement of business milestones. Of such Discretionary Options, NeoStem issued the following awards to its principal executive officer, principal financial officer and named executive officers: (i) to Robin L. Smith, its Chairman and CEO, an option to purchase 229,678 shares, which vested upon grant; (ii) to Catherine M. Vaczy, its Vice President and General Counsel, an option to purchase 53,955 shares, which vested upon grant; and (iii) to Larry A. May, its CFO, an option to purchase 41,476 shares, which vested as to 31,620 shares on the grant date and an aggregate of 9,856 shares will vest upon the achievement of business milestones.

On November 4, 2009, the Company’s Compensation Committee approved the following with regard to compensation matters for the Company’s Board of Directors: (i) the grant of options under the Company’s 2009 Equity Compensation Plan to purchase an aggregate of 750,000 shares of Common Stock to members of the Company’s Board of Directors, and 100,000 granted to the Board Secretary, Catherine Vaczy, in consideration for Board services, with an exercise price equal to the fair market value of the Common Stock on the date of grant and vesting as to one-third of the shares on each of the first, second and third year anniversaries of the date of grant; (ii) the grant of options under the Company’s 2009 Equity Compensation Plan to purchase an aggregate of 200,000 shares of Common Stock to members of the Company’s Board of Directors who serve as board or committee chairpersons, in consideration for such services, with an exercise price equal to the fair market value of the Common Stock on the date of grant and vesting as to one-third of the shares on each of the first, second and third year anniversaries of the date of grant; and (iii) the grant of stock awards for an aggregate of 180,000 shares of Common Stock under the Company’s 2009 Equity Compensation Plan that are fully vested upon issuance to two Directors and the issuance to one such Director of cash in the amount of $20,000 in recognition of past service. Additionally, a grant to an employee was approved, of options to purchase 20,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant and vesting as to one-half of the shares on the first and second one year anniversaries of the date of grant.

Other

Effective as of November 20, 2009, the Company entered into an agreement with a consultant who has previously provided services to the Company, pursuant to which this consultant was retained to provide additional consulting services for a three month period. In consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 50,000 shares of restricted Common Stock, to vest as to one-third of the shares at the end of each monthly period during the term. The issuance of such securities is subject to the approval of the NYSE Amex.

Effective as of December 28, 2009, NeoStem received PRC approval of the joint venture agreement.

Effective as of December 31, 2009, NeoStem, NeoStem (China) and Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), entered into an agreement whereby NeoStem and NeoStem China engaged PCT to perform the services necessary to construct in Beijing, China a facility consisting of a clean room for adult stem cell clinical trial processing and other stem cell collections which will have the processing capacity on an annual basis sufficient for at least 10,000 samples, research and development

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Subsequent Events  – (continued)

laboratory space, collection and stem cell storage area and offices, together with the furnishings and equipment and (2) the installation of quality control systems consisting of materials management, equipment maintenance and calibration, environmental monitoring and compliance and adult stem cell processing and preservation which comply with cGMP standards and regulatory standards that would be applicable in the United States under GTP standards, as well as all regulatory requirement applicable to the program under the laws of the People's Republic of China. The aggregate cost of the program, including the phase 1 equipment purchases, is expected to be approximately $3 million. The project will commence, at NeoStem's option, prior to April 1, 2010 and is anticipated to take approximately 7 months to complete. PCT has agreed to provide at least 90 days of support services to NeoStem for an additional fee after completion of the project, which is renewable at NeoStem's request for an additional 90 days.

Effective as of January 4, 2010 the Company entered into a one-year agreement with a consultant to provide investor relations services to the Company. In consideration for providing services under this agreement, the Company agreed to pay a retainer of $8,000 per month, at the beginning of the month and each month thereafter during the primary term of the agreement and issue to the consultant a five year warrant to purchase 200,000 shares of restricted Common Stock at a per share exercise price of $2.00 to vest as to 50,000 shares on the last day of each fiscal quarter. The issuance of such securities is subject to the approval of the NYSE Amex.

Note 11 — Modification of Revenue Recognition Policy

During the quarter ended June 30, 2009, the Company modified its revenue recognition policy relative to the license fees it recognizes from physicians seeking to establish autologous adult stem cell collection centers, to recognize such fees as revenues ratably over the appropriate period of time to which the revenue element relates. Previously these license fees were recognized in full when agreements were signed and the physician had been qualified by the Company’s credentialing committee. In previous reports we have described these fees as “start-up” fees. Effective with the filing of the Form 10-Q for the quarterly period ended June 30, 2009, we have re-characterized these fees as license fees in order to better describe the nature of the relationship between NeoStem and these physicians and physician practices and the nature of the fees received. If this modified revenue recognition policy had been in place during the year ended December 31, 2006 and in each subsequent reporting period, the impact of accounting for revenues and its corresponding impact on net loss for each of the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009 would have been as follows, reflecting for each such period the relevant amounts as reported and as if adjusted:

	2006	2007	2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
Total Revenue as Reported	$45,724	$231,664	$83,541	$49,468	$157,709
Total Revenue if Adjusted	$36,002	$57,148	$145,924	$104,768	$182,934
Bad Debt Expense as Reported	$—	$19,500	$21,500	$—	$—
Bad Debt Expense if Adjusted	$—	$4,500	$9,450	$—	$—
Net Loss as Reported	$(6,051,400)	$(10,445,473)	$(9,242,071)	$(7,623,353)	$(14,433,688)
Net Loss if Adjusted	$(6,061,122)	$(10,604,989)	$(9,167,638)	$(7,678,653)	$(14,408,463)
Change	$(9,722)	$(159,516)	$74,433	$55,300	$25,225
% of Net Loss	0.16%	1.53%	0.81%	0.73%	0.17%

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Modification of Revenue Recognition Policy  – (continued)

The Company has determined that this modification of our revenue recognition policy does not require a retroactive application to our previously issued financial statements for the periods set forth above because the impact on the financial statements taken as a whole during such periods is not material.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Biopharmaceuticals Holdings, Inc

We have audited the accompanying consolidated balance sheets of China Biopharmaceuticals Holdings, Inc and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008. China Biopharmaceuticals Holdings, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Biopharmaceuticals Holdings, Inc and Subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer & Torbet, LLP

Walnut, California
March 30, 2009

Except as to paragraph 1 of Note 2, 4, 6, 7, 8, 11 and 14, as to which the date is December 10, 2009.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007

	2008	2007
	(Restated)
ASSETS
CURRENT ASSETS:
Cash	$470,672	$634,189
Short term investment	4,432,657	1,096,800
Accounts receivable, trade, net of allowance for doubtful accounts of $290,856 and $410,192 at December 31, 2008 and 2007, respectively	3,371,225	3,551,483
Accounts receivable, related parties	—	41,932
Other receivables, net of allowance for doubtful accounts of $224,928 and $0 at December 31, 2008 and 2007, respectively	494,307	1,061,172
Other receivables – related parties	275,442	819,621
Advances to suppliers	126,418	789,803
Prepaid expenses	11,680	363,819
Inventories, net of $26,250 allowance	9,033,655	8,962,055
Loan to shareholder and officer	46,058	—
Total current assets	18,262,114	17,320,874
PLANT AND EQUIPMENT, NET	11,615,978	4,074,562
OTHER ASSETS:
Intangible asset, net	7,587,057	7,398,189
Long term notes receivable	—	92,118
Restricted cash	1,373,228	518,589
Advance on patent and right purchase	1,321,561	959,700
Other assets	40,678	81,484
Asset to be disposed	178,717	754,482
Total other assets	10,501,241	9,804,562
Total assets	$40,379,333	$31,199,998
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Notes payable	$4,563,837	$1,727,460
Accounts payable	4,644,078	5,847,656
Other payables	1,064,019	1,381,462
Other payables – related parties	666,024	644,750
Other payables – shareholder and officer	—	43,961
Customer deposits	998,006	1,858,134
Taxes payable	2,212,422	1,486,847
Dividend payables	1,110,346	77,107
Short-term loans	2,611,260	2,371,830
Other accrued liabilities	226,205	248,093
Liabilities to be disposed	412,024	447,858
Total current liabilities	18,508,221	16,135,158
LONG TERM LIABILITIES:
Other long term liabilities	65,012	65,114
Total liabilities	18,573,233	16,200,272
COMMITMENTS AND CONTINGENCIES	—	—
REDEEMABLE PREFERRED STOCK – series B, $0.01 par value, 6,185,607 shares issued and outstanding at December 31, 2008 and 2007.	12,508,534	12,508,534
MINORITY INTEREST	9,478,384	5,508,061
SHAREHOLDERS’ EQUITY:
Preferred stock – $0.01 par value, 10,000,000 shares authorized;
Series A, 50,000 shares issued and outstanding at December 31, 2008 and 2007;	500	500
Series B, 6,185,607 shares issued and outstanding at December 31, 2008 and 2007, classified above outside shareholders’ equity.	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 36,590,312 and 36,490,312 shares issued and outstanding as of December 31, 2008 and 2007, respectively.	365,903	364,903
Paid-in capital	13,222,851	13,178,101
Capital receivable	(252,471)	(252,471)
Statutory reserves	1,508,798	976,439
Accumulated deficit	(16,797,813)	(18,059,232)
Accumulated other comprehensive income	1,771,414	774,891
Total shareholders’ equity	(180,818)	(3,016,869)
Total liabilities and shareholders’ equity	$40,379,333	$31,199,998

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2008 and 2007

	2008	2007
	(Restated)
Revenues	$49,725,838	$31,881,293
Cost of goods sold	34,460,946	23,633,647
Gross profit	15,264,892	8,247,646
Operating expenses:
Research and development	360,056	264,639
Selling, general and administrative	6,194,796	6,454,874
Total Operating Expenses	6,554,852	6,719,213
Income from operations	8,710,040	1,528,433
Other income (expense):
Interest expense, net	(43,301)	(1,213,531)
Other income (expense), net	158,094	(410,097)
Total other income (expense)	114,793	(1,623,628)
Income (loss) before income taxes and minority interest	8,824,833	(95,195)
Provision for income taxes	1,408,532	—
Income (loss) before minority interest	7,416,301	(95,195)
Minority interest	3,988,772	1,519,293
Income (loss) from continuing operations	3,427,529	(1,614,488)
Loss on discontinued operations:
Loss on discontinued operations, net of tax effect	(600,512)	(11,910,425)
Loss on disposal of discontinued operation, net of tax effect	—	(22,074)
Net of Loss on Discontinued Operations	(600,512)	(11,932,499)
Net income (loss)	2,827,017	(13,546,987)
Dividends and accretion on redeemable preferred stock	(1,033,239)	—
Net income (loss) available to common shareholders	1,793,778	(13,546,987)
Other comprehensive income (loss):
Foreign currency translation adjustment	996,523	(111,107)
Comprehensive income (loss)	$2,790,301	$(13,658,094)
Income (loss) available to common stock shareholders – basic and diluted
Continuing operations	$0.07	$(0.04)
Discontinued operations	(0.02)	(0.33)
Total	$0.05	$(0.37)
Weighted averaged number of shares outstanding – basic and diluted
– Basic and fully diluted	36,348,531	36,340,860

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Preferred Stock (Series A)		Common Stock		Paid-in Capital
	Shares	Par value	Shares	Par Value
BALANCE, December 31, 2006, Restated	930,000	$9,300	35,586,740	$355,868	$13,041,911
Common shares issued for service			125,000	1,250	(1,250)
Common shares issued for preferred stock conversion	(537,500)	(5,375)	778,572	7,785	(2,410)
Cancellation of preferred shares	(342,500)	(3,425)			3,425
Stock based compensation					34,125
Disposal of Enshi
Change in value of warrants issued for Enshi acquisition					102,300
Dividends and accretion on redeemable preferred stock
Net loss
Statutory reserves
Foreign currency translation adjustments
BALANCE, December 31, 2007	50,000	$500	36,490,312	$364,903	$13,178,101
Common shares issued for service			100,000	1,000	26,000
Stock based compensation					18,750
Dividends and accretion on redeemable preferred stock
Net income
Statutory reserves
Foreign currency translation adjustments
BALANCE, December 31, 2008	50,000	$500	36,590,312	$365,903	$13,222,851

	Capital Receivable	Statutory Reserves	Accumulated Income (Deficit)	Other Comprehensive Income (Loss)	Totals
BALANCE, December 31, 2006, Restated	$(252,471)	$2,524,655	$(6,060,461)	$885,998	$10,504,800
Common shares issued for service					—
Common shares issued for preferred stock conversion					—
Cancellation of preferred shares					—
Stock based compensation					34,125
Disposal of Enshi		(1,862,414)	1,862,414	(837,320)	(837,320)
Change in value of warrants issued for Enshi acquisition					102,300
Dividends and accretion on redeemable preferred stock					—
Net loss			(13,546,987)		(13,546,987)
Statutory reserves		314,198	(314,198)		—
Foreign currency translation adjustments				726,213	726,213
BALANCE, December 31, 2007	$(252,471)	$976,439	$(18,059,232)	$774,891	$(3,016,869)
Common shares issued for service					27,000
Stock based compensation					18,750
Dividends and accretion on redeemable preferred stock			(1,033,239)		(1,033,239)
Net income			2,827,017		2,827,017
Statutory reserves		532,359	(532,359)		—
Foreign currency translation adjustments				996,523	996,523
BALANCE, December 31, 2008	$(252,471)	$1,508,798	$(16,797,813)	$1,771,414	$(180,818)

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2008 and 2007

	2008	2007
	(Restated)
CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES:
Net Income (loss) available to Common Shareholders	$1,793,778	$(13,546,987)
Dividends and accretion on redeemable preferred stock	1,033,239	—
Net income (loss)	2,827,017	(13,546,987)
Net loss from discontinued operations	600,512	11,932,499
Net income (loss) from continuing operations	3,427,529	(1,614,488)
Adjustments to reconcile net income (loss) from continuing operations to cash provided by (used in) continuing operating activities:
Stock based compensation	45,750	34,125
Depreciation	504,304	463,625
Amortization	166,984	166,470
Bad debt (recovery) expense	(43,881)	612,267
Minority Interest	3,988,772	1,519,293
Change in fair value of warrants issued in Enshi acquisition	—	102,300
Conversion of interest expense to redeemable stock	—	1,085,178
Loss on disposal of equipment	—	191,276
Change in operating assets and liabilities:
Accounts receivable, trade	421,484	(909,856)
Accounts receivable, related parties	—	(40,271)
Other receivables	1,794,823	(221,983)
Advances to suppliers	706,196	(582,415)
Inventories	546,277	(2,390,515)
Other assets	41,766	(78,257)
Accounts payable	(1,585,005)	1,734,152
Payable to related parties	(116,934)	975,418
Other payables and other current liabilities	260,893	670,032
Customer deposits	(973,024)	1,120,185
Taxes payable	610,662	216,817
Net cash provided by continuing operating activities	9,796,596	3,053,354
CASH FLOWS FROM CONTINUING OPERATION INVESTING ACTIVITIES:
Purchase of intangible assets	—	(724,914)
Repayment received from long term notes receivables	—	207,882
Decrease in long term other receivables – related parties	—	352,232
Purchase of equipment	(1,811,644)	(330,247)
Purchase of construction in progress	(5,828,749)	—
(Increase) decrease in other receivables – related parties	(1,055,564)	1,110,625
Increase in short term Investment	(3,202,407)	(1,053,360)
Repayment of loan to related party	—	42,849
Advance on patent purchase	(289,539)	(921,690)
Net cash used in continuing operation investing activities	(12,187,903)	(1,316,623)
CASH FLOWS FROM CONTINUING OPERATION FINANCING ACTIVITIES:
(Increase) decrease in restricted cash	(804,102)	420,594
Proceeds from loan payables	431,961	—
Decrease in other payables – related parties	(143,972)	(1,504,103)
Proceeds from (payment on) notes payables	2,668,217	(816,354)
Repayments on long term liabilities	(4,580)	(103,665)
Net cash provided by (used in) continuing operation financing activities	2,147,524	(2,003,528)
Effect of exchange rate on cash – Continuing operations	80,266	82,237
Decrease in cash from continuing operation	(163,517)	(184,559)
Cash, beginning – Continuing operation	634,189	818,748
Cash, ending – Continuing operation	$470,672	$634,189
Cash (used in) provided by discontinued operating activities	(521,445)	2,023,970
Cash provided by discontinued operations investing activities	594,574	12,431,901
Cash used in discontinued operations financing activities	—	(16,349,977)
Effect of exchange rate on cash – discontinued operations	2,416	(210,191)
Net (decrease) increase in cash from discontinued operation	75,545	(2,104,298)
Cash, beginning of year – Discontinued operation	35,510	2,139,807
Cash, end of year – Discontinued operation	$111,055	$35,510

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 1 — Organization and Operations

China Biopharmaceuticals Holdings, Inc. (the “CBH”), a Delaware corporation, was originally organized as a Corporation under the laws of the state of New York on August 6, 1976. Since August 2004, the Company acquired various subsidiaries located in mainland China (also referred to as “PRC”). The principal activities of the Company, through its subsidiaries, are research, manufacture, and the sale of drug raw materials and intermediates as well as prescription and non-prescription drugs and traditional Chinese medicines. The Company is also engaged in the discovery, development and commercialization of innovative drugs and related bio-pharmaceutical products in China.

In the accompanying financial statements, financial results related to the divested operations of CBC, Keyuan and Enshi are presented as discontinued operations. Previously reported amounts have been restated to present the divested operations of CBC and Keyuan. Total assets and liabilities of CBC and Keyuan were reclassified as Assets (Liabilities) held for disposal on the consolidated balance sheet as of December 31, 2008 and 2007. Unless otherwise noted, discussions and amounts throughout these notes relate to CBH’s continuing operations.

Note 2 — Significant Accounting Policies

Restatement

On July 11, 2009, the Company decided to take actions to comply with the requirements of Amendment No. 1 to the Merger Agreement and to write off the Keyuan investment. CBH has written off Keyuan effective on August 31, 2009. On September 4, 2009, CBH entered into a trust agreement with Stephen Globus, a board member of CBH, as trustee for the benefit of the holders of the common stock of CBH. CBH has transferred the stock of CBC to the trust. Following the transfer, the only material assets and liabilities of CBH at the time of the merger shall be the Eyre Ownership and at least $550,000 cash, and CBH shall have no liabilities except transaction related expenses of $450,000 or less. The two events above have resulted into a discontinuation of business.

Total assets and liabilities of CBC and Keyuan were reclassified as Assets (Liabilities) to be disposal on the consolidated balance sheets as of December 31, 2008 and 2007, and the major classes of such items are as follows:

	December 31, 2008	December 31, 2007
Cash	$111,055	$35,510
Other receivable	—	70,223
Other current asset	28,460	52,742
Long-term notes receivable	—	548,400
Equipments	39,202	47,607
Total assets to be disposal	$178,717	$754,482
Accounts payable	$84,466	$140,633
Customer deposit	290,173	271,184
Other current liabilities	37,385	36,041
Total liabilities to be disposal	$412,024	$447,858

The consolidated financial statements as of and for the years ended December 31, 2008 and 2007 have been restated to reflect the discontinued operations of CBC and Keyuan.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

Consolidated balance sheets:

	2008		2007
	(Previously Reported)	(Restated)	(Previously Reported)	(Restated)
Cash	$581,727	$470,672	$669,699	$634,189
Accounts receivable, trade, net of allowance for doubtful accounts of $1,200,983 and $1,260,760 at December 31, 2008 and 2007, respectively – Reported	3,371,225		3,551,483
Accounts receivable, trade, net of allowance for doubtful accounts of $290,856 and $410,192 at December 31, 2008 and 2007, respectively – Restated		3,371,225		3,551,483
Other receivables, net of allowance for doubtful accounts of $300,068 and $0 at December 31, 2008 and 2007, respectively – Reported	494,307		1,131,395
Other receivables, net of allowance for doubtful accounts of $224,928 and $0 at December 31, 2008 and 2007, respectively – Restated		275,442		819,621
Advances to suppliers	126,418	126,418	797,302	789,803
Assets to be disposal	—	178,717	—	754,482
Loan to shareholder and officer	74,518	46,058	45,243	—
PLANT AND EQUIPMENT, NET	11,655,180	11,615,978	4,122,169	4,074,562
Long term notes receivable	—	—	640,518	92,118
Accounts payable	4,728,544	4,644,078	5,988,289	5,847,656
Other payables – shareholder and officer	670	—	44,588	43,961
Customer deposits	1,288,179	998,006	2,129,318	1,858,134
Taxes payable	2,215,667	2,212,419	1,488,964	1,486,847
Other accrued liabilities	259,675	226,208	281,390	248,093
Liabilities to be disposal	$—	$412,024	$—	$447,858

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

Consolidated income statements:

	2008		2007
	(Previously Reported)	(Restated)	(Previously Reported)	(Restated)
Revenues	49,841,158	49,725,838	31,927,378	31,881,293
Cost of goods sold	34,461,263	34,460,946	23,633,700	23,633,647
Gross profit	15,379,895	15,264,892	8,293,678	8,247,646
Research and development	388,848	360,056	271,030	264,339
Selling, general and administrative	6,938,601	6,194,796	6,960,779	6,454,874
Total operating expenses	7,327,449	6,554,852	7,231,809	6,719,213
Income from operations	8,052,446	8,710,040	1,061,869	1,528,433
Interest expense, net	(43,095)	(43,301)	(1,213,369)	(1,213,531)
Other income (expense), net	158,048	158,094	(410,283)	(410,097)
Income (loss) before income taxes and minority interest	8,167,399	8,824,833	(561,783)	(95,195)
Provision for income taxes	1,418,334	1,408,532	1,245	—
Minority interest	3,922,048	3,988,772	1,492,787	1,519,293
Income (loss) from discontinued operations	2,827,017	3,427,529	(2,055,815)	(1,614,488)
Loss on discontinued operations, net of tax effect	—	(600,512)	(11,469,098)	(11,910,425)
Net income (loss)	2,827,017	2,827,017	(13,524,913)	(13,524,913)
Earnings per share:
Continuing operations	0.05	0.07	(0.06)	(0.04)
Discontinued operations	—	(0.02)	(0.31)	(0.33)

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

Consolidated cash flows:

	2008		2007
	(Previously Reported)	(Restated)	(Previously Reported)	(Restated)
Cash flows from continuing operating activities:
Net loss from discontinued operations	—	600,512	11,491,172	11,932,500
Net income (loss) from continuing operations	2,827,017	3,427,529	(2,055,815)	(1,614,487)
Stock based compensation	45,750	45,750	34,125	34,125
Depreciation	517,469	504,304	482,708	463,625
Amortization	166,984		166,470
Bad debt (recovery) expense	37,838	(43,881)	1,009,910	612,267
Minority interest	3,922,047	3,988,772	1,492,787	1,519,293
Accounts receivable, trade	421,484	421,484	(883,522)	(909,856)
Other receivables	1,794,823	1,794,823	(217,306)	(221,983)
Advances to suppliers	706,196	706,196	(584,390)	(582,415)
Inventories	546,277	546,277	(2,390,515)	(2,390,515)
Other assets	41,766	41,766	(78,257)	(78,257)
Accounts payable	(1,649,873)	(1,585,005)	1,726,383	1,734,152
Payable to the discontinuing operations	—	(116,934)	—	975,418
Other payables and other current liabilities	258,773	260,893	670,843	670,032
Customer deposits	(973,024)	(973,024)	1,143,886	1,120,185
Taxes payable	611,624	610,662	216,952	216,817
Net cash provided by continuing operating activities	9,275,151	9,796,596	2,072,742	3,053,354
Cash flows from continuing operation investing activities:
Purchase of intangible assets	—	—	(724,914)	(724,914)
Repayment received from long term notes receivables	576,600	—	207,882	207,882
Decrease in long term other receivables – related parties	—	—	352,232	352,232
Purchase of equipment	(1,813,274)	(1,811,644)	(330,778)	(330,247)
Purchase of construction in progress	(5,828,749)	(5,828,749)	—	—
(Increase) decrease in other receivables – related parties	(1,035,960)	(1,055,564)	1,110,625	1,110,625
Increase in short term investment	(3,202,407)	(3,202,407)	(1,053,360)	(1,053,360)
Repayment of loan to related party	—	—	42,849	42,849
Advance on patent purchase	(289,539)	(289,539)	(921,690)	(921,690)
Cash used in investing activities	(11,593,329)	(12,187,903)	(1,317,154)	(1,316,623)
Cash flows from continuing operation financing activities:
(Increase) decrease in restricted cash	(804,102)	(804,102)	420,594	420,594
Proceeds from loan payables	431,961	431,961	—	—
Decrease in other payables – related parties	(143,972)	(143,972)	(1,504,103)	(1,504,103)
Proceeds from (payment on) notes payables	2,668,217	2,668,217	(816,354)	(816,354)
Repayments on long term liabilities	(4,580)	(4,580)	(103,665)	(103,665)
Net cash provided by (used in) continuing financing activities	2,147,524	2,147,524	(2,003,528)	(2,003,528)
Effect of exchange rate on cash – continuing operations	82,682	80,266	86,679	82,237
Decrease in cash from continuing operation	(87,972)	(163,517)	(1,161,261)	(184,560)
Cash, beginning – Continuing operation	669,699	634,189	1,830,960	818,749
Cash, ending – Continuing operation	581,727	470,671	669,699	634,189
Cash used in discontinued operating activities	—	(521,445)	3,004,582	2,023,970
Cash provided by discontinued operations investing activities	—	594,574	12,432,432	12,431,901
Cash used in discontinued operations financing activities	—	—	(16,349,977)	(16,349,977)
Effect of exchange rate on cash – discontinued operations	—	2,416	(214,633)	(210,191)
Net (decrease) increase in cash from discontinued operation	—	75,545	(1,127,596)	(2,104,297)
Cash, beginning of year – Discontinued operation	—	35,510	1,127,596	2,139,807
Cash, end of year – Discontinued operation	—	111,055	—	35,510

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

Economic and Political Risks

The Company faces a number of risks and challenges since its assets are located in China and its revenues are derived from its operations in China. China is a developing country with a young economic market system overshadowed by the state. Its political and economic systems are very different from the more developed countries and are still in the stage of change. China also faces many social, economic and political challenges that may produce major shocks and instabilities and even crises, in both its domestic arena and its relationship with other countries, including but not limited to the United States. Such shocks, instabilities and crises may in turn significantly and negatively affect the Company’s performance.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and all its majority-owned subsidiaries that require consolidation. Material inter-company transactions have been eliminated in the consolidation. The consolidated financial statements of China Biopharmaceuticals Holdings, Inc. and Subsidiaries reflect the activities of the following subsidiaries:

Entity	Percentage of Ownership	Location
CBH	Parent Company	United States of America
Erye	51% owned by CBH	P.R.C

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. For example, the Company estimates the collectibility of its receivables which affects the carry value of the related asset and estimates the fair value of share based compensation which affects the amount of compensation recognized in earnings. Management makes these estimates using the best information available at the time the estimate are made; however actual results could differ materially from those estimates.

Land Use Rights

According to Chinese law, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 40 to 50 years. The Company reviews the carrying value of land use rights at least annually, more often if necessary, to determine whether their carrying value has become impaired. Impairment charges are recorded when the carrying value of the asset exceeds future benefits to be derived from the asset.

Plant and Equipment, Net

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over their respective estimated useful lives. Estimated useful lives are as follows.

Equipment and machinery	5 years
Motor vehicles	5 years
Furniture and fixtures	5 years
Buildings	20 years

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. Interest incurred during the period of construction, if material, is capitalized. No depreciation is provided for construction in progress until the assets are completed and are placed into service.

Long-term assets of the Company are reviewed at least annually, more often if necessary, to determine whether their carrying value has become impaired, pursuant to the guidelines established in Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As of December 31, 2008, management concluded long term assets are not impaired.

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

Short Term Investment

In 2007, the Company opened an account with an investment broker to invest in short term investments in initial public offering securities. The Company classified the account balance as trading securities, which should be carried at fair value with unrealized gains and losses reported in income. Total amount in this account was $4,432,657 as of December 31, 2008 and $1,096,800 as of December 31, 2007. For the years ended December 31, 2008 and 2007, the Company recorded $27,648 and $0 as realized gain on short-term investment.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management’s judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivables balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectibility of the receivables and our operating results. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required. The ultimate collection of the Company’s accounts receivables may take over one year and accounts receivables outstanding more than one year is considered to be written-off.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out basis. The Company reviews its inventory periodically for possible obsolescence or to determine if any reserves are necessary.

Patents

The Company obtained various official registration certificates or official approvals for clinical trials representing patented pharmaceutical formulas. No amortization is provided when the Company intends to and has the ability to sell the patent or formulas within not more than two months, otherwise the patent costs will be subject to amortization over its estimated useful life period, generally fifteen years. Such costs comprise purchase costs of patented pharmaceutical formulas and costs incurred for patent application. Patent costs are

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

accounted for on an individual basis. The carrying value of patent costs is reviewed for impairment annually and more often when events and changes in circumstances indicate that the carrying value may not be recoverable.

Research and Development Costs

Research and development (or “R&D”) expenses include salaries, benefits, and other headcount related costs, clinical trial and related clinical manufacturing costs, contract and other outside service fees, and facilities and overhead costs. R&D costs are expensed when incurred.

Under the guidance of paragraphs 8 to 11 of SFAS 2, the Company expenses the costs associated with the research and development activities when incurred. None of the intangible assets of the Company was recorded based on R&D costs.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2008 and 2007 amounted $23,021 and $90,804.

Shipping and Handling Costs

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs were $385,532 and $340,659 for the years ended December 31, 2008 and 2007, respectively.

Concentration of Risks

Cash includes cash on hand and demand deposits in accounts maintained with banks within the People’s Republic of China, Hong Kong and the Untied States. Total cash in these banks at December 31, 2008 and 2007 amounted to $580,492 and $669,699 of which $0 and $65,490 deposits are covered by FDIC insurance, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

The Company sells pharmaceutical products to pharmacies and hospitals. Five major customers accounted for approximately 11.2% 13.8% of the net revenue for the years ended December 31, 2008 and 2007, respectively. No sales revenue from any single customer was above 5% of total sales revenue. As of December 31, 2008 and 2007, the total receivable balances due from these customers were $1,014,498 and $403,018, respectively, representing 22.2% and 8.7% of total accounts receivables.

For the year ended December 31, 2008, five major suppliers provided approximately 49.5% of the Company’s purchases of raw materials with each supplier individually accounting for 13.6% 11.9%, 9.1%, 9.1% and 5.7%, respectively. Five suppliers provided 45.4% of the Company’s purchase of raw materials for the year ended December 31, 2008, with each suppliers individually accounted for 17.9%, 12.0%, 6.5%, 4.7% and 4.3%, respectively.

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted SFAS 157, Fair Value Measurements, which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for current assets and current liabilities qualify as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follow:

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Short-term loans amounted to $2,611,260 at December 31, 2008. In accordance with SFAS 157, the Company determined that the carrying value of this loan approximated the fair value using the level 2 inputs by comparing the stated loan interest rates to the rates charged by the Industrial and Commercial Bank of China to similar loans.

As of December 31, 2008, the carrying value of the redeemable convertible preferred stock amounted to $12,508,534. The redeemable shares are carried at redemption value which the management believes to be representative of the fair value.

Fair Value Measurements

	Carrying Value	Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Short-term loan	$2,611,260		$2,611,260
Redeemable convertible preferred stock	$12,508,534		$12,508,534

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with SFAS 157.

Revenue Recognition

The Company has various categories of revenue resources, sales of new drug formulas, R&D services and revenue from sales of medical product.

The Company recognizes revenue from product and drug formula sales when title has passed, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable which is generally at the time of shipment. Allowances are established for estimated rebates, wholesaler charge backs, prompt pay sales discounts, product returns, and bad debts.

For revenue from R&D service, revenue is recognized based on fixed-price refundable new drug contracts. The fixed-price refundable new drug contract is also called as milestone contract, which establishes the phase goals of the R&D service provided by the Company and the corresponding milestone payments by the customers. Milestone payments become payable and are recognized as revenue when milestone goals, as defined in the contract, are achieved. Milestones are substantive and not derived solely from arriving at a specific date. Revenue is recognized when milestone goals are achieved at the amount of the corresponding milestone payment. To determine when milestones are achieved, typically, the milestone goals require one or more of the following: (1) a certificate from a licensed authoritative agency, (2) approval/acknowledgement by a governmental agency, such as agency like Food and Drug Administration of the United States, (3) an authoritative professional appraisal report, or (4) an independent technological feasibility report, testing analysis and other form of valuation on the result and value of products and service. After receipt of the certificate, and/or approval and/or report, continued service is not required thus the respective milestone goals are achieved. Therefore, the milestone payment is no longer refundable and revenue is recognized.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

Revenue was made up of the following product categories.

	For the Years Ended
	December 31, 2008	December 31, 2007
	(Restated)	(Restated)
Revenue:
Intermediary pharmaceuticals products	$13,647,392	$9,269,591
Prescription drugs	35,948,342	22,380,572
R&D service	130,104	231,130
Total revenue	$49,725,838	$31,881,293

Income Taxes

Income taxes are provided on the liability method whereby deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis and reported amounts of assets and liabilities. Deferred tax assets and liabilities are computed using enacted tax rates expected to apply to taxable income in the periods in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides a valuation allowance for certain deferred tax assets, if it is more likely than not that the Company will not realize tax assets through future operations.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

Comprehensive Income

SFAS 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS 130 defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in financial statement that is presented with the same prominence as other financial statements. The Company’s only current component of comprehensive income is the foreign currency translation adjustment.

Foreign Currency Translation

The reporting currency of the Company is the US dollar. The Company’s Chinese subsidiaries’ financial records are maintained and the statutory financial statements are stated in its local currency, Renminbi (RMB), as their functional currency. Results of operations are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of each reporting period, and equity are stated at their historical rates. Cash flows are also translated at average translation rates for the period, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity and amounted to $1,771,414 and 774,891 at December 31, 2008 and 2007, respectively. Assets and liabilities at December 31, 2008 and December 31, 2007 were translated at 6.82 and 7.29 RMB to $1.00. The average translation rates applied to income statement accounts, statement of cash flows for years ended of 2008 and 2007 were 6.94 and 7.59 RMB to $1.00. Cash flows are also translated at average translation rates for the period, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. These amounts are immaterial to the consolidated financial statements.

Earnings per Share

The Company adopted SFAS 128, “Earnings per Share” (“EPS”), which requires the presentation of earnings per share as Basic and Diluted EPS. Basic earnings per share are calculated by taking net income divided by the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated by taking basic weighted average shares of common stock and increasing it for dilutive common stock equivalents such as preferred stock, as well as warrants and options that are in the money.

Shares Subject to Mandatory Redemption

The Company adopted SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS 150 established classification and measurement standards for three types of freestanding financial instruments that have characteristics of both liabilities and equity. Instruments within the scope of SFAS 150 must be classified as liabilities within the Company’s Consolidated Financial Statements and be reported at settlement date value.

The Company issued redeemable stock in November 2007 related to the settlement of notes payables owed to RimAisa. Under the terms of the redeemable stock, the issuer has the right to redeem and the holder has the right to convert any time up to and including the fourth anniversary of the issuance. Therefore, liability accounting is not triggered under SFAS 150, because the stock is not mandatorily redeemable until after the fourth anniversary. However, pursuant to EITF Topic D-98, “Classification and Measurement of Redeemable Securities,” the redeemable stock is classified outside of shareholders’ equity. If the redeemable stock is not converted by the fourth anniversary, then the shares the mandatory redemption is triggered, and pursuant to SFAS 150, the shares will be reclassified to liabilities.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115. SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Company chose not to elect the option to measure the fair value of eligible financial assets and liabilities.

In June 2007, the FASB issued FASB Staff Position EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company adopted FSP EITF 07-3 on January 1, 2008 and there is no material effect on financial statements.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51”, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, SFAS 141R, “Business Combinations,” was issued. SFAS 141R replaces SFAS 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company believes adopting SFAS 141R might materially impact the accounting treatment for any future merger or acquisition consummated January 1, 2009.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment of SFAS No. 133.” SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (2) the disclosure of derivative features that are credit risk-related; and (3) cross-referencing within the footnotes. SFAS 161 is effective on January 1, 2009. The Company is in the process of evaluating the new disclosure requirements under SFAS 161.

In June 2008, the FASB issued EITF 07-5, “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock.” This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS 133 “Accounting for Derivatives and Hedging Activities” specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 2 — Significant Accounting Policies  – (continued)

own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. The Company believes adopting this statement will have a material impact on the financial statements because among other things, any option or warrant previously issued and all new issuances denominated is US dollars will be required to be carried as a liability and marked to market each reporting period.

In June 2008, FASB issued EITF 08-4, Transition Guidance for Conforming Changes to Issue No. 98-5. The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, that result from EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, and SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008. Early application is permitted. This issue had no material impact on the Company’s financial statements as of December 31, 2008 and for the year then ended.

On October 10, 2008, the FASB issued FSP.157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption had no material impact on the Company’s financial statements as of December 31, 2008 and for the year then ended.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements because all of our investments in debt securities are classified as trading securities.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period’s presentation. Those reclassifications had no material effect on operations or cash flows.

Note 3 — Supplemental Disclosure of Cash Flow Information

Interest and income taxes paid

•	Interest expense paid amounted to $159,182 and $148,825 for years ended December 31, 2008 and 2007, respectively.
•	Income tax was paid $972,642 and $1,131 for the years ended December 31, 2008 and 2007, respectively.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 3 — Supplemental Disclosure of Cash Flow Information  – (continued)

Non-cash investing and financing activities

•	On November 16, 2007, the principal of loans payables for $11,500,000 related to Enshi acquisition and the unpaid interest in total of $12,508,534 had been converted into the Company’s Series B redeemable preferred stock.
•	In addition, $1,110,346 and $0 were transferred from net income to dividends payable for the year ended December 31, 2008 and 2007.
•	The Company written-off $1,988,180 and $576,600 receivables from other receivables and long-term notes receivables, respectively, as of December 31, 2008 and increased bad debt expense in the amount of $2,564,780 at the same time.
•	$1,866,454 advance on land use right has being transferred to intangible assets during the year ended December 31, 2008.
•	The Company reduced cost of expired patent under intangible assets and the related accumulated amortization in the amount of $151, 790, respectively, during the year ended December 31, 2008.

Note 4 — Accounts Receivable, Net

The reserve for bad debts was $1,200,983 and $1,260,760 at December 31, 2008 and, 2007.

Accounts receivable consisted of the following:

	December 31, 2008	December 31, 2007
	(Restated)	(Restated)
Accounts receivable	$3,662,081	$3,961,675
Allowance for doubtful accounts	(290,856)	(410,192)
Accounts receivable, net	$3,371,225	$3,551,483

Management regularly reviews aging of receivables and changes in payment trends by its customers, and records a reserve when they believe collection of amounts due are at risk. Accounts considered uncollectible are written off. As of December 31, 2008 and 2007, management concluded its allowance for bad debts were sufficient.

The following table consists of allowance for doubtful accounts.

Allowance for doubtful accounts, December 31, 2006 (Restated)	$274,256
Addition	112,266
Recovery	—
Translation adjustment	23,670
Allowance for doubtful accounts, December 31, 2007 (Restated)	$410,192
Addition
Recovery	(145,484)
Translation adjustment	26,148
Allowance for doubtful accounts, December 31, 2008 (Restated)	$290,856

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 5 — Inventories

Inventories consisted of the following:

	December 31, 2008	December 31, 2007
Raw materials	$2,043,597	$1,858,866
Refinery materials	2,231,623	3,139,200
Packaging supplies	274,282	239,624
Sundry supplies	13,736	11,984
Work in process	637,021	351,611
Finished goods	3,859,646	3,360,770
Total inventory	9,059,905	8,962,055
Inventory allowance	(26,250)	—
Total inventories	$9,033,655	$8,962,055

The Company periodically reviews its reserves for slow moving and obsolete inventories. As of December 31, 2008 and 2007, the Company reserved $26,250 and $0 as inventory allowance, respectively.

Note 6 — Plant and Equipment, Net

Plant and equipment consisted of the following:

	December 31, 2008	December 31, 2007
	(Restated)	(Restated)
Plant	$2,446,124	$2,286,051
Office equipment	7,153	7,153
Machinery	7,299,799	6,287,543
Vehicles	196,093	169,907
Construction in progress	7,379,805	185,963
Total plant and equipment	17,328,974	8,936,617
Less: accumulated depreciation	(5,712,996)	(4,862,055)
Plant and equipment, net	$11,615,978	$4,074,562

Depreciation expense for the years ended December 31, 2008 and 2007 amounted to $504.304 and $463,625, respectively. For the year ended December 31, 2008, the Company capitalized interest expense as part of construction-in-progress amounting of $160,375 and $0 with 7.12% and 6.59% effective weighted average interest rate as of December 31, 2008 and 2007, respectively.

Note 7 — Other Assets

Intangible Assets

Intangible assets consist of the following:

	December 31, 2008	December 31, 2007
Land use rights:	$8,058,504	$7,688,637
Less: accumulated amortization	(641,074)	(459,333)
Land use rights, net	7,417,430	7,229,304
Patent – Approved drugs	190,710	322,596
Less: accumulated amortization	(21,083)	(153,711)
Patent, net	169,627	168,885
Total intangible assets, net	$7,587,057	$7,398,189

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 7 — Other Assets  – (continued)

Land use rights are pledged as collateral for bank loans. Amortization expenses for the years ended December 31, 2008 and 2007 amounted $166,984 and $166,470, respectively.

One of the Company’s patent of approved drug was fully amortized during 2008, $151,790 of costs and accumulated amortization were deducted from intangible asset account.

The following table consists of the expected amortization expense for the next five years:

Years Ended December 31,	Amount
2009	$170,050
2010	170,050
2011	170,050
2012	170,050
2013	170,050
Thereafter	6,736,807
Total	$7,587,057

Restricted Cash

Restricted cash represents cash required to be deposited with banks for the balance of bank notes payable but are subject to withdrawal with restrictions according to the agreement with the bank and saving accounts. The required deposit rate is approximately 30 – 50% of the notes payable. Given the nature of the restricted cash, it is reclassified as a financing activity in Statement of Cash Flows. The following lists the depositors, the amount and names of the banks:

Name of Bank	December 31, 2008	December 31, 2007
Hua Xia Bank, Suzhou	$3,863	$164,871
Industrial and commercial bank, Suzhou	—	353,718
China CITIC Bank	1,369,365	—
Total	$1,373,228	$518,589

Long Term Notes Receivable (Restated)

Long term notes receivable represents loans made to third party for cash flow needs for R&D projects on new drugs. The Company has first priority to purchase the new drug rights if the projects are successfully completed. If the Company gives up the right, the debtors are required to repay the loans plus 3% interest per annum within one month after the drug rights are sold to another party. If on or before February 28, 2010, the R&D projects are not completed or failed, the debtors are required to repay the loans plus 6% interest per annum within ten days after such a conclusion was made. As of December 31, 2007, the total amount of the long term notes receivable was $640,518 for the aforesaid projects. However, the Company determined that the long-term notes receivable was deemed no longer collectable and has written off the balance amounted to $586,800 (RMB 4,000,000) as of December 31, 2008.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 8 — Related Parties Transactions

Accounts Receivables — Related Parties

Accounts receivable included the following:

	December 31, 2008	December 31, 2007	Due From	Term	Manner of Settlement
Erye	$—	$41,932	Hainan Kaiye	Short Term	Cash

Hainan Kaiye was a company owned by minority shareholders of Suzhou Erye Pharmaceutical Limited Company. Hainan Kaiye was disposed to two unrelated parties during the year and the transaction was consummated on Oct 29, 2008. As of December 31, 2008, Hainan Kaiye was not qualified as a related party.

Other Receivables — Related Parties (Restated)

Other receivable contained the following related party balances where Hainan Kaiye was a company owned by minority shareholders of Suzhou Erye Pharmaceutical Limited Company before Oct 29, 2008 and Enshi was the discontinued subsidiary since July 2007.

	December 31, 2008	December 31, 2007	Due From	Term	Manner of Settlement
Erye	$—	$819,621	Hainan Kaiye	Short Term	Cash
CBH	10,000	—	An Lu Fang	Short Term	Cash
CBH	265,442	—	Enshi	Short Term	Cash
Total	$275,442	$819,621

Loan to Shareholder and Officer (Restated)

	December 31, 2008	December 31, 2007	Due From	Term	Manner of Settlement
CBH	$46,058	$—	Chris Peng Mao	Short Term	Cash

Other Payables — Related Parties

	December 31, 2008	December 31, 2007	Due to	Term	Manner of Settlement
Erye	$499,186	$644,750	Erye Trading	Short Term	Cash
CBH	166,838	—	Erye Trading	Short Term	Cash
Total	$666,024	$644,750

Erye Trading was a company owned by minority shareholders of Suzhou Erye Pharmaceutical Limited Company. The 38 minority shareholders of Erye transferred their shares of Erye to Erye Trading in 2008 and the transactions was consummated on June 24, 2008. Erye Trading is the 49% shareholder of Erye as of December 31, 2008.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 8 — Related Parties Transactions  – (continued)

Other Payables — Shareholders (Restated)

	December 31, 2008	December 31, 2007	Due to	Term	Manner of Settlement
CBH	$—	$43,961	Chris Peng Mao	Short Term	Cash

Note 9 — Short Term Loans

The Company has a total of $2,611,260 and $2,371,830 in short term loans from different banks in China at December 31, 2008 and 2007, respectively. These loans mature in one year or less. The average interest rates were approximately 7.12% and 7.33% for the year ended December 31, 2008 and 2007, respectively. Bank loans were collateralized by plant owned by Erye in the amount of $127,749 as of December 31, 2008.

Interest expense of the short term bank loans for the years ended December 31, 2008 and 2007 amounted to $1,595 and $206,450 respectively. The Company capitalized interest expense for construction in progress amounting of $160,375 for the year ended December 31, 2008.

Note 10 — Notes Payable

The Company’s subsidiary Erye has $4,563,837 and $1,727,460 notes payable to Erye’s vendors for the purchase of drug raw materials as of December 31, 2008 and 2007. Notes payable are interest free and usually mature after a six-month period.

In order to issue noted payable on behalf of the Company, the banks requested collaterals, such as cash deposit which was approximately 30 – 50% of notes to be issued, or properties owned by companies or etc. As of December 31, 2008, $1,369,365 restricted cash was collateral for the $1,369,365 notes payable, which was approximately 30.0% of the notes payable (See notes 7) the Company issued, and the rest of notes payable is pledged by the land use right the Company owned amounted to $1,880,477.

Note 11 — Taxes Payable

Taxes payable was comprised as follows:

	December 31, 2008	December 31, 2007
	(Restated)	(Restated)
Income tax payable	$1,551,754	$1,028,507
VAT payable	657,978	455,043
Other taxes payable	2,690	3,297
Total	$2,212,422	$1,486,847

Note 12 — Redeemable Preferred Stock

On November 16, 2007, the Company entered a conditional loan conversion agreement (the “Agreement”) with RimAsia, under which the principal amount of the $11.5 million loan owed to RimAsia in connection with the Enshi acquisitions plus unpaid interest of $1,008,534 (combined total of $12,508,534) was converted into 6,185,607 shares of Series B redeemable convertible preferred shares of the Company at an effective conversion price at $2.0222 per share. Each series B share may be converted into two shares of common stock. Additionally, the exercise price of $1.375 for the 12 million existing warrants exercisable into common stock previously issued to and currently held by RimAsia in connection with the extension of the loan financing (“Existing Warrants”) was lowered to $1.26 per share and the term extended to 4.5 years from the closing date. This Agreement was conditional subsequent to the completion of at least one of sizeable

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 12 — Redeemable Preferred Stock  – (continued)

acquisitions by the end of June 2008. RimAsia extended the wavier to not to convert the Series B preferred stock to debt to earlier of (a) October 31, 2009 or (b) abandonment of the merger with NeoStem which is disclosed in Note 18.

The Company adopted SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Under the terms of the redeemable stock, the issuer has the right to redeem and the holder has the right to convert any time up to and including the fourth anniversary of the issuance. Therefore, liability accounting is not triggered under SFAS 150 because the stock is not mandatorily redeemable until after the fourth anniversary. However, pursuant to EITF Topic D-98, “Classification and Measurement of Redeemable Securities,” the redeemable stock is classified outside of shareholders’ equity.

According to the Agreement, the series B preferred stock is subject to optional redemption at the Company’s option before the 4th anniversary of issuance date and mandatory redemption at the investors of the Company’s option thereafter. The Company maybe required to repurchase the remaining series B preferred stock four years after the closing date at a per share price of the sum of (1) the original Series B issue price $2.0222 per share; (2) all accrued but unpaid annual dividends; (3) 5% of the original series B issue price per annum accrued from the occurrence of certain triggering events, such as the Company’s failure to pay annual dividends, mandatory redemption price or any other amount due, either in cash or in kind. (4)The four-percent suspendible premium which shall be deemed to have begun to accrue from the Series B Issuance date and shall continue to accrue until the date when the average closing price of the common stock over 30 consecutive trading days each with a daily treading volume of no fewer than 100,000 shares exceeds the following price thresholds: during the 2nd year from the Series B Issuance date, $1.4, during the 3rd year, $1.58, and during the 4th year, $1.72.

The Series B redeemable stock was recorded at fair value on the date of issuance. As of December 31, 2008 and 2007, balances of redeemable preferred stock amounted to $12,508,534. Dividend payables amounted to $1,110,346 and $77,107 as of December 31, 2008 and 2007, respectively. As of December 31, 2008, pursuant to the optional redemption clause, the holders of the series B shares shall be entitled to receive an annual dividend of 5% amounted to $651,129; and, the four-percent suspendible premium was accrued in the amount of $459,217, which were included in dividend payable.

On November 2, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Neostem, Inc., a Delaware corporation, and CBH Acquisition LLC (“Merger Sub”), a Delaware “NBS” limited liability company and wholly-owned subsidiary of Neostem. Pursuant to the Merger Agreement, CBH will merge into Merger Sub, with Merger Sub as the surviving entity. All of the shares of the Company’s series B shares issued and outstanding immediately prior to the effective time of the Merger will be converted into (i) 5,383,009 shares of NeoStem Common Stock, (ii) 6,977,512 shares of Series C Convertible Preferred Stock, without par value, of NeoStem, each with a liquidation preference of $1.125 per share and convertible into shares of NeoStem Common Stock at a conversion price of $0.90 per share, and (iii) warrants to purchase 2,400,000 shares of NeoStem Common Stock at an exercise price of $0.80 per share.

Note 13 — Statutory Reserves

The laws and regulations of the PRC require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the surplus reserve fund and the common welfare fund.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 13 — Statutory Reserves  – (continued)

the Company’s registered capital. This statutory reserve fund is planned for future development of the company or use for employee’s benefits. These reserves represent restricted retained earnings.

The transfer to this reserve must be made before distribution of any dividends to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. The Chinese government restricts distributions of registered capital and the additional investment amounts required by a foreign invested enterprise. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

During the years ended December 31, 2008 and 2007, the Company made total appropriations to these statutory reserves of $532,359 and $314,198, respectively. The component of statutory reserves and the future contribution required pursuant to Chinese Corporation Regulation are as follows at December 31, 2008 and 2007:

	2008	2007
Statutory surplus reserve	$1,448,100	$915,741
Common welfare reserve	60,698	60,698
Total	$1,508,798	$976,439
50% of registered share capital of Erye	1,508,798	1,508,798
Extra contribution required	$—	$532,359

Note 14 — Income Taxes

Corporation Income Tax (CIT)

The Company’s subsidiaries operate in China. According to the Chinese Joint Venture Business Law, these subsidiaries have been registered and incorporated with the status of Sino-foreign joint venture companies and are subject to a two year tax exemption and a three year 50% reduction in income tax rates preference treatment, which generally commences from the first year of establishing a joint venture or the approval date of the income tax preference application.

Effective January 1, 2008, the New Enterprise Income Tax (“EIT”) law replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% has replaced the 33% rate previously applicable to both DES and FIEs. Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

The Company’s subsidiaries, Suzhou Erye was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above. Erye was granted income tax exemption for two years commencing from January 1, 2006, and is subject to 50% of the 25% EIT tax rate, or 12.5% from January 1, 2008 through December 31, 2010. Keyuan’s total revenue is subject to 1.7% to 3.3% income tax rates depends on the range of the taxable income. Provision for CIT amounted $1,408,532 and $0 for the years ended December 31, 2008 and 2007, respectively.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 14 — Income Taxes  – (continued)

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate:

	For the Years Ended December 31,
	2008	2007
	(Restated)	(Restated)
U.S. Statutory rate	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	25.0	33.0
Income tax exempted	(9.0)	(33.0)
Total provision for income taxes	16.0%	(0.0)%

The estimated tax savings due to the reduced tax rate for the years ended December 31, 2008 are $1,408,532 and $1,036,854, respectively. The net effect on income per share if the income tax had been applied would decrease income per share by $0.04 and $0.03 for the years ended December 31, 2008 and 2007, respectively.

The Company was incorporated in the United States and incurred a net operating loss for income tax purposes for 2008 and 2007. The net operating loss carry forwards for United States income tax purposes amounted to $5,239,906 and $4,740,785 for the years ended December 31, 2008 and 2007, respectively, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, beginning in 2027 through 2028. Management believes that the realization of the benefits arising from this loss appear to be uncertain due to Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at December 31, 2008 and 2007. Management reviews this valuation allowance periodically and makes adjustments as warranted.

The valuation allowance for the years ended December 31, 2008 and 2007 were as follow:

	Years Ended December 31,
	2008	2007
Balance of January 01,	$1,611,867	$1,066,972
Increase	169,701	544,895
Balance of December 31,	$1,781,568	$1,611,867

Business Tax

The Company is subject to business tax, which is charged on the selling price of applicable product and service at a general rate of 5% in accordance with the tax law applicable. Keyuan is exempt from business tax according to local applicable favorable tax policy.

Value Added Tax (“VAT”)

In accordance with the relevant taxation laws in China, the VAT rate for domestic sales is 17% and 0% for export sales on the invoiced value of sales and is payable by the purchaser. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 14 — Income Taxes  – (continued)

VAT on sales and VAT on purchases amounted to $8,647,372 and $5,888,088 for the years ended December 31, 2008, and $5,614,462 and $4,235,377 for the same period in 2007, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Note 15 — Earnings per Share

The Company determined that all the warrants were anti-dilutive because the exercise prices were higher than average market price in the period presented as of December 31, 2008. The redeemable convertible preferred stock is mandatorily redeemable for cash at the fourth anniversary if not yet converted. As of December 31, 2008, none of the preferred stock had been converted. Dividends and accretion on the preferred stock were subtracted from net income to determine net income available to common shareholders for the purposes of computing basic earnings per share. In calculating diluted earnings per share, the convertible preferred stock is treated as common stock equivalents on an as-converted basis. Dividends and accretion on the preferred stock are added back to the net income available to common shareholders for calculating diluted earnings per share, as if the preferred stock were converted at the beginning of the period. The convertible preferred stock — series A of 50,000 and redeemable convertible preferred stock — series B of 6,185,607 were anti-dilutive for the year ended December 31, 2008 based on the calculation method above used.

The Company determined that all the warrants, the convertible preferred stock — series A of 50,000 and redeemable convertible preferred stock — series B of 6,185,607 were anti-dilutive for the year ended December 31, 2007 because the Company recorded net loss for the periods presented.

The number of shares used in computing basic earnings per share for the years ended December 31, 2008 and 2007 were 36,348,531 and 36,340,860, respectively. Basic and diluted earnings per share for the years ended December 31, 2008 and 2007 were $0.05 and $(0.37), respectively.

Note 16 — Commitments and Contingencies

Operating Leases

The Company leases office space from third parties. Accordingly, for the years ended December 31, 2008 and 2007, the Company recognized rent expenses of $11,892 and $39,074, respectively.

As of December 31, 2008, the Company has outstanding commitments in respect to non-cancelable operating leases as follows:

Amount
For the year ended December 31, 2009	$6,486
Thereafter	—
Total	$6,486

Research and Development Contract

On November 5, 2007, the Company entered into a new drug development contract with a third party (“the Developer”). Pursuant to the contract, the Developer will transfer a drug patent to the Company, and also is responsible for obtaining the New Drug Certificate and the Drug Manufacturing Approval from the PRC Drug Administration Authority no later than July 1, 2009. In exchange, the Company will pay up to approximately $1,600,000 (RMB12,000,000) to the Developer. Of the total $1,600,000, approximately $933,800 and $266,800 will need to be paid before December 31, 2007 and February 25, 2008, respectively, and the final payment ranging from $0 to $400,200 (depending on the date of the Manufacturing Approval) needs to be paid no later than 10 days after the grant date of the Manufacturing Approval. Further, the two parties agreed that the Company will pay sales commission to the Developer based on the sales volume of the

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 16 — Commitments and Contingencies  – (continued)

contracted new drug during a 10 year period after this drug is put into production. If the PRC Drug Administration Authority denies the application of the Drug Manufacturing, all payments made by the Company would be fully returned to the Company by the Developer. The Company had paid $1,321,561 (RMB9,008,596) and $959,700 (RMB7,000,000) as of December 31, 2008 and 2007, respectively.

Legal Proceedings

In March 2007, the Company identified non-existent trade accounts receivable acquired in the acquisition of Enshi. RACP Pharmacentical Holdings Limited, (“RACP”), a former subsidiary of CBH commenced legal proceeding for damages of $10,000,000 against Mr. Li Xiaobo (“Mr. Li”), the previous owner and controlling shareholder of Enshi, and his related parties (“Defendants”) for breach of representations and warranties and fraud (“LXB Litigation”). The Hong Kong courts froze approximately $10,000,000 worth of assets per the court order in Hong Kong and the Defendants lost their opposition actions against the seizure order.

In July 2007, Enshi was foreclosed on by RimAsia and ceased to be part of the Company. RimAsia assumed the litigation activities against Mr. Li Xiaobo and certain other defendants in connection with the acquisition of shares of Enshi (“LXB”) and on October 17, 2008 reached a settlement with LXB pursuant to which Enshi was returned to LXB against a payment of certain sum of funds of which the residual sum post litigation costs were to be eventually transferred to the Company. The expected residual is not expected to be meaningful to the Company.

On November 16, 2007 and amended on January 22, 2008, the Company and RimAisa entered into a litigation agreement (“Litigation Agreement”). Pursuant to this Litigation Agreement, if RimAisa or RACP (as the plaintiff) prevail in the LXB Litigation or the settlement is reached, any judgment awards, settlement amount and salvage value realized from Enshi, would be firstly used to reimburse all the legal and related expenses incurred by RimAsia in the LXB Litigation, up to $4,000,000, and the remaining amounts of the judgment proceeds would be entitled to the Company. If RimAisa and the Company do not prevail in the LXB Litigation, RACP should be returned to CBH and all the proceeds of any sale of liquidation of Enshi or any assets of or interest in Enshi shall be distributed as agreed by both parties. In addition, all the costs and expenses (including attorneys’ fees) incurred by or on behalf of the plaintiffs shall be borne 55% by RimAsia and 45% by the Company.

On September 1, 2008, the Company and RimAisa entered into an Understanding on Litigation Residual Payment (the “Understanding”). Pursuant to this Understanding, if there is no consummation of the Merger, the gross residual (the “Gross Residual”) from the LXB Litigation receivable by CBH (being the gross settlement proceeds of the LXB litigation paid by Li Xiao Bo less the litigation and related expenses incurred by and reimbursed to RACP pursuant to the Litigation Agreement shall be paid to CBH in cash or shares of common stock and warrants to purchase common stock of NBS (collectively, “NBS Securities”), such NBS Securities being valued at their original purchase price but in no case to be more than (a) US$1,250,000 or (b) the value of the Gross Residual, whichever is less, and only to the extent there is any such residual from the LXB litigation. Any amount of the Gross Residual remaining after deducting the value of NBS Securities under the immediately preceding sentence shall be immediately paid to CBH in cash. In case of a closing of the Merger, RACP may no longer deliver such NBS Securities to CBH, but shall be able to deliver to Erye Economy & Trade Ltd (“EET”) NBS Securities, valued at their purchase price and up to an amount equal to 50% of the “Net Residual” (to be defined below), in exchange for the withholding of an equal amount of cash from the Gross Residual, pursuant to the terms of an agreement with EET that will be documented and signed prior to or at the closing of the Merger. The “Net Residual” means the Gross Residual minus the sum of (a) US$1.3 million representing the legal fees and costs and the un-reimbursed advances and expenses made by Erye to Shenyang Enshi Pharmaceutical Ltd. and CBH, and (b) US$300,000 for operating expenses of CBH over the next 12 months.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 17 — Shareholders’ Equity

Issuance of Shares for Services

In December 2008, the Company issued 100,000 shares of common stock to a consultant for the services provided during the period from January 2007 to February 2009. Shares were valued at $27,000 based on the market price at the service contract signing dates.

Warrants

Following is a summary of the status of warrants outstanding at December 31, 2008:

Outstanding Warrants		Exercisable Warrants			Intrinsic Value
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number
1.26	12,000,000	3.4	$1.26	12,000,000	—
2.00	84,607	0.2	$2.00	84,607	—
1.25	1,000,000	1.1	$1.25	1,000,000	—
1.26	7,165,535	1.2	$1.26	7,165,535	—
	20,250,142			20,250,142	—

Following is a summary of the Warrant activity:

Outstanding as of January 01, 2007	10,400,396
Granted	12,000,000
Forfeited	510,421
Exercised	—
Outstanding as of December 31, 2007	21,889,975
Granted	—
Forfeited	1,639,833
Exercised	—
Outstanding as of December 31, 2008	20,250,142

Except as described above, no other changes have been made to the Annual Report, and this Amendment No. 1 does not amend or update any other information contained in the Annual Report.

Note 18 — Business Combinations

Discontinued Operation — Shenyang Enshi

We acquired Shenyang Enshi Pharmaceutical Limited Company (“Enshi”) on June 6, 2006. Subsequent to the acquisition of Enshi, the Company identified fraud by the previous owner and controlling shareholder of Enshi, Mr. Li Xiaobo and his related parties (“Defendants”) and breaches in the representations and warranties provided by him to the Company and the Defendants’ including their refusal to honor their indemnification obligations to the Company. The Company’s subsidiary RACP filed a lawsuit against the Defendants alleging fraud and had requested rescission of the agreement and damages. Enshi’s operations have been interfered with and as a result the Company decided to suspend its operations in the third quarter of 2007. In addition, Enshi has been taken over by RimAsia in July 2007 since Enshi was pledged as collateral for the $11.5 million loan owed to RimAsia in connection with the Enshi Acquisition. As a result, Enshi is no longer a subsidiary of the Company. Due to the uncertainty on the amount to be recovered from the lawsuit, management has decided to write off the entire carrying value of Enshi in third quarter of 2007 and has reported a loss on discontinued operations in the consolidated financial statements. The recovered value of Enshi after the completion of the litigation against Li Xiaobo, if any, will be recognized as income.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 18 — Business Combinations  – (continued)

Merger With NeoStem, Inc.

As previously mentioned in Note 12, on November 2, 2008, CBH entered into an Agreement and Plan of Merger (the “Merger agreement”) with CBC, NeoStem, Inc., and CBH Acquisition LLC (“Merger Sub”). The Merger Agreement contemplates the merger of CBH with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”). Prior to the consummation of the Merger, CBH will spin off all of its shares of capital stock of CBC to CBH’s stockholders in a liquidating distribution so that the only material assets of CBH following such spin-off will be CBH’s 51% ownership interest in Erye, plus net cash which shall not be less than $550,000.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, all of CBH’s common stock, par value $.01 per share, issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 7,500,000 shares of NeoStem’s common stock at par value of $.001 per share (of which 150,000 shares will be held in escrow pursuant to the terms of an escrow agreement to be entered into between CBH and NeoStem).

Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia, all of the shares of CBH series B preferred stock solely held by RimAsia, issued and outstanding immediately prior to the Effective Time will be converted into NeoStem’s common stock, series C convertible preferred stock and warrants to purchase NeoStem’s common stock. See details in Note 13.

At the Effective Time, in exchange for cancellation of all of the outstanding shares of CBH series A convertible preferred stock which is held by Stephen Globus, a director of CBH, and/or related persons, NeoStem will issue to Mr. Globus and/or related persons 50,000 shares of NeoStem common stock at $1.00 per share. NeoStem also will issue 60,000 shares of NeoStem Common Stock to Mr. Globus and 40,000 shares of NeoStem common stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH’s expenses post-merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation. NeoStem also will issue 200,000 shares to CBC to be held in escrow, payable if NeoStem successfully consummates its previously announced acquisition of control of Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company.

Also at the Effective Time, subject to acceptance by the holders of all of the outstanding warrants to purchase shares of CBH common stock (other than warrants held by RimAsia), such warrants shall be canceled and the holders thereof shall receive warrants to purchase up to an aggregate of up to 2,012,097 shares of NeoStem common stock at an exercise price of $2.50 per share.

Upon consummation of the transactions contemplated by the Merger, Merger Sub will own 51% of the ownership interests in Erye, and Suzhou Erye Economy and Trading Co. Ltd., a company incorporated in the PRC (“EET”), will own the remaining 49% ownership interest. In connection with the execution of the Merger Agreement, NeoStem, Merger Sub and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to finalization and approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and Merger Sub will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Note 18 — Business Combinations  – (continued)

construction fund, which will be characterized as paid-in capital for Merger Sub’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to Merger Sub directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, Merger Sub will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least $7,300,000 (RMB 50,000,000), Merger Sub will be entitled to receive the return of such additional paid-in capital. CBC will receive $300,000 from the settlement proceeds from the settlement of the litigation in Hong Kong and Canada by RACP Pharmaceutical Holdings Limited, a wholly-owned subsidiary of CBC, against Li Xiaobo and certain other defendants in connection with the acquisition of shares of Enshi (the “LXB Litigation”) and use it as working capital.

Change of Minority Shareholders

On June 24, 2008, the original 38 individual shareholders of Erye transferred their ownership interest (in total 49%) in Erye to Erye Ecornomic and Trade company limited (“Erye Trading”). Erye Trading is 49% shareholder of Erye as of December 31, 2008. The transaction was approved by CBH and Erye’s board, and consummated before December 31, 2008.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of September 30, 2009 and December 31, 2008

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$2,847,192	$470,672
Short term investment	15,297	4,432,657
Restricted cash	3,935,443	1,373,228
Accounts receivable, net of allowance for doubtful accounts of $323,330 and $290,856 at September 30, 2009 and December 31, 2008, respectively	3,155,766	3,371,225
Other receivables and prepayments, net of allowance for doubtful accounts of $224,928 and $224,928 at September 30, 2009 and December 31, 2008, respectively	288,415	505,987
Other receivables – related parties	331,500	321,500
Advances to suppliers	266,630	45,877
Inventories, net of $26,249 and $26,250 allowance at September 30, 2009 and December 31, 2008, respectively	11,868,536	9,033,655
Loans receivable	2,743,290	—
Assets to be disposed	—	178,717
Total current assets	25,452,069	19,733,518
PLANT AND EQUIPMENT, NET	4,254,381	4,236,173
CONSTRUCTION-IN-PROGRESS	14,309,440	7,379,805
OTHER ASSETS:
Intangible asset, net	7,451,877	7,587,057
Long term prepayments	—	80,541
Advance on patent purchase	1,321,561	1,321,561
Other assets	30,676	40,678
Total other assets	8,804,114	9,029,837
Total assets	$52,820,004	$40,379,333
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Notes payable	$10,080,577	$4,563,837
Accounts payable and accrued liabilities	6,355,613	4,870,285
Other payables	879,054	1,129,031
Other payables – related parties	239,571	666,694
Customer deposits	—	998,006
Taxes payable	2,620,303	2,212,422
Short-term loans	117,360	2,611,260
Dividend payables	1,110,346	1,110,346
Liabilities to be disposed	—	411,351
Total current liabilities	21,402,824	18,573,232
LONG TERM LIABILITIES:
Long-term loans – related party	7,702,767	—
Warrants liabilities	1,429,698	—
Total long-term liabilities	9,132,465	—
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK – Series B, $0.01 par value, 6,185,607 shares issued and outstanding at September 30, 2009 and December 31, 2008	12,508,534	12,508,534
EQUITY
Preferred stock – $0.01 par value, 10,000,000 shares authorized; Series A, Nil and 50,000 share issued and outstanding at September 30, 2009 and December 31, 2008, respectively;	—	500
Series B, 6,185,607 shares issued and outstanding at September 30, 2009, classified above outside permanent shareholders’ equity.
Common stock, $0.01 par value, 200,000,000 shares authorized; 37,207,313 and 36,590,312 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	372,073	365,903
Paid-in capital	10,661,636	13,222,851
Capital receivable	—	(252,471)
Statutory reserves	1,398,677	1,508,798
Accumulated deficit	(11,034,247)	(16,797,813)
Accumulated other comprehensive income	569,853	904,971
Total shareholders’ equity (deficit)	1,967,992	(1,047,261)
Non-controlling interests	7,808,189	10,344,828
Total equity	9,776,181	9,297,567
Total liabilities and shareholders’ equity	$52,820,004	$40,379,333

The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the Three and Nine Months Ended September 30, 2009 and 2008 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue	$17,051,816	$12,512,711	$45,042,881	$36,767,712
Cost of revenue	11,129,366	8,596,513	29,760,088	25,522,533
Gross profit	5,922,450	3,916,198	15,282,793	11,245,179
Operating expenses:
Research and development	76,035	30,620	312,098	279,909
Selling, general and administrative	1,332,672	1,176,356	3,926,645	3,424,263
Total operating expenses	1,408,707	1,206,976	4,238,743	3,704,172
Income from operations	4,513,743	2,709,222	11,044,050	7,541,007
Other income (expense):
Interest (expense) income, net	(3,692)	76,212	(6,871)	7,099
Gain on trading securities	42,510	—	54,015	—
Changes in fair value of warrants	(41,066)	—	(1,005,774)	—
Other (expense) income, net	(51,683)	13,596	(34,279)	(14,058)
Total other (expense) income, net	(53,931)	89,808	(992,909)	(6,959)
Income from continuing operations before income taxes and non-controlling	4,459,812	2,799,030	10,051,141	7,534,048
Provision for income taxes	554,133	377,583	1,416,393	1,008,196
Income from continuing operations before non-controlling interest	3,905,679	2,421,447	8,634,748	6,525,852
Less – Income from continuing operations attributable to noncontrolling interest	1,997,403	1,186,470	4,841,743	3,343,935
Income from continuing operations attributable to controlling interest	1,908,276	1,234,977	3,793,005	3,181,917
Loss from discontinued operations attributable to controlling interest
Loss from discontinued operations, net of tax effect	35,381	78,342	77,022	87,369
Loss from disposal of discontinued operations, net of tax effect	417,150	—	417,150	—
Loss from discontinued operations	452,531	78,342	494,172	87,369
Income attributable to controlling interest	1,455,745	1,156,635	3,298,833	3,094,548
Dividends and accretion on redeemable preferred stock	—	(318,308)	—	(952,592)
Net income available to common shareholders	1,455,745	838,327	3,298,833	2,141,956
Other comprehensive income (loss):
Foreign currency translation adjustment attributable to controlling interest	(58,294)	21,881	(335,118)	474,179
Foreign currency translation adjustment attributable to non-controlling interest	24,781	46,611	(240,944)	494,809
Comprehensive income	$1,422,232	$906,819	$2,722,771	$3,110,944
Earnings per share – basic
Continuing operations	0.05	0.02	0.10	0.06
Discontinued operations	(0.01)	(0.00)	(0.01)	(0.00)
Earnings per share – Basic	$0.04	$0.02	$0.09	$0.06
Earnings per share – diluted
Continuing operations	0.04	0.02	0.08	0.06
Discontinued operations	(0.01)	(0.00)	(0.01)	(0.00)
Earnings per share – Diluted	$0.03	$0.02	$0.07	$0.06
Weighted averaged number of shares outstanding:
Basic	37,082,739	36,490,312	37,082,457	36,490,312
Diluted	49,453,953	36,490,312	49,453,671	36,490,312

The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	CHINA BIOPHARMACEUTICALS HOLDINGS, INC. Shareholders
	Preferred Stock (Series A)		Common Stock		Paid-in Capital	Capital Receivable	Statutory Reserves	Accumulated Income (Deficit)	Accumulated Other Income Comprehensive (Loss)	Noncontrolling Interest	Totals
	Shares	Par value	Shares	Par Value
BALANCE, December 31, 2007	50,000	$500	36,490,312	$364,903	$13,178,101	$(252,471)	$976,439	$(18,059,232)	$389,084	$5,942,144	$2,539,468
Stock based compensation					18,750						18,750
Dividends and accretion on redeemable preferred stock								(1,033,239)			(1,033,239)
Net income								2,141,956		3,385,321	5,527,277
Statutory reserves							691,820	(691,820)			—
Foreign currency translation adjustments									474,179	494,809	968,988
BALANCE, September 30, 2008 (Unaudited)	50,000	500	36,490,312	364,903	13,196,851	(252,471)	1,668,259	(17,642,335)	863,263	9,822,274	8,021,244
Common shares issued for service			100,000	1,000	26,000						27,000
Net income								685,061		536,727	1,221,788
Statutory reserves							(159,461)	159,461			—
Foreign currency translation adjustments									41,708	(14,173)	27,535
BALANCE, December 31, 2008	50,000	$500	36,590,312	$365,903	$13,222,851	$(252,471)	$1,508,798	$(16,797,813)	$904,971	10,344,828	$9,297,567
Cumulative effect of reclassification of warrants					(8,874,548)			8,450,624			(423,924)
BALANCE, January 1, 2009, as adjusted	50,000	500	36,590,312	365,903	4,348,303	(252,471)	1,508,798	(8,347,189)	904,971	10,344,828	8,873,643
Reconciliation of discrepancy shares	25,000	250	492,001	4,920	(5,170)						—
Conversion of preferred stock	(75,000)	(750)	75,000	750	—						—
Common shares issued for service			50,000	500	11,000						11,500
Dividend declaration					6,307,503			(6,712,396)		(7,208,920)	(7,613,813)
Disposal of Keyuan and CBC						252,471	(110,121)	726,505	(83,176)	71,482	857,161
Net income								3,298,833		4,841,743	8,140,576
Foreign currency translation adjustments									(251,942)	(240,944)	(492,886)
BALANCE, September 30, 2009 (Unaudited)	—	$—	37,207,313	$372,073	$10,661,636	$—	$1,398,677	$(11,034,247)	$569,853	$7,808,189	$9,776,181

The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2009 and 2008 (Unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from continuing operating activities:
Net income available to common shareholders	$3,298,833	$2,141,956
Dividends and accretion on redeemable preferred stock	—	952,592
Income attributable to controlling interest	3,298,833	3,094,548
Loss from discontinued operations	494,172	87,369
Income from continuing operations attributable to controlling interest	3,793,005	3,181,917
Income from continuing operations attributable to noncontrolling interest	4,841,743	3,343,935
Income from continuing operations	8,634,748	6,525,852
Adjustments to reconcile net income from operations to cash provided by operating activities:
Amortization of shares issued for service	11,500	18,750
Depreciation	402,005	398,305
Amortization	135,106	132,931
Bad debt expense	32,449	58,965
Change in fair value of warrants	1,005,774	—
Change in operating assets and liabilities:
Accounts receivable	182,848	(488,973)
Accounts receivable – related parties	—	(15,743)
Other receivable and prepayments	315,155	1,062,777
Advance to suppliers	(140,107)	520,053
Inventories	(2,832,755)	(667,406)
Other assets	10,002	29,791
Increase in notes payable	5,512,603	3,303,245
Accounts payable	1,054,248	(776,962)
Accounts payable – related parties	—	(79,021)
Other payable and other current liabilities	153,672	(754,151)
Customer deposits	(997,258)	565,082
Taxes payable	407,606	926,787
Net cash provided by continuing operating activities	13,887,596	10,760,282
Cash flows from continuing operation investing activities:
Income tax paid on dividend distributed to CBH	(404,893)	—
Proceeds from long term notes receivables	—	92,118
Purchase of equipment	(420,185)	(286,503)
Payment to construction-in-progress	(6,924,439)	(5,904,126)
Increase in other receivables – related parties	(10,000)	(698,569)
(Payments on) repayment received from loan to third parties	(2,741,233)	42,840
Decrease in short term Investment	4,414,048	1,146,960
Net cash used in continuing operation investing activities	(6,086,702)	(5,607,280)
Cash flows from continuing operation financing activities:
Increase in restricted cash	(2,560,294)	(993,147)
Principal payment on bank loans	(2,492,030)	(71,685)
Decrease on other payables – related parties	(499,872)
Increase (decrease) on long term liabilities	100,150	(13,659)
Net cash used in continuing financing activities	(5,452,046)	(1,078,491)
Effect of exchange rate on cash	27,672	(54,904)
Net cash provided by (used in) continuing operation	2,376,520	4,019,608
Cash provided by discontinued operation operating activities	(67,953)	52,742
Cash provided by discontinued operation investing activities	—	(1,048)
Cash provided by discontinued operation financing activities	—	126,307
Effect of exchange rate on cash – discontinued operations	(43,102)	(10,097)
Net cash (used in) provided by discontinued operations	(111,055)	167,904
Cash, beginning of period – continuing operations	470,672	634,189
Cash, beginning of period – discontinued operations	111,055	35,510
Cash, beginning of period	581,727	669,699
Cash, end of period – continuing operations	2,847,192	4,653,797
Cash, end of period – discontinued operations	—	203,414
CASH, end of period	$2,847,192	$4,857,211
Supplemental disclosure of cash flow information:
Interest paid	$—	$81,073
Income taxes paid	$1,098,623	$112,150
Non-cash transactions of investing and financing activities:
Loan payable to related party which was transferred from dividend payable and noncontrolling interest	$7,476,086	$—

The accompanying notes are an integral part of these consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 1 — ORGANIZATION AND OPERATIONS

China Biopharmaceuticals Holdings, Inc. (“CBH”, “We” and “the Company”), a Delaware corporation, was originally organized as a Corporation under the laws of the state of New York on August 6, 1976. Since August 2004, the Company acquired various subsidiaries located in mainland China (“PRC”). The principal activities of the Company, through its subsidiaries, are research, manufacture, and sale of drug raw materials and intermediates as well as prescription and non-prescription drugs and traditional Chinese medicines. The Company is also engaged in the discovery, development and commercialization of innovative drugs and related bio-pharmaceutical products in China.

As a pre-condition to complete the merger with Neostem (see detail disclosure in Note 20), on July 11, 2009, the Company decided to spin-off China Biopharmaceuticals Corporation (“CBC”), the 100% owned subsidiary of CBH, and to write off the investment in Keyuan Pharmaceutical R&D Co., Ltd (“Keyuan”), which is 90% owned by CBC.

On September 4, 2009, CBH entered into a trust agreement with Stephen Globus, a board member of CBH, as trustee for the benefit of the holders of the common stock of CBH (the “Trust Agreement”). Keyuan was written off on August 31, 2009 (see detail disclosure in Note 20)

Note 2 — SIGNIFICANT ACCOUNTING POLICIES

The unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-K. The results for the nine months ended September 30, 2009, are not necessarily indicative of the results to be expected for the full year ending December 31, 2009.

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and have been consistently applied.

The consolidated financial statements include the financial statements of the Company and all its majority-owned subsidiaries that require consolidation. Material inter-company transactions have been eliminated in the consolidation. The consolidated financial statements of China Biopharmaceuticals Holdings, Inc. and Subsidiaries reflect the activities of the following subsidiaries:

Entity	Percentage of Ownership	Location
CBH	Parent Company	United States of America
Erye	51% owned by CBH	People’s Republic of China (“P.R.C.”)

In the accompanying financial statements, financial results related to the divested operations of CBC and Keyuan are presented as discontinued operations. Previously reported amounts have been restated to present the divested operations in a manner consistent with the current period presentation. Total assets and liabilities of CBC and Keyuan were reclassified as Assets( Liabilities) held for disposal on the consolidated balance sheet as of December 31, 2008. Unless otherwise noted, discussions and amounts throughout these notes relate to CBH’s continuing operations.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. For example, the Company estimates the collectability of its receivables which affects the carry value of the related asset and the fair value of share-based compensation which affects the amount of compensation recognized in earnings. Management makes these estimates using the best information available at the time the estimate are made, however, actual results could differ materially from those estimates.

Foreign Currency Translation

The reporting currency of the Company is the US dollar. The Company’s operating subsidiaries’ financial records are maintained in its local currency, Renminbi (“RMB”); therefore, the Company’s functional currency is the RMB. Results of operations are translated at the average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of each reporting period, and equity are stated at their historical rates. Cash flows are also translated at average translation rates for the period, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity and amounted to $569,853 and $ 904,971 as of September 30, 2009 and December 31, 2008, respectively. Assets and liabilities at September 30, 2009 and December 31, 2008 were translated at 6.82 and 6.82 RMB to $1.00. The average translation rates applied to income statement accounts and the statement of cash flows for the three and nine months ended September 30, 2009 were 6.82 and 6.82 RMB to $1.00, respectively. The average translation rates applied to income statement accounts, statement of cash flows for the three and nine months ended September 30, 2008 were 6.83 and 6.97 RMB to $1.00.

The Company adjusted $385,807 from accumulated other comprehensive income to non-controlling interest which was presented as component of equity section as of December 31, 2007 as a result of application of Financial Accounting Standard Board’s (“FASB”) accounting standard regarding “Non-controlling Interest in Consolidated Financial Statements” effective January 1, 2009. For the nine months ended September 30, 2009 and 2008, $240,944 of loss and $494,809 of gain from translation adjustment was borne by noncontrolling interest.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. These amounts are immaterial to the consolidated financial statements.

Economic and Political Risks

The Company faces a number of risks and challenges since its assets are located in China and its revenues are derived from its operations in China. China is a developing country with a young economic market system overshadowed by the state. Its political and economic systems are very different from the more developed countries and are still in the stage of change. China also faces many social, economic and political

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

challenges that may produce major shocks and instabilities and even crises, in both its domestic arena and its relationship with other countries, including but not limited to the United States. Such shocks, instabilities and crises may in turn significantly and negatively affect the Company’s performance.

Concentration of Risks

Cash includes cash on hand and demand deposits in accounts maintained with banks within the People’s Republic of China, Hong Kong and the United States. Total cash in these banks at September 30, 2009 and December 31, 2008 amounted to $6,779,455 and $1,953,720 of which $18,102 and $0 deposits are federally-insured, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

The Company sells pharmaceutical products to pharmacies and hospitals. There is no sales concentration risk for the Company since no sales to one customer individually accounted for more than 10% of the total sales revenue for the three and nine months ended September 30, 2009 and 2008.

For the three months ended September 30, 2009, one major supplier provided approximately 10.8% of the Company’s purchases of raw material. For the nine-month period ended September 30, 2009, two major suppliers provided approximately 26.0% of the Company’s purchases of raw materials with each supplier individually accounting for 15.7% and 10.3%, respectively. As of September 30, 2009, the total accounts payable to the two major suppliers was $777,168, 13.6% of the total accounts payable.

For the three months ended September 2008, two major suppliers provided approximately 28.5% of the Company’s purchases of raw materials with each supplier individually provided 15.7% and 12.8%, respectively. For the nine months ended September 30, 2008, two major suppliers provided approximately 33.1% of the Company’s purchases of raw materials with each supplier individually accounting for 18.4%, and 14.7%, respectively.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted FASB’s accounting standards regarding fair value of financial instruments and related fair value measurements. Those accounting standards established a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the accompanying consolidated balance sheets for receivables, payables and short term loans qualify as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

As required by the accounting standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Balance of short term investment represented the quoted price of the securities in active markets.

The Company determined the fair value of the issued and outstanding warrants using the Black-Scholes option pricing model (“Black-Scholes Model”,) as level 2 inputs, which does not entail material subjectivity

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

because the methodology employed does not necessitate significant judgment, and the pricing inputs are observed from actively quoted markets. The change in the fair value of warrants liabilities were charged to non-operating expenses. As a result, the warrant liabilities are carried on the consolidated balance sheets at fair value.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2009:

	Carrying Value	Fair Value Measurements Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Short term investment	$15,297	$15,297	—	—
Warrant liabilities	$(1,429,698)	—	$(1,429,698)	—

Other than the short-term investments and warrant liabilities carried at fair value, the Company did not identify any other assets and liabilities that are required to be presented on the balance sheet at fair value in accordance with the FASB’s accounting standards.

Revenue Recognition

The Company has various categories of revenue resources: sales of new drug formulas, R&D services and revenue from sales of medical products.

The Company recognizes revenue from product and drug formula sales when title has passed, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable which is generally at the time of shipment. Allowances are established for estimated rebates, wholesaler charge backs, prompt pay sales discounts, product returns, and bad debts.

Management regularly reviews aging of receivables and changes in payment trends by its customers, and records a reserve when they believe collection of amounts due are at risk. The Company reserves 20%, 50% and 100% for AR balances with aging more than six-month, nine-month and more than one year, respectively, based on the nature of the business and AR collection history.

Revenue was made up of the following product categories.

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenue:
Intermediary pharmaceuticals products	$3,853,302	$2,744,041	$9,523,631	$10,261,372
Prescription drugs	13,140,136	9,750,436	35,460,872	26,490,154
Others	58,378	18,234	58,378	16,186
Total revenue	$17,051,816	$12,512,711	$45,042,881	$36,767,712

Cash

Cash includes cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Short Term Investment

In 2007, the Company opened an account with an investment broker to invest in a short term in initial public offering securities. The Company classified the account balance as trading securities, which should be carried at fair value with unrealized gains and losses reported as other comprehensive income. Total balance of this account was $15,297 and $4,432,657 as of September 31, 2009 and December 31, 2008, respectively. For the three and nine months ended September 30, 2009, the Company recorded $42,510 and $54,015 gain on trading securities, respectively. No realized gain or loss on short-term investment for the three and nine months ended September 30, 2008. In addition, there was no unrealized gain or loss relating to short-term investments for the three and nine months ended September 30, 2009 and 2008, there was no such amounts were included in other comprehensive income for the afore-mentioned periods.

Restricted Cash

Restricted cash represents cash required to be deposited with banks for the balance of bank notes payable but are subject to withdrawal with restrictions according to the agreement with the bank and saving accounts. The required deposit rate is approximately 30-50% of the notes payable. Given the nature of the restricted cash, it is reclassified as a financing activity in Statement of Cash Flows.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a monthly review of all outstanding amounts. Management’s judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivables balances, historical bad debts, customer concentration and credit-worthiness, current economic trends and changes in the Company’s customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectibility of the receivables and the Company’s operating results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out basis. The Company reviews its inventory periodically for possible obsolescence or to determine if any reserves are necessary.

Plant and Equipment, Net

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows.

Equipment and machinery	5 years
Motor vehicles	5 years
Furniture and fixtures	5 years
Buildings	20 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations. The cost of maintenance and repairs is charged to operations as incurred, whereas significant renewals and betterments are capitalized.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Construction-In-Progress

Construction-in-progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. Interest incurred during the period of construction, if material, is capitalized. Construction-in-progress is not depreciated until the assets are completed and placed into service.

Impairment of Long-term Assets

Long-term assets of the Company are reviewed at each financial reporting date, more often if necessary, to determine whether their carrying value has become impaired, pursuant to the guidelines established by the FASB. The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the net asset carrying value. An impairment loss, if it exists, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on its review, management concluded there was no impairment for its plant and equipment, and construction-in-progress as of September 30, 2009 and December 31, 2008.

Intangible asset — Land Use Rights

According to the Chinese law, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 40 to 50 years. The Company reviews the carrying value of land use rights at each financial reporting date, more often if necessary, to determine whether their carrying value has become impaired. Impairment charges are recorded when the carrying value of the asset exceeds future benefits to be derived from the asset.

Intangible asset — Patents — Approved Drugs

The Company obtained various official registration certificates or official approvals for clinical trials representing patented pharmaceutical formulas. No amortization is recorded when the Company intends to and has the ability to sell the patent or formulas within two months; otherwise the patent costs will be subject to amortization over its estimated useful life period, generally fifteen years. Such costs comprise purchase costs of patented pharmaceutical formulas and costs incurred for patent application. Patent costs are accounted for on an individual basis. The carrying value of patent costs is reviewed for impairment at each financial reporting date, and more often when events and changes in circumstances indicate that the carrying value may not be recoverable.

Income Taxes

Income taxes are provided on the liability method whereby deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis and reported amounts of assets and liabilities. Deferred tax assets and liabilities are computed using enacted tax rates expected to apply to taxable income in the periods in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides a valuation allowance for certain deferred tax assets, if it is more likely than not that the Company will not realize tax assets through future operations.

Effective January 1, 2007, the Company adopted an accounting standard which indicates a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Warrants Liabilities

Effective January 1, 2009, the Company adopted the provisions of an accounting standard regarding instruments that are indexed to an entity’s own stock. This accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. It provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception within the standards.

As a result, 20,370,298 of our issued and outstanding warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment because the strike price of the warrants is denominated in US dollar, a currency other than the Company’s functional currency, the Chinese Renminbi. As a result, the warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expired.

As such, effective January 1, 2009, we reclassified the fair value of these warrants from equity to liability, as if these warrants were treated as a derivative liability since their corresponding issuance dates. On January 1, 2009, we reclassified from additional paid-in capital, as a gain of cumulative effect adjustment of $8,450,624 to beginning retained earnings and $423,924 to long-term derivative instruments to recognize the fair value of such warrants on such date. The fair value of these warrants increased to $1,429,698 as of September 30, 2009. As such, the Company recognized loss of $41,066 and $1,005,774 for the three and nine months ended September 30, 2009, respectively. These warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes Model using the following assumptions:

	September 30, 2009			December 31, 2008
	#A	#B	#C	#A	#B	#C
Number of warrants	1,000,000	7,370,298	12,000,000	1,000,000	7,370,298	12,000,000
Expected life (years)	0.34	0.44	2.64	1.1	1.2	3.4
Annual dividend yield	—	—	—	—	—	—
Risk-free interest rate	0.18%	0.18%	1.45%	0.4%	0.4%	1.1%
Expected volatility	86.1%	96.5%	130.2%	131.2%	134.5%	115.4%

Expected volatility is based primarily on historical volatility. Historical volatility was computed using daily pricing observations for recent periods that correspond to the term of the warrants. We believe this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants. We currently have no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on the U.S. Treasury securities with compatible life terms.

Shares Subject to Mandatory Redemption

FASB’s accounting standard regarding certain financial instruments with characteristics of both liabilities and equity establishes classification and measurement standards for three types of freestanding financial instruments that have characteristics of both liabilities and equity. Instruments within the scope of this accounting standard must be classified as liabilities within the Company’s Consolidated Financial Statements and be reported at settlement date value. FASB’s accounting standard regarding classification and

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

measurement of redeemable securities requires contingently redeemable securities to be classified outside of permanent equity until the contingency occurs, and then the instrument will need to be analyzed for proper classification as a liability or permanent equity.

The Company issued redeemable stock in November 2007 related to the settlement of notes payables owed to RimAisa. Under the terms of the redeemable stock, the issuer has the right to redeem and the holder has the right to convert any time up to and including the fourth anniversary of the issuance. Therefore, liability accounting is not triggered because the stock is not mandatorily redeemable until after the fourth anniversary. However, pursuant to FASB’s accounting standard regarding classification and measurement of redeemable securities, the redeemable stock is classified outside of shareholders’ equity, because pursuant to the terms of the preferred stock, if the redeemable stock is not converted by the fourth anniversary, then mandatory redemption is triggered, and the shares will be reclassified to liabilities.

Comprehensive Income

FASB’s accounting standard regarding comprehensive income establishes requirements for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. This accounting standard defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, it also requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in financial statement that is presented with the same prominence as other financial statements. The Company’s only current component of comprehensive income is the foreign currency translation adjustment.

Earnings per Share

The Company has adopted the FASB’s accounting standard regarding earnings per share (“EPS”) which requires the presentation of earnings per share as Basic and Diluted EPS. Basic earnings per share are calculated by taking net income divided by the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated by taking basic weighted average shares of common stock and increasing it for dilutive common stock equivalents such as preferred stock, as well as warrants and options that are in the money.

Noncontrolling interests

Effective January 1, 2009, the Company adopted a FASB’s accounting standard regarding non-controlling interest in consolidated financial statements. Certain provisions of this accounting standard are required to be adopted retrospectively for all periods presented. Such provisions include a requirement that the carrying value of non-controlling interests (previously referred to as minority interests) be removed from the mezzanine section of the balance sheet and reclassified as equity.

Further, as a result of adoption this accounting standard, net income attributable to non-controlling interests is now excluded from the determination of consolidated net income. In addition, foreign currency translation adjustment is allocated between controlling and non-controlling interests.

The Company reclassified non-controlling interests in the amounts of $7,808,189 and $10,344,828 from the mezzanine section to equity in the September 30, 2009 and December 31, 2008 balance sheets, respectively.

Research and Development Costs

Research and development (“R&D”) expenses include salaries, benefits, and other headcount related costs, clinical trial and related clinical manufacturing costs, contract and other outside service fees, and facilities and overhead costs. R&D costs are expensed when incurred.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Under the guidance of the FASB’s accounting standard regarding research and development costs, the Company expenses the costs associated with the research and development activities when incurred. None of the intangible assets of the Company was recorded based on R&D costs.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the three months ended September 30, 2009 and 2008 amounted $5,727 and $10,202, respectively. Advertising costs for the nine months ended September 30, 2009 and 2008 amounted $78,104 and $83,320, respectively.

Shipping and Handling Costs

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs were $145,352 and $90,620 for the three-month period ended September 30, 2009 and 2008, and $376,308 and $288,691 for the nine months ended September 30, 2009 and 2008, respectively.

Reclassification

Certain prior period amounts have been reclassified to conform to current period’s presentation. Those reclassifications had no material effect on operations or cash flows.

The Company made certain reclassifications of prior period amounts in the consolidated financial statements to conform to the 2009 presentation. The reclassifications were to reflect the retrospective adoption of the FASB’s accounting standards regarding non-controlling interest, as well as the standards regarding the discontinued operations. The reclassifications had no impact on previously reported net income.

Recent Accounting Pronouncements

In January 2009, the FASB issued an accounting standard which amended the impairment model by removing its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of this accounting standard did not have a material impact on the Company’s consolidated financial statements because all of the investments in debt securities are classified as trading securities.

In April 2009, the FASB issued an accounting standard that makes the other-than-temporary impairments guidance more operational and improves the presentation of other-than-temporary impairments in the financial statements. This standard replaced the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. This standard provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. Although this standard does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. The Company adopted this accounting standard, but it did not have a material impact on its consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In April 2009, the FASB issued an accounting standard that requires disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this accounting standard, fair values for these assets and liabilities were only disclosed annually. This standard applies to all financial instruments within its scope and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This standard does not require disclosures for earlier periods presented for comparative purposes at initial adoption, but in periods after the initial adoption, this standard requires comparative disclosures only for periods ending after initial adoption. The Company adopted this accounting standard, but it did not have a material impact on the disclosures related to its consolidated financial statements.

In June 2009, the FASB issued an accounting standard amending the accounting and disclosure requirements for transfers of financial assets. This accounting standard requires greater transparency and additional disclosures for transfers of financial assets and the entity’s continuing involvement with them and changes the requirements for derecognizing financial assets. In addition, it eliminates the concept of a qualifying special-purpose entity (“QSPE”). This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2009, and the Company does not expect this standard to have a material effect on its consolidated financial statements.

In June 2009, the FASB also issued an accounting standard amending the accounting and disclosure requirements for the consolidation of variable interest entities (“VIEs”). The elimination of the concept of a QSPE, as discussed above, removes the exception from applying the consolidation guidance within this accounting standard. Further, this accounting standard requires a company to perform a qualitative analysis when determining whether or not it must consolidate a VIE. It also requires a company to continuously reassess whether it must consolidate a VIE. Additionally, it requires enhanced disclosures about a company’s involvement with VIEs and any significant change in risk exposure due to that involvement, as well as how its involvement with VIEs impacts the company’s financial statements. Finally, a company will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2009, and the Company does not expect this standard to have a material effect on its consolidated financial statements.

In August 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

In October 2009, the FASB issued an ASU regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing. This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation. This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 3 — RESTRICTED CASH

Restricted cash consisted of the followings:

Name of Bank	September 30, 2009 (Unaudited)	December 31, 2008
Hua Xia Bank, Suzhou	$374,179	$3,863
China CITIC Bank	683,215	1,369,365
China Merchants Bank	2,875,892	—
Others	2,157	—
Total	$3,935,443	$1,373,228

Note 4 — ACCOUNTS RECEIVABLE, NET

The Company had accounts receivable amounted to $3,155,766 and $3,371,225 after net of allowance for doubtful accounts of $323,330 and $290,856 as of September 30, 2009 and December 31, 2008, respectively.

Accounts receivable consisted of the following:

	September 30, 2009 (Unaudited)	December 31, 2008
Accounts receivable	$3,479,096	$3,662,081
Allowance for doubtful accounts	(323,330)	(290,856)
Accounts receivable, net	$3,155,766	$3,371,225

The following table consists of allowance for doubtful accounts.

Allowance for doubtful accounts, December 31, 2007	$410,192
Addition	—
Recovery	(145,484)
Translation adjustment	26,148
Allowance for doubtful accounts, December 31, 2008	$290,856
Addition	33,639
Written-off	(1,190)
Recovery	—
Translation adjustment	25
Allowance for doubtful accounts, September 30, 2009 (Unaudited)	$323,330

As of September 30, 2009 and December 31, 2008, management concluded its allowance for bad debts was adequate.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 5 — INVENTORIES, NET

Inventories consisted of the following:

	September 30, 2009 (Unaudited)	December 31, 2008
Raw materials	$4,355,711	$2,043,597
Refinery materials	1,682,399	2,231,623
Packaging supplies	351,464	274,282
Finished goods	5,007,524	3,859,646
Work in process	475,976	637,021
Sundry supplies	21,711	13,736
Total inventory	11,894,785	9,059,905
Minus: inventory allowance	(26,249)	(26,250)
Total inventories, net	$11,868,536	$9,033,655

As of September 30, 2009 and December 31, 2008, the Company reserved $26,249 and $26,250 as inventory allowance, respectively.

Note 6 — LOANS RECEIVABLE

The Company had loans to three unrelated parties amounting to $1,980,450, $586,800, and $176,040 with a total loan amount of $2,743,290 as of September 30, 2009. The loans are non-interest bearing, unsecured and due on demand.

Note 7 — PLANT AND EQUIPMENT, NET

Plant and equipment consisted of the following:

	September 30, 2009 (Unaudited)	December 31, 2008
Plant	$2,482,911	$2,446,124
Machinery and equipment	7,690,665	7,306,952
Vehicles	196,093	196,093
Total plant and equipment	10,369,669	9,949,169
Less: accumulated depreciation	(6,115,288)	(5,712,996)
Plant and equipment, net	$4,254,381	$4,236,173

Depreciation expense for the three months ended September 30, 2009 and 2008 amounted to $120,184 and $114,095, respectively. Depreciation expense for the nine months ended September 30, 2009 and 2008 amounted to $402,005 and $398,305, respectively.

Note 8 — CONSTRUCTION-IN-PROGRESS

Erye is currently under construction of a new factory and will relocate to the new place after the entire project is completed. Construction in progress is related to a production facility being built in accordance with the PRC’s Good Manufacturing Practices (“GMP”) Standard. The Company expects that the work shops for the main products — Penicillin and Cephems Sterile Injection Powder will be completed by the end of 2009 and the estimated additional cost to be completed will be approximately $13.50 million. No depreciation is provided for construction-in-progress until such time the assets are completed and placed into service.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 8 — CONSTRUCTION-IN-PROGRESS  – (continued)

As of September 30, 2009 and December 31, 2008, the Company had construction-in-progress amounted to $14,309,440 and $7,379,805, respectively. For the three months ended September 30, 2009 and 2008, the Company capitalized interest as part of construction-in-progress amounted to $109,034 and $19,736, respectively. For the nine months ended September 30, 2009 and 2008, the Company capitalized interest as part of construction-in-progress amounting to $285,162 and $105,056 with 5.6% and 7.0% effective weighted average interest rate, respectively.

Note 9 — INTANGIBLE ASSETS, NET

Intangible assets consist of the following as of September 30, 2009 and December 31, 2008:

	September 30, 2009 (Unaudited)	December 31, 2008
Land use rights:	$8,058,504	$8,058,504
Less: accumulated amortization	(765,562)	(641,074)
Land use rights, net	7,292,942	7,417,430
Patent – Approved drugs	190,710	190,710
Less: accumulated amortization	(31,775)	(21,083)
Patent, net	158,935	169,627
Total intangible assets, net	$7,451,877	$7,587,057

Land use rights are pledged as collateral for notes payable as of September 30, 2009. Amortization expense for the three months periods ended September 30, 2009 and 2008 amounted $55,047 and $25,747, respectively. Amortization expenses for the nine months periods ended September 30, 2009 and 2008 amounted $135,106 and $132,931, respectively.

On September 1, 2008, the Company and RimAisa entered into a Memorandum of Understanding (the “Understanding”). Pursuant to term #2 of the Understanding, both parties agreed that all the proceeds arising from the land of Erye’s original plant belong to Erye Trading (including income derived from relocation compensation, lease, transfer or other income related to the land use right). As of September 30, 2009, the aforesaid land use right was valued at approximately $5,500,000 net of accumulated amortization.

One of the Company’s patent of approved drug was fully amortized during 2008, $151,790 of costs and accumulated amortization were deducted from intangible asset account.

The following table consists of the expected amortization expense for the next five years:

Years ended September 30,	Amount
2010	$180,142
2011	180,142
2012	180,142
2013	180,142
2014	180,142
Thereafter	6,551,167
Total	$7,451,877

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 10 — RELATED PARTIES TRANSACTIONS

Other Receivables — Related Parties

Other receivable contained the following related party balances where Enshi was the discontinued subsidiary since July 2007. Chris Peng Mao is the CEO of the Company. Lufan An is the board member and shareholder of the Company. Stephen Globus is a shareholder of CBC.

	September 30, 2009 (Unaudited)	December 31, 2008	Due From	Term	Manner of Settlement
CBH	$46,058	$46,058	Chris Peng Mao	Short Term	Cash
CBH	10,000	10,000	Lufan An	Short Term	Cash
CBH	10,000	—	Stephen Globus	Short Term	Cash
CBH	265,442	265,442	Enshi	Short Term	Cash
Total	$331,500	$321,500

Other Payables — Related Parties

	September 30, 2009 (Unaudited)	December 31, 2008	Due To	Term	Manner of Settlement
Erye	$42,949	$499,186	Erye Trading	Short Term	Cash
CBH	196,622	167,508	Erye Trading	Short Term	Cash
Total	$239,571	$666,694

Erye Trading was a company owned by minority shareholders of Erye. The 38 minority shareholders of Erye transferred their shares of Erye to Erye Trading in 2008 and the transactions was consummated on June 24, 2008. Erye Trading is the 49% shareholder of Erye as of September 30, 2009.

Long-Term Loans — Related Party

	September 30, 2009 (Unaudited)	December 31, 2008	Due To	Term	Manner of Settlement
Erye	$7,702,767	$—	Erye Trading	Long-term	Cash

In May 2009, Erye entered a loan agreement with Erye Trading, the noncontrolling shareholder of Erye, to borrow the dividend Erye was entitled to for the purpose of constructing the new factory pursuant to the board resolutions executed on the same time. The total loan amounted to $7,702,767 was unsecured with due date on the later of 1)one year after all new buildings pass the inspection, and the new factory is in the production stage; 2) December 31, 2013. The applied interest rate equals to the prevailing interest rate of the one-year bank loan, currently 5.31% per annum. Interest payment is due every six months. Erye Trading will lend Erye the dividend received from Erye in future following the same terms.

For the three months and nine months ended September 30, 2009, Erye accrued $103,154 and $232,063 interest expense payable to Erye Trading connected to the said long-term loan.

Note 11 — NOTES PAYABLE

The Company’s subsidiary Erye has $10,080,577 and $4,563,837 of notes payables as of September 30, 2009 and December 31, 2008, respectively. Notes are payables to the banks who issue bank notes to Erye’s creditors. Notes payable are interest free and usually mature after a three to six months period.

In order to issue notes payable on behalf of the Company, the banks required collateral, such as cash deposit which was approximately 30%-50% of notes to be issued, or properties owned by companies or etc.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 11 — NOTES PAYABLE  – (continued)

As of September 30, 2009 and December 31, 2008, $3,935,443 and $1,373,228 of restricted cash were put up for collateral for the balance of notes payable, respectively, which was approximately 39.0% of the notes payable (See notes 3) the Company issued, and the remaining of the notes payable is collateralized by pledging the land use right the Company owned amounted to approximately $1,840,000 as of September 30, 2009 and December 31, 2008.

Note 12 — SHORT-TERM LOANS

The Company had a total of $117,360 of short-term loans as of September 30, 2009. These loans are due on demand, unsecured and interest free. The average interest rates including short-term and long-term loans (see Note 8) was approximately 5.6% for the nine months period ended September 30, 2009. During the nine months ended September 30, 2009, the Company paid the loan principal back to several Chinese banks amounted to $2,492,030.

The Company had $2,611,260 short term loans as of December 31, 2008, including bank loans amounted to $2,492,030. These loans mature in one year or less. The average interest rates were approximately 7.1% for the year ended December 31, 2008. Bank loans were collateralized by certain buildings owned by Erye with historical value of $127,749 as of December 31, 2008.

Interest expense of short-term loans for the three months ended September 30, 2009 and 2008 were $109,034 and $30,211, respectively, of which $109,034 and $19,736 were capitalized as part of construction-in-progress. Interest expense of the short-term loans for the nine months ended September 30, 2009 and 2008 amounted to $285,162 and $115,531 respectively, of which $285,162 and $105,056 were capitalized for construction in progress, respectively.

Note 13 — REDEEMABLE PREFERRED STOCK

On November 16, 2007, the Company entered a conditional loan conversion agreement (the “Agreement”) with RimAsia, under which the principal amount of the $11.5 million loan owed to RimAsia in connection with the Enshi acquisitions plus unpaid interest of $1,008,534 (combined total of $12,508,534) was converted into 6,185,607 shares of Series B redeemable convertible preferred shares of the Company at an effective conversion price at $2.0222 per share. Each series B share may be converted into two shares of common stock. Additionally, the exercise price of $1.375 for the 12 million existing warrants exercisable into common stock previously issued to and currently held by RimAsia in connection with the extension of the loan financing (“Existing Warrants”) was lowered to $1.26 per share and the term extended to 4.5 years from the closing date. This Agreement was conditional subsequent to the completion of at least one of sizeable acquisition by the end of June 2008. RimAsia extended the wavier to not to convert the Series B preferred stock to debt to earlier of (a) October 31, 2009 or (b) abandonment of the merger with NeoStem which is disclosed in Note 18.

Under the terms of the redeemable stock, the issuer has the right to redeem and the holder has the right to convert any time up to and including the fourth anniversary of the issuance. Pursuant to the FASB’s accounting standard, the redeemable stock is classified outside of permanent equity.

According to the Agreement, the series B preferred stock is subject to optional redemption at the Company’s option before the 4th anniversary of issuance date and mandatory redemption at the investors of the Company’s option thereafter. The Company may be required to repurchase the remaining series B preferred stock four years after the closing date at a per share price of the sum of (1) the original Series B issue price $2.0222 per share; (2) all accrued but unpaid annual dividends; (3) 5% of the original series B issue price per annum accrued from the occurrence of certain triggering events, such as the Company’s failure to pay annual dividends, mandatory redemption price or any other amount due, either in cash or in kind. (4)The four-percent suspendible premium which shall be deemed to have begun to accrue from the Series B

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 13 — REDEEMABLE PREFERRED STOCK  – (continued)

Issuance date and shall continue to accrue until the date when the average closing price of the common stock over 30 consecutive trading days each with a daily trading volume of no fewer than 100,000 shares exceeds the following price thresholds: during the 2nd year from the Series B Issuance date, $1.4, during the 3rd year, $1.58, and during the 4th year, $1.72.

On March 31, 2009, RimAsia waived the dividend of 5% of the original Series B issue price and 4% suspendible premium for the period from September 15, 2008 through the earlier of (a) October 31, 2009 and (b) abandonment of the Merger Agreement. However, RimAsia reserves the right to reinstate all the waived dividends and premiums if the Merger announced on November 2008 is not consummated by October 31, 2009.

The series B redeemable stock was recorded at fair value on the date of issuance. As of September 30, 2009 and December 31, 2008, redeemable preferred stock amounted to $12,508,534. Dividend payables amounted to $1,110,346 as of September 30, 2009 and December 31, 2008. Pursuant to the optional redemption clause, the holders of the series B are be entitled to receive an annual dividend of 5% amounted to $651,129; and, the four-percent suspendible premium was accrued in the amount of $459,217, which were included in dividend payable. For the nine months periods ended September 30, 2009 and 2008, the Company recorded $0 and $952,592 dividends and accretion on the redeemable preferred stock, respectively.

On November 2, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Neostem, Inc., a Delaware corporation, and CBH Acquisition LLC (“Merger Sub”), a Delaware “NBS” limited liability company and wholly-owned subsidiary of Neostem. Pursuant to the Merger Agreement, CBH will merge into Merger Sub, with Merger Sub as the surviving entity. All of the shares of the Company’s series B shares issued and outstanding immediately prior to the effective time of the Merger will be converted into (i) 5,383,009 shares of NeoStem Common Stock, (ii) 6,977,512 shares of Series C Convertible Preferred Stock, without par value, of NeoStem, each with a liquidation preference of $1.125 per share and convertible into shares of NeoStem Common Stock at a conversion price of $0.90 per share, and (iii) warrants to purchase 2,400,000 shares of NeoStem Common Stock at an exercise price of $0.80 per share.

As of July 1, 2009, the Company entered into Amendment No. 1 to the Merger Agreement with Neostem, CBC and CBH Acquisition LLC, NeoStem’s wholly-owned subsidiary. Pursuant to the terms of the Amendment:

•	The number of shares of NeoStem Common Stock to be issued to the CBH Common Stockholders was reduced to an aggregate of 7,150,000 shares, with no additional shares being escrowed;
•	The number of shares to be issued to RimAsia will be increased to 6,458,009 shares of Common Stock and 8,177,512 shares of NeoStem Series C Convertible Preferred Stock, each with a liquidation preference of $1.125 and convertible to shares of NeoStem Common Stock at an initial conversion price of $.90 (with the Class B warrants to be issued to RimAsia eliminated), in exchange for certain advances made or to be made by RimAsia and described below;
•	Privately issued NeoStem warrants outstanding immediately prior to the closing of the merger shall be amended to reduce their exercise price if the current exercise price is $4.00 and above;
•	the Compensation Committee of NeoStem’s Board of Directors may in lieu of lowering the exercise price of outstanding options to $.80 as provided in the original merger agreement, lower the exercise price to a price which is greater than $.80 (but not less than fair market value) and provide alternative cash or equity consideration to eligible NeoStem employees, directors, advisors and consultants;

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 14 — STATUTORY RESERVES

The laws and regulations of the PRC require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the surplus reserve fund and the common welfare fund.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. This statutory reserve fund is planned for future development of the company or use for employee’s benefits. These reserves represent restricted retained earnings.

The transfer to this reserve must be made before distribution of any dividends to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. The Chinese government restricts distributions of registered capital and the additional investment amounts required by a foreign invested enterprise. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

The Company had fully contributed its required surplus reserve as of December 31, 2008. As of September 30, 2009, the Company has statutory surplus reserve and common welfare reserve amounted to $1,337,979 and $60,698, respectively.

Note 15 — DIVIDEND DISTRIBUTION

On May 2009, the board of Erye declared a dividend to be distributed pro rata accordingly to the ownership percentage which is 51% owned by CBH and 49% owned by the non-controlling shareholder - Erye Trading. The board also decided that board would request the dividend distributed to Erye Trading to be lent back to Erye for the ongoing construction-in-project, and the dividend distributed to CBH would be invested back to Erye as additional paid in capital.

The table below represents the detail of dividend distribution and utilization:

Amount
Dividend Declaration to
Erye Trading	$7,208,920
CBH	6,712,396
Total	$13,921,316
Dividend distributed to Erye Trading	$7,208,920
Foreign currency translation gain	493,847
Long-term loans from related party increased through dividend distributed	$7,702,767
Dividend distributed to CBH	$6,712,396
Chinese income tax applied (see Note 16)	(432,040)
Foreign currency translation gain	27,147
Additional paid-in capital increased through dividend distributed	$6,307,503

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 16 — INCOME TAXES

Corporation Income Tax (CIT)

The Company’s subsidiaries operate in China. According to the Chinese Joint Venture Business Law, these subsidiaries have been registered and incorporated with the status of Sino-foreign joint venture companies and are subject to a two year tax exemption and a three year 50% reduction in income tax rates preference treatment, which generally commences from the first year of establishing a joint venture or the approval date of the income tax preference application.

Effective January 1, 2008, the New Enterprise Income Tax (“EIT”) law replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% has replaced the 33% rate previously applicable to both DES and FIEs. Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

The Company’s subsidiaries, Suzhou Erye was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above. Erye was granted income tax exemption for two years commencing from January 1, 2006, and is subject to 50% of the 25% EIT tax rate, or 12.5% from January 1, 2008 through December 31, 2010. Provision for income taxes amounted $1,416,393 and $1,008,196 for the nine months ended September 30, 2009 and 2008, respectively.

Pursuant to the China Tax Regulation No. 91 executed in 2008, the Chinese tax authority no longer granted tax credit for reinvestment in Chinese company, and the dividend paid to foreign shareholders from foreign-owned Chinese company is subjected to 10% income tax rate. Also, based on PRC Tax Regulation No. 1 item 4, only dividend declared after 2008 is subjected to 10% income tax rate. As of September 30, 2009, $432,040 income tax has been paid by CBH for the 2008 dividend distributed and reinvested to Erye as additional paid-in capital.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
U.S. Statutory rate	34.0%	34.0%	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)	(34.0)	(34.0)
China income taxes rate	25.0	25.0	25.0	25.0
China income tax exemption	(12.5)	(12.5)	(12.5)	(12.5)
Other items(1)	(0.1)	1.0	1.6	1.3
Total provision for income taxes	12.4%	13.5%	14.1%	13.8%

(1)	The (0.1%) represents the $117,863 expense incurred by CBH that is not deductible in PRC, and offset by the $24,358 prior year income tax refund received by Erye for the three months ended September 30, 2009, and 1.0% represents the $67,878 expenses incurred by CBH that is not deductible in PRC for the three months ended September 30, 2008. The 1.6% represents the $1,246,357 expense incurred by CBH that is not deductible in PRC, and offset by the $24,358 prior year income tax refund received by Erye for the nine months ended September 30, 2009, and 1.3% represents the $392,349 expenses incurred by CBH that is not deductible in PRC for the nine months ended September 30, 2008.

The estimated tax savings due to the reduced tax rate for the three months ended September 30, 2009 and 2008 are $553,986 and $377,583, respectively. The net effect on income per basic outstanding share if the

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 16 — INCOME TAXES  – (continued)

income tax had been applied would decrease income per share by $0.01 and $0.01 for the three months ended September 30, 2009 and 2008, respectively.

The estimated tax savings due to the reduced tax rate for the nine months ended September 30, 2009 and 2008 are $1,416,393 and $1,008,196, respectively. The net effect on income per basic outstanding if the income tax had been applied would decrease income per share by $0.04 and $0.03 for the nine months ended September 30, 2009 and 2008, respectively.

The Company was incorporated in the United States and incurred a net operating loss for income tax purposes for 2009 and 2008. The estimated net operating loss carry forwards for United States income tax purposes amounted to $5,414,808 and $5,358,669 as of September 30, 2009 and December 31, 2008, respectively, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, in 2029. Management believes that the realization of the benefits arising from this loss appear to be uncertain due to Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at September 30, 2009 and December 31, 2008. Management reviews this valuation allowance periodically and makes adjustments as warranted.

The estimated valuation allowance for the nine months periods ended September 30, 2009 and 2008 were as follow:

Amount
Balance of December 31, 2008	$1,821,947
Increase	19,087
Balance of September 30, 2009 (unaudited)	$1,841,034

The Company has cumulative undistributed earnings of foreign subsidiaries of approximately $6.1 million as of September 30, 2009, is included in consolidated retained earnings and will continue to be indefinitely reinvested in internationaloperations. Accordingly, no provision has been made for U.S. deferred taxes related to future repatriation of these earnings, nor is it practicable to estimate the amount of income taxes that would have to be provided if we concluded that such earnings will be remitted in the future.

Business Tax

The Company is subject to business tax, which is charged on the selling price of applicable product and service at a general rate of 5% in accordance with the tax law applicable. Keyuan is exempt from business tax according to local applicable favorable tax policy.

Value Added Tax (“VAT”)

In accordance with the relevant taxation laws in China, the VAT rate for domestic sales is 17% and 0% for export sales on the invoiced value of sales and is payable by the purchaser. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

VAT on sales and VAT on purchases amounted to $2,892,296 and $1,774,719 for the three months ended September 30, 2009, and $2,254,536 and $1,347,136 for the three months ended September 30, 2008. VAT on sales and VAT on purchases amounted to $7,649,272 and $5,797,836 for the nine months period ended September 30, 2009, and $6,212,023 and $4,575,536 for the same period in 2008, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 16 — INCOME TAXES  – (continued)

Tax payable

Taxes payable was comprised as follows as of September 30, 2009 and December 31, 2008:

	September 30, 2009 (Unaudited)	December 31, 2008
Income tax payable	$1,869,762	$1,548,509
VAT payable	705,727	657,978
Other taxes payable	44,814	5,935
Total	$2,620,303	$2,212,422

Note 17 — EARNINGS PER SHARE

The Company reports earnings per share in accordance with the provisions of SFAS 128, “Earnings per Share.” SFAS 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

The following is a reconciliation of the basic and diluted earnings per share computation (unaudited) for the three and nine months ended September 30:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net income from continuing operations for earnings per share	$1,908,276	$1,234,977	$3,793,005	$3,181,917
Net loss from discontinued operations for earnings per share	$(452,531)	$(78,342)	$(494,172)	$(87,369)
Weighted average shares used in basic computation	37,082,739	36,490,312	37,082,457	36,490,312
Diluted effect of stock options and warrants	12,371,214	—	12,371,214	—
Weighted average shares used in diluted computation	49,453,953	36,490,312	49,453,671	36,490,312
Earnings per share – Basic
Continuing operations	0.05	0.02	0.10	0.06
Discontinued operations	(0.01)	(0.00)	(0.01)	(0.00)
Basic	$0.04	$0.02	$0.09	$0.06
Earnings per share – Diluted
Continuing operations	0.04	0.02	0.08	0.06
Discontinued operations	(0.01)	(0.00)	(0.01)	(0.00)
Diluted	$0.03	$0.02	$0.07	$0.06

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 18 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office space from third parties. Accordingly, the Company incurred rent expenses amounted to $0 and $3,865 for the three months ended September 30, 2009 and 2008, respectively. The Company recognized rent expenses of $6,592 and $11,595 for the nine months periods ended September 30, 2009 and 2008, respectively.

As of September 30, 2009, the Company has no outstanding commitments in respect to non-cancelable operating leases.

Research and Development Contract

On November 5, 2007, the Company entered into a new drug development contract with a third party (“the Developer”). Pursuant to the contract, the Developer will transfer a drug patent to the Company, and also is responsible for obtaining the New Drug Certificate and the Drug Manufacturing Approval from the PRC Drug Administration Authority no later than July 1, 2009. In exchange, the Company will pay up to approximately $1,600,000 (RMB12,000,000) to the Developer. Of the total $1,600,000, approximately $933,800 and $266,800 will need to be paid before December 31, 2007 and February 25, 2008, respectively, and the final payment ranging from $0 to $400,200 (depending on the date of the Manufacturing Approval) needs to be paid no later than 10 days after the grant date of the Manufacturing Approval. Further, the two parties agreed that the Company will pay sales commission to the Developer based on the sales volume of the contracted new drug during a 10 year period after this drug is put into production. If the PRC Drug Administration Authority denies the application of the Drug Manufacturing, all payments made by the Company would be fully returned to the Company by the Developer. As of September 30, 2009, the new drug has been in the trial stage. The Company expected the developing contract to delay one more year to complete.

The Company had advanced $1,321,561 (RMB9,008,596) and $1,321,561 (RMB9,008,596) for the aforesaid contract as of September 30, 2009 and December 31, 2008, respectively.

Purchase Commitment

The Company entered a Long-term purchase contract with one of its major suppliers (“Supplier A”) for the period of May 1, 2006 to April 30, 2009 and later extended to February 28, 2010. Pursuant to the contract, Erye committed to purchase a certain quantity of raw materials from Supplier A at a fixed price with VAT and pay the purchase price with bank notes or bank remittances within 30 days after the raw materials are delivered. If Supplier A could not provide the raw materials on time which resulted in the contract being in default by Supplier A, Supplier A would pay a penalty to the Company amounting to $146,500 (RMB1,000,000) and other related loss. The fixed purchase price was adjusted one time on November 18, 2008 in an amendment in which the two parties agreed that no more price increases would be allowed during the remaining period of the contract.

For the nine months ended September 30, 2009, the Company purchased raw materials from the aforesaid supplier amounted to $3,234,939 to which the Company had accounts payable in the amount of $46,940, 0.8% of total payable balance as of September 30, 2009.

Legal Proceedings

In March 2007, the Company identified non-existent trade accounts receivable acquired in the acquisition of Enshi. RACP Pharmacetical Holdings Limited, (“RACP”), a former subsidiary of CBH, commenced legal proceeding for damages of $10,000,000 against Mr. Li Xiaobo (“Mr. Li”), the previous owner and controlling shareholder of Enshi, and his related parties (“Defendants”) for breach of representations and warranties and fraud (“LXB Litigation”) The Hong Kong courts has frozen approximately $10,000,000 worth of assets per the court order in Hong Kong and the Defendants lost their opposition actions against the seizure order.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 18 — COMMITMENTS AND CONTINGENCIES  – (continued)

In July 2007, Enshi was foreclosed on by RimAsia and ceased to be part of the Company. RimAsia assumed the litigation activities against Mr. Li Xiaobo and certain other defendants in connection with the acquisition of shares of Enshi (“LXB”) and on October 17, 2008_reached a settlement with LXB pursuant to which Enshi was returned to LXB against a payment of certain sum of funds of which the residual sum post litigation costs were to be eventually transferred to the Company. The expected residual is not expected to be meaningful to the Company.

On November 16, 2007 and amended on January 22, 2008, the Company and RimAisa entered into a litigation agreement (“Litigation Agreement”). Pursuant to this Litigation Agreement, if RimAisa or RACP (as the plaintiff) prevail in the LXB Litigation or the settlement is reached, any judgment awards, settlement amount and salvage value realized from Enshi, would be firstly used to reimburse all the legal and related expenses incurred by RimAsia in the LXB Litigation, up to $4,000,000, and the remaining amounts of the judgment proceeds would be entitled to the Company. If RimAisa and the Company do not prevail in the LXB Litigation, RACP should be returned to CBH and all the proceeds of any sale of liquidation of Enshi or any assets of or interest in Enshi shall be distributed as agreed by both parties. In addition, all the costs and expenses (including attorneys’ fees) incurred by or on behalf of the plaintiffs shall be borne 55% by RimAsia and 45% by the Company.

On September 1, 2008, the Company and RimAisa entered into a Memorandum of Understanding (the “Understanding”). Pursuant to term #7 of the Understanding - Litigation Residual Payment, if there is no consummation of the Merger, the gross residual (the “Gross Residual”) from the LXB Litigation receivable by CBH (being the gross settlement proceeds of the LXB litigation paid by Li Xiao Bo less the litigation and related expenses incurred by and reimbursed to RACP pursuant to the Litigation Agreement shall be paid to CBH in cash or shares of common stock and warrants to purchase common stock of NBS (collectively, “NBS Securities”), such NBS Securities being valued at their original purchase price but in no case to be more than (a) US$1,250,000 or (b) the value of the Gross Residual, whichever is less, and only to the extent there is any such residual from the LXB litigation. Any amount of the Gross Residual remaining after deducting the value of NBS Securities under the immediately preceding sentence shall be immediately paid to CBH in cash. In case of a closing of the Merger, RACP may no longer deliver such NBS Securities to CBH, but shall be able to deliver to Erye Trading NBS Securities, valued at their purchase price and up to an amount equal to 50% of the “Net Residual” (to be defined below), in exchange for the withholding of an equal amount of cash from the Gross Residual, pursuant to the terms of an agreement with Erye Trading that will be documented and signed prior to or at the closing of the Merger. The “Net Residual” means the Gross Residual minus the sum of (a) US$1.3 million representing the legal fees and costs and the un-reimbursed advances and expenses made by Erye to Shenyang Enshi Pharmaceutical Ltd. and CBH, and (b) US$300,000 for operating expenses of CBH over the next 12 months.

Note 19 — SHAREHOLDERS’ EQUITY

Issuance of Shares for Services

In December 2008, the Company issued 100,000 shares of common stock to a consultant for the services provided during the period from January 2007 to February 2009. Shares were valued at $27,000 based on the market price at the service contract signing dates.

On July 11 2009, the board of directors of the Company approved to issue 50,000 shares of common stock to a consultant for the service provided during the period from March 1, 2009 to August 15, 2009. Shares were valued at $11,500 based on the market price at the service contract signing dates.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 19 — SHAREHOLDERS’ EQUITY  – (continued)

Reconciliation of Discrepancy Shares

The Company reconciled the outstanding 25,000 shares of the Company’s Series A convertible preferred stock as of September 30, 2009 which was previously recorded as cancelled shares. The Company reconciled the outstanding 492,001 shares of common stock which was the provision for the original Globus Growth Fund that have not exchanged for CBH shares. As a result of this reconciliation, the Company adjusted $5,170 out from additional paid in capital, and allocated $250 and $4,920 to the par value of the preferred stock and the common stock, respectively.

Conversion of Series A preferred stock

In July 2009, 75,000 shares of Series A preferred stock were converted to 75,000 shares of the Company’s common stock.

Warrants

Following is a summary of the status of warrants outstanding at December 31, 2008:

Outstanding Warrants		Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number
1.26	12,000,000	2.64	1.26	12,000,000
1.25	1,000,000	0.34	1.25	1,000,000
1.26	7,370,298	0.44	1.26	7,370,298
	20,370,298			20,370,298

Following is a summary of the Warrant activity:

Warrants
Outstanding as of January 1, 2008	22,094,738
Granted	—
Forfeited	(1,639,833)
Exercised	—
Outstanding as of December 31, 2008	20,454,905
Granted	—
Forfeited	(84,607)
Exercised	—
Outstanding as of September 30, 2009	20,370,298

Note 20 — RESTRUCTURING BUSINESS COMBINATIONS

Merger with NeoStem, Inc.

As previously mentioned in Note 1, on November 2, 2008, CBH entered into an Agreement and Plan of Merger (the “Merger agreement”) with CBC, NeoStem, Inc., and CBH Acquisition LLC (“Merger Sub”). The Merger Agreement contemplates the merger of CBH with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”). Prior to the consummation of the Merger, CBH will spin off all of its shares of capital stock of CBC to CBH’s stockholders in a liquidating distribution so that the only material assets of CBH following such spin-off will be CBH’s 51% ownership interest in Erye, plus net cash which shall not be less than $550,000.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 20 — RESTRUCTURING BUSINESS COMBINATIONS  – (continued)

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, all of CBH’s common stock, par value $.01 per share, issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 7,500,000 shares of NeoStem’s common stock at par value of $.001 per share (of which 150,000 shares will be held in escrow pursuant to the terms of an escrow agreement to be entered into between CBH and NeoStem).

Subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia, all of the shares of CBH series B preferred stock solely held by RimAsia, issued and outstanding immediately prior to the Effective Time will be converted into NeoStem’s common stock, series C convertible preferred stock and warrants to purchase NeoStem’s common stock. See details in Note 13.

At the Effective Time, in exchange for cancellation of all of the outstanding shares of CBH series A convertible preferred stock which is held by Stephen Globus, a director of CBH, and/or related persons, NeoStem will issue to Mr. Globus and/or related persons 50,000 shares of NeoStem common stock at $1.00 per share. NeoStem also will issue 60,000 shares of NeoStem Common Stock to Mr. Globus and 40,000 shares of NeoStem common stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Globus and Mao. NeoStem will bear 50% of up to $450,000 of CBH’s expenses post-merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation. NeoStem also will issue 200,000 shares to CBC to be held in escrow, payable if NeoStem successfully consummates its previously announced acquisition of control of Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company.

Also at the Effective Time, subject to acceptance by the holders of all of the outstanding warrants to purchase shares of CBH common stock (other than warrants held by RimAsia), such warrants shall be canceled and the holders thereof shall receive warrants to purchase up to an aggregate of up to 2,012,097 shares of NeoStem common stock at an exercise price of $2.50 per share.

Upon consummation of the transactions contemplated by the Merger, Merger Sub will own 51% of the ownership interests in Erye, and Suzhou Erye Economy and Trading Co. Ltd., a company incorporated in the PRC (“EET”), will own the remaining 49% ownership interest. In connection with the execution of the Merger Agreement, NeoStem, Merger Sub and Erye Trading have negotiated a revised joint venture agreement (the “Joint Venture Agreement”), which, subject to finalization and approval by the requisite PRC governmental authorities, will become effective and will govern the rights and obligations with respect to their respective ownership interests in Erye. Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to Erye Trading and Merger Sub will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to Erye Trading and lent back to Erye by Erye Trading for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for Merger Sub’s 51% interest in Erye; and (iii) 6% of the net profit will be distributed to Merger Sub directly for NeoStem’s operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, Merger Sub will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and Erye Trading, and upon an initial public offering of Erye which raises at least $7,300,000 (RMB 50,000,000), Merger Sub will be entitled to receive the return of such additional paid-in capital. CBC will receive $300,000 from the settlement proceeds from the settlement of the litigation in Hong Kong and Canada by RACP Pharmaceutical Holdings

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 20 — RESTRUCTURING BUSINESS COMBINATIONS  – (continued)

Limited, a wholly-owned subsidiary of CBC, against Li Xiaobo and certain other defendants in connection with the acquisition of shares of Enshi (the “LXB Litigation”) and use it as working capital.

As of July 1, 2009, the Company entered into Amendment No. 1 to Agreement and Plan of Merger with NeoStem, CBC and CBH Acquisition LLC, NeoStem’s wholly-owned subsidiary. Pursuant to the terms of the Amendment:

•	The number of shares of NeoStem Common Stock to be issued to the CBH Common Stockholders was reduced to an aggregate of 7,150,000 shares, with no additional shares being escrowed, and “Exchange Ratio” was amended such that, as of the date thereof, it was 0.19255;
•	The number of shares to be issued to RimAsia was increased to 6,458,009 shares of NeoStem Common Stock and 8,177,512 shares of NeoStem Series C Convertible Preferred Stock, each with a liquidation preference of $1.125 and convertible to shares of NeoStem Common Stock at an initial conversion price of $.90 (with the Class B warrants to be issued to RimAsia eliminated), in exchange for certain advances made or to be made by RimAsia and as described below under that certain Funding Agreement;
•	125,000 shares of NeoStem Common Stock will be issued to Erye Trading or its designee for assistance in effectuating the merger;
•	The number of shares of NeoStem Common Stock to be issued to Steven E. Globus and Chris Peng Mao, a director and the CEO of CBH, respectively, in exchange for satisfaction of loans made by them to CBH, shall be reduced to an aggregate of approximately 17,158 shares;
•	Conditions to closing were amended to (a) add a condition that in order to satisfy its obligations under a memorandum of understanding with EET, CBH shall have caused Erye to transfer the land and building for its principal manufacturing facility to Erye Trading or its affiliate for a sum to be agreed upon, and for Erye Trading or its affiliate to lease that facility back to Erye at a nominal fee for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as Erye’s new facility is completed and fully operational (which transaction will remove a significant asset from the CBH balance sheet) and (b) provide that instead of a spin-off of the CBC shares as a liquidating distribution to the shareholders of CBH, such shares will be privately sold to a third party, and CBH and CBC each represent that it has the corporate power and authority to effect the CBC sale transaction;
•	Eric Wei will be added to the current Board of Directors of NeoStem immediately after the effective time and Shi Mingsheng will be added to the current Board of Directors of NeoStem immediately after receipt of all PRC approvals;
•	The exercise price of privately issued NeoStem warrants outstanding immediately prior to the closing of the merger has been adjusted from current exercise prices starting at $4.00 to adjusted exercise prices starting at $3.8182;
•	The Compensation Committee of NeoStem’s Board of Directors may, in lieu of lowering the exercise price of outstanding options to $.80 as provided in the original merger agreement, lower the exercise price to a price which is greater than $.80 (but not less than fair market value) and provide alternative cash or equity consideration to eligible NeoStem employees, directors, advisors and consultants;
•	The outside date for completion of the merger is extended to October 31, 2009.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 20 — RESTRUCTURING BUSINESS COMBINATIONS  – (continued)

•	There is no longer a need for new employment contracts for Robin Smith and Zhang Jian, and the consulting agreement for Chris Mao has been amended to release NeoStem and CBH from any obligations with respect to any employment agreement or arrangements between Mr. Mao and CBH and its affiliates;
•	Certain PRC approvals and assurances are no longer strict conditions to closing and instead CBH will use reasonable commercial efforts to obtain such approvals prior to closing. If NeoStem waives such condition, then such condition shall remain as a condition subsequent to the merger. Mr. Shi and Madame Jian will receive an aggregate of 203,338 shares of NeoStem Common Stock if all PRC approvals are timely received;
•	The number and price of shares may be adjusted to reflect any reverse stock split that the company may undertake at the time of the merger;
•	The parties reaffirm their respective representations and warranties, and CBC acknowledges that neither it nor any of its affiliates has or will have any claims against NeoStem or CBH and releases NeoStem and CBH in full; and
•	As an additional closing condition, NeoStem and CBH each shall provide to the other an opinion of counsel with respect to its corporate authorization of the merger.

Additionally, as of July 1, 2009, NeoStem, CBH, CBC and RimAsia, which is already a significant investor in Neostem and CBH, entered into a Funding Agreement pursuant to which it was agreed that RimAsia shall supply additional funding to both NeoStem and CBH in an amount up to $1.6 million (including approximately $1 million advanced to date), which amount shall be forgiven upon its receipt of the increased amount of NeoStem securities described above to be received by RimAsia as part of the merger consideration. If less than $1.6 million has been advanced at that time, the difference shall be paid to NeoStem at the closing of the merger. In the event the merger has not received shareholder approval by October 31, 2009, NeoStem is required to repay RimAsia all payments incurred or made by RimAsia on behalf of NeoStem.

On August 27, 2009, the Company entered into Amendment No. 2 to Agreement and Plan of Merger with NeoStem, CBC and CBH Acquisition LLC. Pursuant to the terms of the Amendment:

•	The “Exchange Ratio” is amended to 0.1921665;
•	The parties eliminated any exchange offer with respect to outstanding CBH Common Stock Purchase Warrants.
•	CBH agrees to cause Erye to use reasonable commercial efforts to obtain certain approvals from PRC regulatory authorities and certain assurances from PRC governmental authorities. However, the parties will not enter into an escrow agreement, and there will be no provision such that the consideration to be paid or issued by NeoStem in connection with the Merger is held in escrow, subject to a right of NeoStem to receive back all such consideration and rescind the Merger if any such PRC regulatory approvals are not obtained. Mr. Mingsheng Shi and Madam Jian Zhang shall use reasonable efforts to expediate the receipt of all PRC approvals and shall be paid an aggregate of 203,338 shares of NeoStem’s common stock when all PRC approvals are received.

On July 15, 2009, Neostem filed a Form S-4 in connection with the Merger and it was declared effective on October 7, 2009.

CHINA BIOPHARMACEUTICALS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(Unaudited)

Note 20 — RESTRUCTURING BUSINESS COMBINATIONS  – (continued)

Disposal of CBC and Keyuan

Pursuant to the Amendment No. 1 to the Merger Agreement, as an additional covenant of CBH and an additional condition to NeoStem’s obligation to close, (a) no later than 15 days prior to the effective date of the Form S-4 NeoStem submitted to SEC on July 16, 2009, CBH shall have entered into a binding agreement to transfer the stock of CBC to a third party in a private transaction and (b) no later than 15 days prior to the Closing of the Merger plan with Neostem, CBH shall have consummated the transfer of all of the CBC stock to such third party, all in a manner such that, following the transfer, the only material assets and liabilities of CBH at the time of the merger shall be the Eyre Ownership and at least $550,000 cash, and CBH shall have no liabilities except transaction related expenses of $450,000 or less. All documents and accounting for such CBC sale transaction shall be reasonably acceptable to NeoStem and shall include a full release in favor of NeoStem and its affiliates from any and all claims or liabilities due or asserted to be due to CBC, Keyuan or any of their affiliates. CBH shall take appropriate action to liquidate or extinguish any intercompany debt owed to CBH or Erye by CBC or Keyuan or any of their affiliates.

On July 11, 2009, the Company decided to take actions to comply with the requirements of Amendment No. 1 to the Merger Agreement and to write off the Keyuan investment. CBH has already written off Keyuan, effective August 31, 2009. On September 4, 2009, CBH entered into a trust agreement with Stephen Globus, a board member of CBH, as trustee for the benefit of the holders of the common stock of CBH. As a result of those business dispositions, the Company recorded $417,150 loss from disposal of discontinued operations, net of tax effect. Loss from discontinued operations amounted to $35,381 and $77,022 for the three and nine months ended September 30, 2009, respectively. Loss from CBC and Keyuan were $78,342 and $87,369 for the three and nine months ended September 30, 2008, respectively.

Total assets and liabilities of CBC and Keyuan were reclassified as Assets( Liabilities) held for disposal on the consolidated balance sheets as of December 31, 2008, and the major classes of such items are as follows,

December 31, 2008
Current asset	$138,845
Equipment	39,202
Total assets held for disposal	$178,047
Current liabilities	$411,351
Total liabilities held for disposal	$411,351

The transactions contemplated by the Merger Agreement and the Amendment are subject to the authorization for listing on the American Stock Exchange (or any other stock exchange on which shares of NeoStem Common Stock are listed) of the shares to be issued in connection with the Merger, shareholder approval, approval of NeoStem’s acquisition of 51% ownership interest in Erye by relevant PRC governmental authorities, receipt of a fairness opinion and other customary closing conditions set forth in the Merger Agreement and its Amendment. If the necessary approvals for the Merger are not obtained and the Merger is not consummated, the Company will fail to comply with our agreement with RimAsia which may cause irreparable damage to our business and operations. Specials shareholders meetings of each of CBH and Neostem will be held on October 29, 2009 in order to approve the transactions contemplated by the Merger Agreement and the Amendment.

Note 21 — SUBSEQUENT EVENTS

The Company has performed an evaluation of subsequent events through the date these consolidated financial statements were issued.

__________ Shares of Common Stock

NeoStem, Inc.

PROSPECTUS

Roth Capital Partners

Maxim Group LLC

December __, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Total expenses for this offering are estimated to be approximately $       , including:

SEC registration fees	$
FINRA filing fees	$
Printing expenses	$
Legal fees to our securities, corporate, IP, regulatory, and PRC counsel	$
Accounting fees	$
Roadshow costs and expenses, including travel and out-of-pocket expenses	$
Reimbursable expenses of the underwriters, including: legal fees to underwriters’ counsel and all out-of-pocket expenses		$200,000

All amounts are estimated except for the fees relating to SEC registration and FINRA filing.

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith,
•	reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests, and
•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

We have entered into indemnification agreements with our Chief Executive Officer, Chief Financial Officer, General Counsel, certain other employees and each of our directors pursuant to which we have agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a our director, officer, employee, agent or fiduciary.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

2009

In January 2009, the Company entered into an agreement with a consultant which has been providing investor relation services to the Company since 2005, pursuant to which this consultant was retained to provide additional investor relations/media relations services from January 1, 2009 to May 31, 2009. In consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 40,000 shares of restricted Common Stock, to vest as to 8,000 shares on the last day of each month of January through May 2009. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in May 2009.

In January 2009, the Company issued to its grant consultant 20,000 shares of restricted Common Stock as a bonus under the consultant’s Consulting Agreement with the Company dated February 8, 2008, in consideration for such consultant being instrumental in securing the Company’s inclusion in the Department of Defense Fiscal Year 2009 Appropriations Bill in the net amount of approximately $680,000. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in January 2009. The Company has entered into a new consulting agreement with such grant consultant for a one-year term commencing as of January 1, 2009, pursuant to which it will provide assistance to the Company in the following areas: (i) with regard to negotiation, drafting and finalization of contracts; (ii) in the development of strategic plans; (iii) with regard to funding from various agencies of the State of New Jersey and Federal government; and (iv) with other assignments it may receive from time to time. In consideration for such services, the consultant will be issued shares of the Company’s restricted Common Stock equal to a value of $60,000 based on the closing price of the Company’s Common Stock on the date of execution of the agreement, which has been determined to be 67,416 shares, to vest as to one-half of such shares on June 30, 2009 and the remaining one-half of such shares on December 31, 2009. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in May 2009.

In January 2009, the Company issued to a marketing consultant 12,000 shares of restricted Common Stock pursuant to the terms of a three month consulting agreement entered into in October 2008, scheduled to vest pursuant to the agreement as to 4,000 shares at the end of each 30 day period during the term. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in January 2009.

In February 2009, the Company issued to a consultant a five year warrant to purchase 5,000 shares of restricted Common Stock at a purchase price of $1.40 per share. This warrant was issued in consideration of services rendered after the expiration of an October 2007 consulting agreement with the Company pursuant to which this consultant was engaged to create marketing materials for our sales and marketing staff. The issuance of this warrant was subject to the approval of the NYSE Amex and vested on issuance.

In order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas as well as to support activities related to the Agreement and Plan of Merger, and other ongoing obligations of NeoStem, in February and March 2009, NeoStem issued the RimAsia Notes to RimAsia, totaling $1,150,000, see below. The RimAsia Notes were paid in April 2009.

On April 9, 2009, NeoStem completed a private placement financing totaling $11 million from three Asia-based investors, or the April 2009 private placement. In June 2009, with a final closing on July 6, 2009, NeoStem completed a private placement financing totaling approximately $5 million from institutional and private investors, or the June/July 2009 private placement and, together with the April 2009 private placement, referred to collectively as the Series D Preferred Private Placements.

The three investors in the April 2009 private placement acquired an aggregate of 880,000 units priced at $12.50 per unit, with each unit consisting of one share of our Series D Convertible Redeemable Preferred Stock, or the Series D Stock, which was convertible, subject to stockholder approval as described below, into 10 shares of our common stock, and ten warrants each to purchase one share of our common stock. The investing firms were: RimAsia, a pan-Asia private equity firm operating in partnership with a regional network of strategic investors drawn from leading Asian families and companies, investing $5 million for 400,000 units; Enhance Biomedical Holding Corporation based in Shanghai, also investing $5 million for

400,000 units; and Elancrest Investments Ltd., a Singapore-based firm, investing $1 million for 80,000 units. RimAsia previously invested $1.25 million in our securities, as was announced on September 3, 2008. An additional twenty persons and entities, including Fullbright, participated in the June/July 2009 private placement, in which the investors acquired an aggregate of 400,280 units priced at $12.50 per unit, consisting of an aggregate of 400,280 shares of Series D Stock and warrants to purchase an aggregate of 4,002,800 shares of our common stock. In addition, in the June/July 2009 private placement, 12,971 shares of Series D Stock and warrants to purchase an aggregate of 129,712 shares of our common stock were issued as placement agent fees. Upon approval by the stockholders, each share of Series D Stock was to be automatically converted into ten (10) shares of our common stock at an initial conversion price of $1.25 per share based on an original issue price of $12.50 per share and if such affirmative vote was not achieved by October 31, 2009, we would have been required to redeem all shares of Series D Stock at a redemption price of $12.50 per share, or $16,165,637.50 in the aggregate, plus the accrued dividends, which dividends accrue at a rate of ten percent per annum. The Series D Stock (i) ranked senior to all of our capital stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up, (ii) did not have any voting rights, (iii) did not have any anti-dilution protection other than standard protection for stock, splits and combinations, and (iv) did not have any preemptive rights. Stockholder approval was obtained and, upon the consummation of the Merger, the Series D Stock was automatically converted.

The warrants have a per share exercise price equal to $2.50 and are callable by us if our common stock trades at a price equal to a minimum of $3.50. Pursuant to the affirmative vote of our stockholders and the rules of the NYSE Amex, the warrants become exercisable for a period of five years.

The funds will be used to support the development of our VSELTM technology licensed from the University of Louisville and help advance our expansion activities in China, including those relating to its pending acquisitions and medical tourism — defined as travel by people whose primary and explicit purpose is to access in a foreign country medical treatment not yet available in their own nation. Through our connections with leading physicians in China and the U.S., we expect to connect U.S. citizens with advanced therapies not yet available in the U.S., and attract people from other countries seeking safe and effective regenerative therapies as they become available there. A portion of the funds also will be used to expand U.S.-based operations. In addition, a portion of the proceeds were used to repay $1,150,000 in bridge financing, represented by the notes described below, received from RimAsia in February and March 2009, plus $12,014 in interest on the bridge financing and other costs advanced by RimAsia in connection with our expansion activities in China totaling $472,559.09. As previously reported by us on a Current Report on Form 8-K dated February 25, 2009, on February 25, 2009 and March 6, 2009, respectively, we issued promissory notes to RimAsia in the principal amounts of $400,000 and $750,000, respectively, bearing interest at the rate of 10% per annum and due and payable on October 31, 2009, except that all principal and accrued interest on the notes would be immediately due and payable in the event that we raised over $10 million in equity financing prior to the stated maturity date. As a result of the private placement financing, such amounts became due and have been paid as described above.

In March 2009, the Company entered into an agreement with a consultant which has been providing financial market related services to the Company since 2008, pursuant to which this consultant was retained to provide additional financial market related services for a three month period. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 25,000 shares of restricted Common Stock, to vest as to one-third of the shares at the end of each monthly period during the term and a five year warrant to purchase 25,000 shares of restricted Common Stock at a per share exercise price of $1.00, vesting in its entirety at the end of the term. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in May 2009.

On May 1, 2009, the Company entered into a three year consulting agreement effective March 3, 2009 (the “Effective Date”) whereby the consultant will provide to the Company consulting services in the area of stem cell therapy in orthopedics for the development of business in Asia. Pursuant to this agreement, as partial compensation for such services, the Company agreed to issue to this consultant a warrant to purchase up to an aggregate of 24,000 shares of restricted Common Stock at an exercise price of $0.50 (the closing price of the Common Stock on the Effective Date) which shall vest and become exercisable as to one-third of such shares on each of the first, second and third anniversaries of the Effective Date. The issuance of such securities is subject to the approval of the NYSE Amex.

In April 2009, the Company entered into an agreement with a consultant to provide financial market related services to the Company. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 20,000 shares of restricted Common Stock. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in May 2009.

In April 2009, the Company entered into an agreement with a consultant to provide support services in connection with our pending Merger to the Company. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 10,000 shares of restricted Common Stock. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in May 2009.

In August 2009, the Company entered into a two and one-half month agreement with a consultant to provide web-based and other corporate promotional services to the Company. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 8,000 restricted shares of Common Stock. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in September 2009.

The offer and sale by the Company of the securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions by an issuer not involving a public offering. The offer and sale of such securities were made without general solicitation or advertising to “accredited investors,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

2008

On May 21, 2008, we completed a private placement of securities pursuant to which $900,000 in gross proceeds was raised, or the May 2008 private placement. On May 20 and May 21, 2008, we entered into Subscription Agreements, or the Subscription Agreements, with 16 accredited investors listed therein, or the Investors. Pursuant to the Subscription Agreements, we issued to each Investor units comprised of one share of our common stock and one redeemable five-year warrant to purchase one share of our common stock at a purchase price of $1.75 per share, at a per-unit price of $1.20. The warrants are not exercisable for a period of six months and are redeemable by us if the our common stock trades at a price equal to or in excess of $2.40 for a specified period of time. In the May 2008 private placement, we issued an aggregate of 750,006 units to Investors consisting of 750,006 shares of our common stock and 750,006 redeemable warrants, for an aggregate purchase price of $900,000. Dr. Robin L. Smith, our Chairman and Chief Executive Officer, purchased 16,667 units for a purchase price of $20,000 and Catherine M. Vaczy, our Vice President and General Counsel, purchased 7,500 units for a purchase price of $9,000. New England Cryogenic Center, Inc., or NECC, a strategic partner of ours since October 2007, also participated in the offering. Pursuant to the terms of the Subscription Agreements, we were required to prepare and file no later than forty-five days, with certain exceptions, after the closing of the May 2008 private placement, a Registration Statement with the SEC to register the shares of our common stock issued to Investors and the shares of our common stock underlying the warrants. Such registration statement was filed with the SEC on July 1, 2008.

In connection with the May 2008 private placement, we paid as finders’ fees to accredited investors, cash in the amount of $3,240 and issued five year warrants to purchase an aggregate of 35,703 shares of our common stock. Such warrants contain generally the same terms as those sold to the Investors, except they contain a cashless exercise feature and piggyback registration rights. Cash in the amount of 4% of the proceeds received by us from the future exercise of 30,000 of the Investor warrants is also payable to one of the finders.

On September 2, 2008, we completed a private placement of securities pursuant to which $1,250,000 in gross proceeds was raised, or the September 2008 private placement. On September 2, 2008, we entered into a subscription agreement with RimAsia. Pursuant to the subscription agreement, we issued to RimAsia one million units, at a per-unit price of $1.25, each unit comprised of one share of our common stock and one redeemable five-year warrant to purchase one share of our common stock at a purchase price of $1.75 per share. The warrants are not exercisable for a period of six months and are redeemable by us if the our common stock trades at a price equal to or in excess of $3.50 for a specified period of time or the dollar value of the trading volume of the our common stock for each day during a specified period of time equals or exceeds $100,000. In the September 2008 private placement, we thus issued 1,000,000 units to RimAsia consisting of 1,000,000 shares of our common stock and 1,000,000 redeemable warrants, for an aggregate purchase price of $1,250,000. Pursuant to the terms of the subscription agreement, we are required to prepare and file no later than 180 days after the closing of the September 2008 private placement, a registration statement with the SEC to register the resale of the shares of our common stock issued to RimAsia and the shares of our common stock underlying the warrants; provided, that we are not liable to pay specified amounts under the terms of the Subscription Agreement if we do not file such a registration statement in a timely manner because we do not have available audited financial statements required by the SEC of a company with which we have signed a letter of intent to acquire.

On December 18, 2008, we and RimAsia entered into a letter agreement, or the Amendment, pursuant to which, among other things, the warrants issued to RimAsia in the September 2008 private placement were amended to restrict their exercisability in the event that such exercise would increase RimAsia’s beneficial ownership of the our common stock to above 19.9%. The restriction on exercisability also applies to warrants issued in any proposed 2009 capital raise and as further discussed below. The warrants are not exercisable to the extent that the number of shares of our common stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of our common stock beneficially owned by RimAsia at such time, the number of shares of our common stock which would result in RimAsia beneficially owning in excess of 19.9% of the our common stock. Such restrictions on exercisability shall not apply upon a merger, consolidation or sale of all or substantially all of our assets if our stockholders prior to such transaction do not own more than 50% of the entity succeeding to our business after such transaction, and such restriction does not apply following any exercise by us of any mandatory conversion or redemption rights. Such restriction on exercise shall remain in place until such time as approval of NeoStem’s stockholders shall be obtained.

On October 23, 2008, we completed a private placement of securities pursuant to which $250,000 in gross proceeds was raised, or the October 2008 private placement. On October 15, 2008, we entered into a subscription agreement with an accredited investor. Pursuant to the subscription agreement, we issued to the investor 200,000 units at a per-unit price of $1.25, each unit comprised of one share of our common stock and one five-year warrant to purchase one share of our common stock at a purchase price of $1.75 per share. The warrants are not exercisable for a period of six months. In the October 2008 private placement, we thus issued 200,000 units to the investor consisting of 200,000 shares of our common stock and 200,000 warrants, for an aggregate purchase price of $250,000. The issuance of the units was subject to the prior approval of the NYSE Amex, which approval was obtained on October 23, 2008, and on that date the units were issued. Pursuant to the terms of the subscription agreement, NeoStem is required to prepare and file no later than 180 days after the final closing of the October 2008 private placement, a registration statement with the SEC to register the resale of the shares of our common stock issued to the investor and the shares of our common stock underlying the warrants; provided, that we are not liable to pay specified amounts under the terms of the Subscription Agreement if we do not file such a registration statement in a timely manner because we do not have available audited financial statements required by the SEC of a company we proposes to acquire.

On November 26, 2008, we completed a private placement of securities pursuant to which $500,000 in gross proceeds was raised, or the November 2008 private placement. On November 7, 2008, we entered into a subscription agreement with Fullbright, an affiliate of EET. Pursuant to the subscription agreement, we issued to the investor 400,000 units at a per-unit price of $1.25, each unit comprised of one share of our common stock and one redeemable five-year warrant to purchase one share of our common stock at a purchase price of $1.75 per share. The warrants are not exercisable for a period of six months and are redeemable by us if our common stock trades at a price equal to or in excess of $3.50 for a specified period of time. In the November 2008 private placement, we thus issued 400,000 units to the investor consisting of 400,000 shares of our common stock and 400,000 redeemable warrants, for an aggregate purchase price of $500,000. The issuance of the units was subject to the prior approval of the NYSE Amex. Pursuant to the terms of the subscription agreement, we are required to prepare and file no later than 180 days after the final closing of the

November 2008 private placement, a registration statement with the SEC to register the resale of the shares of our common stock issued to the investor and the shares of our common stock underlying the warrants; provided, that we are not liable to pay specified amounts under the terms of the Subscription Agreement if we do not file such a registration statement in a timely manner because we do not have available audited financial statements required by the SEC of a company we propose to acquire. In connection with Fullbright’s purchase of the units, EET, the principal shareholders of which are also the principal shareholders of Fullbright, borrowed $500,000 from RimAsia, and the Units acquired by Fullbright were pledged to RimAsia as collateral.

2007

In January 2007, we entered into a strategic alliance with UTEK, a specialty finance company focused on technology transfer, as part of its plan to move forward to expand our proprietary position in the adult stem cell collection and storage arena as well as the burgeoning field of regenerative medicine. The purpose of the agreement was to identify potential technology acquisition opportunities that fit our strategic vision. Through our strategic alliance agreements with companies in exchange for their equity securities, UTEK assists such companies in enhancing their new product pipeline by facilitating the identification and acquisition of innovative technologies from universities and research laboratories worldwide. UTEK is a business development company with operations in the United States, United Kingdom and Israel. In January 2007, we issued 12,000 shares of our common stock to UTEK, vesting as to 1,000 shares per month commencing January 2007. See above for information on our acquisition of the VSELTM technology in November 2007 via a transaction with UTEK.

In January and February 2007, we raised an aggregate of $2,500,000 through the private placement of 250,000 units at a price of $10.00 per unit to 35 accredited investors, or the January 2007 private placement. Each unit was comprised of two shares of our common stock, one redeemable seven-year warrant to purchase one share of our common stock at a purchase price of $8.00 per share and one non-redeemable seven-year warrant to purchase one share of our common stock at a purchase price of $8.00 per share. We issued an aggregate of 500,000 shares of our common stock, and warrants to purchase up to an aggregate of 500,000 shares of our common stock at an exercise price of $8.00 per share. Emerging Growth Equities, Ltd., or EGE, the placement agent for the January 2007 private placement, received a cash fee equal to $171,275 and was entitled to expense reimbursement not to exceed $50,000. We also issued to EGE redeemable seven-year warrants to purchase 34,355 shares of our common stock at a purchase price of $5.00 per share, redeemable seven-year warrants to purchase 17,127 shares of our common stock at a purchase price of $8.00 per share and non-redeemable seven-year warrants to purchase 17,127 shares of our common stock at a purchase price of $8.00 per share. Pursuant to the terms of the January 2007 private placement, we were obligated to prepare and file, no later than ten days after the filing of our Annual Report on Form 10-K, a registration statement with the SEC to register the shares of our common stock issued to the investors and the shares of our common stock underlying the warrants issued to the investors and to EGE. Such registration statement was filed with the SEC on February 7, 2007. The January 2007 private placement was conditioned upon entry by our Board of Directors and executive officers into a lock-up agreement, pursuant to which such directors and officers would not, without the consent of EGE, sell or transfer their our common stock until the earlier of: (a) six months following the effective date of the registration statement filed to register the shares underlying the units, or (b) twelve months following the sale of the units. This registration statement was declared effective by the SEC on April 25, 2007.

In August, 2007, we raised an aggregate of $6,350,000 through a best efforts underwritten public offering of 1,270,000 units at a price of $5.00 per unit, or the August 2007 public offering. Each unit consisted of one share of our common stock and a five year Class A warrant to purchase one-half a share of our common stock at a price of $6.00 per share. Thus, 1,000 units consisted of 1,000 shares of our common stock and Class A warrants to purchase 500 shares of our common stock. The aggregate number of units sold was 1,270,000, the aggregate number of shares of our common stock included within the units was 1,270,000 and the aggregate number of Class A Warrants included within the units was 535,000. Mercer Capital, Ltd., or Mercer, acted as lead underwriter for the August 2007 public offering. In connection with this offering, we issued five year warrants to purchase an aggregate of 95,250 shares of our common stock at $6.50 per share to Mercer and other participating underwriters. After payment of underwriting commissions and expenses and other costs of the August 2007 public offering, the aggregate net proceeds to us were $5,620,000.

2006

On December 30, 2005, and in January 2006, we consummated the private placement sale to 19 accredited investors of units consisting of convertible promissory notes and detachable warrants, or the WestPark private placement. Gross proceeds raised were $250,000 on December 30, 2005 and $250,000 in January 2006, totaling an aggregate of $500,000 in gross proceeds. Each unit was comprised of: (a) a nine month note in the principal amount of $25,000 bearing 9% simple interest, payable semi-annually, with the 2nd payment paid upon maturity, convertible into shares of our common stock at an initial conversion price of $6.00 per share; and (b) 4,167 detachable three year warrants, each for the purchase of one share of our common stock at an exercise price of $12.00 per share. The notes were subject to mandatory conversion by us if the closing price of the our common stock had been at least $18.00 for a period of at least 10 consecutive trading days prior to the date on which notice of conversion was sent by us to the holders of the promissory notes, and if the underlying shares were then registered for resale with the SEC. Holders of the units are entitled to certain registration rights (see below). We issued to WestPark Capital, Inc., the placement agent for the WestPark private placement, (i) 5,000 shares of our common stock (2,500 shares on December 30, 2005 and 2,500 shares in January 2006); and (ii) warrants to purchase an aggregate of 8,334 shares of Our common stock, consisting of 4,167 on December 30, 2005 and 4,167 in January 2006. By January 2007 all the convertible promissory notes issued in the WestPark private placement had either been converted into shares of our common stock or repaid by us.

In May 2006, we entered into an advisory agreement with Duncan Capital Group LLC, or Duncan. Pursuant to the advisory agreement, Duncan provided to us on a non-exclusive best efforts basis, services as a financial consultant in connection with any equity or debt financing, merger, acquisition as well as with other financial matters. In return for these services, we were paying to Duncan a monthly retainer fee of $7,500, 50% of which could be paid by us in shares of our common stock valued at fair market value, and reimbursing it for its reasonable out-of-pocket expenses up to $12,000. Pursuant to the advisory agreement, Duncan also agreed that it or an affiliate would act as lead investor in a proposed private placement of securities, for a fee of $200,000 in cash and 24,000 shares of our restricted common stock. On June 2, 2006, or the June 2006 private placement, we entered into a securities purchase agreement with 17 accredited investors, or the June 2006 investors. DCI Master LDC, an affiliate of Duncan, acted as lead investor. Duncan received its fee as described above. We issued to each June 2006 investor shares of its our common stock at a per-share price of $4.40 along with a five-year warrant to purchase a number of shares of our common stock equal to 50% of the number of shares of our common stock purchased by the June 2006 investor, and together with our common stock issued, referred to as the June 2006 securities. The gross proceeds from this sale were $2,079,000. In February 2007, the term of this agreement was extended through December 2007. Additionally, it was amended to provide that the monthly retainer fee be entirely paid by issuing to Duncan an aggregate of 15,000 shares of our common stock vesting monthly over the remaining term of the agreement. The vesting of these shares was accelerated in July 2007 such that they were fully vested and the advisory agreement was canceled in August 2007.

Pursuant to the securities purchase agreement for the June 2006 private placement, we expanded the size of our Board to four directors, and appointed Dr. Robin L. Smith as Chairman of the Board and our Chief Executive Officer. Dr. Smith, who was previously Chairman of our Advisory Board, purchased 5,000 shares of our common stock and warrants to purchase 2,400 shares of our common stock pursuant to the terms of the securities purchase agreement. We also agreed to expand the size of the Board upon the initial closing under the securities purchase agreement to permit DCI Master LDC to designate one additional independent member to our Board of Directors reasonably acceptable to us. Richard Berman was originally appointed to our Board of Directors in November 2006 to serve as such designee. The securities purchase agreement also prohibits us from taking certain action without the approval of a majority of the Board of Directors for as long as the purchasers in the June 2006 private placement own at least 20% of our common stock, including making loans, guarantying indebtedness, incurring indebtedness that is not already included in a Board-approved budget on the date of the securities purchase agreement that exceeds $100,000, encumbering our technology and intellectual property or entering into new or amending employment agreements with executive officers.

DCI Master LDC was also granted access to our facilities and personnel and given other information rights. Pursuant to the securities purchase agreement, all then current and future officers and directors of ours were to not, without the prior written consent of DCI Master LDC, to dispose of any shares of our capital stock, or any securities convertible into, or exchangeable for or containing rights to purchase, shares of our capital stock until three months after the effective date of the registration statement filed with the SEC to register the securities issued in the June 2006 private placement (described below). Such registration statement was declared effective on November 6, 2006.

Our officers, as a condition of the initial closing under the securities purchase agreement for the June 2006 private placement, entered into letter agreements with us pursuant to which they converted an aggregate of $278,653 of accrued salary into shares of our common stock at a per share price of $4.40. After adjustments for applicable payroll and withholding taxes which were paid by us, we issued to such officers an aggregate of 37,998 shares of our common stock. We also adopted an Executive Officer Compensation Plan, effective as of the date of closing of the securities purchase agreement and pursuant to the letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provided for a reduction by 25% in base salary for each officer until we achieve certain milestones, the granting of options to purchase shares of our common stock under our 2003 Equity Participation Plan which become exercisable upon our achieving certain revenue milestones and the acceleration of the vesting of certain options and restricted shares held by the officers. In January 2007, the milestones relating to the reduction in base salary had been achieved; however, the same officers, and in addition the Chief Executive Officer who became an employee in connection with the June 2006 private placement, agreed to subsequent amendments to or replacements of their employment agreements which provided instead for a 20% reduction in base salary and/or agreement by the officer to extend their employment term, as well as certain additional or amended terms.

In connection with the securities purchase agreement, on June 2, 2006 we entered into a registration rights agreement with each of the June 2006 investors, or the June 2006 registration rights agreement. Pursuant to the June 2006 registration rights agreement, we were obligated to prepare and file no later than June 30, 2006 a registration statement with the SEC to register the shares of our common stock and the shares of our common stock underlying the warrants issued in the June 2006 private placement. We and the June 2006 investors agreed to amend the registration rights agreement and extend the due date of the registration statement to August 31, 2006. A registration statement was filed pursuant thereto and declared effective by the SEC on November 6, 2006.

Pursuant to the terms of the WestPark private placement, described above, we agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark private placement of the shares of our common stock underlying the convertible promissory notes and the warrants sold in the WestPark private placement. In the event we did not do so, (i) the conversion price of the convertible promissory notes would be reduced by 5% each month, subject to a floor of $4.00; (ii) the exercise price of the warrants would be reduced by 5% each month, subject to a floor of $10.00; and (iii) the warrants could be exercised pursuant to a cashless exercise provision. We did not have the registration statement effective by July 31, 2006 and requested that the investors in the WestPark private placement extend the date by which the registration statement was required to be effective until February 28, 2007. We also offered to the investors the option of (A) extending the term of the convertible note for an additional four months from the maturity date in consideration for which (i) we would issue to the investor for each $25,000 in principal amount of the convertible note 568 shares of unregistered common stock; and (ii) the exercise price per warrant would be reduced from $12.00 to $8.00, or (B) converting the convertible note into shares of our common stock in consideration for which (i) the conversion price per conversion share would be reduced to $4.40; (ii) we would issue to the investor for each $25,000 in principal amount of the note, 1,136 shares of our common stock; (iii) the exercise price per warrant would be reduced from $12.00 to $8.00; and (iv) a new warrant would be issued substantially on the same terms as the original warrant to purchase an additional 4,167 shares of our common stock for each $25,000 in principal amount of the convertible note at an exercise price of $8.00 per share. Pursuant to this, the investor was also being asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement.

In September 2006, we revised the offer relating to the option of conversion of the WestPark notes by eliminating the issuance of the additional 1,136 shares of our common stock for each $25,000 in principal amount of the note converted. As of October 30, 2006, investors holding $425,000 of the $500,000 of convertible promissory notes had agreed to convert them into shares of our common stock and $162,500 (of which $137,500 in principal amount was subsequently transferred and converted by the transferees) had agreed to extend the term of the convertible promissory notes on the terms set forth above. On November 6, 2006, the registration statement was declared effective. In January 2007, the remaining $75,000 in outstanding convertible promissory notes were repaid.

During July and August 2006, we raised an aggregate of $1,750,000 through the private placement to 34 accredited investors of 397,727 shares of our common stock at $4.40 per share and warrants to purchase 198,864 shares of our common stock at $8.00 per share, or the Summer 2006 private placement. The terms of the Summer 2006 private placement were substantially similar to the terms of the June 2006 private placement.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit(1)	Description	Reference
1(a)	Underwriting Agreement, dated as of December , 2009, between NeoStem, Inc. and Roth Capital Partners, LLC. **
1(b)	Underwriting Agreement, dated as of December , 2009, between RimAsia Capital Partners, L.P. and Roth Capital Partners, LLC. **
1(c)	Underwriting Agreement, dated as of December , 2009, between Elancrest Investments Limited and Roth Capital Partners, LLC. **
2(a)	Agreement and Plan of Merger, dated as of November 2, 2008, by and among NeoStem, Inc., China Biopharmaceuticals Holdings, Inc., China Biopharmaceuticals Corp., and CBH Acquisition LLC (included in Annex A to the Registration Statement on Form S-4/A filed by registrant on October 6, 2009 and effective October 7, 2009).
(b)	Amendment No. 1 to Agreement and Plan of Merger, made and entered into as of the 1st day of July, 2009, by and among NeoStem, Inc., CBH Acquisition LLC, China Biopharmaceuticals Holdings, Inc., and China Biopharmaceuticals Corp. (included in Annex A to the Registration Statement on Form S-4/A filed by registrant on October 6, 2009 and effective October 7, 2009)
2(c)	Amendment No. 2 to Agreement and Plan of Merger, made and entered into as of the 27th day of August, 2009, by and among NeoStem, Inc., CBH Acquisition LLC, China Biopharmaceuticals Holdings, Inc., and China Biopharmaceuticals Corp. (included in Annex A to the Registration Statement on Form S-4/A filed by registrant on October 6, 2009 and effective October 7, 2009).
2(d)	Notice dated July 13, 2009 regarding termination of Share Exchange Agreement(36)	2.2
3(a)	Amended and Restated Certificate of Incorporation with Certificate of Designations for Series D Preferred Stock as Certified June 23, 2009, filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to our Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-159282, which exhibit is incorporated here by reference.	4.3
(b)	Amended and Restated By-Laws dated August 1, 2006*	3.2
(c)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of NeoStem, Inc., filed with the Secretary of State of the State of Delaware on October 30, 2009, incorporated by reference to exhibit 3.2 of registrant’s current report on Form 10-Q filed on November 6, 2009.	3.2
(d)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of NeoStem, Inc., filed with the Secretary of State of the State of Delaware on October 30, 2009, incorporated by reference to exhibit 3.3 of registrant’s current report on Form 10-Q filed on November 6, 2009.	3.3
(e)	Certificate of Designations of Series C Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on October 30, 2009, incorporated by reference to exhibit 3.4 of registrant’s current report on Form 10-Q filed on November 6, 2009.	3.4
(f)	Certificate of Merger, filed with the Secretary of State of the State of Delaware on October 30, 2009, incorporated by reference to exhibit 3.5 of registrant’s current report on Form 10-Q filed on November 6, 2009.	3.5
4(a)	Form of Underwriters’ Warrant dated August 14, 2007(1)	10.2
(b)	Form of Underwriter Warrant Clarification Agreement among NeoStem, Inc. and certain members of its Underwriting Group(2)	10.4
(c)	Form of Class A Warrant Agreement and Certificate from August 2007(3)	4.2

Exhibit(1)	Description	Reference
(d)	Form of Warrant Clarification Agreement between NeoStem, Inc. and Continental Stock Transfer and Trust Company(2)	10.3
(e)	Form of Warrant(4)	99.1
(f)	Restated Warrant Agreement dated August 14, 2007(1)	10.1
(g)	Form of Promissory Note — September 2002 Offering(5)	4.1
(h)	Form of Promissory Note — February 2003 Offering(5)	4.2
(i)	Form of Promissory Note — March 2003 Offering(5)	4.3
(j)	Form of Convertible Promissory Note from December 2005(4)	10.1
(k)	Registration Rights Agreement, dated June 2, 2006, between Phase III Medical, Inc. and certain investors listed therein(6)	10.2
(l)	Form of Warrant to Purchase Shares of Common Stock of Phase III Medical, Inc from June 2006(6)	10.3
(m)	Form of Phase III Medical, Inc. Registration Rights Agreement from July/August 2006(7)	10.2
(n)	Form of Phase III Medical, Inc. Warrant to Purchase Shares of Common Stock from July/August 2006(7)	10.3
(o)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from January/February 2007(8)	10.2
(p)	Form of Non-Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from January/February 2007(8)	10.3
(q)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from May 2008(9)	10.1
(r)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. issued to RimAsia Capital Partners L.P. in September 2008(10)	10.2
(s)	Letter Agreement dated December 18, 2008 between NeoStem, Inc. and RimAsia Capital Partners, L.P.(11)	4.1
(t)	Form of Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from October 2008(11)	4.2
(u)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from November 2008(11)	4.3
(v)	Specimen Certificate for Common Stock(12)	4.1
(w)	Certificate of Designations for Series D Preferred Stock(13)	4.1
(x)	Form of Warrant issued in connection with April and July 2009 private placements(13)	4.2
(y)	Certificate of Designations for Series C Preferred Stock(42)	Annex I
(y)	Restated Certificate of Incorporation with Certificate of Designations for Series D Preferred Stock as certified June 23, 2009 (incorporated by reference to registrant’s current report on Form 8-K filed on October 29, 2009)	4.3
(z)	Form of Class E Common Stock Purchase Warrant (included as Annex J to the Registration Statement on Form S-4/A filed by registrant on October 6, 2009 and effective October 7, 2009)	Annex J
5 (a)	Opinion of Sichenzia Ross Friedman Ference LLP (as to legality of securities being registered by NeoStem, Inc).**	5.1
10 (a)	NeoStem, Inc. 2003 Equity Participation Plan, as amended(14)	10.2
(b)	NeoStem, Inc. 2009 Equity Compensation Plan(42)	Annex F

Exhibit(1)	Description	Reference
(b)-1	NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan(43)	Annex G
(c)	Form of Stock Option Agreement(5)	10.2
(d)	Form of Option Agreement dated July 20, 2005(15)	10.5
(e)	Stock Option Agreement dated as of February 6, 2003 between Corniche Group Incorporated and Mark Weinreb(16)	99.3
(f)	Restricted Stock Agreement with Mark Weinreb(17)	10.8
(g)	Promissory Note made by NeoStem in favor of Catherine M. Vaczy(18)	10.2
(h)	Form of Promissory Note Extension(15)	10.6
(i)	Stock Purchase Agreement, dated April 20, 2005, between Phase III Medical, Inc. and Catherine M. Vaczy(18)	10.1
(j)	Stock Option Agreement dated April 20, 2005, between Phase III Medical, Inc. and Catherine M. Vaczy(18)	10.4
(k)	Amendment dated July 18, 2005 to Stock Purchase Agreement with Catherine M. Vaczy dated April 20, 2005(15)	10.1
(l)	Securities Purchase Agreement, dated June 2, 2006, between Phase III Medical, Inc. and certain investors listed therein(6)	10.1
(m)	Form of Phase III Medical, Inc. Securities Purchase Agreement from July/August 2006(19)	10.1
(n)	Form of Amendment Relating to Purchase by Investors in Private Placement of Convertible Notes and Warrants December 2005 and January 2006(19)	10.4
(o)	Second Form of Amendment Relating to Purchase by Investors in Private Placement of Convertible Notes and Warrants December 2005 and January 2006(14)	10.1
(p)	Form of Subscription Agreement from January/February 2007 among NeoStem, Inc., Emerging Growth Equities, Ltd. And certain investors listed therein(8)	10.1
(q)	Form of Subscription Agreement from May 2008 among NeoStem, Inc. and certain investors listed therein(9)	10.1
(r)	Form of Subscription Agreement between NeoStem, Inc. and RimAsia Capital Partners, L.P.(10)	10.1
(s)	Form of Subscription Agreement from October 2008 between NeoStem, Inc. and an investor listed therein(11)	10.1
(t)	Form of Subscription Agreement from November 2008 between NeoStem, Inc. and an investor listed therein(11)	10.2
(u)	Form of Subscription Agreement from the April 2009 private placement(13)	4.3
(v)	Asset Purchase Agreement dated December 6, 2005 by and among Phase III Medical, Inc., Phase III Medical Holding Company, and NeoStem, Inc.(20)	99.1
(w)	Agreement and Plan of Acquisition among NeoStem, Inc., Stem Cell Technologies, Inc. and UTEK Corporation(21)	10.1
(x)	License Agreement between Stem Cell Technologies, Inc. and the University of Louisville Research Foundation, Inc.(21)	10.2
(y)	Amendment No. 1 to Exclusive License Agreement between Stem Cell Technologies, Inc. and the University of Louisville Research Foundation, Inc.(22)	10.2
(z)	Sponsored Research Agreement between NeoStem, Inc. and the University of Louisville Research Foundation, Inc.(21)	10.3
(aa)	Amendment No. 1 to Sponsored Research Agreement between NeoStem, Inc. and the University of Louisville Research Foundation, Inc.(22)	10.1

Exhibit(1)	Description	Reference
(bb)	Stem Cell Collection Services Agreement dated December 15, 2006 between NeoStem and HemaCare Corporation(23)	10.1
(cc)	Advisory Agreement dated May 2006 between Phase III Medical, Inc. and Duncan Capital Group LLC(24)	10(ee)
(dd)	Amendment dated February 1, 2007 to Advisory Agreement dated May 2006 between Phase III Medical, Inc. and Duncan Capital Group LLC(23)	10.2
(ee)	Employment Agreement between Phase III Medical, Inc. and Dr. Robin L. Smith, dated May 26, 2006(6)	10.4
(ff)	January 26, 2007 Amendment to Employment Agreement of Robin Smith(25)	10.1
(gg)	September 27, 2007 Amendment to Employment Agreement of Robin L. Smith(26)	10.1
(hh)	Letter agreement dated January 9, 2008 with Dr. Robin Smith(27)	10.1
(ii)	Employment Agreement dated as of February 6, 2003 by and between Corniche Group Incorporated and Mark Weinreb(16)	99.2
(jj)	Amendment dated July 20, 2005 to Employment Agreement with Mark Weinreb dated February 6, 2003(15)	10.2
(kk)	Letter Agreement between Phase III Medical, Inc. and Mark Weinreb effective as of June 2, 2006(6)	10.5
(ll)	January 26, 2007 Amendment to Employment Agreement of Mark Weinreb(25)	10.2
(mm)	September 28, 2007 Amendment to Employment Agreement of Mark Weinreb(26)	10.2
(nn)	Employment Agreement between the Company and Larry A. May dated January 19, 2006(28)	10.1
(oo)	Letter Agreement between Phase III Medical, Inc. and Larry A. May effective as of June 2, 2006(6)	10.7
(pp)	January 26, 2007 Amendment to Employment Agreement of Larry A. May(25)	10.3
(qq)	Letter Agreement, dated April 20, 2005, between Phase III Medical, Inc. and Catherine M. Vaczy(18)	10.3
(rr)	Letter Agreement dated August 12, 2005 with Catherine M. Vaczy(15)	10.7
(ss)	Letter Agreement dated December 22, 2005 between Phase III Medical, Inc. and Catherine M. Vaczy(29)	10(y)
(tt)	Letter Agreement dated January 30, 2006 between Phase III Medical, Inc. and Catherine M. Vaczy(29)	10(cc)
(uu)	Letter Agreement between Phase III Medical, Inc. and Catherine M. Vaczy effective as of June 2, 2006(6)	10.6
(vv)	January 26, 2007 Employment Agreement with Catherine M. Vaczy(25)	10.4
(ww)	Letter agreement dated January 9, 2008 with Catherine M. Vaczy(27)	10.2
(xx)	Letter Agreement dated as of August 12, 2004 by and between Phase III Medical, Inc. and Dr. Wayne A. Marasco(30)	10.6
(yy)	Amendment dated July 20, 2005 to Employment Agreement with Wayne A. Marasco dated August 12, 2004(15)	10.3
(zz)	Letter Agreement between Phase III Medical, Inc. and Wayne A. Marasco effective as of June 2, 2006(6)	10.8
(aaa)	Employment Agreement between the Company and Denis O. Rodgerson dated January 19, 2006(28)	10.2
(bbb)	Employment Agreement between NeoStem, Inc. and Renee F. Cohen dated August 15, 2007(31)	10.1

Exhibit(1)	Description	Reference
(ccc)	Board of Directors Agreement by and between Phase III Medical, Inc. and Joseph Zuckerman(30)	10.8
(ddd)	Form of Lock Up and Voting Agreement (NeoStem) dated November 2, 2008 by and between NeoStem, Inc., China BioPharmaceutical Holdings, Inc. and the individuals listed therein(11)	10.3
(eee)	Form of Lock Up and Voting Agreement (China BioPharmaceutical Holdings, Inc.) dated November 2, 2008 by and between NeoStem, Inc., China BioPharmaceutical Holdings, Inc. and the individuals listed therein(11)	10.4
(fff)	Lease Modification Agreement dated April 13, 2009 between NeoStem, Inc. and SLG Graybar Sublease LLC and Original Agreement of Lease dated as of June 14, 2006, with related Consent and Assignment and Assumption Documents(35)	10.1
(ggg)	Consigned Management and Technology Service Agreement dated June 1, 2009 among Qingdao Niao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Qingdao Niao Bio-Technology Ltd.(38)	10.1
(hhh)	Equity Pledge Agreement dated June 1, 2009 among Qingdao Niao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Qingdao Niao Bio-Technology Ltd.(38)	10.2
(iii)	Exclusive Purchase Option Agreement dated June 1, 2009 among Qingdao Niao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Qingdao Niao Bio-Technology Ltd.(38)	10.3
(jjj)	Loan Agreement dated June 1, 2009 between NeoStem (China), Inc. and The Shareholder of Qingdao Niao Bio-Technology Ltd.(38)	10.4
(kkk)	Consigned Management and Technology Service Agreement dated June 1, 2009 among Beijing Ruijieao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.(38)	10.5
(lll)	Equity Pledge Agreement dated June 1, 2009 among Beijing Ruijieao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.(38)	10.6
(mmm)	Exclusive Purchase Option Agreement dated June 1, 2009 among Beijing Ruijieao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.(38)	10.7
(nnn)	Loan Agreement dated June 1, 2009 between NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.(38)	10.8
(ooo)	Network Agreement, dated June 15, 2009, between NeoStem, Inc. and Enhance BioMedical Holdings Limited(35)	10.2
(ppp)	Funding Agreement made as of July 1, 2009 by and between NeoStem, Inc., China Biopharmaceuticals Holdings, Inc., China Biopharmaceuticals Corp., and RimAsia Capital Partners L.P.(33)	10.2
(qqq)	Amendment No. 1 dated June 29, 2009 to Lock Up and Voting Agreement (NeoStem) dated November 2, 2008 by and between NeoStem, Inc., China BioPharmaceutical Holdings, Inc. and the individuals listed therein.(35)	10.3
(rrr)	Joinders dated June 29, 2009 to Lock Up and Voting Agreement (NeoStem) dated November 2, 2008 by and between NeoStem, Inc., China BioPharmaceutical Holdings, Inc. and the individuals listed therein.(35)	10.4
(sss)	Employment Agreement dated July 6, 2009 between NeoStem, Inc. and Alan Harris, M.D., Ph.D.(34)	10.1
(ttt)	Letter Agreement dated July 8, 2009 between NeoStem, Inc. and Catherine M. Vaczy, Esq.(34)	10.2

Exhibit(1)	Description	Reference
(uuu)	Amendment dated July 29, 2009 to Employment Agreement dated May 26, 2006 between NeoStem, Inc. and Robin Smith.(37)	10.1
(vvv)	Employment Agreement dated August 17, 2009 between NeoStem, Inc. and Anthony Salerno.(incorporated by reference to the Registration Statement on Form S-4/A filed by registrant on October 6, 2009 and effective October 7, 2009)	10(vvv)
(www)	Commercial Lease dated as of September 1, 2009 between NeoStem, Inc. and Rivertech Associates II, LLC, c/o The Abbey Group(incorporated by reference to the Registration Statement on Form S-4/A filed by registrant on October 6, 2009 and effective October 7, 2009)
(xxx)	Separation Agreement and General Release made as of September 29, 2009, by and between Mark Weinreb and NeoStem, Inc.(42)	10(xxx)
(yyy)	Form of Indemnification Agreement(42)	10.2
14 (a)	Code of Ethics for Senior Financial Officers(12)	14.1
21 (a)	Subsidiaries of NeoStem, Inc. **	21.1
23 (a)	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)	23.1
(b)	Consent of Holtz Rubenstein Reminick LLP†	23.2
(c)	Consent of Moore Stephens Wurth Frazer & Torbet, LLP†	23.3

†	Filed herewith.
**	To be filed by amendment.
*	Filed with the Securities and Exchange Commission (the “SEC”) as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated August 1, 2006, which exhibit is incorporated here by reference.
(1)	Filed with the SEC as an exhibit, numbered as indicated above, to our quarterly report on Form 10-QSB for the quarter ended September 30, 2007, which exhibit is incorporated here by reference.
(2)	Filed with the SEC as an exhibit, numbered as indicated above, to our quarterly report on Form 10-Q for the quarter ended September 30, 2008, which exhibit is incorporated here by reference.
(3)	Filed with the SEC as an exhibit, numbered as indicated above, to Pre-Effective Amendment No. 3 to our Registration Statement on Form SB-2/A, File No. 333-142923, which exhibit is incorporated here by reference.
(4)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated December 31, 2005, which exhibit is incorporated here by reference.
(5)	Filed with the SEC as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the year ended December 31, 2003, which exhibit is incorporated here by reference.
(6)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated June 2, 2006, which exhibit is incorporated here by reference.
(7)	Filed with the SEC as an exhibit, numbered as indicated above, to our Registration Statement on Form S-1, File No. 333-137045, which exhibit is incorporated here by reference.
(8)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated January 26, 2007, which exhibit is incorporated here by reference.
(9)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated May 20, 2008, which exhibit is incorporated here by reference.
(10)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated August 28, 2008, which exhibit is incorporated here by reference.
(11)	Filed with the SEC as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the year ended December 31, 2008, which exhibit is incorporated here by reference.
(12)	Filed with the SEC as an exhibit, numbered as indicated above, to our Registration Statement on Form S-3, File No. 333-145988, which exhibit is incorporated here by reference.

(13)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated April 13, 2009, which exhibit is incorporated here by reference.
(14)	Filed with the SEC as an exhibit, numbered as indicated above, to Pre-Effective Amendment No. 1 to our Registration Statement on Form S-1, File No. 333-137045, which exhibit is incorporated here by reference.
(15)	Filed with the SEC as an exhibit, numbered as indicated above, to our quarterly report on Form 10-Q for the quarter ended June 30, 2005, which exhibit is incorporated here by reference.
(16)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated February 6, 2003, which exhibit is incorporated here by reference.
(17)	Filed with the SEC as an exhibit, numbered as indicated above, to our quarterly report on Form 10-Q for the quarter ended September 30, 2005, which exhibit is incorporated here by reference.
(18)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated April 20, 2005, which exhibit is incorporated here by reference.
(19)	Filed with the SEC as an exhibit, numbered as indicated above, to our Registration Statement on Form S-1, File No. 333-137045, which exhibit is incorporated here by reference.
(20)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated December 6, 2005, which exhibit is incorporated here by reference.
(21)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated November 13, 2007, which exhibit is incorporated here by reference. Certain portions of Exhibits 10(w) (10.2) and 10(x) (10.3) were omitted based upon a request for confidential treatment, and the omitted portions were filed separately with the SEC on a confidential basis.
(22)	Filed with the SEC as an exhibit, numbered as indicated above, to our quarterly report on Form 10-Q for the quarter ended March 31, 2009, which exhibit is incorporated here by reference.
(23)	Filed with the SEC as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the year ended December 31, 2006, which exhibit is incorporated here by reference.
(24)	Filed with the SEC as an exhibit, numbered as indicated above, to our quarterly report on Form 10-Q for the quarter ended March 31, 2006, which exhibit is incorporated herein by reference.
(25)	Filed with the SEC as an exhibit, numbered as indicated above, to our second current report on Form 8-K, dated January 26, 2007, which exhibit is incorporated here by reference.
(26)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated September 27, 2007, which exhibit is incorporated here by reference.
(27)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated January 9, 2008, which exhibit is incorporated here by reference.
(28)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated January 19, 2006, which exhibit is incorporated here by reference.
(29)	Filed with the SEC as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the year ended December 31, 2005, which exhibit is incorporated here by reference.
(30)	Filed with the SEC as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the year ended December 31, 2004, which exhibit is incorporated here by reference.
(31)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated August 15, 2007, which exhibit is incorporated here by reference.
(32)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated July 2, 2009, which exhibit is incorporated here by reference.
(33)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated July 1, 2009, which exhibit is incorporated here by reference.
(34)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated July 6, 2009, which exhibit is incorporated here by reference.
(35)	Filed with the SEC as an exhibit, numbered as indicated above, to our Pre-Effective Amendment No. 4 to Registration Statement Form S-4/A, File No. 333-160578, which exhibit is incorporated by reference.
(36)	Filed with the SEC as an exhibit, numbered as indicated above, to our quarterly report on Form 10-Q for the quarter ended June 30, 2009, which exhibit is incorporated here by reference.

(37)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K dated July 29, 2009, which exhibit is incorporated here by reference.
(38)	Filed as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated July 2, 2009, which exhibit is incorporated here by reference.
(39)	Omitted.
(40)	Filed with the SEC on August 28, 2009 as an exhibit, numbered as indicated above, to our Pre-Effective Amendment No. 2 to Registration Statement on Form S-4/A, File No. 333-160578, which exhibit is incorporated here by reference.
(41)	Filed with the SEC as an exhibit, numbered as indicated above, to our Registration Statement on Form S-8, File No. 333-162733, which exhibit is incorporated here by reference.
(42)	Filed with the SEC as an exhibit, numbered as indicated above, to our Pre-Effective Amendment No. 4 to Registration Statement on Form S-4/A, File No. 333-160578, which exhibit is incorporated here by reference.
(43)	Filed with the SEC as an exhibit, numbered as indicated above, to our Pre-Effective Amendment No. 4 to Registration Statement on Form S-4/A, File No. 333-160578, which exhibit is incorporated here by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

(2) for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) intentionally omitted;

(5) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) intentionally omitted;

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(6) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

A. the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

B. insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

C. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirement of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424b(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

E. For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of New York, State of New York, on January 15, 2010.

NEOSTEM, INC.
By /s/ Catherine M. Vaczy Name: Catherine M. Vaczy Title: Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Robin L. Smith	Director, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 15, 2010
* Larry A. May	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 15, 2010
* Richard Berman	Director	January 15, 2010
* Steven S. Myers	Director	January 15, 2010
* Drew Bernstein	Director	January 15, 2010
* Eric Wei	Director	January 15, 2010
* Edward C. Geehr, MD	Director	January 15, 2010
* /s/ Catherine M. Vaczy Attorney-in-fact